                  AS FILED WITH THE COMMISSION ON MAY 4, 2001


                                                      REGISTRATION NO. 333-57318

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                   FORM S-4/A

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                AMENDMENT NO. 1

                            ------------------------

                           THREE RIVERS BANCORP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            PENNSYLVANIA                             6770                              25-1843375
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------

                             2681 MOSSIDE BOULEVARD
                             MONROEVILLE, PA 15146
                                 (412) 856-8983
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               ANTHONY M.V. ERAMO
                             2681 MOSSIDE BOULEVARD
                             MONROEVILLE, PA 15146
                                 (412) 856-8983
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

               J. ROBERT VAN KIRK, ESQ.                                ROBERT D. GERMAN, ESQ.
              KIRKPATRICK & LOCKHART LLP                               ERIC C. SPRINGER, ESQ.
               HENRY W. OLIVER BUILDING                            SHERRARD, GERMAN & KELLY, P.C.
                535 SMITHFIELD STREET                              35TH FLOOR, FREEMARKETS CENTER
                 PITTSBURGH, PA 15222                                   PITTSBURGH, PA 15222
                    (412) 355-6500                                         (412) 355-0200

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           THREE RIVERS BANCORP, INC.
                             2681 MOSSIDE BOULEVARD
                             MONROEVILLE, PA 15146

      NOTICE OF ANNUAL MEETING OF THREE RIVERS BANCORP, INC. SHAREHOLDERS

                TO BE HELD AT 1:30 P.M. ON FRIDAY, JUNE 15, 2001


To the shareholders of Three Rivers Bancorp, Inc.:


     Notice is hereby given that the annual meeting of shareholders of Three Rivers will be held on Friday, June 15, 2001 at 1:30 p.m., local time, at the Radisson Hotel Pittsburgh, 101 Mall Boulevard, Monroeville, PA 15146, for the following purposes:


          1. To consider and vote upon a proposal to approve the issuance of shares of common stock of Three Rivers in connection with the merger of its banking subsidiary with The Pennsylvania Capital Bank. In the merger, Three Rivers will issue between 1,832,026 and 2,233,997 shares of its common stock and pay between $1,832,026 and $2,097,549 in exchange for the common stock of PA Capital.

          2. To elect four (4) Class I directors, each to serve for a three-year term until the annual meeting of shareholders to be held in 2004.

          3. To consider and vote upon a proposal to approve the selection of Ernst & Young LLP as independent auditors for Three Rivers for 2001.

          4. To transact any other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.


     These items of business are described in the attached joint proxy statement/prospectus. Holders of record of Three Rivers common stock at the close of business on May 7, 2001, the record date, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.


     Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the annual meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the annual meeting.

                                          By order of the Board of Directors of
                                          Three Rivers Bancorp, Inc.

                                          Corporate Secretary

Monroeville, Pennsylvania

May   , 2001

                         THE PENNSYLVANIA CAPITAL BANK
                               THE TIMES BUILDING
                               336 FOURTH AVENUE
                              PITTSBURGH, PA 15222

      NOTICE OF SPECIAL MEETING OF PENNSYLVANIA CAPITAL BANK SHAREHOLDERS

                TO BE HELD AT 1:30 P.M. ON FRIDAY, JUNE 15, 2001


To the shareholders of The Pennsylvania Capital Bank:


     Notice is hereby given that a special meeting of shareholders of The Pennsylvania Capital Bank will be held on Friday, June 15, 2001 at 1:30 p.m., local time, at the Radisson Hotel Greentree, 101 Marriott Drive, Pittsburgh, PA 15205, for the following purposes:


          1. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization dated as of January 31, 2001 among Three Rivers Bancorp, Inc., Three Rivers Bank and Trust Company and Pennsylvania Capital and the related Agreement and Plan of Merger pursuant to which Pennsylvania Capital will merge with and into Three Rivers Bank and Trust Company, a wholly owned subsidiary of Three Rivers. In the merger, each share of common stock and Class A common stock of Pennsylvania Capital will be converted into the right to receive between $3.92 and $4.15 in cash and between 3.92 and 4.4 shares of the common stock of Three Rivers Bancorp, Inc.

          2. To consider and vote upon a proposal to approve a one-time payment of $500,000 to Gerald B. Hindy, Vice-Chairman of Pennsylvania Capital, for his efforts (i) in improving the bank's performance and preparing it for sale and (ii) facilitating the merger with Three Rivers Bank and Trust Company.

          3. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.


     These items of business are described in the attached joint proxy statement/prospectus. Holders of record of Pennsylvania Capital common stock and Class A common stock at the close of business on April 24, 2001, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.


     Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting.

                                          By order of the Board of Directors of
                                          The Pennsylvania Capital Bank

                                          Corporate Secretary

Pittsburgh, Pennsylvania

May   , 2001

    THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THE COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT



     The Boards of Directors of Three Rivers Bancorp, Inc. and The Pennsylvania Capital Bank have agreed to the acquisition of PA Capital by Three Rivers Bank and Trust Company, a wholly owned subsidiary of Three Rivers. The acquisition is structured as a merger of PA Capital into Three Rivers Bank, with Three Rivers Bank continuing as the surviving bank. When the merger is completed, PA Capital shareholders will receive cash and shares of the common stock of Three Rivers for each share of PA Capital common stock and Class A common stock held by them.



     If no options to purchase common stock of PA Capital are exercised prior to the merger, PA Capital shareholders will receive $4.15 in cash and 4.15 shares of Three Rivers common stock for each share of PA Capital common stock held by them. The amount of cash and number of shares of Three Rivers common stock to be issued in the merger for each share of PA Capital common stock will decrease by $0.01 and 0.01 shares, respectively, for every 4% of the PA Capital options that are exercised prior to the merger. Accordingly, if 100% of the PA Capital options are exercised prior to the merger, PA Capital shareholders will receive $3.92 in cash and 3.92 shares of Three Rivers common stock for each share of PA Capital common stock held by them. The number of shares of Three Rivers common stock to be issued in the merger could increase by 0.25 shares for each share of PA Capital common stock if Three Rivers common stock fails to sustain an average price of $7.50 per share for a 20 day trading period ending on the fifth trading day prior to the merger and PA Capital elects to proceed with the merger. The adjustments to the merger consideration are described more fully in the enclosed joint proxy statement/prospectus. After the merger, PA Capital shareholders will own up to 25.1% of the outstanding Three Rivers common stock.


     Three Rivers common stock is included for quotation on the Nasdaq National Market under the symbol "TRBC."


     Information about the merger is contained in this joint proxy statement/prospectus. WE URGE YOU TO READ THIS DOCUMENT IN ITS ENTIRETY, INCLUDING THE SECTION ENTITLED "RISK FACTOR" ON PAGE 9.



     Your vote is very important, regardless of the number of shares you own. WHETHER OR NOT YOU PLAN TO ATTEND YOUR MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THAT MEETING.



     We strongly support the combination of our businesses and join with our Boards of Directors in recommending that you vote in favor of this transaction.


              Terry K. Dunkle                                Charles A. Warden
    Chairman and Chief Executive Officer                          Chairman
         Three Rivers Bancorp, Inc.                      Pennsylvania Capital Bank

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


     This joint proxy statement/prospectus is dated May  , 2001 and is first
being mailed to shareholders of Three Rivers and PA Capital on or about May   ,
2001.

                             ADDITIONAL INFORMATION

     This joint proxy statement/prospectus incorporates important business and financial information about Three Rivers and PA Capital from other documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain these documents by requesting them in writing or by telephone from the appropriate company at either:

         Three Rivers Bancorp, Inc.                      Pennsylvania Capital Bank
         Attn: Corporate Secretary                       Attn: Corporate Secretary
           2681 Mosside Boulevard                            The Times Building
           Monroeville, PA 15146                             336 Fourth Avenue
               (412) 856-8983                               Pittsburgh, PA 15222
                                                               (412) 227-4825


IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY FRIDAY, JUNE 8, 2001
                 IN ORDER TO RECEIVE THEM BEFORE YOUR MEETING.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Questions and Answers.......................................     1
Summary of the Joint Proxy Statement/Prospectus.............     3
Risk Factor.................................................     9
  The failure of the merger to close by April 1, 2001 could
     have material tax consequences to Three Rivers.........     9
Selected Financial Data.....................................    10
Comparative Per Share Data..................................    13
Selected Quarterly Financial Data...........................    14
Pro Forma Combined Condensed Financial Information
  (Unaudited)...............................................    16
Three Rivers' Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............    18
Pennsylvania Capital's Managements Discussion and Analysis
  of Financial Condition and Results of Operations..........    33
Market Price and Dividend Information.......................    42
The Pennsylvania Capital Special Meeting....................    43
The Three Rivers Bancorp Annual Meeting.....................    46
The Merger..................................................    47
  Background of the Merger..................................    47
  Three Rivers' Reasons for the Merger and Recommendation of
     Three Rivers' Board of Directors.......................    50
  Opinion of Three Rivers' Financial Advisor................    51
  PA Capital's Reasons for the Merger and Recommendation of
     PA Capital's Board of Directors........................    58
  Opinion of PA Capital's Financial Advisor.................    59
  Three Rivers -- Comparable Banks Summary..................    62
  Interests of Certain Persons in the Merger................    64
  Material United States Federal Income Tax Consequences of
     the Merger.............................................    65
  Accounting Treatment of the Merger........................    67
  Restrictions on Sales of Shares by Affiliates of PA
     Capital................................................    67
  NASDAQ Listing of Three Rivers Common Stock to be Issued
     in the Merger..........................................    67
  Exchange of PA Capital Stock for Three Rivers Common
     Stock..................................................    67
Dissenters' Rights..........................................    69
The Merger Agreement........................................    71
Regulatory Considerations...................................    78
Description of Three Rivers Bancorp Capital Stock...........    79
Differences Between Rights of Three Rivers Shareholders and
  PA Capital Shareholders...................................    84
Certain Information About Three Rivers Bancorp..............    87
Certain Information About the Pennsylvania Capital Bank.....    96
Management of Three Rivers Bancorp After the Merger.........    96
Legal Matters...............................................    98
Experts.....................................................    98
Statements Regarding Forward-Looking Information............    99
Additional Information for the Three Rivers Bancorp Annual
  Meeting...................................................   100
Election of Directors.......................................   101

                                                              PAGE
                                                              ----
Beneficial Ownership of Common Stock by Management..........   104
Principal Stockholders of Three Rivers......................   106
Executive Officers of Three Rivers..........................   107
Executive Compensation......................................   108
Independent Public Accountants..............................   115
Miscellaneous...............................................   115
Financial Statements........................................   F-1
Agreement and Plan of Reorganization........................   A-1
Dissenters Rights Statutory Provisions......................   B-1
Form of Sandler O'Neill & Partners, L.P. Opinion............   C-1
Form of Danielson Associates, Inc. Opinion..................   D-1
Three Rivers' Audit Committee Charter.......................   E-1

                             QUESTIONS AND ANSWERS

Q: WHO ARE THE PARTIES TO THE MERGER?

A: PA Capital will merge with Three Rivers Bank. After the merger is completed, PA Capital will cease to exist, Three Rivers Bank will continue as the surviving bank and PA Capital shareholders will become shareholders in Three Rivers.


Q:WHAT WILL BE VOTED ON AT THE MEETINGS?



A:At the Three Rivers annual meeting, Three Rivers shareholders will vote on proposals to:



   - approve the issuance of shares of Three Rivers common stock in the merger;



   - elect four directors to serve for 3 year terms; and



   - approve the selection of Ernst & Young LLP as Three Rivers' independent auditors for 2001.



   At the PA Capital special meeting, PA Capital shareholders will vote on proposals to:



   - approve the merger and the merger agreement; and



   - approve a payment of $500,000 to Gerald B. Hindy, Vice-Chairman of PA Capital, for his efforts in improving PA Capital's performance and preparing it for sale and facilitating the merger.



Q: WHAT VOTE IS REQUIRED AT THE MEETINGS?



A: At the Three Rivers annual meeting, the affirmative vote of a majority of all votes cast is required to authorize the issuance of Three Rivers common stock in the merger and the selection of auditors. Directors will be elected by a plurality vote of the holders of shares present in person or represented by proxy.


   At the PA Capital special meeting, the affirmative vote of the holders of at least two-thirds of the outstanding shares of PA Capital common stock and Class A common stock, voting together as a class, is required to approve the merger agreement and the merger. The affirmative vote of the holders of at least 75% of the outstanding and disinterested shares of PA Capital common stock and Class A common stock, voting together as a class, is required to approve the payment of $500,000 to Gerald B. Hindy.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?



A: If you are a Three Rivers shareholder, your broker will not vote your shares on the issuance on the common stock in the merger unless you provide specific instructions on how to vote your shares. You should instruct your broker how to vote your shares by following the instructions your broker provides. If you do not provide instructions, your shares will not count as votes cast at the meeting and accordingly will not count as a positive or negative vote. Your broker may vote as to the election of directors and the selection of auditors even without specific instructions from you.


   If you are a PA Capital shareholder, your broker will not vote your shares on the merger or on the payment to Mr. Hindy unless you provide specific instructions on how to vote your shares. You should instruct your broker how to vote your shares by following the instructions your broker provides. If you do not provide instructions, your shares will not be voted and this will have the effect of voting against the merger and against the payment to Mr. Hindy.

Q: WHAT DO I NEED TO DO NOW?

A: Please read and carefully consider the information contained in this joint proxy statement/prospectus, and then return your completed, signed, and dated proxy card in the enclosed envelope as soon as possible so that your shares may be represented at your meeting.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Three Rivers will send you written instructions about how and where to exchange PA Capital common stock certificates for the cash and shares of Three Rivers common stock issued in the merger.

Q: WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: Assuming that we receive the required approvals, we expect the merger to be completed during the beginning of July 2001.

Q: WHERE CAN I FIND MORE INFORMATION?

A: If you want additional copies of this document, or if you want to ask any questions about the matters to be acted upon at your meeting, you should contact:

        For Three Rivers shareholders:

           Additional Copies of Documents:

               Anthony M.V. Eramo (412) 666-8048

           Questions on Matters for Vote:

               Terry K. Dunkle (412) 666-8063

        For PA Capital shareholders:

           Additional Copies of Documents:

               Eric P. Smeltzer (412) 227-4825

           Questions on Matters for Vote:

              Charles A. Warden (412) 391-7077
               Gerald B. Hindy (412) 374-1190

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

     This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents to which we refer for a more complete understanding of the merger. In particular, you should read the merger agreement, which is attached to this joint proxy statement/ prospectus as Annex A.

THE COMPANIES

THREE RIVERS BANCORP, INC.
2681 Mosside Boulevard
Monroeville, PA 15146
(412) 856-8983

     Three Rivers is a regional bank holding company that was spun-off from USBANCORP, Inc. on April 1, 2000. Three Rivers Bank is the principal subsidiary of Three Rivers. Through Three Rivers Bank, Three Rivers conducts a general retail banking business consisting of granting commercial, consumer, construction, mortgage and student loans, and offering checking, interest bearing demand, savings, and time deposit services. Three Rivers Bank also offers wholesale banking services to other banks, merchants, governmental units, and other large commercial accounts.

THE PENNSYLVANIA CAPITAL BANK
The Times Building
336 Fourth Avenue
Pittsburgh, PA 15222
(412) 227-4825

     PA Capital is a closely held and publicly traded state bank that focuses on providing a full range of commercial financial products and services to affluent individuals, entrepreneurs, business owners and corporations primarily in the tri-state area of western Pennsylvania, eastern Ohio and northern West Virginia.

THE MERGER

     We propose a merger of PA Capital into Three Rivers Bank, with Three Rivers Bank continuing as the surviving corporation. Three Rivers Bank will retain its articles of incorporation and by-laws. Three Rivers Bank will also retain its officers and directors, except that, following the merger, Charles A. Warden and Gerald B. Hindy, the Chairman and Vice-Chairman, respectively, of PA Capital, will be elected as members of the boards of directors of Three Rivers and Three Rivers Bank and to any executive committees of these boards that may be constituted in the future. At the first annual meeting of the shareholders of Three Rivers after the merger is completed, Messrs. Warden and Hindy may jointly nominate one additional member for election to the boards of directors of Three Rivers and Three Rivers Bank.


     Shares of PA Capital common stock will be canceled when the merger is completed. PA Capital shareholders will become shareholders of Three Rivers. PA Capital common stock and PA Capital Class A common stock will receive the same consideration in the merger, and are referred to collectively in this document as PA Capital common stock.



     When the merger is completed, for each share of PA Capital common stock that you own, you will receive between $3.92 and $4.15 in cash and between 3.92 and 4.40 shares of Three Rivers common stock. The exact number of shares that you will receive depends on two factors:


     - the number of options to purchase PA Capital common stock that are exercised before the merger, and

     - the average of the daily average of the high and low sales prices of Three Rivers common stock for a period of twenty days before the merger.

The amount of cash that you will receive depends only on the number of options that are exercised before the merger. These adjustments are described in detail in this joint proxy statement/prospectus.

     You will not receive any fractional shares of Three Rivers common stock. If you would otherwise be entitled to receive a fractional share, you will instead receive cash equal to the value of that fractional share.

RIGHT OF PA CAPITAL SHAREHOLDERS TO DISSENT FROM THE MERGER

     If you are a shareholder of PA Capital, you have the right to dissent from the merger. This means that if you do not vote in favor of the merger, you may make a written demand to PA Capital for payment in cash of the fair value of your shares. PA Capital must receive this written demand prior to the vote at the special meeting. In order to preserve your dissenters' rights, you must comply with the statutory procedures that are summarized under the heading "Dissenters Rights." The relevant portions of Pennsylvania law on dissenters' rights are attached to this joint proxy statement/prospectus as Annex B.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND OPINIONS OF FINANCIAL ADVISORS

     To Three Rivers Shareholders: Your Board of Directors believes that the merger is fair to you and in your best interests. The Board unanimously voted to approve the merger agreement and unanimously recommends that you vote FOR the proposal to issue the shares of Three Rivers common stock in the merger. In deciding to approve the merger agreement, the Board considered the oral opinion of its financial advisor, Sandler O'Neill & Partners, L.P., that, as of the date of the opinion, the consideration to be paid to PA Capital's shareholders in the merger is fair, from a financial point of view, to you. Sandler O'Neill will provide Three Rivers with a written update of its opinion, dated the date of this joint proxy statement/prospectus, the form of which is attached to this document as Annex C. You are encouraged to read this opinion in its entirety.

     To PA Capital Shareholders: Your Board of Directors believes that the merger is fair to you and in your best interests. The Board unanimously voted to approve the merger agreement and unanimously recommends that you vote FOR the merger and the adoption of the merger agreement. In deciding to approve the merger, the Board considered the oral opinion of its financial advisor, Danielson Associates, Inc., that, as of the date of the opinion, the consideration to be received by you in the merger is fair, from a financial point of view, to you. Danielson will provide PA Capital with a written update of its opinion, dated the date of this joint proxy statement/prospectus, the form of which is attached to this document as Annex D. You are encouraged to read this opinion in its entirety.

PAYMENTS TO MR. HINDY BY PA CAPITAL


     PA Capital is requesting that its shareholders approve a one time payment in the amount of $500,000 made or to be made to Gerald B. Hindy, Vice-Chairman of PA Capital, for his efforts in serving as the chief executive officer of PA Capital without compensation to improve the bank's performance and prepare it for sale and in identifying and negotiating with potential buyers and in ultimately bringing the proposed merger with Three Rivers Bank to the PA Capital Board of Directors for consideration. If shareholders approve this payment, it may not be deemed to be a "parachute payment" under Section 280G of the Internal Revenue Code and therefore may be deductible for PA Capital and not subject to excise tax for Mr. Hindy. Notwithstanding shareholder approval, PA Capital believes that this payment is reasonable compensation for services actually rendered before the merger and therefore does not view it as a "parachute payment."


THE THREE RIVERS ANNUAL MEETING; REQUIRED VOTE


     The Three Rivers annual meeting will be held on Friday, June 15, 2001 at 1:30 p.m., local time, at the Radisson Hotel Pittsburgh in Monroeville, Pennsylvania 15146. At the annual meeting, you will vote upon proposals to approve the issuance of our common stock in the merger, elect four directors to serve until the annual meeting of shareholders to be held in 2004 and approve the selection of Ernst & Young LLP as our independent auditors for 2001.

     You are entitled to vote at the annual meeting if you owned Three Rivers common stock on May 7, 2001, the record date for the annual meeting. As of that date, there were 6,675,212 shares of common stock issued and outstanding held by
approximately                holders of record. You are entitled to one vote per
share on each matter that properly comes before the annual meeting. You are also entitled to cumulate your votes in the election of directors.


     Your approval of the issuance of our common stock in the merger is required so that the shares can be included for quotation on the Nasdaq National Market. The affirmative vote of a majority of the votes cast at the annual meeting is required to authorize the issuance of these shares and to approve the selection of auditors. In the election of directors, the four nominees who receive the most votes will be elected.

THE PA CAPITAL SPECIAL MEETING; REQUIRED VOTE


     The PA Capital special meeting will be held on Friday, June 15, 2001 at 1:30 p.m., local time, at the Radisson Hotel Greentree in Pittsburgh, PA. The Radisson Hotel Greentree is located at 101 Marriott Drive. At the special meeting, you will vote upon a proposal to approve the merger and the merger agreement.



     You are entitled to vote at the special meeting if you owned PA Capital common stock or Class A common stock on April 24, 2001, the record date for the special meeting. As of that date, there were 404,777 shares of common stock and 36,675 shares of Class A common stock issued and outstanding held by approximately 186 and 10 holders of record, respectively. You are entitled to one vote per share on each matter that properly comes before the special meeting.


     Approval of the merger requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common stock and Class A common stock, voting together as a single class.

     Approval of the payment of $500,000 to Gerald B. Hindy requires the affirmative vote of the holders of at least 75% of the outstanding shares of PA Capital common stock and Class A common stock, voting together as a single class and excluding any shares held by Mr. Hindy.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF PA CAPITAL IN THE MERGER

     Charles A. Warden, Chairman of PA Capital, and Gerald B. Hindy, Vice-Chairman of PA Capital, will be elected as members of the Boards of Directors of Three Rivers and Three Rivers Bank as soon as practicable after the merger is completed. Mr. Hindy will be appointed to serve as Vice-Chairman of both Boards and Messrs. Warden and Hindy will be appointed to any executive committee of these Boards of Directors that may be constituted in the future. At the first annual meeting of the shareholders of Three Rivers after the merger, Messrs. Warden and Hindy may jointly nominate one additional member to these Boards of Directors. The Boards of Directors must approve the appointment of the additional member to each Board, and these approvals may not be unreasonably withheld.


     In November of 2000, PA Capital entered into a Change in Control Agreement with Andrew W. Hasley, PA Capital's President and Chief Operating Officer, pursuant to which PA Capital agreed to provide Mr. Hasley with compensation upon the occurrence of a change in control of PA Capital. Under the terms of the agreement, upon a change of control of PA Capital, Mr. Hasley is entitled to receive a one-time, lump sum payment equal to 1.5 times the highest annual base salary and bonus that he received in any calendar year while employed by PA Capital. For purposes of the agreement, the merger constitutes a change of control. The amount of the payment to be made to Mr. Hasley pursuant to this agreement is $225,000.



     In addition, Mr. Hasley has signed an Incentive to Stay Agreement with PA Capital, which protects him in the event that Three Rivers elects not to offer him continued employment after the merger or terminates him without cause within a year after the merger is completed. In either event, Mr. Hasley would receive a one-time, lump sum payment equal to six months of his regular salary, less federal, state and local withholdings required by law. As of the date of this joint proxy statement/prospectus, the payment would be $51,000. Any payment made pursuant to the agreement would be in addition to the continued regular compensation paid to Mr. Hasley throughout the pre- and post-merger periods. If PA Capital terminated

Mr. Hasley's employment for cause, during either the pre- or post-merger period, he would not be entitled to receive any payment under the agreement.


     Mr. Hindy will receive a one-time payment in the amount of $500,000 upon successful completion of the merger. This payment is for Mr. Hindy's efforts in improving PA Capital's performance and preparing it for sale and facilitating the merger with Three Rivers Bank.



     As of the record date, Mr. Hindy owned 20,000 shares of Three Rivers common stock, of which 20,000 shares were purchased on March 15, 2001. As of the record date, Thomas Allen, a director of PA Capital, owned 60,000 shares of Three Rivers common stock, of which 60,000 shares were purchased on March 15, 2001.


STOCK OWNERSHIP BY THREE RIVERS MANAGEMENT

     On the record date for the Three Rivers annual meeting, the executive officers and directors of Three Rivers, including their affiliates, had voting
power with respect to an aggregate of                shares of Three Rivers
common stock, or approximately      % of the shares of common stock outstanding
on that date.

     We expect that Three Rivers' executive officers and directors will vote their shares FOR the issuance of the common stock in the merger.

STOCK OWNERSHIP BY PA CAPITAL'S MANAGEMENT


     On the record date for the PA Capital special meeting, the executive officers and directors of PA Capital, including their affiliates, had voting power with respect to an aggregate of 153,738 shares of PA Capital common stock and 33,216 shares of PA Capital Class A common stock, or approximately 42.3% of the total outstanding voting power of PA Capital on that date.


     We expect that PA Capital's executive officers and directors will vote their shares FOR approval of the merger and the merger agreement.

TREATMENT OF PA CAPITAL STOCK OPTIONS IN THE MERGER

     The merger agreement provides that, when the merger is completed, each unexercised option to purchase PA Capital common stock will be canceled in exchange for a cash payment by Three Rivers. The payment will be equal to $41.50 minus the exercise price specified in the applicable option agreement. Although the merger agreement calls for the cancellation of unexercised PA Capital options, not all of those options can be canceled without the consent of the option holder. Options that are not canceled in the merger will be treated as provided in the applicable option agreement, which may include the conversion of the option into an option to acquire Three Rivers common stock.

TAX CONSEQUENCES OF THE MERGER


     We have received a legal opinion stating that, on the basis of the facts, representations and assumptions contained in the opinion, neither Three Rivers nor PA Capital will recognize any gain or loss for federal income tax purposes as a result of the merger. The opinion also concludes that PA Capital shareholders will not recognize gain or loss upon the exchange of their stock for Three Rivers common stock in the merger. However, cash received in the merger, including cash received in lieu of fractional shares, will be subject to federal income tax.


     Because of the complexity of the tax laws and the individual nature of the tax consequences of the merger to each shareholder, you are encouraged to consult with your own tax advisor for a complete understanding of the federal, state and local tax consequences to you resulting from the merger.

RESALES OF THREE RIVERS COMMON STOCK

     Shares of Three Rivers common stock issued in the merger will be freely transferable, except for those shares that are issued to affiliates of PA Capital. Affiliates generally include directors, specific executive officers and holders of 10% or more of the outstanding voting securities of PA Capital. PA Capital has agreed to provide to Three Rivers the written agreements of its affiliates that those holders will not dispose of the shares of Three Rivers common stock received in the merger except in compliance with the Securities Act of 1933 and Rule 145 promulgated under the Securities Act.

OVERVIEW OF THE MERGER AGREEMENT

     The merger agreement is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read it in its entirety.


     General. PA Capital will be merged with and into Three Rivers Bank, with Three Rivers Bank, a wholly owned subsidiary of Three Rivers, continuing as the surviving bank.


     Conditions to Completion of the Merger. Our obligations to complete the merger are subject to the satisfaction or waiver of the conditions specified in the merger agreement, including those listed below:

     - Three Rivers' shareholders must have approved the issuance of Three Rivers' common stock in the merger;

     - PA Capital's shareholders must have approved the merger;

     - all regulatory approvals required for the merger must have been received;

     - the registration statement of which this joint proxy statement/prospectus is a part must be effective under the Securities Act of 1933;

     - none of us may be subject to any court or other governmental order that prohibits the completion of the merger;

     - the shares of Three Rivers common stock to be issued in the merger must have been approved for listing on the Nasdaq National Market; and

     - we must have received an opinion of tax counsel to the effect that the merger will qualify as a tax-free reorganization.

     Three Rivers' obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

     - Three Rivers must have received a "comfort" letter from PA Capital's auditors with respect to certain financial information regarding PA Capital;

     - not more than 10% of PA Capital's shareholders have exercised dissenters' rights;

     - Three Rivers must have received an opinion from its financial advisor that the consideration to be paid upon completion of the merger is fair from a financial point of view to Three Rivers' shareholders; and

     - the pretax income figure reported on the audited financial statements of PA Capital for the period ending December 31, 2000 is not less than 90% of the pretax income figure as reported on the unaudited financial statements of PA Capital for the period ending December 31, 2000.

     PA Capital's obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

     - the Three Rivers common stock to be issued in the merger must be freely tradable by PA Capital shareholders, other than those shareholders who are affiliates of PA Capital;

     - PA Capital must have received an opinion from its financial advisor that the consideration to be received upon completion of the merger is fair from a financial point of view to PA Capital's shareholders; and

     - the pretax income figure reported on the audited financial statements of Three Rivers for the period ending December 31, 2000 is not less than 90% of the pretax income figure as reported on the unaudited financial statements of Three Rivers for the period ending December 31, 2000.

     Termination of the Merger Agreement. We may jointly agree to terminate the merger agreement at any time before the merger is completed. PA Capital may terminate the merger agreement if the average of the daily average of the high and low sales prices of Three Rivers common stock over a 20 trading day period ending on the fifth trading day before the merger is less than $7.50. If the average price is less than $7.50 but PA Capital does not terminate the merger agreement, the number of shares of Three Rivers common stock to be issued in exchange for each share of PA Capital common stock will increase by 0.25 shares.

     Either Three Rivers or PA Capital may also terminate the merger agreement under other circumstances described in detail in this joint proxy statement/prospectus, including, without limitation, your failure to approve the issuance of Three Rivers common stock in the merger or the merger, as the case may be, or the failure of the merger to be closed by January 31, 2002.

     Effective Date of the Merger. We expect the merger to be completed as soon as practicable after shareholder and regulatory approvals have been received and all applicable regulatory waiting periods have expired. We expect this to occur during the beginning of July 2001.

REGULATORY APPROVALS

     In addition to your approval, the merger is subject to the approval of the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking. We have applied for these approvals and expect to receive them prior to the shareholder meetings. We cannot guarantee, however, that the Federal Deposit Insurance Corporation or the Pennsylvania Department of Banking will approve the merger or, if approved, whether we will receive the approvals in the time frames contemplated by the merger agreement. We also cannot predict whether conditions will be attached to either of these approvals.

                                  RISK FACTOR


     THE FAILURE OF THE MERGER TO CLOSE BY APRIL 1, 2001 COULD HAVE MATERIAL TAX CONSEQUENCES TO THREE RIVERS.

     On April 1, 2000, USBANCORP, Inc. distributed to its shareholders all of the capital stock of Three Rivers. In connection with the spin-off, USBANCORP received from the Internal Revenue Service a favorable private letter ruling that provided, subject to the conditions and limitations contained therein, that the spin-off was tax-free to USBANCORP, Three Rivers and their respective shareholders. The private letter ruling contains a requirement that Three Rivers raise equity capital by April 1, 2001.


     The merger is intended to satisfy the capital raising requirement of the private letter ruling. However, because the merger will not be closed by April 1, 2001, the private letter ruling is no longer conclusively binding on the IRS. On April 19, 2001, USBANCORP applied to the IRS for a supplemental ruling that the merger satisfies the requirements set forth in the original private letter ruling. Although there can be no assurance, Three Rivers believes that the IRS will likely issue such supplemental ruling.


     If the IRS does not issue a supplemental ruling affirming the continuing validity of the original private letter ruling, USBANCORP and its shareholders will not be able to rely on the original private letter ruling. Consequently, the IRS could assert that the spin-off was a taxable dividend by USBANCORP to its shareholders. If this challenge were successful, the shareholders of USBANCORP who received stock of Three Rivers in the spin-off would be deemed to have received a taxable dividend. In addition, USBANCORP would be taxed to the extent that the fair market value of the Three Rivers stock immediately after the spin-off exceeded its tax basis as part of USBANCORP immediately prior to the spin-off. By virtue of the Tax Separation Agreement entered into by USBANCORP and Three Rivers in connection with the spin-off, Three Rivers could be held liable for such tax.

                            SELECTED FINANCIAL DATA

     The following tables show summarized historical financial data for each of Three Rivers and PA Capital. The information in the following tables is based on the historical financial statements of Three Rivers and PA Capital included in this joint proxy statement/prospectus beginning at page F-1. These tables should be read in conjunction with those financial statements.

                                  THREE RIVERS

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)

     The following table sets forth the consolidated financial data of Three Rivers for the year 2000 and Three Rivers Bank only for all prior periods. The years 1996 thru 1999 exclude the balance sheet data and results of operations of Standard Mortgage Corporation, a former subsidiary of Three Rivers Bank that was distributed to USBANCORP on April 1, 2000 in conjunction with the spin-off.

     The capital structure that existed when Three Rivers Bank operated as part of USBANCORP during the years 1996 thru 1999 is not representative of the capital structure of Three Rivers as a separate, independent company in 2000. Accordingly, cash dividends declared has not been presented and per share data for earnings is based on an assumed distribution of one share of Three Rivers common stock for every two shares of USBANCORP common stock outstanding.

                                                                 AT OR FOR THE YEAR ENDED DECEMBER 31
                                                      -----------------------------------------------------------
                                                        2000         1999         1998        1997        1996
                                                      ---------   -----------   ---------   ---------   ---------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
SUMMARY OF INCOME STATEMENT DATA:
Total interest income...............................  $ 70,415    $   70,816    $ 67,926    $ 65,103    $ 55,439
Total interest expense..............................    44,325        41,082      38,455      36,032      29,371
                                                      --------    ----------    --------    --------    --------
Net interest income.................................    26,090        29,734      29,471      29,071      26,068
  Provision for loan losses.........................       600           300         300         113          90
                                                      --------    ----------    --------    --------    --------
Net interest income after provision for loan
  losses............................................    25,490        29,434      29,171      28,958      25,978
Total non-interest income...........................     4,262         5,653       6,918       5,282       4,866
Total non-interest expense..........................    23,831        21,027      20,320      19,598      21,558
                                                      --------    ----------    --------    --------    --------
Income from continuing operations, before income
  taxes.............................................     5,921        14,060      15,769      14,642       9,286
  Provision for income taxes........................       936         4,090       4,762       4,522       2,523
                                                      --------    ----------    --------    --------    --------
Income from continuing operations...................     4,985         9,970      11,007      10,120       6,763
  (Loss)/income from discontinued mortgage banking
     operation, net of taxes........................      (267)          (30)        252       1,286          --
                                                      --------    ----------    --------    --------    --------
Net income..........................................  $  4,718    $    9,940    $ 11,259    $ 11,406    $  6,763
                                                      ========    ==========    ========    ========    ========
Net income applicable to common stock...............  $  4,718    $    9,940    $ 11,007    $ 11,406    $  6,763
                                                      ========    ==========    ========    ========    ========
PER COMMON SHARE DATA:
Basic:
  Income from continuing operations.................  $   0.75    $     1.49    $   1.57    $   1.35    $   0.87
  Net Income........................................      0.71          1.49        1.61        1.52        0.87
Diluted:
  Income from continuing operations.................      0.75          1.48        1.54        1.32        0.86
  Net Income........................................      0.71          1.48        1.58        1.49        0.86
Cash dividends declared.............................      0.36            NA          NA          NA          NA
Book value at period end............................      8.80          8.38        9.03        7.06        6.19
                                                      ========    ==========    ========    ========    ========

                                                                 AT OR FOR THE YEAR ENDED DECEMBER 31
                                                      -----------------------------------------------------------
                                                        2000         1999         1998        1997        1996
                                                      ---------   -----------   ---------   ---------   ---------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
BALANCE SHEET AND OTHER DATA:
Total assets........................................  $947,061    $1,065,736    $985,586    $947,669    $838,568
Loans and loans held for sale, net of unearned
  income............................................   488,925       479,762     468,194     466,615     431,928
Allowance for loan losses...........................     5,393         5,021       6,104       6,006       6,025
Investment securities available for sale............   416,745       522,264     327,669     279,461     182,793
Investment securities held to maturity..............        --            --     149,988     167,339     180,226
Deposits............................................   631,990       572,695     560,450     525,810     529,337
Total borrowings....................................   244,675       438,394     354,272     360,844     253,529
Stockholders' equity................................    58,724        45,367      61,031      51,838      47,193
Full-time equivalent employees......................       243           246         260         259         273
                                                      ========    ==========    ========    ========    ========
SELECTED FINANCIAL RATIOS:
Return on average total equity......................     10.28%        17.92%      18.58%      20.13%      14.49%
Return on average assets............................      0.50          0.97        1.16        1.14        0.87
Loans and loans held for sale, net of unearned
  income, as a percent of deposits, at period end...     77.36         83.77       83.54       88.74       81.60
Ratio of average total equity to average assets.....      4.87          5.39        6.27        5.68        6.00
Common stock cash dividends as a percent of net
  income applicable to common stock.................     50.95            NA          NA          NA          NA
Common and preferred stock cash dividends as a
  percent of net income.............................     50.95            NA          NA          NA          NA
Interest rate spread................................      2.12          2.56        2.74        2.96        3.19
Net interest margin.................................      2.73          3.07        3.31        3.50        3.71
Allowance for loan losses as a percentage of loans
  and loans held for sale, net of unearned income,
  at period end.....................................      1.10          1.05        1.30        1.29        1.39
Non-performing assets as a percentage of loans and
  loans held for sale and other real estate owned,
  at period end.....................................      0.53          1.87        0.66        0.96        1.17
Net charge-offs as a percentage of average loans and
  loans held for sale...............................      0.05          0.30        0.04        0.03        0.23
Ratio of earnings to fixed charges and preferred
  dividends:(1)
  Excluding interest on deposits....................     1.29X         1.64X       1.84X       1.91X       1.94X
  Including interest on deposits....................      1.13          1.34        1.41        1.41        1.32
One year GAP ratio, at period end...................      0.87          0.57        1.02        0.64        0.84
                                                      ========    ==========    ========    ========    ========

---------------
(1) The ratio of earnings to fixed charges and preferred dividends is computed by dividing the sum of income before taxes, fixed charges, and preferred dividends by the sum of fixed charges and preferred dividends. Fixed charges represent interest expense and are shown as both excluding and including interest on deposits.

                                   PA CAPITAL

                       SELECTED HISTORICAL FINANCIAL DATA
                                  (UNAUDITED)

                                                                 AS OF DECEMBER 31,
                                              ---------------------------------------------------------
                                                2000        1999        1998        1997        1996
                                              ---------   ---------   ---------   ---------   ---------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
FINANCIAL CONDITION DATA
Total assets................................  $146,628    $137,169    $160,251    $137,334    $108,619
Securities..................................    44,262      46,368      16,651      24,687      35,256
Loans receivable, net.......................    87,700      78,163      79,366      74,671      65,465
Deposits....................................   133,267     123,077     150,174     127,208      89,733
Borrowed funds..............................     1,359       4,800          72          32       9,100
Stockholders' equity........................    10,824       8,482       9,286       9,174       8,485
Stockholders' equity per share..............  $  24.52    $  19.21    $  21.04    $  20.78    $  18.90

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------
                                               2000       1999      1998       1997      1996
                                              -------    ------    -------    ------    ------
OPERATIONS DATA
Interest income.............................  $10,864    $9,208    $10,117    $9,361    $8,517
Interest expense............................    5,719     4,965      4,860     4,583     4,634
                                              -------    ------    -------    ------    ------
Net interest income.........................    5,145     4,243      5,257     4,778     3,883
Provision for loan losses...................      440       385      1,100       636       874
                                              -------    ------    -------    ------    ------
Net interest income after provision for loan
  losses....................................    4,705     3,858      4,157     4,142     3,009
Noninterest income..........................      797     1,094        406       469       355
Noninterest expense.........................    3,775     4,250      4,356     3,569     3,271
                                              -------    ------    -------    ------    ------
Income before provision for income taxes....    1,727       702        207     1,042        93
Provision for income taxes..................      608       340         62       350        35
                                              -------    ------    -------    ------    ------
Net income..................................  $ 1,119    $  362    $   145    $  692    $   58
                                              =======    ======    =======    ======    ======
Basic net income per share..................  $  2.53    $ 0.82    $  0.33    $ 1.56    $ 0.13
Diluted net income per share................  $  2.53    $ 0.82    $  0.33    $ 1.54    $ 0.13

                                                   AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------
                                                 2000      1999      1998      1997      1996
                                                ------    ------    ------    ------    ------
OTHER DATA
PERFORMANCE RATIOS (FOR THE YEAR ENDED)
  Return on average assets....................    0.80%     0.29%     0.10%     0.59%     0.05%
  Return on average equity....................   12.19%     3.96%     1.54%     7.78%     0.68%
  Average equity to average assets............    6.53%     7.21%     6.53%     7.56%     7.78%
  Interest rate spread........................    2.73%     2.37%     1.96%     2.90%     2.61%
  Net interest margin.........................    3.84%     3.53%     3.89%     4.26%     3.66%
  Efficiency ratio............................   63.53%    79.96%    77.90%    70.51%    77.22%
  Noninterest expense to average assets.......    2.69%     3.36%     3.02%     3.03%     2.97%
ASSET QUALITY RATIOS (AS OF YEAR END)
  Nonperforming loans to total loans..........    0.81%     0.88%     1.77%     1.02%     0.61%
  Nonperforming assets to total assets........    0.50%     0.51%     0.87%     0.56%     0.38%
  Allowance for loan losses to total loans....    2.10%     1.95%     2.56%     1.76%     2.00%
  Allowance for loan losses to nonperforming
     loans....................................  258.93%   220.43%   123.14%   173.45%   327.14%
CAPITAL RATIOS (AS OF YEAR END)
  Stockholders' equity to assets..............    7.38%     6.18%     5.79%     6.68%     7.81%
  Tangible stockholders' equity to tangible
     assets...................................    7.38%     6.18%     5.79%     6.68%     7.81%

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain per share information for Three Rivers and PA Capital on a historical and an unaudited pro forma combined basis. The pro forma data does not show the results of future operations or the actual results that would have occurred had the merger occurred at the beginning of the period presented. The pro forma financial data have been included in accordance with the rules of the Securities and Exchange Commission and are provided for comparative purposes only.

                                                                 YEAR ENDING
                                                              DECEMBER 31, 2000
                                                              -----------------
EARNINGS PER SHARE -- BASIC:
  Historical:
     Three Rivers
       Income from continuing operations....................        $0.75
       Net income...........................................         0.71
     PA Capital.............................................         2.53
  Pro forma.................................................         0.78
EARNINGS PER SHARE -- DILUTED:
  Historical:
     Three Rivers
       Income from continuing operations....................        $0.75
       Net income...........................................         0.71
     PA Capital.............................................         2.53
  Pro forma.................................................         0.78
CASH DIVIDENDS DECLARED PER SHARE:
  Historical:
     Three Rivers...........................................        $0.36
     PA Capital.............................................           --
BOOK VALUE PER SHARE -- END OF PERIOD:
  Historical:
     Three Rivers...........................................        $8.80
     PA Capital.............................................        24.52
  Pro forma.................................................         8.84

                       SELECTED QUARTERLY FINANCIAL DATA
                                  (UNAUDITED)

     The following tables set forth selected unaudited financial information on a quarterly basis for each quarter of 2000 and 1999 for Three Rivers and PA Capital.

                                  THREE RIVERS

                                                              DEC. 31     SEPT. 30     JUNE 30     MARCH 31
                                                              --------    ---------    --------    ---------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
2000 QUARTER END
Interest income.............................................  $17,381      $17,549     $17,385      $18,100
Non-interest income.........................................    1,248        1,211       1,180          623
                                                              -------      -------     -------      -------
Total operating income......................................   18,629       18,760      18,565       18,723
Interest expense............................................   11,405       11,220      10,689       11,011
Provision for loan losses...................................      150          150         150          150
Non-interest expense........................................    5,074        6,203       5,965        6,589
                                                              -------      -------     -------      -------
Income before income taxes..................................    2,000        1,187       1,761          973
Provision for income taxes..................................      570          342         501         (477)
                                                              -------      -------     -------      -------
Income from continuing operations...........................  $ 1,430      $   845     $ 1,260      $ 1,450
(Loss) income from discontinued Mortgage Banking Operations,
  net of income taxes.......................................       --           --          --         (267)
                                                              -------      -------     -------      -------
Net Income..................................................  $ 1,430      $   845     $ 1,260      $ 1,183
                                                              =======      =======     =======      =======
Per Common Share Data:
Basic:
  Income from continuing operations.........................  $  0.21      $  0.13     $  0.19      $  0.22
  Net Income................................................     0.21         0.13        0.19         0.18
Diluted:
  Income from continuing operations.........................  $  0.21      $  0.13     $  0.19      $  0.22
  Net Income................................................     0.21         0.13        0.19         0.18
1999 QUARTER END
Interest income.............................................  $18,451      $17,984     $17,544      $16,837
Non-interest income.........................................    1,312        1,366       1,497        1,478
                                                              -------      -------     -------      -------
Total operating income......................................   19,763       19,350      19,041       18,315
Interest expense............................................   10,950       10,543      10,018        9,571
Provision for loan losses...................................       75           75          75           75
Non-interest expense........................................    5,327        5,291       5,265        5,144
                                                              -------      -------     -------      -------
Income before income taxes..................................    3,411        3,441       3,683        3,525
Provision for income taxes..................................      922        1,023       1,095        1,050
                                                              -------      -------     -------      -------
Income from continuing operations...........................  $ 2,489      $ 2,418     $ 2,588      $ 2,475
(Loss) income from discontinued Mortgage Banking Operations,
  net of income taxes.......................................     (230)           3        (115)         312
                                                              -------      -------     -------      -------
Net Income..................................................  $ 2,259      $ 2,421     $ 2,473      $ 2,787
                                                              =======      =======     =======      =======
Per Common Share Data:
  Basic:
    Income from continuing operations.......................  $  0.37      $  0.36     $  0.39      $  0.37
    Net Income..............................................     0.35         0.36        0.37         0.41
  Diluted:
    Income from continuing operations.......................  $  0.37      $  0.36     $  0.39      $  0.36
    Net Income..............................................     0.34         0.36        0.37         0.41

                                   PA CAPITAL

                                                        DEC. 31     SEPT. 30     JUNE 30     MARCH 31
                                                        --------    ---------    --------    ---------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
2000 QUARTER END
Interest income.......................................   $2,880      $2,749       $2,673      $2,561
Non-interest income...................................      203         170          278         146
                                                         ------      ------       ------      ------
Total operating income................................    3,083       2,919        2,951       2,707
Interest expense......................................    1,505       1,452        1,413       1,349
Provision for loan losses.............................       75          90          120         155
Non-interest expense..................................      951         978          955         892
                                                         ------      ------       ------      ------
Income before income taxes............................      552         399          463         311
Provision for income taxes............................      193         139          165         109
                                                         ------      ------       ------      ------
Net Income............................................   $  359      $  260       $  298      $  202
                                                         ======      ======       ======      ======
Per Common Share Data:
  Basic:
     Net Income.......................................     0.81        0.59         0.67        0.46
  Diluted:
     Net Income.......................................     0.81        0.59         0.67        0.46
1999 QUARTER END
Interest income.......................................   $2,613      $2,371       $2,133      $2,092
Non-interest income...................................      292         213          227         362
                                                         ------      ------       ------      ------
Total operating income................................    2,905       2,584        2,360       2,454
Interest expense......................................    1,376       1,301        1,148       1,140
Provision for loan losses.............................      105         105           70         105
Non-interest expense..................................    1,130       1,097        1,015       1,007
                                                         ------      ------       ------      ------
Income before income taxes............................      294          81          127         202
Provision for income taxes............................      190          33           46          73
                                                         ------      ------       ------      ------
Net Income............................................   $  104      $   48       $   81      $  129
                                                         ======      ======       ======      ======
Per Common Share Data:
  Basic:
     Net Income.......................................   $ 0.24      $ 0.11       $ 0.19      $ 0.29
  Diluted:
     Net Income.......................................     0.24        0.11         0.19        0.29

               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)

     Three Rivers and PA Capital expect that the merger will be accounted for as a purchase. The following unaudited pro forma combined financial information attempts to estimate the effect of the merger on Three Rivers' and PA Capital's historical financial positions as of the date listed below. The pro forma financial information is presented on a December 31 calendar-year basis, which date is consistent with Three Rivers' historical fiscal year-end. The pro forma consolidated condensed financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements of Three Rivers and the historical financial statements of PA Capital, and the notes to these financial statements, each of which is included in this joint proxy statement/prospectus beginning at page F-1. The pro forma combined financial information may not be indicative of the results that actually would have occurred if the merger had been in effect on the dates indicated or that may be attained in the future. In preparing the pro forma combined financial information, the purchase method of accounting for the merger has been given effect.

                                                                    YEAR ENDED
                                                                DECEMBER 31, 2000
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA(1):
  Net interest income.......................................        $   30,935
  Provision for credit losses...............................             1,040
  Net income................................................             6,623
BALANCE SHEET DATA (PERIOD END)(2):
  Assets....................................................        $1,098,869
  Deposits..................................................           658,624
  Loans.....................................................           571,528
  FHLB advances.............................................           236,020
  Long-term and subordinated debt...........................               633
  Shareholders' equity......................................            75,213

---------------
1. Assumes a purchase price of $19.9 million, which consists of $19.4 million to acquire PA Capital and $540,000 of one-time merger-related charges. The acquisition of PA Capital will be accounted for using the purchase method of accounting, with the total purchase price being allocated first to assets and liabilities based on their respective fair values, and the remainder $6.5 million allocated to goodwill and $2.3 million allocated to core deposit intangibles. For purposes of this pro forma information, goodwill is amortized over a 15-year period. The pro forma allocation of the purchase price and amortization are based upon preliminary estimates that may differ from the final allocation.

2. The pro forma combined balance sheet data assumes the issuance of 1,832,026 shares of Three Rivers common stock in exchange for all of the outstanding shares of PA Capital common stock, assuming an exchange ratio of 4.15 shares of Three Rivers common stock for each share of PA Capital common stock.

     Under the "risk-based" capital guidelines presently in effect for banks and bank holding companies, minimum capital levels are based on the perceived risk in the various asset categories. Certain off-balance-sheet instruments such as loan commitments and letters of credit require capital allocations. Institutions such as Three Rivers and PA Capital are required to maintain minimum risk-based capital ratios. Three Rivers' and PA Capital's ratios are above the regulatory minimum guidelines and each of Three Rivers Bank and PA Capital met the regulatory criteria to be categorized as "well-capitalized" institutions at December 31, 2000. The "well-capitalized" classification may permit financial institutions to minimize the cost of Federal Deposit Insurance Corporation insurance assessments by being charged a lesser rate than those that do not meet this definition. Designation as a "well-capitalized" institution does not constitute a recommendation by federal bank regulators. The following table shows capital ratios and requirements as of December 31, 2000:

                                                                       RISK-BASED CAPITAL
                                                                       -------------------
                                                           LEVERAGE    TIER 1       TOTAL
                                                           --------    -------      ------
Three Rivers' capital ratios.............................    6.32%      11.81%      12.85%
PA Capital's capital ratios..............................    7.63%      11.28%      12.53%
Pro forma combined capital ratios........................    6.18%      11.21%      12.40%
Regulatory capital ratios - "well-capitalized"
  definition.............................................    5.00%       6.00%      10.00%
Regulatory capital ratios - minimum requirement..........    4.00%       4.00%       8.00%

     The merger will be accounted for as a purchase for financial reporting purposes. Under this method of accounting, Three Rivers will record the acquisition of PA Capital at its costs at the completion of the merger, which would include the cash paid in the merger and all direct acquisition costs. The acquisition cost will be allocated to the acquired assets and liabilities of PA Capital based upon their fair values at the completion of the merger in accordance with generally accepted accounting principles. Acquisition costs in excess of the fair values of the net assets acquired, if any, will be recorded as an intangible asset and amortized for financial accounting purposes. The reported income of Three Rivers will include the operations of PA Capital after the completion of the merger.

     The unaudited pro forma data included in this joint proxy statement/prospectus for the merger have been prepared using the purchase method of accounting.

               THREE RIVERS' MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of Financial Condition and Results of Operations of Three Rivers should be read in conjunction with the Consolidated Financial Statements, including the related notes thereto, included in this document beginning at page F-1.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

     PERFORMANCE OVERVIEW. At March 31, 2000, Three Rivers Bank was a wholly owned subsidiary of USBANCORP, Inc. On April 1, 2000, USBANCORP, Inc. executed its approved Board of Directors plan to split USBANCORP, Inc.'s banking subsidiaries into two separate publicly traded companies.

     Under the tax-free spin-off plan, 100% of the shares of Three Rivers were distributed as a dividend to the shareholders of USBANCORP, Inc. as a 1 for 2 stock dividend based on their existing USBANCORP, Inc. ownership. Standard Mortgage Company (SMC), a mortgage banking company and subsidiary or Three Rivers Bank, was internally spun-off from Three Rivers Bank to USBANCORP, Inc. prior to consummation of the Three Rivers Bank spin-off. As a result of the spin-off, the pre-tax results of 2000 were negatively affected by $777,000 of spin-off related costs, which negatively affected after-tax earnings per share by $0.08. During the first quarter of 2000, the Internal Revenue Service completed its examination of USBANCORP, Inc.'s federal income tax returns (in which Three Rivers Bank was included) through the 1997 tax year. As a result of a change in the estimate of Three Rivers' income tax liability, Three Rivers reversed tax expense accruals of $750,000, resulting in an income tax provision in 2000 of only $936,000.

     Three Rivers' income from continuing operations and exclusive of the aforementioned spin-off costs for 2000 was $5.5 million or $0.83 on a diluted per share basis compared to income from continuing operations of $9.9 million or $1.48 per share on a diluted basis for 1999 and income from continuing operations of $11.0 million or $1.54 per share on a diluted basis for 1998. When 2000 is compared to 1999, Three Rivers' diluted earnings per share decreased by $0.65 or 43.9% while income from continuing operations declined by $4.5 million or 45.0%. When 1999 is compared to 1998, Three Rivers' diluted earnings per share decreased by $0.06 or 3.9% while income from continuing operations dropped by $1.0 million or 9.1%.

     Three Rivers' total return on average total equity decreased to 10.3% for 2000 compared to 17.9% for 1999 and 18.6% for 1998.

     The decline in total revenue, which includes both net interest income and non-interest income, was a key factor that negatively impacted Three Rivers' financial performance in 2000. Specifically, net interest income decreased by $3.6 million or 12.3% while total non-interest income decreased by $1.4 million or 24.6% when compared to 1999. In addition to this $5.0 million decrease in total revenue, Three Rivers' financial performance was further negatively affected by higher non-interest expense and an increase in the provision for loan losses. Total non-interest expense was $2.8 million or 13.3% higher in 2000 while the provision for loan losses increased by $300,000.

     A higher level of non-interest expense and a decrease in non-interest income more than offset the increase in net interest income, which resulted in a drop in earnings in 1999 compared to 1998. Specifically, total non-interest income decreased by $1.3 million or 18.3% while non-interest expense increased $707,000 or 3.5% from the prior year. This $2.0 million decrease in total revenue was partially offset by higher net interest income. Total net interest income was $263,000 or 0.8% higher in 1999 while the provision for loan losses remained the same. Although income from continuing operations decreased 9.4% from 1998, diluted earnings per share and return on average equity decreased only 3.9% and 3.6%, respectively. This resulted from the success of USBANCORP, Inc.'s common stock repurchase program. As a result of this program, there were 403,000 fewer average diluted shares outstanding in 1999 compared to 1998. Three Rivers' equity base was also reduced by a drop in other comprehensive income due to a decline in value of Three Rivers' available for sale securities portfolio.

     The following table summarizes some of the Company's key performance indicators for each of the past three years.

                                                               YEAR ENDED DECEMBER 31
                                                          ---------------------------------
                                                            2000        1999        1998
                                                          --------    --------    ---------
                                                           (IN THOUSANDS, EXCEPT PER SHARE
                                                                  DATA AND RATIOS)
Income from continuing operations.......................   $4,985      $9,970      $11,007
Diluted earnings per share..............................     0.75        1.48         1.54
Return on average equity................................    10.28%      17.92%       18.58%
Return on average assets................................     0.50        0.97         1.16
Average diluted common shares outstanding...............    6,673       6,726        7,129

     NET INTEREST INCOME AND MARGIN. Three Rivers' net interest income represents the amount by which interest income on earning assets exceeds interest paid on interest bearing liabilities. Net interest income is a primary source of Three Rivers' earnings; it is affected by interest rate fluctuations as well as changes in the amount and mix of earning assets and interest bearing liabilities. It is Three Rivers' philosophy to strive to optimize net interest margin performance in varying interest rate environments. The following table summarizes Three Rivers' net interest income performance for each of the past three years:

                                                           YEAR ENDED DECEMBER 31
                                                        -----------------------------
                                                         2000       1999       1998
                                                        -------    -------    -------
                                                        (IN THOUSANDS, EXCEPT RATIOS)
Interest income.......................................  $70,415    $70,816    $67,926
Interest expense......................................   44,325     41,082     38,455
                                                        -------    -------    -------
Net interest income...................................   26,090     29,734     29,471
Tax-equivalent adjustment.............................      548        936        782
                                                        -------    -------    -------
Net tax-equivalent interest income....................  $26,638    $30,670    $30,253
Net interest margin...................................     2.73%      3.07%      3.31%

     2000 NET INTEREST PERFORMANCE OVERVIEW. Three Rivers' net interest income on a tax-equivalent basis decreased by $4.0 million, or 13.1%, due primarily to compression of the net interest margin. Total average earning assets were $28.1 million, or 2.8%, lower in the 2000 due to a $39.8 million, or 7.6%, decrease in investment securities. This decrease, however, was partially offset by a $11.6 million, or 2.5%, increase in total loans. Three Rivers was able to achieve solid loan growth in commercial real estate loans of $31 million, or 14.9%, when compared to December 31, 1999. During the same period the comparably lower yielding residential real estate loans decreased by $12.8 million or 6.6%.

     Although average earning assets significantly decreased, Three Rivers experienced only a slight decline in total interest income on a tax equivalent basis of $789,000, or 1.1%, from 1999. This resulted from investing in higher yielding assets, while divesting in those that yielded less. This change in the composition of earning assets was more than offset by a 34 basis point decline in the net interest margin to 2.73%. The drop in the net interest margin reflects an 11 basis point increase in the earning asset yield, but was more than offset by a 55 basis point increase in the cost of funds. Three Rivers has, however, in 2000, sold $88 million in securities to help reduce interest rate risk and decrease further margin compression as a result of the leverage program Three Rivers Bank has had in place over the last five years.

     The overall growth in the earning asset base was one strategy used by Three Rivers to leverage its capital. The maximum amount of leveraging Three Rivers can perform is controlled by internal policy requirements to maintain a minimum asset leverage ratio of no less than 6.0% (see further discussion under Capital Resources) and to limit net interest income variability to +/-7.5% and net income variability to +/-15% over a twelve month period. (See further discussion under Interest Rate Sensitivity).

     COMPONENT CHANGES IN NET INTEREST INCOME: 2000 VERSUS 1999. Regarding the separate components of net interest income, the Company's total tax-equivalent interest income for the twelve months of 2000 decreased by $789,000 or 1.1% when compared to the same 1999 period. This decrease resulted from a decline in average earning assets of $28.1 million or 2.8% from the prior year. The negative effect of this decrease, however, was partially offset by repositioning the balance sheet so that there was increased investment in the higher yielding loan portfolio while divesting in the lower yielding investment security portfolio. Within the earning asset base, the yield on the total loan portfolio increased 19 basis points to 8.29% due to the upward repricing of floating-rate loans and the shift in the loan portfolio to the higher yielding commercial and commercial real estate loans. The yield on total investment securities increased by one basis point to 6.35% due to the slow down of prepayments and the corresponding decrease in the amortization of premiums.

     Three Rivers' total interest expense for the twelve months of 2000 increased by $3.2 million or 7.9% when compared to the same 1999 period. This higher interest expense was due to a 55 basis point increase in the rate paid on interest bearing liabilities, to an average of 5.20% for the twelve months of 2000. The higher interest rate paid, however, was partially offset by a $32.0 million, or 3.6%, decrease in average interest bearing liabilities. The decline in interest bearing liabilities included a $50 million decrease in FHLB Advances, which was partially offset by growth in total deposits of $33 million, or 6.8%. The funding from deposit growth, along with cash flow from investment securities were used to paydown the higher costing borrowings. FHLB advances had an average cost of 5.97% in the twelve months of 2000, which was 51 basis points higher than their cost in the prior year and 133 basis points greater than the average cost of deposits, which was 4.64% in the twelve months of 2000. Overall, Three Rivers' total cost of funds increased by 55 basis points to 5.20.

     It is recognized that interest rate risk does exist from this use of borrowed funds to leverage the balance sheet. To neutralize a portion of this risk, Three Rivers has executed a total of $110 million of off-balance sheet hedging transactions which help fix the variable funding costs associated with the use of short-term borrowings to fund earning assets. (See further discussion under Note 18.) Three Rivers also has asset liability policy parameters, which limit the maximum amount of borrowings to 40% of total assets. For the twelve months ended December 31, 2000, the level of short-term borrowed funds and FHLB advances to total assets averaged 33.4%. At December 31, 2000, Three Rivers had borrowed funds to total assets of 25.8%, which is within the parameters set by Three Rivers. Three Rivers plans to use cash flow from mortgage-backed securities and increasing deposits to pay down borrowings during the next several quarters. Management's goal is to reduce borrowings to no more than 20% of total assets.

     1999 NET INTEREST PERFORMANCE OVERVIEW. Three Rivers' net interest income on a tax-equivalent basis increased by $417,000 or 1.4% due to growth in earning assets. Total average earning assets were $85.1 million higher in 1999 due to a $84.8 million or 19.2% increase in investment securities. The higher level of investment securities resulted in part from the use of funds provided with the First Western Branch acquisition which closed in the first quarter of 1999. As part of this acquisition, Three Rivers acquired approximately $91 million of deposits and $10 million of consumer loans. Loan balances, however, remained relatively stagnant, as loan originations paralleled principal repayments.

     The income benefit from this growth in earning assets was partially offset by a 24 basis point decline in the net interest margin to 3.07%. The drop in the net interest margin reflects a 34 basis point decline in the earning asset yield due primarily to accelerated prepayments in both the securities and loan portfolios in the first half of 1999 and the reinvestment of these cash flows in lower yielding assets. Prepayments slowed considerably in the second half of the year. The decline in the earning asset yield more than offset a 15 basis point drop in the cost of funds due to lower deposit and borrowing costs.

     COMPONENT CHANGES IN NET INTEREST INCOME: 1999 VERSUS 1998. Regarding the separate components of net interest income, Three Rivers' total tax-equivalent interest income for 1999 increased by $3.0 million or 4.4% when compared to 1998. This increase was due primarily to the previously mentioned $85.1 million or 9.4% increase in total average earning assets. This positive factor was partially offset by a 34 basis point drop in the earning asset yield to 7.21%. Within the earning asset base, the yield on total investment securities decreased by 22 basis points to 6.34% while the yield on the total loan portfolio declined by 35 basis points to 8.10%. Accelerated prepayments of mortgage related assets and the reinvestment of this cash into lower yielding assets was the primary factor causing the compression in the earning asset yield.

     Three Rivers' total interest expense for 1999 increased by $2.6 million or 6.8% when compared to 1998. This higher interest expense was due primarily to a $83.3 million increase in average interest bearing liabilities. The growth in interest earing liabilities included a $14 million increase in interest bearing deposits due largely to the deposits acquired with the First Western Branches Acquisition net of certificate of deposit run-off. The remainder of the interest bearing liability increase occurred as a result of a $58.4 million or 21.2% increase in FHLB advances, which were used to help fund the previously mentioned earning asset growth. FHLB advances had an average cost of 5.46% in 1999, which was 20 basis points lower than their cost in the prior year but 147 basis points greater than the average cost of deposits, which amounted to 3.99%. Three Rivers was able to reduce its cost of deposits by 21 basis points due primarily to lower costs for certificates of deposit. Overall, Three Rivers' total cost of funds dropped by 15 basis points to 4.65% as the pricing declines for both deposits and borrowings were partially offset by a greater use of borrowings to fund the earning asset base.

     The table that follows provides an analysis of net interest income on a tax-equivalent basis setting forth (i) average assets, liabilities and stockholders' equity, (ii) interest income earned on interest earning assets and interest expense paid on interest bearing liabilities, (iii) average yields earned on interest earning assets and average rates paid on interest bearing liabilities, (iv) Three Rivers' interest rate spread (the difference between the average yield earned on interest earning assets and the average rate paid on interest bearing liabilities), and (v) Three Rivers' net interest margin (net interest income as a percentage of average total interest earning assets). For purposes of this table, loan balances include non-accrual loans and interest income on loans includes loan fees or amortization of such fees which have been deferred, as well as, interest recorded on non-accrual loans as cash is received. Additionally, a tax rate of approximately 35% is used to compute tax equivalent yields.

                                                                YEAR ENDED DECEMBER 31
                             --------------------------------------------------------------------------------------------
                                          2000                             1999                           1998
                                        INTEREST                         INTEREST                       INTEREST
                             AVERAGE    INCOME/    YIELD/    AVERAGE     INCOME/    YIELD/   AVERAGE    INCOME/    YIELD/
                             BALANCE    EXPENSE     RATE     BALANCE     EXPENSE     RATE    BALANCE    EXPENSE     RATE
                             --------   --------   ------   ----------   --------   ------   --------   --------   ------
                                                          (IN THOUSANDS, EXCEPT PERCENTAGES)
Interest earning assets:
  Loans, net of unearned
    income.................  $475,962   $39,994     8.29%   $  464,317   $38,341     8.10%   $464,015   $39,688     8.45%
  Deposits with banks......       973        20     2.05           882        24     2.72         815         8     0.92
  Federal funds sold and
    securities purchased
    under agreements to
    resell.................         9        --     1.98            --        --       --          23         1     5.49
  Investment securities:
    Available for sale.....   486,842    30,949     6.35       386,677    24,418     6.31     283,785    18,510     6.52
    Held to maturity.......        --        --       --       139,990     8,969     6.41     158,117    10,501     6.64
                             --------   -------     ----    ----------   -------    -----    --------   -------    -----
  Total investment
    securities.............   486,842    30,949     6.35       526,667    33,387     6.34     441,902    29,011     6.56
                             --------   -------     ----    ----------   -------    -----    --------   -------    -----
TOTAL INTEREST EARNING
  ASSETS/ INTEREST
  INCOME...................   963,786    70,963     7.32       991,866    71,752     7.21     906,755    68,708     7.55
                             --------   -------     ----    ----------   -------    -----    --------   -------    -----
Non-interest earning
  assets:
  Cash and due from
    banks..................    15,346                           17,003                         14,523
  Premises and equipment...     5,173                            5,092                          4,532
  Other assets.............    15,933                           23,614                         25,425
  Allowance for loan
    losses.................    (5,146)                          (5,810)                        (6,069)
                             --------                       ----------                       --------
TOTAL ASSETS...............  $995,092                       $1,031,765                       $945,166
                             ========                       ==========                       ========

                                                                YEAR ENDED DECEMBER 31
                             --------------------------------------------------------------------------------------------
                                          2000                             1999                           1998
                                        INTEREST                         INTEREST                       INTEREST
                             AVERAGE    INCOME/    YIELD/    AVERAGE     INCOME/    YIELD/   AVERAGE    INCOME/    YIELD/
                             BALANCE    EXPENSE     RATE     BALANCE     EXPENSE     RATE    BALANCE    EXPENSE     RATE
                             --------   --------   ------   ----------   --------   ------   --------   --------   ------
                                                          (IN THOUSANDS, EXCEPT PERCENTAGES)
Interest bearing
  liabilities:
  Interest bearing
    deposits:
    Interest bearing
      demand...............  $ 41,397   $   325     0.78%   $   43,769   $   426     0.97%   $ 43,019   $   418     0.97%
    Savings................    63,064     1,357     2.15        66,505     1,210     1.82      65,399     1,042     1.59
    Money market...........    49,047     1,539     3.14        57,235     1,693     2.96      50,963     1,449     2.84
    Other time.............   363,292    20,820     5.72       316,227    15,953     5.04     310,109    16,805     5.42
                             --------   -------     ----    ----------   -------    -----    --------   -------    -----
    Total interest bearing
      deposits.............   516,800    24,041     4.64       483,736    19,282     3.99     469,490    19,714     4.20
Federal funds purchased,
  securities sold under
  agreements to repurchase,
  and other short-term
  borrowings...............    47,787     3,050     6.29        61,734     3,237     5.17      50,475     2,772     5.49
Advances from Federal Home
  Loan Bank................   284,529    17,067     5.97       334,707    18,284     5.46     276,261    15,633     5.66
Guaranteed junior
  subordinated deferrable
  interest debentures......
Long-term debt.............     1,781       167     9.18         2,699       279    10.48       3,359       336     10.0
                             --------   -------     ----    ----------   -------    -----    --------   -------    -----
TOTAL INTEREST BEARING
  LIABILITIES/ INTEREST
  EXPENSE..................   850,897    44,325     5.20       882,876    41,082     4.65     799,585    38,455     4.80
                             --------   -------     ----    ----------   -------    -----    --------   -------    -----
Non-interest bearing
  liabilities:
  Demand deposits..........    86,536                           83,442                         77,561
  Other liabilities........     9,394                            9,822                          8,790
  Stockholders' equity.....    48,265                           55,625                         59,230
                             --------                       ----------                       --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY.....  $995,092                       $1,031,765                       $945,166
                             ========                       ==========                       ========
Interest rate spread.......                         2.12                             2.56                           2.74
Net interest income/net
  interest margin..........              26,638     2.73%                 30,670     3.07%               30,253     3.31%
Tax-equivalent
  adjustment...............                (548)                            (936)                          (782)
                                        -------                          -------                        -------
Net interest income........             $26,090                          $29,734                        $29,471
                                        =======                          =======                        =======

     The average balance and yield on taxable securities was $450.5 million and 6.40%, $466.5 million and 6.35%, and $399.4 million and 6.55% for 2000, 1999, and 1998, respectively. The average balance and tax-equivalent yield on tax-exempt securities was $36.3 million and 5.72%, $60.1 million and 6.25%, and $42.5 million and 6.69% for 2000, 1999, and 1998, respectively.

     Net interest income may also be analyzed by segregating the volume and rate components of interest income and interest expense. The table below sets forth an analysis of volume and rate changes in net interest income on a tax-equivalent basis. For purposes of this table, changes in interest income and interest expense are allocated to volume and rate categories based upon the respective percentage changes in average balances and average rates. Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

                                                        2000 VS. 1999                 1999 VS. 1998
                                                     INCREASE (DECREASE)           INCREASE (DECREASE)
                                                      DUE TO CHANGE IN:             DUE TO CHANGE IN:
                                                 ---------------------------   ---------------------------
                                                 AVERAGE   AVERAGE             AVERAGE   AVERAGE
                                                 VOLUME     RATE      TOTAL    VOLUME     RATE      TOTAL
                                                 -------   -------   -------   -------   -------   -------
                                                                      (IN THOUSANDS)
INTEREST EARNED ON:
Loans, net of unearned income.................   $   859   $   794   $ 1,653   $   19    $(1,366)  $(1,347)
Deposits with banks...........................         2        (6)       (4)       1         15        16
Federal funds sold and securities purchased
  under agreements to resell..................        --        --        --       (1)        --        (1)
Investment securities.........................    (2,491)       53    (2,438)   5,437     (1,061)    4,376
                                                 -------   -------   -------   ------    -------   -------
TOTAL INTEREST INCOME.........................    (1,630)      841      (789)   5,456     (2,412)    3,044
                                                 -------   -------   -------   ------    -------   -------
INTEREST PAID ON:
Interest bearing demand deposits..............       (22)      (79)     (101)       8         --         8
Savings deposits..............................       (59)      206       147       18        150       168
Money market..................................      (268)      114      (154)     182         62       244
Other time deposits...........................     2,553     2,314     4,867      334     (1,186)     (852)
Federal funds purchased, securities sold under
  agreements to repurchase, and other
  short-term borrowings.......................    (4,549)    4,362      (187)     520        (55)      465
Advances from Federal Home Loan Bank..........    (3,229)    2,012    (1,217)   3,183       (532)    2,651
Long-term debt................................       (82)      (30)     (112)     (75)        18       (57)
                                                 -------   -------   -------   ------    -------   -------
TOTAL INTEREST EXPENSE........................    (5,656)    8,899     3,243    4,170     (1,543)    2,627
                                                 -------   -------   -------   ------    -------   -------
CHANGE IN NET INTEREST INCOME.................   $ 4,026   $(8,058)  $(4,032)  $1,286    $  (869)  $   417
                                                 =======   =======   =======   ======    =======   =======

     INVESTMENT MATURITY. The following table sets forth the contractual maturity distribution of the investment securities, book and market values, and the weighted average yield for each type and range of maturity as of December 31, 2000. Yields are not presented on a tax-equivalent basis, but are based upon book value and are weighted for the scheduled maturity. Average maturities are based upon the original contractual maturity dates with the exception of mortgage-backed securities and asset-backed securities for which the average lives were used. At December 31, 2000, Three Rivers' consolidated investment securities portfolio had a modified duration of approximately 3.69 years.

     Investment securities available for sale:

                                                                       AT DECEMBER 31, 2000
                                   ---------------------------------------------------------------------------------------------
                                                     AFTER 1 YEAR BUT    AFTER 5 YEARS BUT
                                    WITHIN 1 YEAR     WITHIN 5 YEARS      WITHIN 10 YEARS     AFTER 10 YEARS         TOTAL
                                   ---------------   -----------------   ------------------   ---------------   ----------------
                                   AMOUNT    YIELD    AMOUNT    YIELD     AMOUNT     YIELD    AMOUNT    YIELD    AMOUNT    YIELD
                                   -------   -----   --------   ------   ---------   ------   -------   -----   --------   -----
                                                                   (IN THOUSANDS, EXCEPT YIELDS)
BOOK VALUE
U.S. TREASURY....................  $    --     --%   $ 4,061     6.32%   $     --       --%   $    --     --%   $  4,061   6.32%
U.S. AGENCY......................       --     --      8,397     5.62       9,903     6.40         --     --      18,300   6.05
STATE AND MUNICIPAL..............      275   4.64        389     5.27          --       --     28,688   4.48      29,352   4.49
U.S. AGENCY MORTGAGE-BACKED
  SECURITIES.....................      389   9.40     43,988     5.85     228,615     6.46     64,861   6.26     337,853   6.35
OTHER SECURITIES(1)..............   24,316   7.25      9,251     7.42          --       --        988   7.96      34,555   7.32
                                   -------   ----    -------     ----    --------     ----    -------   ----    --------   ----
TOTAL INVESTMENT SECURITIES
  AVAILABLE FOR SALE.............  $24,980   7.25%   $66,086     6.07%   $238,518     6.46%   $94,537   5.74%   $424,121   6.29%
                                   =======   ====    =======     ====    ========     ====    =======   ====    ========   ====

                                                                       AT DECEMBER 31, 2000
                                   ---------------------------------------------------------------------------------------------
                                                     AFTER 1 YEAR BUT    AFTER 5 YEARS BUT
                                    WITHIN 1 YEAR     WITHIN 5 YEARS      WITHIN 10 YEARS     AFTER 10 YEARS         TOTAL
                                   ---------------   -----------------   ------------------   ---------------   ----------------
                                   AMOUNT    YIELD    AMOUNT    YIELD     AMOUNT     YIELD    AMOUNT    YIELD    AMOUNT    YIELD
                                   -------   -----   --------   ------   ---------   ------   -------   -----   --------   -----
                                                                   (IN THOUSANDS, EXCEPT YIELDS)
MARKET VALUE
U.S. TREASURY....................  $    --           $ 4,110             $     --             $    --           $  4,110
U.S. AGENCY......................       --             8,354                9,753                  --             18,107
STATE AND MUNICIPAL..............      275               390                   --              27,697             28,362
U.S. AGENCY MORTGAGE-BACKED
  SECURITIES.....................      386            43,236              225,944              63,101            332,667
OTHER SECURITIES(1)..............   24,316             8,325                   --                 858             33,499
                                   -------           -------             --------             -------           --------
TOTAL INVESTMENT SECURITIES
  AVAILABLE FOR SALE.............  $24,977           $64,415             $235,697             $91,656           $416,745
                                   =======           =======             ========             =======           ========

---------------
(1) Other investment securities include corporate notes and bonds, asset-backed securities, and equity securities.

     LOAN QUALITY. Three Rivers' written lending policies require underwriting, loan documentation, and credit analysis standards to be met prior to funding any loan, with approval at appropriate level, and continued periodic credit review after funding is required. Credit reviews are mandatory for all commercial loans and for all commercial mortgages in excess of $500,000 within an 18-month period. In addition, due to the smaller balances of individual installment loans, sampling techniques are used on a continuing basis for credit reviews in these loan areas. The following table sets forth information concerning Three Rivers' loan delinquency and other non-performing assets. At all dates presented, Three Rivers had no troubled debt restructurings which involve forgiving a portion of interest or principal on any loans or had not made any loans at a rate materially less than that of market rates:

                                                                     AT DECEMBER 31
                                                           -----------------------------------
                                                             2000         1999         1998
                                                           ---------    ---------    ---------
                                                           (IN THOUSANDS, EXCEPT PERCENTAGES)
Total loan delinquency (past due 30 to 89 days)..........   $5,329       $4,011       $5,473
Total non-accrual loans..................................    2,324        2,056        2,553
Total non-performing assets(1)...........................    2,595        9,076        3,116
Loan delinquency as a percentage of total loans and loans
  held for sale, net of unearned income..................     1.09%        0.84%        1.17%
Non-accrual loans as a percentage of total loans and
  loans held for sale, net of unearned income............     0.48         0.43         0.55
Non-performing assets as a percentage of total loans and
  loans held for sale, net of unearned income, and other
  real estate owned......................................     0.53         1.87         0.66

---------------
(1) Non-performing assets are comprised of (i) loans that are on a non-accrual basis, (ii) loans that are contractually past due 90 days or more as to interest and principal payments of which some are insured for credit loss, and (iii) other real estate owned. All loans, except for loans that are insured for credit loss, are placed on non-accrual status immediately upon becoming 90 days past due in either principal or interest.

     Between December 31, 1999 and December 31, 2000, total loan delinquency increased by $1.3 million causing the delinquency ratio to increase to 1.09%. Residential mortgage loans comprise $3.0 million and $2.7 million of total delinquencies as of December 31, 2000 and December 31, 1999, respectively. Total non-accrual loans were relatively consistent between years. The $6.4 million decrease in non-performing assets is due entirely to a $6 million construction loan on a completed assisted living facility that Three Rivers took possession of in the fourth quarter of 1999 and recorded as other real estate owned. This property was sold in the fourth quarter of 2000. The sale was funded by Three Rivers Bank provided financing. During 2000 and 1999, Three Rivers incurred charges of $2.4 million and $500,000, respectively to adjust the book value of the property to estimated fair market value.

     Between December 31, 1998, and December 31, 1999, total loan delinquency declined by $1.5 million causing the delinquency ratio to drop to .84%. Total non-performing assets increased by $6.0 million since year-end 1998 causing the non-performing assets to total loans ratio to increase to 1.87%. This increase resulted from the aforementioned $6.0 million construction loan.

     ALLOWANCE AND PROVISION FOR LOAN LOSSES. Three Rivers uses a comprehensive methodology and procedural discipline to maintain an allowance for loan losses to absorb inherent losses in the loan portfolio. The allowance can be summarized into two elements; 1) reserves established on specifically identified problem loans, and 2) formula driven general reserves established for loan categories based upon historical loss experience and other qualitative factors which include delinquency and non-performing loan trends, concentrations of credit, trends in loan volume, experience and depth of management, examination and audit results, effects of any changes in lending policies, and trends in policy exceptions. It should be noted that the qualitative factors used in the formula driven general reserves are evaluated quarterly (and revised if necessary) by Three Rivers' management to establish allocations which accommodate each of the listed risk factors.

     As a financial institution that assumes lending and credit risks as a principal element of its business, Three Rivers anticipates that credit losses will be experienced in the normal course of business. Accordingly, the methodology applied by Three Rivers, which is updated on a quarterly basis at the subsidiary bank level, is used to determine both the adequacy of the allowance for loan losses and the necessary provision for loan losses to be charged against earnings. This methodology includes:

     - A detailed review of all criticized and impaired loans to determine if any specific reserve allocations are required on an individual loan basis. The specific reserve established for these criticized and impaired loans is based on careful analysis of the loan's performance, the related collateral value, cash flow considerations and the financial capability of any guarantor.

     - The application of formula driven reserve allocations for all commercial and commercial real-estate loans are calculated by using a three-year migration analysis of net losses incurred within each risk grade for the entire commercial loan portfolio. The difference between estimated and actual losses is reconciled through the dynamic nature of the migration analysis.

     - The application of formula driven reserve allocations to installment and mortgage loans which are based upon historical charge-off experience for those loan types. The residential mortgage loan allocation is based upon Three Rivers' five-year historical average of actual loan charge-offs experienced in that category. The same methodology is used to determine the allocation for consumer loans except the allocation is based upon an average of the most recent actual three-year historical charge-off experience for consumer loans.

     - The application of formula driven reserve allocations to all outstanding loans is based upon review of historical losses and qualitative factors, which include but are not limited to, economic trends, delinquencies, concentrations of credit, trends in loan volume, experience and depth of management, examination and audit results, effects of any changes in lending policies and trends in policy exceptions.

     After completion of this process, a formal meeting of the Loan Loss Reserve Committee is held to make qualitative adjustments to the formula driven results and evaluate the adequacy of the provision. Three Rivers believes that the procedural discipline, systematic methodology, and comprehensive documentation of this quarterly process is in full compliance with all regulatory requirements and provides appropriate support for accounting purposes.

     The following table sets forth changes in the allowance for loan losses and certain ratios for the periods ended:

                                               YEAR ENDED DECEMBER 31
                              --------------------------------------------------------
                                2000        1999        1998        1997        1996
                              --------    --------    --------    --------    --------
                                   (IN THOUSANDS, EXCEPT RATIOS AND PERCENTAGES)
Balance at beginning of
  year:.....................  $  5,021    $  6,104    $  6,006    $  6,025    $  6,834
                              --------    --------    --------    --------    --------
  Charge-offs:
     Commercial.............       224       1,236          86          81         801
     Real estate-mortgage...       166         269         183         174         156
     Consumer...............        82         123         157         183         142
                              --------    --------    --------    --------    --------
     Total charge-offs......       472       1,628         426         438       1,099
                              --------    --------    --------    --------    --------
  Recoveries:
     Commercial.............        89         201          73         175         123
     Real estate-mortgage...       134          17         110          62           9
     Consumer...............        21          27          41          69          68
                              --------    --------    --------    --------    --------
     Total recoveries.......       244         245         224         306         200
                              --------    --------    --------    --------    --------
Net charge-offs.............       228       1,383         202         132         899
Provision for loan losses...       600         300         300         113          90
                              --------    --------    --------    --------    --------
Balance at end of year......  $  5,393    $  5,021    $  6,104    $  6,006    $  6,025
                              ========    ========    ========    ========    ========
Loans and loans held for
  sale, net of unearned
  income:
  Average for the year......  $475,962    $464,317    $464,015    $447,295    $385,912
  At December 31............   488,925     479,762     468,194     466,615     431,928
As a percent of average
  loans and loans held for
  sale:
  Net charge-offs...........      0.05%       0.30%       0.04%       0.03%       0.23%
  Provision for loan
     losses.................      0.13        0.06        0.06        0.03        0.02
  Allowance for loan
     losses.................      1.13        1.08        1.32        1.36        1.56
Allowance as a percent of
  each of the following:
  Total loans and loans held
     for sale, net of
     unearned income........      1.10        1.05        1.30        1.29        1.39
  Total delinquent loans
     (past due 30 to 89
     days)..................    101.20      125.18      111.53       75.94       61.24
  Total non-accrual loans...    232.06      244.21      239.09      209.20      168.34
  Total non-performing
     assets.................    207.82       55.32      195.89      133.23      119.24
Allowance as a multiple of
  net charge-offs...........     23.65x       3.63x      30.22x      45.50x       6.70x
Total classified loans......  $  9,677    $ 15,715    $ 17,555    $ 12,698    $ 11,113
                              ========    ========    ========    ========    ========

     Three Rivers recorded a provision for loan losses of $600,000 in 2000, $300,000 in 1999 and $300,000 in 1998. When expressed as a percentage of average loans, the provision has increased from 0.06% to 0.13% over this three-year period. Factors contributing to the increased loan loss provision in 2000 included higher loan balances and continued growth of higher risk commercial and commercial real-estate loans. Three Rivers' net charge-offs amounted to $228,000 or 0.05% of average loans in 2000, $1.4 million or 0.30% of average loans in 1999, and $202,000 or 0.04% in 1998. Overall, Three Rivers' allowance for loan losses was 208% of non-performing assets and 232% of non-accrual loans at December 31, 2000. The increase in the non-performing assets coverage ratio is due to the previously mentioned decrease in other real estate owned. Three Rivers expects that in 2001 its provision level to at a minimum match and more likely exceed net-charge-offs. Three Rivers' management is unable to determine in what loan category future charge-offs and recoveries may occur.

     The following schedule sets forth the allocation of the allowance for loan losses among various categories. This allocation is determined by using the consistent quarterly procedural discipline that was previously discussed. The entire allowance for loan losses is available to absorb future loan losses in any loan category.

                                                                     AT DECEMBER 31
                       -----------------------------------------------------------------------------------------------------------
                              2000                  1999                  1998                  1997                  1996
                       -------------------   -------------------   -------------------   -------------------   -------------------
                                PERCENT OF            PERCENT OF            PERCENT OF            PERCENT OF            PERCENT OF
                                 LOANS IN              LOANS IN              LOANS IN              LOANS IN              LOANS IN
                                   EACH                  EACH                  EACH                  EACH                  EACH
                                 CATEGORY              CATEGORY              CATEGORY              CATEGORY              CATEGORY
                       AMOUNT    TO LOANS    AMOUNT    TO LOANS    AMOUNT    TO LOANS    AMOUNT    TO LOANS    AMOUNT    TO LOANS
                       ------   ----------   ------   ----------   ------   ----------   ------   ----------   ------   ----------
                                                           (IN THOUSANDS, EXCEPT PERCENTAGES)
Commercial...........  $  605       9.12%    $  914       9.56%    $  279      11.44%    $  247       8.36%    $  378       7.49%
Commercial loans
  secured by real
  estate.............   4,103      48.64      1,285      43.16      1,339      35.69      1,465      36.73      1,526      34.32
Real
  estate-mortgage....     300      37.03        519      40.41        213      45.51        216      48.22        286      50.12
Consumer.............     139       5.21        185       6.89        211       7.36        176       6.69        170       8.07
Allocation to general
  risk...............     246                 2,118                 4,062                 3,902                 3,665
                       ------                ------                ------                ------                ------
Total................  $5,393     100.00%    $5,021     100.00%    $6,104     100.00%    $6,006     100.00%    $6,025     100.00%
                       ======                ======                ======                ======                ======

     Even though real estate-mortgage loans comprise 37% of Three Rivers' total loan portfolio, only $300,000 or 5.6% of the total allowance for loan losses is allocated against this loan category. The real estate-mortgage loan allocation is based primarily upon Three Rivers' five-year historical average of actual loan charge-offs experienced in that category and other qualitative factors. The disproportionately higher allocations for commercial loans and commercial loans secured by real estate reflect the increased credit risk associated with this type of lending. The increase in allocated reserves to the commercial loans secured by real estate at December 31, 2000, versus December 31, 1999, is driven by the continued growth of this portfolio. At December 31, 2000, the commercial real-estate loan balance grew by 14.9% over the December 31, 1999, balance. Other factors considered by Three Rivers that led to increased allocations to the commercial real-estate portfolios were the potential adverse effects of the rising interest rate environment that continued in 2000, the continued increase in concentration risk in single borrowers and the overall growth in the average size associated with these credits.

     Based on Three Rivers' loan loss reserves methodology and the related assessment of the inherent risk factors contained within Three Rivers' loan portfolio, management believes that the allowance for loan losses was adequate for each of the fiscal years presented in the table above.

     NON-INTEREST INCOME. Non-interest income for 2000 totaled $4.3 million, which represented a $1.4 million or 24.6% decrease when compared to the same 1999 period. This decrease was primarily due to the following items:

     - a $734,000 decrease in gains realized on investment security sales. Three Rivers sold approximately $88 million in securities during 2000 and used the proceeds to pay down short-term advances from the FHLB. These sales resulted in a net loss of $461,000.

     - a $755,000 decrease in trust fees as Three Rivers entered into an agreement in which it receives a flat monthly fee for trust referrals, and no longer has its own trust department.

     - these decreases, however, were partially offset by an increase in service charges on deposit accounts of $122,000, or 6.6%, as a result of Three Rivers amending its fee structure.

     Non-interest income for 1999 totaled $5.7 million, which represented a $1.3 million or 18.3% decrease when compared to 1998. This decrease was primarily due to the following items:

     - a $270,000 decrease in gains realized on loans held for sale. This fluctuation resulted from a $35,000 loss recognized in 1999 compared to a $235,000 gain recognized in 1998. The 1999 loss resulted from a drop in mortgage refinancing activity, which reduced both the volume and spread on loan sales into the secondary market.

     - a $1.0 million decrease in gains realized on investment security sales as the steeper yield curve limited investment portfolio repositioning opportunities in 1999.

     - a $103,000, or 14.6%, decrease in wholesale cash processing fees as Three Rivers has experienced a decrease in the number of wholesale customers.

     NON-INTEREST EXPENSE. Non-interest expense for 2000 totaled $23.8 million which represented a $2.8 million, or 13.3%, increase when compared to the same 1999 period. This increase was primarily due to the following items:

     - as a result of the spin-off, Three Rivers had $777,000 of non-recurring spin-off costs. The expense is primarily the result of stock registration and professional fees.

     - a net $313,000 increase in salary and employee benefits resulted from the spin-off necessitating new positions and the elimination of others at the beginning of the second quarter.

     - a $2.3 million increase in OREO expense, which is primarily the result of a $2.4 million write down of an Other Real Estate Owned property, that was acquired through a foreclosure on a commercial real estate loan.

     - the above increases in the components of non-interest expense are partially offset by a $591,000, or 12.8%, decrease in other expenses for 2000 as compared to the same period in 1999. The decrease is the result of a decrease in advertising expenditures of $314,000 and a reduction of expenses incurred for services provided by USBANCORP, Inc. of $511,000. These decreases, however, were partially offset by increases in software amortization of $97,000 and charges incurred for the early redemption of Three Rivers Bank's financing subsidiary, Community First Capital Corp., of $85,000.

     Non-interest expense for 1999 totaled $21.0 million which represented a $707,000 or 3.5% increase when compared to 1998. This increase was primarily due to the following items:

     - a $246,000 or 2.7% increase in salaries and employee benefits due to merit pay increases, higher incentive pay and increased medical insurance premiums.

     - a $186,000 increase in equipment expense due to higher technology related expenses such as system cost associated with wide area networks and optical disk imaging of customer statements.

     - a $163,000 increase in goodwill and core deposit amortization expense due to the amortization expense associated with the $10 million core deposit premium resulting from the First Western Branch acquisition.

     NET OVERHEAD BURDEN. Three Rivers' efficiency ratio (non-interest expense divided by total revenue) increased to 77.1% in 2000 compared to 58.0% for 1999. Factors contributing to the higher efficiency ratio in 2000 included the compression experienced in the net interest margin, reduced non-interest income and an increased level of non-interest expenses, which included spin-off costs and OREO charges. Total assets per employee declined 12.0% from $4.4 million for 1999 to $3.9 million for 2000.

     INCOME TAX EXPENSE. Three Rivers' provision for income taxes for 2000 was $936,000 reflecting an effective tax rate of 15.8%. This provision reflects a change in estimate of Three Rivers' income tax liability of approximately $750,000 as a result of an Internal Revenue Service examination of Three Rivers' 1995-1997 tax returns. Three Rivers' income tax provision and effective tax rate were $4.1 million or 29.1% in 1999 and $4.8 million or 30.2% in 1998. The lower income tax expense and effective tax rate in 1999 compared to 1998 was due to a reduced level of pre-tax income combined with an increased level of tax-free income. Tax-free asset holdings consist primarily of municipal investment securities, bank owned life insurance, and commercial loan tax anticipation notes.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2000 AND DECEMBER 31, 1999

     Three Rivers' total consolidated assets were $947 million at December 31, 2000, compared with $1.076 billion at December 31, 1999, which represents a decrease of $129 million or 12.0%. During 2000, total loans and loans held for sale increased by approximately $9.1 million or 1.9% due to continued growth in commercial mortgage loans. This increase, however, was partially offset by decreases in the remaining loan categories. Total investment securities decreased by $106 as a result of Three Rivers selling $88 million from the portfolio in addition to normal principal repayments. Cash balances at December 31, 2000 decreased $8.8 million or 36.1% from prior year-end. The use of this cash, combined with the proceeds from investment security sales and principal repayments, as well as from increased deposits, were used to reduce borrowings. The remainder of the decrease in total assets results primarily from the dividend payment to USBANCORP, Inc. for the net assets of Three Rivers' mortgage banking subsidiary.

     Total deposits increased by $59.3 million or 10.4% since December 31, 1999 and were used to provide partial funding for the repayment of FHLB borrowings. Three Rivers' total borrowed funds position decreased by $193.7 million, or 44.2%. Total equity increased by $2.9 million due to an increase in accumulated other comprehensive income as a result of an increase in the market value of the available for sale securities portfolio. This increase, however, was partially offset by a decrease to equity as a result of the dividend payment to USBANCORP, Inc. of $10.2 million representing the net assets of Three Rivers' discontinued mortgage banking subsidiary.

     RISK MANAGEMENT OVERVIEW. Risk identification and management are essential elements for the successful management of Three Rivers. In the normal course of business, Three Rivers is subject to various types of risk, including interest rate, credit, and liquidity risk. Three Rivers controls and monitors these risks with policies, procedures, and various levels of managerial and Board oversight. Three Rivers' objective is to optimize profitability while managing and controlling risk within Board approved policy limits.

     Three Rivers has developed a comprehensive Risk Management Policy to assist Executive Management and the Board of Directors and in clarifying their tolerance for risk as well as describing a methodology for determining the proper level of controls to manage those risks.

     This clarification allows the line managers to achieve their business objectives while managing risks within acceptable limits. This Policy is intended to provide all parties, who are responsible for the management of risk, with a single source that can be used to gain an understanding of the formalized risk management process that has been established by Three Rivers.

     Interest rate risk is the sensitivity of net interest income and the market value of financial instruments to the magnitude, direction, and frequency of changes in interest rates. Interest rate risk results from various repricing frequencies and the maturity structure of assets, liabilities, and off-balance sheet positions. Three Rivers uses its asset liability management policy and hedging policy to control and manage interest rate risk.

     Credit risk represents the possibility that a customer may not perform in accordance with contractual terms. Credit risk results from extending credit to customers, purchasing securities, and entering into certain off-balance sheet financial instruments. Three Rivers' primary credit risk occurs in the loan portfolio. Three Rivers uses its credit policy and disciplined approach to evaluating the adequacy of the allowance for loan losses to control and manage credit risk. Three Rivers' investment policy and hedging policy strictly limit the amount of credit risk that may be assumed in the investment portfolio and through off-balance sheet activities.

     INTEREST RATE SENSITIVITY. Asset/liability management involves managing the risks associated with changing interest rates and the resulting impact on Three Rivers' net interest income, net income and capital. The management and measurement of interest rate risk at Three Rivers is performed by using the following tools: 1) Simulation modeling which analyzes the impact of interest rate changes on net interest income, net income and capital levels over specific future time periods. The simulation modeling forecasts earnings under a variety of scenarios that incorporate changes in the absolute level of interest rates, the shape of the yield curve, prepayments and changes in the volumes and rates of various loan and deposit categories. The simulation modeling also incorporates all off balance sheet hedging activity as well as assumptions about reinvestment and the repricing characteristics of certain assets and liabilities without stated contractual maturities, 2) Static "GAP" analysis which analyzes the extent to which interest rate sensitive assets and interest rate sensitive liabilities are matched at specific points in time, and 3) Market value of portfolio equity sensitivity analysis. The overall interest rate risk position and strategies are reviewed by senior management and Three Rivers' Board of Directors on an ongoing basis. The following table presents a summary of Three Rivers' static GAP positions at December 31, 2000:

                                                                  OVER       OVER
                                                                3 MONTHS   6 MONTHS
                                                     3 MONTHS   THROUGH    THROUGH      OVER
INTEREST SENSITIVITY PERIOD                          OR LESS    6 MONTHS    1 YEAR     1 YEAR     TOTAL
---------------------------                          --------   --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT RATIOS AND PERCENTAGES)
Rate sensitive assets:
Loans..............................................  $117,413   $42,384    $ 55,969   $267,766   $483,532
Investment securities..............................    73,626     7,866      19,446    315,807    416,745
Other assets.......................................        --        --      12,942         --     12,942
                                                     --------   -------    --------   --------   --------
  Total rate sensitive assets......................  $191,039   $50,250    $ 88,357   $583,573   $913,219
                                                     ========   =======    ========   ========   ========
Rate sensitive liabilities:
Deposits:
  Non-interest bearing deposits....................  $     --   $    --    $     --   $ 86,181   $ 86,181
  NOW and Super NOW................................        --        --          --     40,488     40,488
  Money market.....................................    46,048        --          --         --     46,048
  Other savings....................................        --        --          --     58,004     58,004
  Certificates of deposit of $100,000 or more......    18,991        --          --        371     19,362
  Other time deposits..............................    72,428    49,706     105,593    154,180    381,907
                                                     --------   -------    --------   --------   --------
  Total deposits...................................   137,467    49,706     105,593    339,224    631,990
Borrowings.........................................    49,205        39      38,952    156,479    244,675
                                                     ========   =======    ========   ========   ========
  Total rate sensitive liabilities.................  $186,672   $49,745    $144,545   $495,703   $876,665
Off-balance sheet hedges...........................   (40,000)       --      40,000         --         --
                                                     ========   =======    ========   ========   ========
Interest sensitivity GAP:
  Interval.........................................    44,367       505     (96,188)    87,870         --
  Cumulative.......................................  $ 44,367   $44,872    $(51,316)  $ 36,554   $ 36,554
                                                     ========   =======    ========   ========   ========
Period GAP ratio...................................      1.30x     1.01x       0.48x      1.18x
Cumulative GAP ratio...............................      1.30      1.23        0.87       1.04
Ratio of cumulative GAP to total assets............      4.68%     4.74%      (5.42)%     3.86%
                                                     ========   =======    ========   ========

     When December 31, 2000, is compared to December 31, 1999, both Three Rivers' six month and one year cumulative GAP ratios became more positive due largely to reduced liability sensitivity resulting from a decrease in Three Rivers' short-term FHLB borrowings. As separately disclosed in the above table, the off-balance sheet hedge transactions (described in detail in Note #18) increased the six month cumulative gap position by $40 million, but had no affect on the one year cumulative gap position.

     A portion of Three Rivers' funding base is low cost core deposit accounts which do not have a specific maturity date. The accounts that comprise these low cost core deposits include passbook savings accounts, money market accounts, NOW accounts, and daily interest savings accounts. At December 31, 2000, the balance in these accounts totaled $231 million or 24.4% of total assets. Within the above static GAP table, approximately $46 million or 19.9% of these core deposits are assumed to be rate sensitive liabilities that reprice in one year or less; this assumption is based upon historical experience in varying interest rate environments and is reviewed annually for reasonableness. Three Rivers recognizes that the pricing of these accounts is somewhat inelastic when compared to normal rate movements.

     There are some inherent limitations in using static GAP analysis to measure and manage interest rate risk. For instance, certain assets and liabilities may have similar maturities or periods to repricing but the magnitude or degree of the repricing may vary significantly with changes in market interest rates. As a result of these GAP limitations, management places primary emphasis on simulation modeling to manage and measure interest rate risk. Three Rivers' asset liability management policy seeks to limit net interest income variability over a twelve month period to +/-7.5% and net income variability to +/-15.0% based upon varied economic rate forecasts which include interest rate movements of up to 200 basis points and alterations of the shape of the yield curve. Additionally, Three Rivers also uses market value sensitivity measures to further evaluate the balance sheet exposure to changes in interest rates. Market value of portfolio equity sensitivity analysis captures the dynamic aspects of long-term interest rate risk across all time periods by incorporating the net present value of expected cash flows from Three Rivers' assets and liabilities. Three Rivers monitors the trends in market value of portfolio equity sensitivity analysis on a quarterly basis.

     The following table presents an analysis of the sensitivity inherent in Three Rivers' net interest income, net income and market value of portfolio equity. The interest rate scenarios in the table compare Three Rivers' base forecast or most likely rate scenario at December 31, 2000, to scenarios that reflect ramped increases and decreases in interest rates of 200 basis points along with performance in a stagnant rate scenario with interest rates held flat at the December 31, 2000, levels. Three Rivers' most likely rate scenario is based upon published economic consensus estimates that currently forecast a decrease in interest rates over the next twelve-month period. Each rate scenario contains unique prepayment and repricing assumptions that are applied to Three Rivers' expected balance sheet composition which was developed under the most likely interest rate scenario.

                                                                                      CHANGE IN
                                                                                       MARKET
                                                  VARIABILITY OF                      VALUE OF
INTEREST RATE                                      NET INTEREST     VARIABILITY OF    PORTFOLIO
SCENARIO                                              INCOME          NET INCOME       EQUITY
-------------                                     --------------    --------------    ---------
Base............................................          0%                0%              0%
Flat............................................       (0.1)             (0.3)           (0.7)
200 bp increase.................................        1.1               3.1           (39.2)
200 bp decrease.................................       (1.6)             (4.4)           41.2

     As indicated in the table, the maximum negative variability of Three Rivers' net interest income and net income over the next twelve month period was 1.1% and a 3.1% respectively, under an upward rate shock forecast reflecting a 200 basis point increase in interest rates. The noted variability under this forecast was within Three Rivers' ALCO policy limits. The variability of market value of portfolio equity was (39%) under this interest rate scenario. The off-balance sheet borrowed funds hedges also helped reduce the variability of forecasted net interest income, net income and market value of portfolio equity in a rising interest rate environment. Finally, this sensitivity analysis is limited by the fact that it does not include any balance sheet repositioning actions Three Rivers may take should severe movements in interest rates occur such as lengthening or shortening the duration of the securities portfolio or entering into additional off-balance sheet hedging transactions. These actions would likely reduce the variability of each of the factors identified in the above table in the more extreme interest rate shock forecasts.

     Within the investment portfolio at December 31, 2000, 100% of the portfolio is classified as available for sale. The available for sale classification provides management with greater flexibility to manage the securities portfolio to better achieve overall balance sheet rate sensitivity goals and provide liquidity to fund loan growth if needed. The mark to market of the available for sale securities does inject more volatility in the book value of equity but has no impact on regulatory capital. Furthermore, it is Three Rivers' intent to continue to diversify its loan portfolio to increase liquidity and rate sensitivity and to better manage Three Rivers' long-term interest rate risk by continuing to sell newly originated fixed-rate 30-year mortgage loans.

     LIQUIDITY. Liquidity risk represents the inability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers, as well as, the obligations to depositors and debtholders. Three Rivers uses its asset/liability management policy and contingency funding plan to control and manage liquidity risk.

     Financial institutions must maintain liquidity to meet day-to-day requirements of depositor and borrower customers, take advantage of market opportunities, and provide a cushion against unforeseen needs. Liquidity needs can be met by either reducing assets or increasing liabilities. Sources of asset liquidity are provided by short-term investment securities, time deposits with banks, federal funds sold, banker's acceptances, and commercial paper. These assets totaled $33.2 million at December 31, 2000, compared to $52.8 million at December 31, 1999. Maturing and repaying loans, as well as the monthly cash flow associated with mortgage-backed securities are other significant sources of asset liquidity for Three Rivers.

     Liquidity needs can be met by attracting deposits with competitive rates, using repurchase agreements, buying federal funds, or utilizing the facilities of the Federal Reserve or the Federal Home Loan Bank systems. Three Rivers' subsidiary utilizes a variety of these methods of liability liquidity. At December 31, 2000, Three Rivers' subsidiary had approximately $30 million of unused lines of credit available under informal arrangements with correspondent banks compared to $35 million at December 31, 1999. These lines of credit enable Three Rivers' subsidiary to purchase funds for short-term needs at current market rates. Additionally, Three Rivers' subsidiary bank is a member of the Federal Home Loan Bank, which provides the opportunity to obtain intermediate to longer term advances up to approximately 80% of their investment in assets secured by one-to-four family residential real estate. Three Rivers estimates a remaining current total available Federal Home Loan Bank aggregate borrowing capacity of approximately $87 million.

     Liquidity can be analyzed by utilizing the Consolidated Statement of Cash Flows. Cash equivalents decreased by $8.8 million from December 31, 1999, to December 31, 2000, due primarily to $137.9 million of net cash used for financing activities. This more than offset $119.3 million of net cash provided by investing activities and $9.9 million of net cash provided by operating activities. Within investing activities, cash proceeds from investment security maturities and sales exceeded purchases of investment securities by $124.7 million. Cash advanced for new loan fundings totaled $87.9 million and was approximately $5.3 million greater than the cash received from loan principal payments. Within financing activities, net deposits increased by $59.3 million due primarily to growth in certificates of deposits. The principal on Federal Home Loan Bank advances was paid down $175 million, which was funded by proceeds received from investment security maturities and sales and net deposit growth. Three Rivers used $3.4 million of cash to pay common dividends to shareholders. Notwithstanding the decrease in cash equivalents, management believes that Three Rivers maintains overall liquidity sufficient to satisfy its deposit requirements and meet its customers' credit needs.

     CAPITAL RESOURCES. As presented in Note #20, Three Rivers exceeds all regulatory capital ratios for each of the periods presented. Furthermore, Three Rivers' subsidiary bank is considered "well capitalized" under all applicable FDIC regulations. It is Three Rivers' intent to maintain the FDIC "well capitalized" classification for its subsidiary to ensure the lowest deposit insurance premium. Three Rivers targets an operating range of 6.0% to 6.5% for the asset leverage ratio because management and the Board of Directors believe that this level provides an optimal balance between regulatory capital requirements and shareholder value needs. Strategies Three Rivers uses to manage its capital ratios include common dividend payments and earning asset growth.

     Three Rivers' declared Common Stock cash dividend per share was $0.36 for the three quarters of 2000 for which it was a stand alone company. Based on the December 31, 2000 stock price, the dividend yield on Three Rivers' common stock approximates 5.82%. Three Rivers' Board of Directors believes that a better than peer common dividend is a key component of total shareholder return, particularly for retail shareholders.

     Three Rivers' Dividend Reinvestment and Common Stock Purchase Plan provides each record holder of Common Stock with a simple and convenient method of purchasing additional shares without payment of any brokerage commissions, service charges or other similar expense. A participant in the Plan may purchase shares of Common Stock by electing either to (1) reinvest dividends on all of his or her shares of Common Stock or (2) make optional cash payments of not less than $10 and up to a maximum of $2,000 per month and continue to receive regular dividend payments on his or her other shares. A participant may withdraw from the Plan at any time.

     Under the Plan, purchases of shares of Common Stock are made on the open market using the average market price, which is the weighted average purchase price of shares purchased for the Plan in the market for the relevant investment date.

               PENNSYLVANIA CAPITAL'S MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHANGES IN FINANCIAL CONDITION

     General. PA Capital's total assets increased $9.5 million, or 6.9%, to $146.6 million at December 31, 2000, from $137.2 million at December 31, 1999. PA Capital experienced increases in cash equivalents and loans receivable of $2.8 million and $9.5 million, respectively, partially offset by decreases in securities available-for-sale and other assets of $2.1 million and $796,000, respectively.

     The increase in PA Capital's total assets reflects a corresponding increase in total liabilities of $7.1 million, or 5.5%, to $135.8 million at December 31, 2000, from $128.7 million at December 31, 1999 and stockholders' equity of $2.3 million, or 27.1%, to $10.8 million at December 31, 2000, from $8.5 million at December 31, 1999. The increase in total liabilities can be attributed to an increase in customer deposits and all other liabilities of $10.2 million and $368,000, respectively, partially offset by a decrease in borrowed funds of $3.4 million. The increase in stockholders' equity can be attributed to an increase in accumulated other comprehensive income (an increase in the unrealized gain on securities held as available-for-sale), net of income taxes, and net income during 2000 of $1.2 million and $1.1 million, respectively.

     Cash Equivalents. Cash equivalents, which include cash on hand and in banks and interest-earning deposits, increased $2.8 million, or 32.6%, to $11.4 million at December 31, 2000 from $8.6 million at December 31, 1999. These accounts are typically increased by deposits from customers into savings and checking accounts, loan and security repayments and proceeds from borrowed funds. Decreases result from customer deposit withdrawals, funding of new loans, security purchases and repayments of borrowed funds.

     Securities. Securities available-for-sale decreased $2.1 million to $44.3 million at December 31, 2000, from $46.4 million at December 31, 1999. The decrease was the result of principal repayments of $4.0 million, partially offset by unrealized gains of $1.9 million.

     Loans Receivable. Loans receivable increased $9.5 million, or 12.1%, to $87.7 million at December 31, 2000, from $78.2 million at December 31, 1999. This net increase in loans was primarily the result of an increase in commercial, real estate mortgage and real estate construction loans of $1.8, $7.5 and $1.6 million, respectively, partially offset by a decrease in consumer loans of $980,000 and an increase in loan loss allowance of $331,000.

     Nonperforming Loans. Nonperforming loans increased $23,000, or 3.3%, to $728,000, or 0.50%, of total assets at December 31, 2000, from $705,000, or
0.51%, of total assets at December 31, 1999. At December 31, 2000, nonperforming loans consisted of six commercial loans totaling $728,000.

     Subsequent to December 31, 2000, a borrower of PA Capital experienced a significant judgment against it. As of December 31, 2000, the total outstanding balance relating to this borrower was approximately $657,000, and is not included in the non-performing loan amounts disclosed above. Based on information currently available, management expects no loss, however, given the volatile nature of the credit, other factors may occur or come to management's attention that could require additional reserves and or a loss to PA Capital.

     FHLB Stock. The investment in FHLB stock totaled $1.3 million at December 31, 2000 and 1999.

     Other Assets. Other assets, which include accrued interest receivable, premises and equipment, prepaid expenses and other assets, decreased in total $796,000, or 29.5%, to $1.9 million at December 31, 2000, from $2.7 million at December 31, 1999.

     Deposits. Deposits increased $10.2 million, or 8.3%, to $133.3 million at December 31, 2000, from $123.1 million at December 31, 1999. This increase can primarily be attributed to an increase in non-interest bearing and interest bearing deposits of $3.7 million and $13.3 million, respectively, partially offset by a decrease in time deposits of $6.8 million.

     Borrowed Funds. Borrowed funds decreased $3.4 million to $1.4 million at December 31, 2000, from $4.8 million at December 31, 1999.

     Other Liabilities. Other liabilities, which include accrued interest payable, accrued expenses and other liabilities, increased $368,000, or 45.4%, to $1.2 million at December 31, 2000, from $810,000 at December 31, 1999.

CHANGES IN RESULTS OF OPERATIONS

     PA Capital reported net income of $1.1 million, $362,000 and $145,000 in 2000, 1999 and 1998, respectively.

  2000 Results Compared to 1999 Results

     General. PA Capital reported net income of $1.1 million and $362,000 for 2000 and 1999, respectively. The $757,000 increase in net income between 2000 and 1999 can primarily be attributed to favorable variances in net interest income and non-interest expenses of $902,000 and $475,000, respectively. Partially offsetting these favorable variances were unfavorable variances in provision for loan losses, non-interest income and provision for income taxes of $55,000, $297,000 and $268,000, respectively.

     Net Interest Income. Net interest income increased $902,000 or 21.5% to $5.1 million for 2000, compared to $4.2 million for 1999. This increase in net interest income can be attributed to an increase in interest income of $1.7 million and a decrease in interest expense of $754,000.

     Interest Income. Interest income increased $1.7 million, or 18.5%, to $10.9 million for 2000, compared to $9.2 million for 1999. This increase can be attributed to an increase in loans receivable and securities of $861,000 and $1.1 million, partially offset by decreases in interest-earning deposits and FHLB stock of $26,000 and $260,000, respectively.

     Interest earned on loans increased $861,000 million to $7.4 million for 2000, compared to $6.5 million for 1999. This increase was primarily the result of an increase in the average balance of loans receivable of $6.6 million, or 8.4%, to $84.9 million for 2000, compared to $78.4 million for 1999. Also contributing to this increase was an increase in the weighted average yield on loans to 8.7% for 2000, compared to 8.3% for 1999.

     Interest earned on securities increased $1.1 million, or 50.0%, to $3.3 million for 2000, compared to $2.2 million for 1999. This increase was primarily attributable to an increase in the average balance invested in securities of $13.0 million, or 40.8%, to $45.0 million for 2000, compared to $31.9 million for 1999. Also contributing to the increase in interest earned on securities was an increase in the yield to 7.2% for 2000, compared to 6.8% for 1999.

     Interest earned on interest-earning deposits decreased $26,000 to $177,000 for 2000, compared to $203,000 for 1999. This decrease was primarily attributable to the decrease in the average balance of interest earning deposits of $1.5 million to $2.9 million for 2000, compared to $4.4 million for 1999. Partially offsetting this volume decrease was an increase in the yield on interest-earning deposits to 6.2% in 2000, compared to 4.6% for 1999.

     Interest earned on FHLB stock decreased $260,000 to $91,000 for 2000, compared to $351,000 for 1999. This decrease can primarily be attributed to a decrease in the average balance invested in FHLB stock of $4.1 million to $1.3 million in 2000, compared to $5.4 million in 1999. Partially offsetting this volume decrease was an increase in the yield on FHLB stock to 7.1% in 2000, compared to 6.5% for 1999.

     Interest Expense. Interest expense increased $754,000, or 15.1%, to $5.7 million for 2000, compared to $5.0 million for 1999. This increase can be attributed to an increase in interest expense on deposits of $224,000 and an increase in interest expense on borrowed funds of $530,000.

     Interest incurred on deposits increased $224,000, or 4.7%, to $5.1 million for 2000, compared to $4.8 million for 1999. This increase was the result of an increase in the average balance of interest-bearing deposits of $4.9 million, or 5.4%, to $96.4 million for 2000, compared to $91.5 million for 1999.

     Interest incurred on borrowed funds increased $530,000, or 438.0%, to $651,000 for 2000, compared to $121,000 for 1999. This increase was primarily attributable to an increase in the average balance of borrowed funds of $8.0 million, or 381.0%, to $10.1 million for 2000, compared to $2.1 million for 1999.

     Provision for Loan Losses. PA Capital records provisions for loan losses to bring the total allowance for loan losses to a level deemed appropriate to cover losses in the loan portfolio. In determining the appropriate level of allowance for loan losses, management considers historical loss experience, the present financial condition of borrowers, current economic conditions (particularly as they relate to markets where PA Capital originates loans), the status of nonperforming and classified loans, the estimated underlying value of the collateral and other factors related to the collectibility of the loan portfolio.

     The provision for loan losses increased $55,000, or 14.3%, to $440,000 for 2000, compared to $385,000 for 1999. This increase was primarily due to the increase of loans receivable during 2000. PA Capital charged-off loans receivable totaling $245,000 and $632,000 in 2000 and 1999, respectively. The balance of nonperforming loans increased $23,000, or 3.3%, to $728,000 for 2000, compared to $705,000 for 1999.

     As a result of the provision for loan losses during 2000 and 1999, PA Capital's allowance for loan losses amounted to $1.9 million, or 2.1%, of PA Capital's total loan portfolio at December 31, 2000, compared to $1.6 million, or 2.0%, of PA Capital's total loan portfolio at December 31, 1999.

     Non-Interest Income. Non-interest income decreased $297,000 to $797,000 for 2000, compared to $1.1 million for 1999. This decrease was primarily the result of decreases in cash management fees, loan service fees, deposit service fees and lease fee income of $124,000, $120,000, $17,000 and $14,000, respectively.

     Non-Interest Expense. Non-interest expense decreased $475,000 to $3.8 million for 2000, compared to $4.3 million for 1999. This decrease was the result of decreases in compensation and employee benefits, premises and equipment, data processing expense, business development and professional fees of $227,000, $61,000, $28,000, $55,000 and $216,000 respectively, partially offset by an increase in other expenses of $79,000.

     Provision for Income Taxes. PA Capital's provision for income taxes increased $268,000 to $608,000 for 2000, compared to $340,000 for 1999, primarily as a result of an increase in net income before income taxes of $1.0 million. PA Capital's effective income tax rate was 35.2% and 48.4% for 2000 and 1999, respectively.

  1999 Results Compared to 1998 Results

     General. PA Capital reported net income of $362,000 and $145,000 for 1999 and 1998, respectively. The $217,000 increase in net income between 1999 and 1998, can primarily be attributed to an increase in non-interest income of $688,000, and decreases in provision for loan losses and non-interest expense of $715,000 and $106,000, respectively. Partially offsetting these favorable variances was a decrease in net interest income of $1.0 million and an increase in provision for income taxes of $278,000.

     Net Interest Income. Net interest income decreased $1.0 million, or 18.9%, to $4.2 million for 1999, compared to $5.3 million for 1998. This decrease in net interest income can be attributed to a decrease in interest income of $909,000 and an increase in interest expense of $105,000.

     Interest Income. Interest income decreased $909,000, or 9.0%, to $9.2 million for 1999, compared to $10.1 million for 1998. This decrease can be attributed to an increase in securities of $824,000, partially offset by decreases in loans receivable, interest-earning deposits and FHLB stock of $298,000, $1.3 million and $98,000, respectively.

     Interest earned on loans decreased $298,000 to $6.5 million for 1999, compared to $6.8 million for 1998. This decrease was primarily the result of a decrease in the weighted average yield on loans to 8.3% for 1999, compared to 8.9% for 1998. Partially offsetting this decrease was an increase in the average balance of loans receivable of $1.7 million, or 2.2%, to $78.4 million for 1999, compared to $76.6 million for 1998.

     Interest earned on interest-earning deposits decreased $1.3 million to $203,000 for 1999, compared to $1.5 million for 1998. This decrease was primarily attributable to the decrease in the average balance of interest-earning deposits caused primarily by a change in the business relationship with one customer from generally that of a direct deposit relationship to that of being an agent for the customer to administer a direct daily sweep relationship into investments outside the bank of $27.1 million to $4.4 million for 1999, compared to $31.2 million for 1998. Adding to this volume decrease was a decline in the yield on interest-earning deposits to 4.6% in 1999, compared to 4.9% for 1998.

     Interest earned on FHLB stock decreased $98,000 to $351,000 for 1999, compared to $449,000 for 1998. This decrease can primarily be attributed to a decrease in the average balance invested in FHLB stock of $1.6 million to $5.4 million in 1999, compared to $7.0 million in 1998.

     Interest earned on securities increased $824,000, or 63.4%, to $2.2 million for 1999, compared to $1.3 million for 1998. This increase was primarily attributable to an increase in the average balance invested in securities of $11.5 million, or 56.4%, to $31.9 million for 1999, compared to $20.4 million for 1998. Also contributing to the increase in interest earned on securities was an increase in the yield to 6.8% for 1999, compared to 6.5% for 1998.

     Interest Expense. Interest expense increased $105,000, or 2.1%, to $5.0 million for 1999, compared to $4.9 million for 1998. This increase can be attributed to an increase in interest expense on deposits of $67,000 and an increase in interest expense on borrowed funds of $38,000.

     Interest incurred on deposits increased $67,000, or 1.4%, to $4.8 million for 1999, compared to $4.8 million for 1998. This increase was the result of an increase in the average balance of interest-bearing deposits of $4.9 million, or 5.7%, to $91.5 million for 1999, compared to $86.6 million for 1998. Partially offsetting this increase in balance was a decrease in the cost of interest-bearing deposits to 5.3% for 1999, compared to 5.5% for 1998.

     Interest incurred on borrowed funds increased $38,000, or 45.8%, to $121,000 for 1999, compared to $83,000 for 1998. This increase was primarily attributable to an increase in the average balance of borrowed funds of $657,000, or 43.8%, to $2.1 million for 1999, compared to $1.5 million for 1998.

     Provision for Loan Losses. PA Capital records provisions for loan losses to bring the total allowance for loan losses to a level deemed appropriate to cover potential losses in the loan portfolio. In determining the appropriate level of allowance for loan losses, management considers historical loss experience, the present financial condition of borrowers, current economic conditions (particularly as they relate to markets where PA Capital originates loans), the status of nonperforming and classified loans, the estimated underlying value of the collateral and other factors related to the collectibility of the loan portfolio.

     The provision for loan losses decreased $715,000, or 65.0%, to $385,000 for 1999, compared to $1.1 million for 1998. This decrease was primarily the result of the improvement in quality of the loan portfolio during 1999. PA Capital charged-off loans receivable totaling $632,000 and $686,000 in 1999 and 1998, respectively. The balance of nonperforming loans decreased $695,000, or 49.6%, to $705,000 for 1999, compared to $1.4 million for 1998.

     As a result of the provision for loan losses during 1999 and 1998, PA Capital's allowance for loan losses amounted to $1.6 million, or 2.0%, of PA Capital's total loan portfolio at December 31, 1999, compared to $1.8 million, or 2.2%, of PA Capital's total loan portfolio at December 31, 1998.

     Non-Interest Income. Non-interest income increased $688,000 to $1.1 million for 1999, compared to $406,000 for 1998. This increase was primarily the result of the change in business relationship with one customer as discussed above. During 1998, income from this customer was recognized as interest on interest-earning deposits; however, after withdrawal of the deposits in 1999, income earned was recognized as noninterest income.

     Non-Interest Expense. Non-interest expense decreased $106,000 to $4.3 million for 1999, compared to $4.4 million for 1998. This decrease was the result of decreases in compensation and employee benefits and other expense of $113,000 and $14,000 respectively, partially offset by increases in premises and equipment, professional fees and data processing expense of $21,000, $6,000 and $38,000, respectively.

     Provision for Income Taxes. PA Capital's provision for income taxes increased $278,000 to $340,000 for 1999, compared to $62,000 for 1998, primarily as a result of an increase in net income before income taxes of $495,000. PA Capital's effective income tax rate was 48.4% and 30.0% for 1999 and 1998, respectively.

AVERAGE BALANCE SHEET AND ANALYSIS OF CHANGES IN NET INTEREST INCOME

     Average Balance Sheet and Yield/Rate Analysis. The following table sets forth, for periods indicated, information concerning the total dollar amounts of interest income from interest-earning assets and the resultant average yields, the total dollar amounts of interest expense on interest-bearing liabilities and the resultant average costs, net interest income, interest rate spread and the net interest margin earned on average interest-earning assets. For purposes of this table, average loan balances include non-accrual loans and exclude the allowance for loan losses, and interest income includes accretion of net deferred loan fees.

(Dollar amounts in thousands)
                                                                         YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------------------------------------------
                                                    2000                           1999                           1998
(Average calculated on daily balances)  ----------------------------   ----------------------------   ----------------------------
                                        AVERAGE               YIELD/   AVERAGE               YIELD/   AVERAGE               YIELD/
                                        BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE
                                        --------   --------   ------   --------   --------   ------   --------   --------   ------
INTEREST-EARNING ASSETS:
  Loans Receivable....................  $ 84,922   $ 7,359     8.67%   $ 78,353    $6,498     8.29%   $ 76,617   $ 6,796     8.87%
  Interest-earning deposits...........     2,853       177     6.20%      4,395       203     4.62%     31.186     1,540     4.94%
  Securities available-for-sale.......    44,983     3,237     7.20%     31,940     2,156     6.75%     20,441     1,332     6.52%
  FHLB stock..........................     1,290        91     7.05%      5,364       351     6.54%      6,960       449     6.45%
                                        --------   -------    -----    --------    ------    -----    --------   -------     ----
  TOTAL INTEREST-BEARING ASSETS.......   134,048    10,864     8.10%    120,052     9,208     7.67%    135,204    10,117     7.48%
  Other noninterest-earning assets....     6,523                          6,525                          9,029
                                        --------                       --------                       --------
  Total assets........................  $140,571                       $126,577                       $144,233
                                        ========                       ========                       ========
INTEREST-BEARING LIABILITIES:
  Interest-bearing deposits...........  $ 96,394   $ 5,068     5.26%   $ 91,504    $4,844     5.29%   $ 86,566   $ 4,777     5.52%
  Borrowed funds......................    10,111       651     6.44%      2,138       121     5.66%      1,481        83     5.60%
                                        --------   -------    -----    --------    ------    -----    --------   -------     ----
  TOTAL INTEREST-BEARING
    LIABILITIES.......................   106,505     5,719     5.37%     93,642     4,965     5.30%     88,047     4,860     5.52%
  Noninterest-bearing demand
    deposits..........................    23,835                         23,003                         45,890
  Other noninterest-bearing
    liabilities.......................     1,049                            801                            883
                                        --------                       --------                       --------
  Total liabilities...................   131,389                        117,446                        134,820
  Stockholders' equity................     9,182                          9,131                          9,413
                                        --------                       --------                       --------
  Total liabilities and stockholders'
    equity............................  $140,571                       $126,577                       $144,233
                                        ========                       ========                       ========
NET INTEREST INCOME...................             $ 5,145                         $4,243                        $ 5,257
                                                   =======                         ======                        =======
INTEREST RATE SPREAD (difference
  between weighted average rate on
  interest-earning assets and interest
  bearing liabilities)................                         2.73%                          2.37%                          1.96%
NET INTEREST MARGIN (net interest
  income as a percentage of average
  interest-earning assets)............                         3.84%                          3.53%                          3.89%

     Analysis of Changes in Net Interest Income. The following table analyzes the changes in interest income and interest expense in terms of: (1) changes in volume of interest-earning assets and interest-bearing liabilities and (2) changes in yields and rates. The table reflects the extent to which changes in PA Capital's interest income and interest expense are attributable to changes in rate (change in rate multiplied by prior year volume), changes in volume (changes in volume multiplied by prior year rate) and changes attributable to the combined impact of volume/rate (change in rate multiplied by change in volume). Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

-------------------------------------------------------------------------------------------------
(In thousands)
                                              2000 VS. 1999                  1999 VS. 1998
                                       INCREASE (DECREASE) DUE TO     INCREASE (DECREASE) DUE TO
                                       ---------------------------    ---------------------------
                                       VOLUME     RATE      TOTAL     VOLUME     RATE      TOTAL
-------------------------------------------------------------------------------------------------
Interest income:
  Loans receivable...................  $  561     $300     $  861     $   151    $(449)   $  (298)
  Interest-earning deposits..........     (84)      58        (26)     (1,243)     (94)    (1,337)
  Securities available-for-sale......     931      150      1,081         775       49        824
  FHLB stock.........................    (285)      25       (260)       (104)       6        (98)
                                       ------     ----     ------     -------    -----    -------
  Total interest-earning assets......   1,123      533      1,656        (421)    (488)      (909)
                                       ------     ----     ------     -------    -----    -------
Interest expense:
  Deposits...........................     257      (33)       224         266     (199)        67
  Borrowed funds.....................     511       19        530          37        1         38
                                       ------     ----     ------     -------    -----    -------
  Total interest-bearing
     liabilities.....................     768      (14)       754         303     (198)       105
                                       ------     ----     ------     -------    -----    -------
Net interest income..................  $  355     $547     $  902     $  (724)   $(290)   $(1,014)
                                       ======     ====     ======     =======    =====    =======

LIQUIDITY AND CAPITAL RESOURCES

     PA Capital's primary sources of funds are deposits, advances from the FHLB, loan and security repayments and funds provided by operations. While payments of principal and interest on loans and other investments are relatively predictable sources of funds, deposit flows are less predictable since they are greatly influenced by the level of interest rates, the state of the economy, competition and industry conditions.

     PA Capital is required by the FDIC to maintain minimum levels of liquidity to ensure its ability to meet demands for customer withdrawals and the repayment of short-term borrowings. The liquidity requirement is calculated as a percentage of deposits and short-term borrowings, as defined, and currently must be maintained at amounts not less than 4.0%.

     PA Capital's liquidity ratio fluctuates depending primarily upon deposit flows but have been consistently maintained at levels in excess of the required percentage. At December 31, 2000 PA Capital was in compliance with all liquidity ratio requirements. The sources of liquidity and capital resources discussed above are believed by management to be sufficient to fund outstanding loan commitments and meet other obligations.

     Current regulatory requirements specify that PA Capital and similar institutions must maintain minimum amounts and ratios of Total Capital and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined) of 8.0%, 4.0% and 4.0%, respectively. The FDIC has adopted more stringent core capital requirements which require that the most highly rated banks have a minimum core capital ratio of 3.0%, with an additional 100 to 200 basis point cushion required for all other banks as established by the regulator on a case-by-case basis. The FDIC reserves the right to apply this higher standard to any insured financial institution when considering an institution's capital adequacy. At December 31, 2000, PA Capital was in compliance with all regulatory capital requirements.

ASSET AND LIABILITY MANAGEMENT

     PA Capital's vulnerability to interest rate risk exists to the extent that its interest-bearing liabilities, consisting of customer deposits and borrowings, mature or reprice on a different basis than its interest-earning assets, which consist primarily of commercial business lines of credit, intermediate commercial real estate loans and investments in mortgage-backed securities.

     The principal determinant of the exposure of PA Capital's earnings to interest rate risk is the timing difference between the repricing or maturity of PA Capital's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. If the maturities of such assets and liabilities were perfectly matched, and if the interest rates borne by its assets and liabilities were equally flexible and moved concurrently, neither of which is the case, the impact on net interest income of rapid increases or decreases in interest rates would be minimized.

     The objective of interest rate risk management is to control the effects that interest rate fluctuations have on net interest income and on the net present value of PA Capital's interest-earning assets and interest-bearing liabilities. Management and the Board are responsible for managing interest rate risk and employing risk management policies that monitor and limit exposure to interest rate risk. Interest rate risk is measured using net interest income simulation and asset/liability net present value sensitivity analyses (portfolio equity). These analyses provide a range of potential impacts on net interest income and portfolio equity caused by interest rate movements.

     PA Capital uses financial modeling to measure the impact of changes in interest rates on the net interest income and portfolio equity. Assumptions used regarding loan and mortgage-based security prepayments and decay rates for certain deposit accounts are subjective; however, they reflect management's best prediction of future forecasts based on knowledge at the present time. In addition, certain financial instruments may provide customers with a degree of "optionality", whereby a shift in interest rates may result in customers changing to an alternative financial instrument, such as from a variable to fixed rate loan product. Thus, the effects of changes in future interest rates on these assumptions may cause actual results to differ from simulated results.

     PA Capital has established the following guidelines for assuming interest rate risk:

          Net interest income simulation -- Given a +/- 200 basis point parallel shift in interest rates, the estimated net interest margin may not change by more than 20% for a one-year period.

          Portfolio equity simulation -- Portfolio equity is the net present value of PA Capital's existing assets and liabilities. Given a +/- 200 basis point change in interest rates, portfolio equity may not decrease by more than 45% of total shareholders' equity.

     The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income and portfolio equity. This analysis was done assuming that interest-earning asset levels at December 31, 2000 remained constant. The impact of the rate movement was developed by simulating the effect of rates changing over a twelve-month period from the December 31, 2000 levels.

                 INTEREST RATE SIMULATION SENSITIVITY ANALYSIS

                                                          MOVEMENTS IN INTEREST RATES FROM
                                                               DECEMBER 31, 2000 RATES
                                                      -----------------------------------------
                                                           INCREASE              DECREASE
                                                      -------------------   -------------------
Simulated impact on the next 12 months
  Compared with December 31, 2000...................  + 100 bp   + 200 bp   - 100 bp   - 200 bp
  Net interest income increase/(decrease)...........    (2.9)%     (6.1)%       2.5%       3.8%
  Portfolio equity increase/(decrease)..............   (17.0)%    (30.3)%      14.5%      19.1%

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a positive gap would tend to result in an increase in net interest income, while a negative gap would tend to adversely affect net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The following table presents a summary of PA Capital's gap position at December 31, 2000. In preparing the table below, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than the period in which the loans mature. Assumptions used regarding loan and mortgage-backed security prepayments and decay rates for certain deposit accounts are subjective; however, they reflect management's best prediction of future forecasts based on knowledge at the present time. The above assumptions may not be indicative of the actual prepayments and withdrawals which may be experienced by PA Capital.

                                                          INTEREST SENSITIVITY PERIOD
                                         --------------------------------------------------------------
                                            0-3          4-12          1-5         OVER 5
                                           MONTHS       MONTHS        YEARS        YEARS        TOTAL
                                         ----------   -----------   ---------   ------------   --------
RATE SENSITIVE ASSETS:
  Loans and mortgage-backed
     securities........................   $18,530      $ 27,130      $50,665      $31,814      $128,139
  Other interest-earning assets........     2,847            --           50        5,586         8,483
                                          -------      --------      -------      -------      --------
Total rate sensitive assets............   $21,377      $ 27,130      $50,715      $37,400      $136,622
RATE SENSITIVE LIABILITIES:
DEPOSITS:
  Certificates of deposit..............  1$1,256..     $ 12,933      $24,444      $     6      $ 48,639
  NOW and money funds..................    16,248        23,939        9,800        3,194        53,181
  Passbooks............................       208           569        1,945        1,838         4,560
                                          -------      --------      -------      -------      --------
     Total deposits....................   $27,712      $ 37,441      $36,189      $ 5,038      $106,380
Borrowings.............................     1,359            --           --           --         1,359
                                          -------      --------      -------      -------      --------
Total rate sensitive liabilities.......   $29,071      $ 37,441      $36,189      $ 5,038      $107,739
INTEREST SENSITIVITY GAP:
  Interval.............................    (7,479)      (10,311)      14,527       32,362            --
  Cumulative...........................   $(7,479)     $(17,790)     $(3,263)     $29,099      $ 29,099
Ratio of cumulative GAP to total
  assets...............................      -5.1%        -12.1%        -2.2%        19.8%

     PA Capital targets its one year gap to be in the range of +25.0% to -25.0%. At December 31, 2000, PA Capital's one-year gap was -12.1%. Management believes its asset and liability strategies reduce PA Capital's vulnerability to fluctuations in interest rates.

     Analysis of historical trends indicates that loans will prepay at various speeds (or annual rates) depending on the variance between the weighted average portfolio rates and the current market rates. In preparing the previously shown tables above, it has been assumed market rates will remain constant at current levels and as a result, PA Capital's investments and loans will be affected as follows: (1) mortgage-backed securities will prepay at an annual rate of 10% to 23%; (2) fixed-rate commercial mortgage loans will prepay at an annual rate of 12% to 14%; (3) commercial business loans will amortize according to individual loan terms; and (4) consumer loans will prepay at an annual rate of 13%. In regards to PA Capital's deposits, it has assumed that (1) fixed maturity deposits will not be withdrawn prior to maturity; (2) money market accounts will reprice over the next five years, with 80% of the balances repricing within the first year, and (3) savings and checking accounts will reprice either when the rates on such accounts reprice as interest rate levels change, or when deposit holders withdraw funds from such accounts and select other types of deposit accounts, such as certificate accounts, which may have higher interest rates.

     The above assumptions utilized by management are annual percentages based on remaining balances and should not be regarded as indicative of the actual prepayments and withdrawals that may be experienced by PA Capital. Moreover, certain shortcomings are inherent in the analysis presented by the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain assets, such as some adjustable-rate loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Moreover, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements of PA Capital and related notes presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial condition and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. In the current interest rate environment, liquidity and the maturity structure of PA Capital's assets and liabilities are critical to the maintenance of acceptable performance levels.

RECENT ACCOUNTING DEVELOPMENTS

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- An Amendment of FASB Statement No. 133," requires that derivative instruments be carried at fair value on the balance sheet. The statements continue to allow derivative instruments to be used to hedge various risks and set forth specific criteria to be used to determine when hedge accounting can be used. The statements also provide for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

     The provisions of this statement, as amended, are effective for all fiscal quarters of fiscal years beginning after June 15, 2000. PA Capital does not anticipate any material impact on its financial position, results of operations and cash flow subsequent to the effective date of this statement, as PA Capital uses no such instruments.

     In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125." This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the Statement 125's provisions without reconsideration. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for years ending after December 5, 2000. Disclosures about securitization and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes. This statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions are not permitted. PA Capital does not anticipate any material impact on its financial position, results of operations and cash flow subsequent to the effective date of this statement.

                     MARKET PRICE AND DIVIDEND INFORMATION

COMPARATIVE MARKET PRICE DATA

     The following table presents trading information for Three Rivers on the Nasdaq National Market on January 31, 2001, the last full trading day before our announcement of the signing of the merger agreement. PA Capital's common stock is traded on the Over-The-Counter Bulletin Board. The last reported trade occurred on December 19, 2000 at a price of $19.25.

                                                               THREE RIVERS COMMON STOCK
                                                              ---------------------------
                                                               HIGH       LOW      CLOSE
                                                              ------    -------    ------
January 31, 2001............................................  $8.875    $8.5625    $8.875

     We urge you to obtain current market quotations for Three Rivers common stock. We expect that its market price will fluctuate between the date of this joint proxy statement/prospectus and the date the merger is completed. Because the market price of Three Rivers common stock is subject to fluctuation, the value of the shares that you will receive in the merger may increase or decrease before and after the merger. In addition, as a result of this fluctuation, the amount of cash you will receive instead of fractional shares will also
fluctuate. On             , 2001, the last practicable trading day for which
information was available before the date of this joint proxy statement/prospectus, the closing sale price per share as reported on the Nasdaq
National Market for a share of Three Rivers common stock was $          .

HISTORICAL MARKET PRICES AND DIVIDENDS

     Three Rivers common stock began trading on the Nasdaq National Market under the symbol "TRBC" on April 1, 2000. The following table sets forth the high and low closing prices and the cash dividends declared per share for each of the last three quarters in the year ended December 31, 2000 and for the period from
January 1, 2001 --             , the latest practicable trading day prior to the
printing of this joint proxy statement/prospectus:

                                                                      CLOSING PRICES
                                                              ------------------------------
                                                                              CASH DIVIDENDS
                                                              HIGH     LOW       DECLARED
                                                              -----    ----   --------------
January 1, 2001 --                ..........................
4th Quarter, 2000...........................................   8.63    7.63        0.12
3rd Quarter, 2000...........................................   8.44    6.75        0.12
2nd Quarter, 2000...........................................  11.50    6.56        0.12

     PA Capital's common stock is traded on the Over-The-Counter Bulletin Board under the symbol PVAC. No dividends have ever been paid on PA Capital's common stock. The following table sets forth the high and low closing prices in each quarter of the last two fiscal years:

                                                                     MARKET PRICE
                                                              --------------------------
                                                               HIGH      LOW      CLOSE
                                                              ------    ------    ------
2000 QUARTER ENDED
  December 31...............................................  $20.00    $18.75    $19.25
  September 30..............................................   19.25     18.00     19.25
  June 30...................................................   20.00     18.00     18.75
  March 31..................................................   18.75     18.00     18.00
1999 QUARTER ENDED
  December 31...............................................  $20.00    $18.00    $18.50
  September 30..............................................   18.50     17.50     18.00
  June 30...................................................   21.50     16.00     18.00
  March 31..................................................   22.50     20.00     20.00

                    THE PENNSYLVANIA CAPITAL SPECIAL MEETING

GENERAL


     PA Capital will hold its special meeting on Friday, June 15, 2001, at 1:30 p.m., local time, at the Radisson Hotel Greentree, located in Pittsburgh, Pennsylvania. At the PA Capital special meeting, you will be asked to consider and vote upon proposals to approve the merger agreement and the merger and to approve the $500,000 payment to Gerald B. Hindy, Vice-Chairman of PA Capital, for his efforts in improving PA Capital's performance and facilitating the merger with Three Rivers Bank.


     The Board of Directors of PA Capital has approved a one-time payment in the amount of $500,000 to be made to Gerald B. Hindy, Vice-Chairman of PA Capital, for his efforts (i) in serving as the chief executive officer of PA Capital without compensation to improve the bank's performance and prepare it for sale and (ii) in identifying and negotiating with potential buyers and in ultimately bringing the merger with Three Rivers Bank to the PA Capital Board of Directors for its consideration.

     Under Section 280G of the Internal Revenue Code, all or a portion of this payment may be characterized as a "parachute payment." To be a "parachute payment," the payment must generally (i) be in the nature of compensation to the recipient, (ii) be contingent on a change in ownership or effective control of the company and (iii) when aggregated with all other compensatory payments contingent on a change of control, exceed three times the average annual compensation paid to the recipients by the company over the preceding five years. If the foregoing conditions are not met, the payment is not deemed to be a "parachute payment," and consequently Section 280G will not apply. If the foregoing conditions are met, the payment will be treated as an "excess parachute payment" to the extent that the present value of the parachute payment exceeds the average annual compensation for the recipient for the last five years, reduced by the portion of the payment that is established as reasonable compensation for personal services actually rendered before the change in ownership or effective control. If this payment or any portion thereof is treated as an "excess parachute payment," it will be non-deductible to PA Capital and subject to the excise tax referred to below absent the shareholder vote described below.

     Under Section 280G of the Internal Revenue Code, any payment which is characterized as an "excess parachute payment" is non-deductible to PA Capital. Also, Section 4999 of the Internal Revenue Code imposes a 20% non-deductible excise tax on the recipient of the cash payment for any portion of the payment characterized as an "excess parachute payment." Notwithstanding the foregoing, the adverse federal income tax consequences applicable to PA Capital and to Mr. Hindy of having the cash payment classified as a "parachute payment" may be avoided if such payment is approved by the vote of disinterested shareholders.

     Notwithstanding shareholder approval, PA Capital believes that this payment is reasonable compensation for personal services actually rendered by Mr. Hindy before the merger and therefore does not view it as a "parachute payment."

RECORD DATE; VOTING POWER


     If you were a holder of PA Capital common stock at the close of business on April 24, 2001, you may vote at the PA Capital special meeting. As of April 24, 2001, there were 404,777 issued and outstanding shares of PA Capital common stock and 36,675 issued and outstanding shares of PA Capital Class A common stock held by approximately 186 and 10 holders of record, respectively. You have one vote per share on any matter that may properly come before the special meeting. Brokers who hold shares of PA Capital common stock as nominees will not have discretionary authority to vote such shares on the merger or on the payment to Mr. Hindy in the absence of instructions from the beneficial owners. Any shares of PA Capital common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to such broker are referred to as "broker non-votes."

VOTE REQUIRED

     The presence in person or by proxy of the holders of a majority of the shares of PA Capital common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting. PA Capital will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the meeting. The proposal to approve the merger agreement requires the affirmative vote of holders of 66 2/3% of the shares of PA Capital common stock and Class A common stock, voting as a single class, outstanding on the record date. The proposal to approve the payment of $500,000 to Gerald B. Hindy requires the affirmative vote of the holders of at least 75% of the shares of PA Capital common stock and Class A common stock, voting together as a single class, outstanding on the record date but excluding any shares held by Mr. Hindy. Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the proposal to approve the merger agreement and the proposal to approve the payment to Gerald B. Hindy.

SHARE OWNERSHIP OF MANAGEMENT


     On the record date, the executive officers and directors of PA Capital, including their affiliates, had voting power with respect to an aggregate of 153,738 and 33,216 shares of PA Capital common stock and Class A common stock, respectively, or approximately 42.3% of the total voting power of PA Capital then outstanding. We currently expect that the directors and executive officers will vote all of their shares in favor of the proposal to approve the merger agreement and the proposal to approve the payments to Gerald B. Hindy. On the record date, the directors and executive officers of Three Rivers did not beneficially own any shares of PA Capital common stock or Class A common stock.


RECOMMENDATION OF THE PENNSYLVANIA CAPITAL BOARD

     The PA Capital Board of Directors has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. The PA Capital Board believes that the merger is fair to and in the best interests of PA Capital and its shareholders and unanimously recommends a vote FOR approval of the merger agreement and the transactions contemplated thereby. For more information about the factors the PA Capital Board considered, read the information under the heading entitled "The Merger -- Three Rivers' Reasons for the Merger and Recommendation of Three Rivers' Board of Directors." The PA Capital Board also recommends a vote FOR approval of the payment to Mr. Hindy.

SOLICITATION AND REVOCATION OF PROXIES

     A form of proxy is enclosed with this document. Shares of PA Capital common stock represented by a properly executed proxy will, unless the proxy has been previously revoked, be voted at the special meeting as specified in the proxy. If no instructions are indicated, these shares will be voted FOR approval of the merger agreement, FOR approval of the payments to Gerald B. Hindy, and in the discretion of the proxy holder as to any other matter which may properly come before the meeting.

     You are encouraged to vote by completing, dating and signing the accompanying proxy card and returning it promptly to us in the enclosed, postage-paid envelope. You should not send your stock certificates with your proxy card.

     If you have previously delivered a properly executed proxy, you may revoke it at any time before its exercise. You may revoke a proxy either by

     - filing with the Secretary of PA Capital prior to the special meeting, at our principal executive offices, either a written revocation of the proxy or a duly executed proxy bearing a later date, or

     - attending the special meeting and voting in person. Your presence at the meeting will not revoke your proxy unless you vote in person.

     We are soliciting proxies for use at our special meeting. We will bear the cost of solicitation of proxies from our shareholders. Three Rivers will bear the cost of printing and mailing this document. In addition to

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

solicitation by mail, our directors, officers and employees may solicit proxies by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. We will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owner of these shares. We will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

OTHER MATTERS

     We are unaware of any matter to be presented at the special meeting other than the proposal to approve the merger agreement and the proposal to approve the payments to Gerald B. Hindy. If other matters are properly presented at the special meeting, the persons named in the enclosed form of proxy will have authority to vote all properly executed proxies in accordance with their judgment on any other matters, including, without limitation, any proposal to adjourn or postpone the meeting. Proxies that are voted against approval of the merger agreement or against approval of the payments to Gerald B. Hindy will not be voted in favor of any proposal to adjourn or postpone the meeting for the purpose of soliciting additional proxies to approve either proposal.

                    THE THREE RIVERS BANCORP ANNUAL MEETING

GENERAL


     Three Rivers will hold its annual meeting on Friday, June 15, 2001, at 1:30 p.m., local time, at the Radisson Hotel Pittsburgh in Monroeville, Pennsylvania. At the annual meeting, you will be asked to consider and vote upon a proposal to approve the issuance of common stock in the merger with PA Capital, to elect four (4) directors to serve for a three-year term until the annual meeting to be held in 2004 and to ratify the selection of Ernst & Young LLP as our independent auditors for 2001.


     For information regarding the election of directors and the proposal to ratify the selection of auditors, see the section of this document entitled "Additional Information for the Three Rivers Bancorp Annual Meeting."

RECORD DATE; VOTING POWER


     If you were a holder of Three Rivers common stock at the close of business on May 7, 2001, you may vote at the Three Rivers annual meeting. As of May 7, 2001, there were 6,675,212 issued and outstanding shares of Three Rivers common
stock held by approximately      holders of record. You have one vote per share
on any matter that may properly come before the annual meeting. Brokers who hold shares of Three Rivers common stock as nominees will not have discretionary authority to vote on the proposal to issue shares in the merger in the absence of instructions from the beneficial owners. Any shares of Three Rivers common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions to such broker on voting with respect to the issuance of common stock in the merger are referred to as "broker non-votes."


VOTE REQUIRED

     The presence in person or by proxy of the holders of a majority of the shares of Three Rivers common stock outstanding on the record date will constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted for purposes of establishing the presence of a quorum at the meeting. The proposal to approve the issuance of the shares of common stock in the merger requires the affirmative vote of a majority of the votes cast at the annual meeting. Broker non-votes and abstentions will not be counted as votes "cast" and therefore will not have the effect of a vote for or against the issuance of common stock in the merger.

SHARE OWNERSHIP OF MANAGEMENT

     On the record date, the executive officers and directors of Three Rivers, including their affiliates, had voting power with respect to an aggregate of
          shares of Three Rivers common stock, or approximately      % of the
shares of Three Rivers common stock then outstanding. We currently expect that the Three Rivers directors and officers will vote all of their shares in favor of the proposal to approve the issuance of shares of common stock in the merger. In addition, on the record date, the directors and executive officers of PA
Capital beneficially owned an aggregate of           shares of Three Rivers
common stock, or approximately      % of the shares of Three Rivers common stock
then outstanding.

RECOMMENDATION OF THE THREE RIVERS BOARD

     The Three Rivers Board has unanimously approved and adopted the merger agreement. The Three Rivers Board believes that the merger is fair to and in the best interests of Three Rivers and its shareholders and unanimously recommends a vote FOR approval of the issuance of the common stock in the merger. For more information about the factors the Three Rivers Board of Directors considered with respect to the issuance of common stock in the merger, read the information under the heading "The Merger -- Three Rivers' Reasons for the Merger and Recommendation of Three Rivers' Board of Directors."

                                   THE MERGER

BACKGROUND OF THE MERGER

     Through its one office in downtown Pittsburgh, PA Capital has been providing banking services to high net worth individuals since 1990. Small, independent banks, particularly those located in urban areas, have been operating in an increasingly more competitive environment in recent years. These small institutions face heightened competition from the metropolitan and larger regional banks as well as from many non-banking organizations that are seeking to capture the traditional customer base of smaller financial institutions. In addition, the increasing costs for the technological resources required to effectively compete in this environment can be prohibitive for a smaller bank. Accordingly, smaller banks often find the most effective way to maximize shareholder value and to continue to provide quality banking services is to be acquired by or merged with a larger bank.

     Early in 1998, the Board of PA Capital recognized several limitations that it had in servicing its customers and began to explore the potential benefits of a strategic partnership with a larger institution. Three Rivers Bank, then a subsidiary of USBANCORP, Inc., was identified as a potential partner. By combining the institutions, it was believed that significant savings could result from the sharing of certain overhead and support services. PA Capital's customers would also benefit from the additional products and services that Three Rivers Bank provided, along with a much larger legal lending limit.

     During the first half of 1998, Mr. Dunkle, then the Chief Executive Officer and President of USBANCORP, and Michael Zamagias, a significant shareholder in PA Capital, had several discussions regarding the possible acquisition of PA Capital. In March of 1998, USBANCORP performed limited preliminary financial analyses on PA Capital for the purpose of determining whether it might be a suitable acquisition candidate. In May of 1998, Mr. Dunkle and Mr. Stopko, the Chief Financial Officer of USBANCORP, met with Mr. Zamagias in Johnstown, Pennsylvania to discuss USBANCORP's review of the PA Capital financial statements. Although USBANCORP expressed a general interest in acquiring PA Capital at that meeting, the range of values proposed by USBANCORP was not acceptable. Subsequent to that meeting, Mr. Zamagias indicated that PA Capital was not interested in pursuing a transaction at that time.

     In July of 1999, USBANCORP announced its intention to spin-off Three Rivers as a separate publicly traded company. The separation of Three Rivers from USBANCORP would present the shareholders and management with a host of new opportunities. Three Rivers' post spin-off business plan focused on strengthening its core business while growing through mergers and acquisitions. This plan also included establishing a downtown location so that Three Rivers could better serve its customers and have a presence within the heart of Pittsburgh's business community. On January 19, 2000, Mr. Dunkle met for dinner with Mr. Zamagias and Gerald Hindy, PA Capital's newly elected Vice-Chairman. At that meeting, the parties discussed the pending spin-off of Three Rivers and Mr. Dunkle's strategic plans for Three Rivers after the spin-off. No specific discussion of a possible transaction with PA Capital was discussed during that meeting. On April 1, 2000, the spin-off of Three Rivers was completed.

     On August 29, 2000, Vincent Locher, the Senior Vice President and Chief Lending Officer of Three Rivers, met with Mr. Hindy to discuss, in general terms, the long-term business lending strategy of Three Rivers and whether a transaction with PA Capital would offer any strategic value.

     Although general discussions between the representatives of the banks continued throughout August and September of 2000, no definitive decisions were made concerning a possible transaction. On August 23, 2000, PA Capital retained Sandler O'Neill & Partners, L.P. to prepare an analysis of the market for financial institutions of comparable size, to analyze the performance of financial institution stocks in general, to analyze the performance of PA Capital stock in particular and the value of such stock, and to analyze the opportunities presented in the market to merge with, to acquire or to be acquired by potential sources in the financial institution market. Sandler O'Neill prepared a market update dated September 11, 2000, a summary of which was presented to the PA Capital Board of Directors as a part of their general discussions on the entity's business strategy. One of the parties named in the report as a potential partner for merger or acquisition was Three Rivers.

     By the end of September, discussions had proceeded to the point where the Board of Directors of Three Rivers deemed it advisable to engage a financial advisor to assist in the evaluation of any possible transaction with PA Capital and, to that end, on September 25, 2000, Three Rivers once again retained Sandler O'Neill. Recognizing that Sandler O'Neill couldn't represent both sides of a potential transaction between Three Rivers and PA Capital, Sandler O'Neill volunteered to resign as advisor to PA Capital. On December 19, 2000, PA Capital retained a new financial advisor, Danielson Associates, Inc.

     On October 6, 2000, representatives of Three Rivers and PA Capital met to discuss in general terms the mechanics of a potential transaction and the steps that would have to be taken before any transaction could be closed. On November 1, 2000, in order to facilitate the parties' respective due diligence investigations of the other, the parties entered into a confidentiality agreement and exchanged due diligence materials.

     On November 8, 2000, Messrs. Dunkle and Hindy met to privately discuss certain confidential aspects of the due diligence review, and on November 9, 2000, PA Capital delivered to Three Rivers the additional due diligence materials that had been requested, including a series of financial and tax related documents regarding PA Capital. Over the course of the next 6 weeks, representatives of Three Rivers and PA Capital worked closely together to complete due diligence on each other.

     While the companies were conducting their respective due diligence investigations and up through the execution of the merger agreement on January 31, 2001, representatives of Three Rivers and PA Capital and their respective financial advisors and legal counsel were in frequent contact to negotiate the terms of the merger.

     Based on its preliminary evaluation of PA Capital, on November 20, 2000, Three Rivers delivered to PA Capital a non-binding indication of interest pursuant to which Three Rivers proposed the acquisition of PA Capital in a tax-free share exchange in which PA Capital's shareholders would receive approximately 5 shares of Three Rivers common stock for each share of PA Capital common stock. Although due diligence was not yet complete, Three Rivers believed that PA Capital's focus on commercial lending, its demonstrated capability in individual wealth management and its physical presence in downtown Pittsburgh were all consistent with Three Rivers' current and proposed business plans.

     After PA Capital received Three Rivers' indication of interest, Messrs. Hindy and Dunkle met privately to discuss the terms of the proposal and to review certain issues that had been identified in due diligence. Specifically, the parties discussed the potential cost savings that could result from the transaction, the effect of the transaction on the customers and employees of PA Capital, the management of Three Rivers after the transaction and the possibility of paying a portion of the transaction price in cash in order to minimize dilution.

     On November 27, 2000, after giving due consideration to those matters discussed with PA Capital, Three Rivers revised its indication of interest to provide that Three Rivers would increase the total consideration to be paid to PA Capital shareholders to a value approximately equal to 5.125 shares of Three Rivers common stock, rather than 5 shares. Rather than pay the entire consideration in shares of Three Rivers common stock, Three Rivers proposed paying 10% of the consideration in cash. The revised indication of interest also provided that options to acquire PA Capital common stock would be cashed out by Three Rivers at the time of the transaction. On November 29, 2000, Messrs. Hindy and Dunkle met to discuss the revised expression of interest and other terms of the proposed transaction, including the composition of the Three Rivers' Board of Directors following the transaction.

     At the November 30, 2000 meeting of the Three Rivers Board of Directors, Mr. Dunkle updated the Board on the status of the discussions with PA Capital and reviewed the terms of the revised expression of interest. No formal action was taken by the Board of Three Rivers at this meeting.

     Over the course of the next several days, Sandler O'Neill performed a number of financial analyses of PA Capital and reviewed its findings with Three Rivers' management. Representatives of the parties also discussed PA Capital's request for some protection against a decline in the price of Three Rivers common stock before the merger, and the desire to provide for mutual liquidated damages in certain circumstances.

     On December 11, 2000, Mr. Hindy sent a letter to Mr. Dunkle that confirmed the current status of negotiations in respect of the proposed transaction. The letter stated, among other things, that (i) PA Capital shareholders would receive the equivalent value of 5.25 shares of Three Rivers common stock in exchange for their PA Capital shares (payable 10% in cash and 90% in Three Rivers stock), (ii) PA Capital would have the right to terminate any agreement in respect of a transaction if the price of Three Rivers common stock fell below $7.50 prior to the transaction, (iii) Messrs. Warden and Hindy would be added to the Three Rivers Board of Directors and the Executive Committee of that Board following the transaction and (iv) a mutual $500,000 break-up fee would be payable in the event the transaction was abandoned prior to closing by either party for specified reasons.

     On December 12, 2000, Messrs. Hindy and Dunkle met to discuss the transaction. Also on December 12, 2000, the PA Capital Board of Directors met to discuss the status of the negotiations with Three Rivers. At the December 12, 2000 meeting of the Board, Mr. Hindy updated the Board on the status of the discussions with Three Rivers. After considering the status of the discussions, the Board directed Mr. Hindy, together with PA Capital's financial and legal advisors, to pursue a potential merger with Three Rivers.

     On December 19, 2000, Mr. Hindy e-mailed to Mr. Dunkle a letter confirming, among other things, that the $7.50 floor on the price of Three Rivers common stock would be lowered to $7.00 per share. Although the $7.00 was initially agreed to, the parties ultimately agreed to move the floor back to $7.50.

     On December 27, 2000, Three Rivers concluded its due diligence review of PA Capital.

     At a meeting of the Executive Committee of the Board of Directors of PA Capital on January 11, 2001, the Executive Committee reviewed the terms of the proposed transaction. After discussion, the Executive Committee directed Mr. Hindy to continue discussions with Mr. Dunkle in respect of the remaining issues regarding the terms of the merger that were not yet resolved.

     At a meeting held on January 17, 2001, the Board of Directors of PA Capital met to discuss the status of the negotiations with Three Rivers. The PA Capital Board of Directors also received the financial analysis and advice of Danielson Associates and its views on the fairness of Three Rivers' proposed merger consideration to the holders of PA Capital common stock and Class A common stock. The Board also discussed the status of the due diligence review of Three Rivers. PA Capital's legal counsel made a presentation and reviewed with the Board the fiduciary duties of the Board in connection with a potential merger with Three Rivers.

     On January 22, 2001, Messrs. Hindy, Dunkle and Martin met to discuss a change in the proposed deal price that Three Rivers requested due to changes in treatment of intangible assets. The parties discussed paying a value of $46.00 per share (payable 10% in cash and 90% in stock) for the shares of PA Capital, but no agreement was reached. Mr. Dunkle informed Mr. Hindy that the dilution that would be caused by a $46.00 deal price was unacceptable to Three Rivers. On January 23 and 24, 2001, Messrs. Dunkle and Hindy again discussed the transaction price, and Mr. Hindy requested that Three Rivers present its best offer. By letter dated January 25, 2001, Three Rivers agreed to pay $41.50 for each share of PA Capital stock and to the other significant aspects of the transaction.

     At a meeting held on January 25, 2001, the Board of Directors of PA Capital met to consider further negotiations of the proposed merger transaction. Members of PA Capital's senior management, its legal counsel and financial advisor updated the Board on the results of the negotiations that occurred since the January 17, 2001 Board meeting. After discussion and consideration, the Board unanimously approved the merger agreement and the merger contemplated thereby.

     In considering the transactions contemplated by the merger agreement, the PA Capital Board of Directors was assisted and advised by Danielson Associates. At the meeting of the Board of Directors of PA Capital held on January 25, 2001, at which the proposed merger was discussed and approved, Danielson Associates presented valuation analyses and discussed its views with respect to the merger consideration. Danielson Associates then delivered its opinion to the PA Capital Board of Directors that the merger consideration was fair, from a financial point of view, to PA Capital and the holders of PA Capital common stock and class A common stock. See "The
Merger -- Opinion of PA Capital's Financial Advisors."

     On January 28, 2001, the Three Rivers Board of Directors met to vote on the transaction. The Board unanimously approved the transaction and agreed that, for purposes of paying the $41.50 per share to be paid in the merger, the price of Three Rivers common stock would be fixed at $9.00 per share.

     On January 31, 2001 the merger agreement was signed by Three Rivers and PA Capital, and on February 1, 2001, the deal was publicly announced.

THREE RIVERS' REASONS FOR THE MERGER AND RECOMMENDATION OF THREE RIVERS' BOARD OF DIRECTORS

     The Board of Directors of Three Rivers has unanimously approved the merger agreement and the related issuance of shares of Three Rivers common stock, and unanimously recommends that Three Rivers shareholders vote FOR the issuance of Three Rivers common stock in the merger. The Board believes that the terms of the merger agreement are fair and in the best interests of Three Rivers and its shareholders. The terms of the merger agreement were reached on the basis of arm's length negotiations between Three Rivers and PA Capital. In the course of reaching its decision to approve the merger, the Three Rivers Board consulted with its legal advisors regarding the legal terms of the merger agreement and with its financial advisor regarding the financial terms and fairness, from a financial point of view, of the merger.

     In reaching its decision to approve the merger agreement, the Three Rivers Board considered that the merger would enhance and increase the competitiveness of its banking franchise in Allegheny County.

     In reaching its determination to approve the merger, the Three Rivers Board consulted with Three Rivers management, as well as its financial and legal advisors, and considered the factors described above and the following additional factors, which together constitute the material factors considered by the Three Rivers Board in approving the merger agreement:

          (i) Three Rivers' business, operations, financial condition, earnings, and acquisition strategy, including the desirability of achieving a market presence in downtown Pittsburgh;

          (ii) the current and prospective economic, regulatory and competitive climate facing community banking institutions, including without limitation the consolidation currently underway in the banking industry and competition from larger institutions and from nonbank providers of financial services;

          (iii) Three Rivers' need to raise capital to comply with the private letter ruling issued by the IRS in connection with Three Rivers' spin-off from USBANCORP;

          (iv) the presentations by Three Rivers management and Sandler O'Neill as to (a) the business, operations, asset quality, earnings and financial condition of PA Capital, and (b) the competitive position of PA Capital;

          (v) the anticipated cost savings, revenue enhancements and other economic synergies available to the combined institution;

          (vi) the common philosophies and cultures of Three Rivers and PA Capital, particularly with respect to customer satisfaction, efficiency and credit quality;


          (vii) the consideration to be paid in the merger from a number of valuation perspectives, as presented by Sandler O'Neill and the opinion of Sandler O'Neill that the consideration was fair to Three Rivers from a financial point of view; and


          (viii) the terms of the merger agreement, including the termination fee provisions thereof, the regulatory and shareholder approval processes, and the nature of the merger as a tax-free reorganization for federal income tax purposes (see "Tax Consequences of the Merger").

     The foregoing discussion of the information and factors considered by the Three Rivers Board is not intended to be exhaustive but includes all material factors considered by the Three Rivers Board. The Three Rivers Board considered a number of factors which, taken in totality, led to the determination by the Three

Rivers Board that the merger is in the best interests of Three Rivers and its shareholders, customers and communities served. In reaching its determinations to approve and recommend the merger agreement, the Three Rivers Board did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the merger and the other transactions contemplated by the merger agreement, considering, among other things, the matters discussed above and the opinion of Sandler O'Neill referred to above, the Three Rivers Board, by unanimous vote of all directors, approved the merger as being in the best interests of Three Rivers and its shareholders and directed that the issuance of the common stock in the merger be submitted to a vote of the holders of Three Rivers common stock at the annual meeting.

     ACCORDINGLY, THE THREE RIVERS BOARD UNANIMOUSLY RECOMMENDS THAT THE ISSUANCE OF SHARES IN CONNECTION WITH THE MERGER BE ADOPTED AND APPROVED BY ALL SHAREHOLDERS OF THREE RIVERS.

OPINION OF THREE RIVERS' FINANCIAL ADVISOR

     By letter agreement dated as of September 25, 2000, the Board of Directors of Three Rivers retained Sandler O'Neill as an independent financial advisor in connection with Three Rivers' consideration of possible business combinations involving Three Rivers Bank and a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.


     Sandler O'Neill acted as financial advisor to Three Rivers in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the request of Three Rivers' Board, representatives of Sandler O'Neill attended the January 25, 2001 meeting at which the Board considered the merger. At the meeting, Sandler O'Neill delivered to Three Rivers' Board its oral opinion that, as of that date, the merger consideration was fair to Three Rivers' shareholders from a financial point of view. Sandler O'Neill confirmed its opinion in writing as of January 31, 2001, the date of the merger agreement. Sandler O'Neill has also delivered to the Three Rivers the form of a written opinion to be dated the date of this joint proxy statement/prospectus which is substantially identical to the January 31, 2001 opinion. THE FULL TEXT OF THE FORM OF SANDLER O'NEILL'S OPINION IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/ PROSPECTUS. THE OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SANDLER O'NEILL IN RENDERING ITS OPINION. THE OPINION IS INCORPORATED BY REFERENCE INTO THIS DESCRIPTION AND THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. THREE RIVERS' SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.


     SANDLER O'NEILL'S OPINION WAS DIRECTED TO THE THREE RIVERS BOARD OF DIRECTORS AND WAS PROVIDED TO THE BOARD FOR ITS INFORMATION IN CONSIDERING THE MERGER. THE OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO THREE RIVERS' SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF THREE RIVERS TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY THREE RIVERS SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE ISSUANCE OF THREE RIVERS COMMON STOCK IN THE MERGER OR ANY OTHER MATTER.

     In rendering its January 31, 2001 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to PA Capital and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of PA Capital and the companies to which it is being compared.

     The earnings projections for Three Rivers and PA Capital relied upon by Sandler O'Neill in its analyses were reviewed with management and were based upon the internal projections of Three Rivers and PA Capital for the year ending December 31, 2001. In the case of Three Rivers, Sandler O'Neill assumed, with Three Rivers' consent, a projected earnings per share of $0.89 for the year ending December 31, 2001 and an annual growth rate of earnings per share of approximately 7-8% for the four years thereafter. In the case of PA Capital, Sandler O'Neill assumed, with Three Rivers' consent, a projected earnings per share of $2.64 for the year ending December 31, 2001 and an annual growth rate of earnings per share of approximately 7-8% for the four years thereafter. The earnings projections furnished to Sandler O'Neill were prepared by the senior managements of Three Rivers and PA Capital for internal purposes only and not with a view towards public disclosure. Those projections were based upon numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

     In performing it analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Three Rivers, PA Capital or Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Three Rivers' Board at the January 25, 2001 Board meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Three Rivers common stock or PA Capital common stock or the prices at which Three Rivers common stock or PA Capital common stock may be sold at any time.

     Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon a per share consideration of $4.15 in cash plus
4.15 shares of Three Rivers common stock for each share of PA Capital common stock and assuming all outstanding options to acquire PA Capital common stock are not exercised and are cashed out in connection with the merger, Sandler O'Neill calculated an implied transaction value per share of PA Capital common stock of $41.50. Based upon PA Capital's December 31, 2000 financial information, Sandler O'Neill calculated the following ratios:

Implied value/Book value....................................   1.62x
Implied value/Tangible book value...........................   1.62x
Implied value/Last twelve months' EPS.......................   16.4x
Implied value/Projected 2001 EPS............................   15.7x
Implied value/Total deposits................................   15.0%
Tangible book premium/Core deposits.........................    7.5%

The implied aggregate transaction value was approximately $20 million, based upon 441,452 actual shares of PA Capital common stock outstanding and 95,175 options outstanding with an average strike price of $23.93. For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share.

     Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of Three Rivers common stock, and the relationship between the movement in the price of Three Rivers stock and movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and the median performance of a composite group of publicly traded regional commercial banks selected by Sandler O'Neill. During the period of April 3, 2000 through January 19, 2001, Three Rivers common stock performed approximately on a par with the Standard & Poor's 500 Index and underperformed the Nasdaq Bank Index and the regional group to which it was compared.

                                                                                   ENDING INDEX VALUE
                                                          BEGINNING INDEX VALUE    FEBRUARY 11, 2000
                                                          ---------------------    ------------------
Three Rivers............................................         100.00%                  88.82%
Regional Group..........................................         100.00%                 102.90%
Nasdaq Bank Index.......................................         100.00%                 121.67%
S&P 500 Index...........................................         100.00%                  89.17%

     Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Three Rivers and two groups of commercial banks selected by Sandler O'Neill. The regional group consisted of Three Rivers and the following 12 publicly traded commercial banks:

Arrow Financial Corp.         Omega Financial Corp.
CNB Financial Corp.           Patriot Bank Corp.
Columbia Bancorp              PennRock Financial Services
Community Banks, Inc.         State Bancorp, Inc.
First United Corp.            Suffolk Bancorp
Lakeland Bancorp              Univest Corp. of Pennsylvania

Sandler O'Neill also compared Three Rivers to a group of 12 publicly traded commercial banks that had a return on average equity (based on last twelve months' earnings) greater than 15% and a price to tangible book value greater than 200%. The high performing group was comprised of the following institutions:

Arrow Financial Corp.         Main Street Banks, Inc.
Boston Private Financial      Prosperity Bancshares, Inc.
Centennial Bancorp            Suffolk Bancorp
Central Coast Bancorp         S.Y. Bancorp, Inc.
Colorado Business Bankshares  UNB Corp.
First Banks America Inc.      Washington Trust Bancorp, Inc.

The analysis compared publicly available financial information for Three Rivers and the median data for each of the regional and high performing groups as of and for each of the years ended December 31, 1995 through 1999 and as of and for the twelve months ended September 30, 2000 (in the case of Three Rivers, the twelve months ended December 31, 2000). The table below sets forth the comparative data with pricing information as of January 18, 2001.

                                                          THREE      REGIONAL    HIGH PERFORMING
                                                          RIVERS      GROUP           GROUP
                                                         --------    --------    ---------------
Total assets...........................................  $947,061    $984,429       $916,219
Tangible equity/total assets...........................      5.94%       7.41%          7.04%
Intangible assets/total equity.........................      4.17%       1.85%          6.19%
Net loans/total assets.................................     51.06%      60.43%         68.89%
Cash & securities/total assets.........................     45.61%      34.44%         26.49%
Gross loans/total deposits.............................     77.36%      81.53%         86.31%
Total borrowings/total assets..........................     25.84%       8.82%          6.55%
Non-performing assets/total assets.....................      0.27%       0.40%          0.22%
Loan loss reserves/gross loans.........................      1.10%       1.20%          1.38%
Net interest margin....................................      2.73%       4.25%          4.88%
Non-interest income/average assets.....................      0.43%       0.71%          0.89%
Non-interest expense/average assets....................      2.39%       2.74%          3.19%
Efficiency ratio.......................................     78.52%      56.92%         54.76%
Return on average assets...............................      0.50%       1.16%          1.35%
Return on average equity...............................     10.28%      14.83%         17.24%

                                                          THREE      REGIONAL    HIGH PERFORMING
                                                          RIVERS      GROUP           GROUP
                                                         --------    --------    ---------------
Price/tangible book value per share....................    111.20%     155.60%        225.39%
Price/earnings per share...............................     13.20x      11.10x         13.61x
Dividend yield.........................................      5.12%       3.76%          1.59%
Dividend payout ratio..................................     50.70%      41.06%         23.89%

     Similarly, Sandler O'Neill used publicly available information to compare selected financial and market information for PA Capital and two groups of commercial banks selected by Sandler O'Neill. The regional group consisted of PA Capital and the following 11 publicly traded regional commercial banks:

Annapolis National Bancorp  Fulton Bancshares Corp.
CCFNB Bancorp, Inc.         Grange National Bancorp
Dimeco Inc.                 Harford National Bank
Eagle Bancorp, Inc.         Madison Bancshares Group Ltd.
Emclaire Financial Corp.    Patapsco Bancorp Inc.
FNB Financial Corp.

The high performing group consisted of the following ten publicly traded commercial banks that had a return on average equity (based on last twelve months' earnings) of greater than 15% and a price to tangible book value of greater than 200%:

Bank of Tidewater                                               First Bankers Trustshares Inc.
Borel Bank & Trust Co.                                          Greer State Bank
Bridge Bancorp, Inc.                                            Penns Woods Bancorp Inc.
Bridge View Bancorp                                             Smithtown Bancorp, Inc.
Bryn Mawr Bank Corp.                                            United Security Bank

The analysis compared publicly available financial information for PA Capital and the median data for each of the regional and high performing groups as of and for each of the years ended December 31, 1995 through 1999 and as of and for the twelve months ended September 30, 2000 (in the case of PA Capital, the twelve months ended December 31, 2000). The table below sets forth the comparative data with pricing information as of January 18, 2001.

                                                        PENNSYLVANIA    REGIONAL    HIGH PERFORMING
                                                          CAPITAL        GROUP           GROUP
                                                        ------------    --------    ---------------
Total assets..........................................    $146,357      $147,006       $325,916
Tangible equity/total assets..........................        7.15%         9.71%          7.67%
Intangible assets/total equity........................        0.00%         0.00%          0.00%
Net loans/total assets................................       59.92%        69.19%         64.36%
Cash & securities/total assets........................       37.69%        26.15%         31.92%
Gross loans/total deposits............................       67.20%        83.91%         81.44%
Total borrowings/total assets.........................        0.93%         5.36%          9.29%
Non-performing assets/total assets....................        0.50%         0.37%          0.12%
Loan loss reserves/gross loans........................        2.07%         1.00%          1.16%
Net interest margin...................................        3.93%         4.54%          5.57%
Non-interest income/average assets....................        0.56%         0.55%          0.92%
Non-interest expense/average assets...................        2.53%         2.87%          2.87%
Efficiency ratio......................................       60.55%        64.14%         53.33%
Return on average assets..............................        0.79%         0.89%          1.77%
Return on average equity..............................       11.80%         8.88%         18.94%
Price/tangible book value per share...................          NA        111.87%        243.70%
Price/earnings per share..............................          NA        11.19x         14.18x
Dividend yield........................................          NA          2.22%          2.36%
Dividend payout ratio.................................          NA         27.23%         35.16%

     Analysis of Selected Merger Transactions. Sandler O'Neill reviewed certain transactions announced from January 1, 2000 to January 18, 2001 involving publicly traded commercial banks as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 102 transactions announced nationwide and 19 transactions announced in the Mid-Atlantic region. Sandler O'Neill reviewed the multiples of transaction value to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, transaction value to total assets and transaction value to total deposits, and computed high, low, mean and median multiples and premiums for the respective groups of transactions. These multiples were applied to PA Capital's financial information as of and for the twelve months ended December 31, 2000. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of PA Capital common stock of $46.60 to $75.92 based upon the median multiples for nationwide transactions and $48.17 to $71.73 based upon the median multiples for Mid-Atlantic transactions.

                                                                                    IMPLIED VALUE
                                                        RANGE OF        MEDIAN     BASED ON MEDIAN
NATIONWIDE TRANSACTIONS                                 MULTIPLES      MULTIPLE       MULTIPLE
-----------------------                               -------------    --------    ---------------
Deal price/LTM EPS..................................   51.3x- 10.1x     18.4x          $46.60
Deal price/Book value...............................   4.55x- 1.09x     2.40x          $57.03
Deal price/Tangible book value......................   4.55x- 1.11x     2.48x          $58.82
Tangible book premium/Core deposits(1)..............   42.6%-  0.7%     16.7%          $71.67
Deal price/Total deposits...........................   42.4%-  6.0%     25.2%          $75.92
Deal price/Total assets.............................   34.5%-  5.7%     20.5%          $67.93

---------------
(1) Assumes 5% of PA Capital's deposits are not core deposits.

                                                                                    IMPLIED VALUE
                                                        RANGE OF        MEDIAN     BASED ON MEDIAN
MID-ATLANTIC TRANSACTIONS                               MULTIPLES      MULTIPLE       MULTIPLE
-------------------------                             -------------    --------    ---------------
Deal price/LTM EPS..................................   45.3x- 14.6x     19.0x          $48.17
Deal price/Book value...............................   3.88x- 1.44x     2.31x          $54.70
Deal price/Tangible book value......................   3.89x- 1.63x     2.51x          $59.51
Tangible book premium/Core deposits(1)..............   42.6%-  7.7%     16.7%          $71.73
Deal price/Total deposits...........................   40.6%- 16.1%     23.8%          $71.73
Deal price/Total assets.............................   27.4%- 13.5%     19.2%          $63.52

---------------
(1) Assumes 5% of PA Capital's deposits are not core deposits.

     Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis that estimated the future stream of after-tax dividends of PA Capital through December 31, 2005 under various circumstances, assuming PA Capital's current dividend payout ratio and that PA Capital performed in accordance with the earnings forecasts discussed above. To approximate the terminal value of PA Capital common stock at December 31, 2005, Sandler O'Neill applied price/earnings multiples ranging from 8x to 24x and applied multiples of tangible book value ranging from 75% to 275%. The dividend income streams and terminal values were then discounted to present values using different assumptions regarding required rates of return of holders or prospective buyers of PA Capital common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of PA Capital common stock of $15.27 to $57.52 when applying the price/earnings multiples and $16.26 to $74.86 when applying multiples of tangible book value.

                                                           PRICE/EARNINGS     TANGIBLE BOOK VALUE
                                                             MULTIPLES             MULTIPLES
                                                          ----------------    --------------------
DISCOUNT RATE                                               8X       24X        75%         275%
-------------                                             ------    ------    --------    --------
      9%................................................  $18.19    $55.56     $19.14      $70.18
     11.................................................   16.61     49.82      17.48       64.08
     13.................................................   15.19     45.56      15.98       58.61
     15.................................................   13.91     41.74      14.64       53.68

     In connection with its analysis, Sandler O'Neill considered and discussed with the Three Rivers' Board of Directors how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, the growth rate of earnings per share and the dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

     Pro Forma Merger Analysis. Sandler O'Neill analyzed certain pro forma effects of the merger, based upon (a) a transaction value of $41.50 per share of PA Capital common stock, with the merger consideration being $4.15 in cash and
4.15 shares of Three Rivers common stock and assuming no outstanding options to acquire PA Capital stock are exercised and all are cashed out in connection with the merger, and (b) Three Rivers' and PA Capital's current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the merger, charges associated with the merger, operating efficiencies and other adjustments discussed with the senior management of Three Rivers. As illustrated in the following table, this analysis indicated that in the first full year following the merger, the merger would be slightly dilutive to Three Rivers' GAAP earnings per share, accretive to its cash earnings per share and dilutive to its tangible book value per share. The actual results achieved by the combined institution may vary from projected results and the variations may be material.

                                                                      THREE RIVERS
                                                              -----------------------------
                                                              YEAR ENDING DECEMBER 31, 2002
                                                              -----------------------------
                                                              STAND-ALONE        PRO FORMA
                                                              ------------       ----------
Projected GAAP EPS..........................................     $0.96             $0.94
Projected cash EPS..........................................     $1.02             $1.15
Projected tangible book value(1)............................     $8.85             $7.66
Projected leverage capital ratio(1).........................     6.45%             6.39%

---------------
(1) Calculated at the beginning of the period.

     In connection with rendering its January 31, 2001 opinion, Sandler O'Neill reviewed, among other things: (1) the merger agreement and related bank plan of merger; (2) certain publicly available financial statements and other historical financial information provided by Three Rivers that Sandler O'Neill deemed relevant; (3) certain publicly available financial statements and other historical financial information provided by PA Capital that Sandler O'Neill deemed relevant; (4) the operating budget of Three Rivers for the year ending December 31, 2001 prepared by and reviewed with management of Three Rivers and the views of senior management of Three Rivers, based on limited discussions with certain members of senior management, regarding Three Rivers' business, financial condition, results of operations and future prospects; (5) the operating budget of PA Capital for the year ending December 31, 2001 prepared by and reviewed with management of PA Capital and the views of senior management of PA Capital, based on limited discussions with certain members of senior management, regarding PA Capital's business, financial condition, results of operations and future prospects; (6) the pro forma impact of the merger on Three Rivers; (7) the publicly reported historical price and trading activity for Three Rivers' common stock, and a comparison of certain financial information for Three Rivers and PA Capital with similar publicly available information for certain other companies, the securities of which are publicly traded; (8) the financial terms of recent business combinations in the commercial banking industry, to the extent publicly available; (9) the current market environment generally and the banking environment in particular; and (10) such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

     In connection with rendering its final opinion attached as Annex C of this joint proxy statement/ prospectus, Sandler O'Neill is expected to confirm the appropriateness of its reliance on the analyses used to render its January 31, 2001 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

     In performing its reviews and analyses, Sandler O'Neill relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it. Sandler O'Neill was not asked to and did not undertake an independent verification of the accuracy or completeness of any such information and they do not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Three Rivers or PA Capital or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Three Rivers or PA Capital, nor has it reviewed any individual credit files relating to Three Rivers or PA Capital. With Three Rivers' consent, Sandler O'Neill has assumed that the respective allowance for loan losses for both Three Rivers and PA Capital are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Three Rivers or PA Capital. Sandler O'Neill is not an accounting firm and they have relied, with Three Rivers' consent, on the reports of the independent accountants of Three Rivers and PA Capital for the accuracy and completeness of the financial statements furnished to them. With respect to all financial projections prepared by or reviewed with each company's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Three Rivers and PA Capital and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

     Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement will not be waived. Sandler O'Neill also assumed, with Three Rivers' consent, that (i) there has been no material change in Three Rivers' or PA Capital's assets, financial condition, results of operations, business or prospects since, with respect to Three Rivers, the date of the last publicly filed financial statements available to Sandler O'Neill, and with respect to PA Capital, the date of the last financial statements available to Sandler O'Neill,
(ii) Three Rivers and PA Capital will remain as going concerns for all periods relevant to its analyses, and (iii) the merger will be accounted for using the purchase method of accounting and will not be a taxable transaction at the corporate level for federal income tax purposes.

     Three Rivers has agreed to pay Sandler O'Neill a transaction fee of $100,000 in connection with the merger, of which $25,000 has been paid with the balance contingent and payable upon completion of the merger. Sandler O'Neill has also received a fee of $75,000 for rendering its fairness opinion. Three Rivers has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Sandler O'Neill has in the past provided and currently provides certain other investment banking services to Three Rivers and has received and will receive compensation for such services. Also , Sandler O'Neill has in the past provided certain investment banking services to PA Capital and has received compensation for such services. During the two year period ended February 28, 2001, Sandler O'Neill received aggregate fees for such services of $15,000 from Three Rivers and $12,000 from PA Capital, plus reimbursement of out-of-pocket expenses. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to Three Rivers and PA Capital and may actively trade the equity securities of Three Rivers and PA Capital for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

PA CAPITAL'S REASONS FOR THE MERGER AND RECOMMENDATION OF PA CAPITAL'S BOARD OF DIRECTORS

     The terms of the merger, the merger agreement and related agreements resulted from arm's length negotiations between PA Capital and Three Rivers and their respective representatives. In the course of reaching its decision to approve the merger, the merger agreement and related agreements, the Board of Directors of PA Capital consulted with PA Capital's financial and legal advisors as well as with PA Capital's management, and considered a number of factors in addition to those discussed above, including the following:

          (i) The Board of Directors' review and knowledge of the business, operations, financial condition, competitive position and prospects of PA Capital, on both a historical and prospective basis;

          (ii) The influence of current industry, economic and market conditions on PA Capital in light of intensifying competitive pressures in the financial services industry, including PA Capital's prospects for future growth if PA Capital were to remain independent;

          (iii) the increasing costs of technology if PA Capital were to remain independent;

          (iv) previous inquiries from and discussions with third parties concerning possible strategic transactions;

          (v) the opinion rendered by Danielson Associates to the effect that the merger consideration was fair, from a financial point of view, to PA Capital and the holders of PA Capital common stock and Class A common stock, and the presentations made by Danielson Associates, including presentations as to selected financial data concerning Three Rivers and PA Capital, both on a historical and prospective basis, and information reflecting the two companies on a combined basis;

          (vi) comparisons to certain financial multiples (premium to market price, book value and earnings per shares) obtained by sellers in other recent acquisitions of financial institutions;

          (vii) the fact that the merger would provide holders of PA Capital common stock and Class A common stock with the opportunity to receive a premium over the recent market prices for their shares on a tax-free basis to the extent they receive Three Rivers common stock as consideration, while at the same time enabling them to participate in opportunities for growth in Three Rivers after the merger;

          (viii) the merger consideration in relation to the estimate of the current value of PA Capital and in relation to the estimate of the future value of PA Capital if it were to remain independent;

          (ix) the potential to PA Capital shareholders of having greater liquidity in their stock through ownership of shares of Three Rivers common stock;

          (x) the belief that a business combination with Three Rivers will offer long-term value to PA Capital shareholders;

          (xi) the historical business, results of operations and financial condition of Three Rivers and Three Rivers' prospects for growth following the merger;

          (xii) the social and economic effects of the merger on PA Capital's customers, creditors, employees and other constituents, and on the communities in which it does business;

          (xiii) the benefit to PA Capital's customers through the expansion of banking opportunities through Three Rivers branches and ATMs;

          (xiv) the proposed arrangements with members of management, including the fact that Gerald B. Hindy and Charles A. Warden would serve as members of the Boards of Directors of each of Three Rivers and Three Rivers Bank and of the executive committees thereof;

          (xv) the terms of the merger agreement as presented to the Board of Directors of PA Capital; and

          (xvi) a review of the regulatory and legal implications of the proposed merger.

     The foregoing discussion of the information and factors considered by PA Capital's Board of Directors is not intended to be exhaustive but includes all material factors considered by the Board. In reaching its determination to approve and recommend the merger, PA Capital's Board of Directors did not assign any specific or relative weights to the foregoing factors, and the individual directors may have given differing weights to different factors.

     The Board of Directors of PA Capital believes that the merger offers PA Capital and its shareholders an attractive opportunity to participate in a company with enhanced financial strength that should be able to compete more effectively in the western Pennsylvania market than PA Capital could alone. The combined company will have significantly greater financial resources than PA Capital alone, particularly in terms of its equity capital. The Board of Directors of PA Capital believes this enhanced financial strength will increase opportunities for growth as a combined company, and will offer greater flexibility in meeting the challenges affecting the banking and financial services industries, such as technological innovations, intensifying competitive pressures and industry consolidations.

     THE PA CAPITAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PA CAPITAL SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AND THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF PA CAPITAL'S FINANCIAL ADVISOR

     PA Capital retained Danielson Associates, Inc. to advise the PA Capital Board of Directors as to its "fair" sale value and the fairness to its shareholders of the financial terms of the offer to be acquired by Three Rivers. Danielson Associates is regularly engaged in the valuation of banks and bank holding companies in connection with mergers, acquisitions, and other securities transactions; and has knowledge of, and experience with, Pennsylvania banking markets and banking organizations operating in those markets. Danielson Associates was selected by PA Capital because of its knowledge of, expertise with, and reputation in the financial services industry.

     Danielson Associates reviewed the merger agreement with respect to the pricing and other terms and conditions of the merger, but the decision to accept the offer was ultimately made by the Board of Directors of PA Capital. Danielson Associates rendered its oral opinion to the PA Capital Board of Directors, which it subsequently confirmed in writing, that as of the date of such opinion, the financial terms of the Three Rivers offer were "fair" to PA Capital and its shareholders. No limitations were imposed by the PA Capital Board of Directors upon Danielson Associates with respect to the investigation made or procedures followed by it in arriving at its opinion.

     In arriving at its opinion, Danielson Associates:

     - Reviewed certain business and financial information relating to PA Capital and Three Rivers including call report data from 1990 through September 30, 2000; Quarterly Reports for 2000 on Form 10-Q for Three Rivers; internal financial reports; and fourth quarter 2000 earnings releases.

     - Reviewed the reported prices and trading activity for the Three Rivers common stock and compared it to similar bank holding companies.

     - Reviewed and compared the financial terms, to the extent publicly available, with comparable transactions.

     - Reviewed the PA Capital-Three Rivers merger agreement and certain related documents.

     - Considered such other factors as were deemed appropriate.

     Danielson Associates did not obtain any independent appraisal of assets or liabilities of PA Capital or Three Rivers or their respective subsidiaries. Further, Danielson Associates did not independently verify the information provided by PA Capital or Three Rivers and assumed the accuracy and completeness of all such information.

     In arriving at its opinion, Danielson Associates performed a variety of financial analyses. Danielson Associates believes that its analyses must be considered as a whole and that consideration of portions of such analyses could create an incomplete view of Danielson Associates' opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

     In its analyses, Danielson Associates made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond PA Capital's or Three Rivers' control. Any estimates contained in Danielson Associates analyses are not necessarily indicative of future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

     The following is a summary of selected analyses considered by Danielson Associates in connection with its opinion letter.

PRO FORMA MERGER ANALYSES

     Danielson Associates analyzed the changes in the amount of earnings and book value represented by the receipt of about $19.6 million, based on Three Rivers' January 31, 2001 stock price, for all of the outstanding shares of PA Capital common stock and options to purchase PA Capital common stock, which will be paid in cash and Three Rivers common stock. The analysis evaluated, among other things, possible dilution in earnings and capital per share for Three Rivers common stock.

COMPARABLE COMPANIES

     To determine the "fair" value of the Three Rivers common stock to be exchanged for the common stock of PA Capital, Three Rivers was compared to thirteen publicly-traded bank holding companies ("comparable banks"). These comparable banks had assets in the $750 million to $2 billion range, no extraordinary characteristics and were located in New Jersey, New York and Pennsylvania.

                        DESCRIPTION OF COMPARABLE BANKS

                                                    ASSETS*
COMPARABLE BANKS**                                 (IN MILL.)     HEADQUARTERS
------------------                                 ----------   -----------------
Arrow............................................    $1,067     Glens Falls, N.Y.
BancFirst........................................     1,568      Zanesville, Ohio
CNB..............................................       945     Canajoharie, N.Y.
Community........................................     1,974          DeWitt, N.Y.
Community Bank...................................     1,109      Millersburg, Pa.
Financial Institutions...........................     1,262          Warsaw, N.Y.
Harleysville.....................................     1,900     Harleysville, Pa.
Main Street......................................     1,537          Reading, Pa.
PennRock.........................................       892        Blue Ball, Pa.
Peoples..........................................     1,123        Marietta, Ohio
Second...........................................     1,562          Warren, Ohio
Tompkins.........................................     1,277          Ithaca, N.Y.
UNB..............................................     1,027          Canton, Ohio

---------------
 * September 30, 2000.

** Selected publicly-traded in New Jersey, New York and Pennsylvania with assets between $750 million and $2 billion.
Source: SNL Securities LC, Charlottesville, Virginia.

     Danielson Associates compared Three Rivers':

     - Stock price as of January 31, 2001 equal to 9.8 times core earnings and 101% of book.

     - Dividend yield based on stock price as of January 31, 2001 of 5.41%.

     - Equity as of September 30, 2000 of 6.20% of assets.

     - Nonperforming assets including loans 90 days past due as of September 30, 2000 equal to .27% of total assets.

     - Return on average assets adjusted for nonrecurring items of .62%.

     - Return on average equity adjusted for nonrecurring items of 12.35%, with the medians for the comparable banks.

                    THREE RIVERS -- COMPARABLE BANKS SUMMARY

                                                                   COMPARABLE BANKS
                                                    THREE RIVERS       MEDIANS
                                                    ------------   ----------------
INCOME
Net income*/Avg. Assets...........................       .62%            1.18%
Net oper. income**/Avg. Assets....................      1.04             2.05
Return on average equity*.........................     12.35            15.80

BALANCE SHEET
Equity/Assets.....................................      6.20%            7.13%
NPAs***/Assets....................................       .27              .51

STOCK PRICE
Price/Earnings....................................      9.8X            10.4X
Price/Book........................................       101%             142%
Dividend yield....................................      5.41             3.34
Payout ratio......................................        51               36
Shares traded****.................................         6                8

---------------
   * Adjusted for non-recurring items.

  ** Net interest income plus noninterest income less operating expense.

 *** Nonperforming assets including loans 90 days past due and still accruing.

**** Average daily volume in trailing year for comparable banks and trailing three months for Three Rivers.
Source: SNL Securities LC, Charlottesville, Virginia.

     The comparable medians were:

     - Stock price equal to 10.4 times earnings and 142% of book.

     - Dividend yield of 3.34%.

     - Equity of 7.13% of assets.

     - .51% of assets nonperforming.

     - Return on average assets adjusted for nonrecurring items of 1.18%.

     - Return on average equity adjusted for nonrecurring items of 15.80%.

COMPARABLE TRANSACTION ANALYSIS

     Danielson Associates compared the consideration to be paid in the merger to the latest twelve months earnings and equity capital of PA Capital with earnings and capital multiples paid in acquisitions of banks through January 31, 2001 in the Northeast. At the time Danielson Associates made its analysis, the consideration to be paid in the merger was 187% of PA Capital's December 31, 2000 book value and 17.5 times earnings for 2000. This compares to the median multiples of 202% of book value and 17.3 times earnings for all bank transactions in 2000 in the northeast where the seller had assets over $100 million and 184% of book and 17 times earnings for "small northeast" bank transactions in 1999, 2000 and 2001, adjusted for stock price movements through January 31, 2001.

     There were eleven bank transactions defined to be "small northeast," which included transactions in New Jersey, Upstate New York, Ohio and Pennsylvania where the seller received less than $50 million in transaction value. The five transactions which occurred in 1999 were PSB Bancorp, Inc. acquiring First Bank of Philadelphia, First Leesport Bancorp, Inc.'s purchase of Merchants of Shenandoah Bancorp, CNB Financial Corporation's acquisition of First National Bank of Spangler, Harleysville National Corporation buying Citizens Bank and Trust Company and Park National Corporation's purchase of U.B. Bancshares, Inc.

The four transactions in 2000 were Community Banks, Inc. acquiring Glen Rock State Bank, Community Bank System, Inc.'s purchase of Citizens National Bank, National Penn Bankshares, Inc.'s acquisition of Community Independent Bank, Inc. and Farmers National Banc Corporation's purchase of Security Financial Corp.

     There were two small northeast comparable transactions that occurred in 2001. These were NBT Bancorp, Inc.'s purchase of First National Bancorp, Inc. and Sun Bancorp, Inc.'s acquisition of Guaranty Bank, NA.

     The median price to book value and price to earnings of the small northeast transactions based on announcement were 182% and 20.7, respectively. When adjusted for stock price movements through January 31, 2001, these medians were 184% and 17, respectively.

DISCOUNTED FUTURE EARNINGS AND DISCOUNTED DIVIDENDS ANALYSIS

     Danielson Associates applied present value calculations to PA Capital's estimated future earnings and dividend stream under several specific growth and earnings scenarios. This analysis considered, among other things, scenarios for PA Capital as an independent institution and as part of another banking organization. The projected dividend streams and terminal values, which were based on a range of earnings multiples, were then discounted to present value using discount rates based on assumptions regarding the rates of return required by holders or prospective buyers of PA Capital common stock.

OTHER ANALYSIS

     In addition to performing the analyses summarized above, Danielson Associates also considered the general market for bank mergers, the historical financial performance of PA Capital and Three Rivers, the market positions of both banks and the general economic conditions and prospects of those banks.

     No company or transaction used in this composite analysis is identical to PA Capital or Three Rivers. Accordingly, an analyses of the results of the foregoing is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

     The summary set forth above does not purport to be a complete description of the analyses and procedures performed by Danielson Associates in the course of arriving at its opinions. In payment for its services as the financial advisor to PA Capital, Danielson Associates is to be paid a fee of $15,000.


     The full text of the form of opinion of Danielson Associates to be dated the date of this joint proxy statement/prospectus, which sets forth assumptions made and matters considered, is attached hereto as Annex D of this joint proxy statement/prospectus. PA Capital shareholders are urged to read this opinion in its entirety. Danielson Associates' opinion is directed only to the consideration to be received by PA Capital shareholders in the merger and does not constitute a recommendation to any PA Capital shareholder as to how such shareholder should vote at the special meeting.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     After completion of the merger, the Three Rivers Board of Directors will consist of the current members of that Board (other than Mr. Jack Sevy, who will retire effective immediately prior to the annual meeting), subject to any changes to the Board as a result of the election to be held at the annual meeting, and Charles A. Warden and Gerald B. Hindy, PA Capital's Chairman and Vice-Chairman, respectively. In addition, Mr. Hindy will be appointed as the Vice Chairman of the Three Rivers Board. At the first annual meeting of Three Rivers held after the merger is effective, Messrs. Warden and Hindy will be entitled jointly to nominate one additional director for election to the Three Rivers Board of Directors. This nominee must be approved by the Three Rivers Board, which approval may not be unreasonably withheld. Messrs. Warden and Hindy will also be appointed to any executive committee of the Board of Directors that may be constituted in the future. The Board of Directors of Three Rivers Bank is identical, in all respects, to the Three Rivers Board of Directors. Accordingly, Messrs. Warden and Hindy will serve on the Three Rivers Bank Board of Directors in the same capacities in which each serves on the Three Rivers Board of Directors.

     The former officers and employees of PA Capital who become officers or employees of Three Rivers or continue as officers or employees of Three Rivers Bank will be entitled to participate in all employee benefits programs of Three Rivers or Three Rivers Bank, as the case may be, in accordance with the terms of those plans.


     As of the record date of PA Capital's special meeting, the directors and executive officers of PA Capital beneficially owned 234,380 shares of PA Capital common stock, excluding shares such persons could acquire through the exercise of options, and 33,216 shares of PA Capital Class A common stock, constituting approximately 51.2% of the outstanding shares of PA Capital common stock and Class A common stock, taken as a single class. Assuming all directors and executive officers of PA Capital vote in favor of the merger, the affirmative vote of an additional 25.04% of the outstanding shares of PA Capital common stock and Class A common stock entitled to vote at the special meeting will be required in order to approve the merger agreement.


     Upon the signing of the merger agreement, the executive officers and directors of PA Capital held options to acquire 77,034 shares of PA Capital common stock at a per share weighted average exercise price of $24.07. Upon consummation of the merger, options that have not been exercised will be terminated in exchange for a cash payment by Three Rivers to such option holders equal to the difference between $41.50 and the exercise price of the applicable option. Although the merger agreement calls for termination of these options, not all of the options can be canceled without the consent of the option holder. Options that are not terminated in the merger will be treated in the manner provided in the applicable option agreement, which may include the conversion of the option into an option to acquire shares of Three Rivers common stock.


     In November of 2000, PA Capital entered into a Change in Control Agreement with Andrew W. Hasley, PA Capital's President and Chief Operating Officer, pursuant to which PA Capital agreed to provide Mr. Hasley with compensation upon the occurrence of a change in control of PA Capital. Under the terms of the agreement, upon a change of control of PA Capital, Mr. Hasley is entitled to receive a one-time, lump sum payment equal to 1.5 times the highest annual base salary and bonus that he received in any calendar year while employed by PA Capital. For purposes of the agreement, the merger constitutes a change of control. Mr. Hasley will receive a $225,000 payment pursuant to this agreement.



     In addition, Mr. Hasley has signed an Incentive to Stay Agreement with PA Capital, which protects him in the event that Three Rivers elects not to offer him continued employment after the merger or terminates him without cause within a year after the merger is completed. In either event, Mr. Hasley would receive a one-time, lump sum payment equal to six months of his regular salary, less federal, state and local withholdings required by law. As of the date of this joint proxy statement/prospectus, the amount of this payment would be $51,000. Any payment made pursuant to the agreement would be in addition to the continued regular compensation paid to Mr. Hasley throughout the pre- and post-merger periods. If PA Capital terminated Mr. Hasley's employment for cause, during either the pre- or post-merger period, he would not be entitled to receive any payment under the agreement.

     Upon completion of the merger, Mr. Hindy will receive from PA Capital a one-time payment of $500,000. The PA Capital Board approved this payment in consideration of Mr. Hindy's efforts (i) in serving as PA Capital's chief executive officer without compensation to improve its performance and prepare it for sale, and (ii) in identifying, and negotiating with, potential buyers and in ultimately bringing the merger with Three Rivers Bank to the Board for consideration.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     Counsel for Three Rivers, Kirkpatrick & Lockhart LLP, has provided its legal opinion as to the principal federal income tax consequences expected to result from the merger. The following summary of the material federal income tax consequences expected to result from the merger is qualified in its entirety by reference to the full text of the opinion of Kirkpatrick & Lockhart, including the assumptions upon which that opinion is based. That opinion is filed as
Exhibit 8.1 to the registration statement of which this joint proxy statement/prospectus is a part. Neither the opinion nor this summary addresses any tax considerations under foreign, state or local laws, or the tax considerations to shareholders other than individual United States citizens who hold their shares of Three Rivers common stock or PA Capital common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.



     No rulings have been requested from the Internal Revenue Service as to the federal income tax consequences of the merger. You should be aware that the opinion of Kirkpatrick & Lockhart is not binding on the IRS and the IRS is not precluded from taking a different position. You should also be aware that some of the federal income tax consequences of the merger are governed by provisions of the Internal Revenue Code as to which there are no final regulations and little or no judicial or administrative guidance. Kirkpatrick & Lockhart's opinion is based upon the federal income tax laws as in effect on the date of the opinion and as those laws are then interpreted. There can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements contained herein or in the opinion.



     The federal income tax consequences discussed below are conditioned upon, and Kirkpatrick & Lockhart's opinion is based upon, the accuracy, as of the date of that opinion and at, as of and after the time the merger becomes effective, of certain assumptions. These assumptions include, but are not limited to, the following:



     - That the shareholders of PA Capital receive shares of Three Rivers common stock with a value on the date the merger becomes effective of not less than fifty percent (50%) of the value of the PA Capital common stock as of the same date;



     - That following the merger, Three Rivers will continue the historic business of PA Capital or use a significant portion of PA Capital's historic business assets in a business; and



     - That a bona fide corporate business purpose exists for the merger.



     As of the date of this joint proxy statement/prospectus, Three Rivers and PA Capital believe that all of these assumptions are now, and will be at, as of and after the time the merger becomes effective, accurate. If either Three Rivers or PA Capital learns before that time that the assumptions are false and that its counsel therefore believes that the merger is unlikely to be treated as a tax-free reorganization, then additional shareholder approval will be obtained before consummation of the merger.



     Subject to the limitations and assumptions described above, Kirkpatrick & Lockhart has rendered an opinion to Three Rivers and PA Capital that the merger will have the following federal income tax consequences:



     - No gain or loss will be recognized by Three Rivers, PA Capital or Three Rivers Bank as a result of the transactions contemplated in the merger agreement;

     - Shareholders of PA Capital who receive a combination of shares of Three Rivers common stock and cash in exchange for shares of PA Capital common stock, will not recognize gain or loss on the receipt of the shares of Three Rivers common stock. Shareholders of PA Capital will recognize gain on the cash received in an amount equal to the lesser of the cash received or the difference between (a) the sum of the cash received and the fair market value of the Three Rivers common stock received and (b) the shareholder's basis in his or her shares of PA Capital common stock.



      If the shares of PA Capital common stock exchanged are a capital asset, any gain recognized under the preceding paragraph will be capital gain unless and to the extent any cash received has the effect of a dividend. The capital gain will be long-term if the PA Capital common stock has been held by the holder for more than one year. The determination whether a shareholder recognizes capital gain and/or dividend income is made by reference to the redemption rules of Section 302 of the Internal Revenue Code. Under Section 302, all of the cash representing gain recognized on the exchange will be taxed as capital gain if the deemed redemption is a "substantially disproportionate redemption" of stock with respect to the shareholder or is "not essentially equivalent to a dividend." For this purpose, the merger will be viewed as if all holders of PA Capital common stock had received only Three Rivers common stock in the merger and as if Three Rivers had thereafter redeemed appropriate portions of the Three Rivers common stock in exchange for the cash distributed in the merger. The deemed redemption is a "substantially disproportionate redemption" if the shareholder's deemed percentage share of outstanding Three Rivers common stock after the merger but before the deemed redemption is reduced by more than 20% as a result of the deemed redemption. The deemed redemption is "not essentially equivalent to a dividend" if the shareholder experiences a "meaningful reduction" in his proportionate interest in Three Rivers by reason of the deemed redemption. In general, there are no fixed rules for determining when a "meaningful reduction" has occurred.



      In determining whether a shareholder has a "substantially disproportionate redemption" or experiences a "meaningful reduction" in his proportionate interest in Three Rivers, shares of Three Rivers common stock which are considered to be owned by the shareholder pursuant to certain constructive stock ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account. In general, under Section 318 a shareholder constructively owns any stock which the holder has an option to acquire, or any stock owned directly or indirectly by (1) the holder's spouse (unless legally separated under court decree), children, grandchildren or parents; (2) a partnership, trust or estate in which the holder has an interest to the extent of the holder's interest; or (3) a corporation to the extent of the holder's interest, but only if the shareholder actually or constructively owns 50% or more in value of the corporation's stock. Also a shareholder that is a partnership, trust or estate will be considered to own stock owned by its partners, grantors or beneficiaries, as the case may be, and a shareholder which is a corporation will be considered to own stock owned by any of its shareholders who own 50% or more in value of the corporation's stock. An S corporation and its shareholders are treated as if they were a partnership and partners, respectively. In many instances, stock owned constructively as a result of the attribution rules can be attributed again to another (for example, stock owned due to family attribution can further be attributed to a partnership), but in other circumstances, there is no such "double" attribution.



      The IRS has issued a published ruling indicating that a distribution of cash to a shareholder (x) whose proportionate interest in the company (taking into account the constructive ownership rules of Section 318 of the Code described above) is reduced, (y) whose relative stock interest in the surviving corporation is minimal, and (z) who exercises no control over company affairs, will be treated as "not essentially equivalent to a dividend" under Section 302 of the Code.



      If any of the cash received by a PA Capital shareholder has the effect of a dividend, the portion of the gain recognized equal to the shareholder's share of undistributed corporate earnings and profits is treated as dividend income and the balance of the gain is capital gain. It is unclear whether it is earnings and profits of PA Capital which are considered or some combination of those of PA Capital, Three Rivers Bank, and/or Three Rivers;

     - The holding period of the shares of Three Rivers common stock received in the merger will include the period during which the shares of PA Capital common stock exchanged therefor were held, provided such stock was a capital asset in the hands of the holder on the date of exchange; and



     - The aggregate tax basis of the shares of Three Rivers common stock received by shareholders of PA Capital (including any fractional shares of Three Rivers common stock deemed received, but not actually received), will be the same as the aggregate tax basis of the shares of PA Capital common stock surrendered in exchange therefor increased by the gain, if any, recognized on the exchange (including any portion treated as a dividend), and decreased by any cash received in the exchange.



     The tax consequences of the merger may vary depending upon your particular circumstances. You are urged to consult your own tax advisor to determine the particular consequences of the merger to you, including the applicability and effect of any state, local or foreign income, property, transfer and other tax laws.


ACCOUNTING TREATMENT OF THE MERGER

     We intend to account for the merger under the purchase method of accounting for business combinations.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF PA CAPITAL

     Shares of Three Rivers common stock issued in the merger will be freely transferable, except for those shares that are issued to affiliates of PA Capital. Affiliates generally include directors, specific executive officers and holders of 10% or more of the outstanding voting securities of PA Capital. PA Capital has agreed to provide to Three Rivers the written agreements of its affiliates that those holders will not dispose of the shares of Three Rivers common stock received in the merger except in compliance with the Securities Act of 1933 and Rule 145 promulgated under the Securities Act.

NASDAQ LISTING OF THREE RIVERS COMMON STOCK TO BE ISSUED IN THE MERGER

     Three Rivers will submit an application to list the shares of Three Rivers common stock to be issued in the merger on the Nasdaq National Market. The issuance of the shares in the merger must be approved by the shareholders of Three Rivers before the shares will be approved for listing. The shares must be approved for listing for the merger to proceed.

EXCHANGE OF PA CAPITAL STOCK FOR THREE RIVERS COMMON STOCK

     Promptly after the completion of the merger, Three Rivers will cause Equiserv to send to each holder of record of PA Capital common stock transmittal materials for use in exchanging certificates representing shares of PA Capital common stock for a certificate or certificates representing shares of Three Rivers common stock, a check for the cash to be paid to such holder and for any fractional share interest. The transmittal materials will contain information and detailed instructions with respect to the exchange of certificates.

     You should not send in your share certificates until you receive the letter of transmittal form and instructions.

     Following the completion of the merger and upon surrender of all of the certificates representing shares of PA Capital common stock registered in your name, or a satisfactory indemnity bond if any of the certificates are lost, stolen or destroyed, together with a properly completed letter of transmittal, Equiserv will mail to you a certificate or certificates representing the number of shares of Three Rivers common stock to which you are entitled, together with all undelivered dividends or distributions, less the amount of any withholding taxes which may be required, in respect of such shares and a check in the amount of cash to be paid in the merger, including cash to be paid instead of fractional shares.

     Declaration of dividends by Three Rivers after the completion of the merger will include dividends on all Three Rivers common stock issued in the merger. However, no dividend or other distribution payable to the holders of record of Three Rivers common stock at or as of any time after the completion of the merger will be paid to the holders of PA Capital common stock until they physically surrender all certificates as described above. Promptly after surrender, all undelivered dividends and other distributions, less the amount of any withholding taxes which may be required and a check for the amount representing any fractional share interest, will be delivered to the holder, in each case, without interest. After the completion of the merger, the stock transfer books of PA Capital will be closed and there will be no further transfers of PA Capital common stock.

                               DISSENTERS' RIGHTS

     If you are a PA Capital shareholder, you have the right to dissent from the merger. If the merger is consummated and you fully comply with the statutory dissenters' procedures set forth in the Pennsylvania Business Corporation Law (the "PBCL"), you will be entitled to receive cash for the fair value of your shares. Merely voting against the merger and the merger agreement will not perfect your dissenters' rights. You are urged to review carefully the dissenting shareholders' rights provisions of the PBCL, a summary of which is provided below and a copy of which is attached as Annex B to this joint proxy statement/prospectus. If you fail to comply strictly with the applicable statutory procedures, you will forfeit your dissenters' rights in connection with the merger.

     Sections 1571 through 1580 of the PBCL ("Subchapter D") and Section 1930(a) of the PBCL entitle any holder of record of shares of PA Capital common stock who objects to the merger, in lieu of receiving the consideration for such shares as provided in the merger agreement, to demand in writing that such holder be paid in cash the fair value of its shares. Section 1572 of the PBCL defines "fair value" as "[t]he fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action."

     If you desire to exercise your dissenters' rights, you must deliver to PA Capital a written notice of intention to demand that you be paid the fair value of your shares if the merger is effected before the vote of the PA Capital shareholders is taken on the merger. That notice must be sent to the Secretary of PA Capital at The Times Building, 336 Fourth Avenue, Pittsburgh, Pennsylvania 15222. A vote against the merger and the merger agreement is not sufficient to satisfy the requirement of delivering a written notice to PA Capital. In addition, you must not effect any change in the beneficial ownership of your shares of PA Capital common stock from the date of filing the notice with PA Capital through the consummation of the merger. Shares for which payment of fair value is sought must not be voted in favor of the merger. Failure to comply with any of the foregoing will result in your forfeiture of any right to demand payment of fair value for your shares.

     If you are a record holder of shares of PA Capital common stock held in whole or in part for the benefit of another person, you may assert dissenters' rights as to fewer than all of the shares registered in your name only if you dissent with respect to all the shares beneficially owned by any one person and disclose the name and address of the person or persons on whose behalf you dissent. If you are a beneficial owner of shares of PA Capital common stock or Class A common stock, you may assert dissenters' rights with respect to shares held on your behalf if you submit to PA Capital the written consent of the record holder not later than the time of assertion of dissenters' rights. If you are a beneficial owner, you may not dissent with respect to fewer than all of the shares owned by you, whether or not such shares are registered in your name.

     If the merger is approved, PA Capital will mail to all dissenters who gave due notice of their intention to demand payment of fair value and who refrained from voting in favor of the merger, a notice stating where and when a demand for payment should be sent and certificates for shares deposited in order to obtain payment. The notice will be accompanied by a copy of Subchapter D and a form for demanding payment. The time set for the receipt of demands and the deposit of certificates will not be less than 30 days from the mailing of the notice. If you fail to demand payment or deposit certificates pursuant to such notice, you will lose all rights to have a court determine the fair value of your shares. If the merger has not been completed within 60 days after the date set for demanding payment and depositing certificates, PA Capital will return any certificates that have been deposited. However, PA Capital may at any later time send a new notice regarding demand for payment and deposit of certificates with the same effect.

     Promptly after the consummation of the merger or upon timely receipt of demand for payment if the merger has already been completed, PA Capital will either remit to dissenters who have made timely demand and deposited their certificates the amount that PA Capital estimates to be the fair value of their shares or give written notice that no remittance will be made under Section 1577 of the PBCL. Such remittance or notice shall be accompanied by (i) the closing balance sheet and statement of income of PA Capital for a fiscal year ending not more than 16 months prior to the date of remittance or notice together with the latest available interim financial statements, (ii) a statement of PA Capital's estimate of the fair value of the shares, and (iii) a notice of the right of the dissenting shareholder to demand payment or supplemental payment, as the

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

case may be, accompanied by a copy of Subchapter D. If PA Capital does not remit the amount of its estimate of the fair value of the shares, it will return all certificates that have been deposited and may make a notation thereon that a demand for payment has been made.

     If shares of PA Capital common stock or Class A common stock with respect to which notation has been so made are transferred, each new certificate issued therefor shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in PA Capital other than those that the original dissenter had after making demand for payment of fair value for such shares.

     If a dissenting shareholder believes that the amount estimated or paid by PA Capital for his shares is less than the fair value, the shareholder may send to PA Capital his own estimate of the fair value which shall be deemed a demand for payment of the amount of the deficiency. If the dissenter does not file his own estimate of fair value within 30 days after the mailing by PA Capital of its remittance of estimate of fair value, the dissenter shall be entitled to no more than the amount remitted to him or estimated by PA Capital.

     Within 60 days after the latest of (i) the consummation of the merger, (ii) timely receipt of any demands for payment, or (iii) timely receipt of any shareholder estimates of fair value, if any demands for payment remain unsettled, PA Capital may file in court an application for relief requesting that the fair value of the shares of PA Capital common stock be determined by the court. Each dissenter whose demand has not been settled shall be made a party to the proceeding and shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest. If PA Capital fails to file an application within the 60-day period, any dissenter who has not settled his claim may do so in the name of PA Capital within 30 days after the expiration of this 60-day period. If no dissenter files an application within such 30-day period, each dissenter entitled to file an application shall be paid no more than PA Capital's estimate of the fair value of his shares and may bring an action to recover any amount not previously remitted.

     The costs and expenses of any valuation proceedings, including the reasonable compensation and expenses of any appraiser appointed by the court, shall be determined by the court and assessed against PA Capital, except that any part of such costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters whose action in demanding supplemental payment is found by the court to be dilatory, obdurate, arbitrary, vexatious or in bad faith. The court may also assess the fees and expenses of counsel and experts for any or all of the dissenters against PA Capital if PA Capital fails to comply substantially with Subchapter D or acts in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner. If the court finds that the services of counsel for any dissenter were of substantial benefit to the other dissenters and should not be assessed against PA Capital, it may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     Section 1712 of the PBCL provides that a director of a Pennsylvania corporation stands in a fiduciary relation to such corporation and must perform his duties as a director in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Section 1105 of the PBCL provides in substance that a shareholder of a Pennsylvania corporation shall not have any right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the merger, nor any right to claim the right to valuation and payment of the fair value of his shares because of the merger, except that he may dissent and claim such payment if and to the extent provided in Subchapter D of the PBCL, described above. Absent fraud or fundamental unfairness, such dissenters' rights are the exclusive remedy of such shareholders. However, the United States Court of Appeals for the Third Circuit, interpreting the predecessor statute to
Section 1105 of the PBCL in Herskowitz v. NutriSystem, Inc., concluded that dissenters' rights coexist with common law causes of action, such as rescission or money damages, in the context of an action for breach of fiduciary duty or misrepresentation in a cash-out merger. Shareholders should be aware that due to the enactment of the PBCL in 1988 it is unclear whether the decision in Herskowitz remains applicable to dissenters' rights.

     In view of the complexities of these provisions of Pennsylvania law, holders of shares of PA Capital common stock who are considering dissenting from the merger should consult their own legal counsel.

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                              THE MERGER AGREEMENT

     The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement/prospectus. We encourage you to read this agreement.

THE MERGER

     The Board of Directors of each of Three Rivers and PA Capital has approved the merger agreement. The merger agreement provides for the merger of PA Capital with and into Three Rivers Bank, a subsidiary of Three Rivers, with Three Rivers Bank continuing as the surviving corporation. At the effective time of the merger, each outstanding share of PA Capital (other than shares held in the treasury of PA Capital, shares beneficially owned by PA Capital or Three Rivers other than in a fiduciary capacity or in connection with a debt previously contracted, and other than shares held by shareholders who properly exercise their dissenters' rights with respect to such shares, all of which will be canceled without payment therefor in the merger) will cease to exist and will be converted into the right to receive (i) between $3.92 and $4.15 in cash and (ii) between 3.92 and 4.4 shares of Three Rivers common stock.

     Three Rivers has agreed to pay $41.50 for each outstanding share of PA Capital common stock and Class A common stock, subject to the adjustment described in the next paragraph if options to acquire shares of PA Capital common stock are exercised prior to the effective time of the merger. The $41.50 is payable 10% in cash and 90% in Three Rivers common stock based on a price per share of Three Rivers common stock of $9.00. Accordingly, assuming no options to acquire PA Capital common stock are exercised, at the effective time of the merger each outstanding share of PA Capital common stock and Class A common stock would be converted into the right to receive $4.15 in cash (i.e., 10% of $41.50) and 4.15 shares of Three Rivers common stock (i.e. 90% of $41.50 divided by $9.00).

     As of the date of the merger agreement, 93,637 options to acquire shares of PA Capital common stock were outstanding. The merger agreement provides for a decrease in the per share consideration to be paid by Three Rivers in the merger as these options are exercised. The adjusted per share consideration is calculated by multiplying $9.00 by the "adjusted value exchange ratio" for the merger. The "adjusted value exchange ratio" is equal to 4.611 (i.e., $41.50 divided by $9.00) minus 0.01 for every 4% of the options that are exercised prior to the effective time of the merger. The adjusted per share consideration will be paid 10% in cash and 90% in Three Rivers common stock based on a price of $9.00 per share of Three Rivers common stock.

     For example, if 12% of the options were exercised prior to the closing, the adjusted value exchange ratio would be equal to 4.5811 (i.e., 4.611 - 0.03, where 0.03 represents 0.01 for each 4% of the options exercised), and the adjusted per share consideration would be equal to $41.23 (i.e., 4.5811 multiplied by $9.00). The cash portion of the adjusted per share consideration would be equal to 10% of $41.23, or $4.12, and the stock portion would consist of 4.12 shares of Three Rivers common stock (i.e., 90% of $41.23, divided by $9.00). If all 93,637 options were exercised, each share of PA Capital common stock and Class A common stock would be entitled to receive $3.92 in cash and
3.92 shares of Three Rivers common stock.

     The stock component of the per share consideration, but not the cash component, is subject to an additional increase of 0.25 shares of Three Rivers common stock if, in lieu of exercising its right to terminate the merger agreement if the "average price" of a share of Three Rivers common stock is less than $7.50, PA Capital elects to proceed with the merger. For purposes of the merger agreement, the "average price" means the average of the daily average of the high and low sales prices for the twenty consecutive full trading days ending on the fifth trading day prior to the effective date of the merger. This increase is to be applied after giving effect to any adjustments in the per share consideration that are caused by the exercise of options as described in the preceding paragraph. If the "average price" of a share of Three Rivers common stock is less than $7.50 and PA Capital elects to proceed with the merger, then, assuming that no options are exercised prior to the effective date of the merger, each share of PA Capital common stock and Class A common stock would be converted into the right to receive $4.15 in cash and 4.4 shares (i.e., 4.15 + 0.25) of Three Rivers common stock. If all options are exercised, the per share consideration would be $3.92 in cash and 4.17 shares (i.e., 3.92 + 0.25) of Three Rivers common stock.

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

     At the effective time of the merger, all shares of PA Capital common stock held in the treasury of PA Capital or owned beneficially by PA Capital other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of PA Capital common stock owned by Three Rivers or owned beneficially by any subsidiary or affiliate of Three Rivers other than in a fiduciary capacity or in connection with a debt previously contracted will be canceled and no cash, stock or other property will be delivered in exchange for those shares.

     The merger agreement provides that at the effective time of the merger, all then issued and outstanding options to acquire shares of PA Capital common stock will be terminated in exchange for a cash payment by Three Rivers to each holder of those options in an amount equal to $41.50 less the exercise price per share of those options multiplied by the number of shares of PA Capital common stock issuable upon exercise of those options. Although the merger agreement calls for termination of these options, not all of the options can be canceled without the consent of the option holder. Options that are not terminated in the merger will be treated in the manner provided in the applicable option agreement, which may include the conversion of the option into an option to acquire shares of Three Rivers common stock.

     At the effective time of the merger, the separate existence of PA Capital will cease and Three Rivers Bank will continue its existence as the surviving entity unaffected and unimpaired by the merger, and shall be liable for all of the liabilities of PA Capital. The articles of incorporation and bylaws of Three Rivers Bank in effect immediately prior to the effective time of the merger shall be the articles of incorporation and bylaws of the surviving entity. The directors and officers of Three Rivers Bank immediately prior to the effective time of the merger will be the directors and officers, respectively, of the surviving entity until such time as their successors are elected and qualified. As soon as practicable after the merger becomes effective, Three Rivers and Three Rivers Bank will elect as members of their respective Boards of Directors Charles A. Warden and Gerald B. Hindy to serve for terms of two (2) years and three (3) years, respectively. Mr. Hindy will be designated the Vice-Chairman of the Board of Directors of Three Rivers and Three Rivers Bank. Messrs. Warden and Hindy shall also be appointed to any executive committee of each such Board of Directors. At the first annual meeting of shareholders of Three Rivers after the merger becomes effective, Messrs. Warden and Hindy jointly are entitled to nominate one additional person for election to the Board of Directors of each of Three Rivers and Three Rivers Bank. The person so designated must be approved by the Boards of Directors of Three Rivers and Three Rivers Bank, which approval may not be unreasonably withheld.

     Fractional shares of Three Rivers common stock will not be issued. Each PA Capital shareholder who would otherwise have been entitled to receive a fraction of a share of Three Rivers common stock (after taking into account all certificates delivered by such shareholder) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Three Rivers common stock multiplied by the market value of such common stock. The market value of one share of Three Rivers common stock on the effective date of the merger will be the last sale price of such common stock as quoted on the Nasdaq National Market (as reported by The Wall Street Journal or other authoritative source) on the last business day preceding such date. No such holder will be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties of Three Rivers, Three Rivers Bank and PA Capital that are customary in transactions of this type, including, but not limited to, representations and warranties concerning:

          (a) the respective organization and capitalization of Three Rivers Bank and PA Capital;

          (b) the due authorization, execution and delivery and the enforceability of the merger agreement;

          (c) the lack of conflicts or violations under applicable articles of incorporation, bylaws, instruments and laws, with respect to the transactions contemplated by the merger agreement;

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

          (d) financial statements and other documents to be filed with the Securities and Exchange Commission and other regulatory agencies;

          (e) environmental liabilities;

          (f) loans and loan loss reserves;

          (g) properties;

          (h) tax matters;

          (i) legal proceedings; and

          (j) compliance with laws.

CERTAIN COVENANTS

     Three Rivers and PA Capital have agreed, among other things, to make all regulatory applications that are necessary to complete the merger, and to cooperate with each other with respect to these applications.

     PA Capital has also agreed that, except with the prior written consent of Three Rivers, it will carry on its business in the usual, regular and ordinary course and that it will not:

          (a) declare, set aside, make or pay any dividends or distributions on its capital stock;

          (b) issue any shares of its capital stock or permit any treasury shares to become outstanding, incur any additional debt obligation or other obligation for borrowed money, other than in the ordinary course of business consistent with its past practices;

          (c) issue any options to acquire shares of its capital stock or effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization;

          (d) amend its articles of incorporation or by-laws;

          (e) merge with any other corporation, savings association or bank, permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank, acquire control over any other firm, bank, corporation, savings association or organization, or create any subsidiary;

          (f) fail to comply in any material respect with any material laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

          (g) enter into any material swap, hedge or other similar off-balance sheet transaction;

          (h) except to the extent determined in the good faith judgment of the Board of Directors of PA Capital to be in the best interests of PA Capital, waive or release any material right or cancel or compromise any material debt or claim;

          (i) restructure, extend or modify any loan with certain affiliates of PA Capital except as may occur in the ordinary course of its business, or waive or release any right or cancel or compromise any debt or claim in connection with any such loan;

          (j) make any new loan except as may occur in the ordinary course of its business;

          (k) liquidate, sell or dispose of any material assets or acquire any material assets other than in the ordinary course of its business, make any capital expenditures in excess of $50,000 in the aggregate, establish new branches or other similar facilities, or enter into or modify any leases or other contracts that involve annual payments by PA Capital that exceed $25,000 in any instance or $50,000 in the aggregate;

          (l) except as previously disclosed to Three Rivers, increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in accordance with PA Capital's standard compensation and benefits practices, enter into, modify or extend any employment or severance contracts with any of its present or former directors,

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

     officers or employees, or enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

          (m) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law, regulation or regulatory directives;

          (n) change its methods of accounting in effect at December 31, 1999, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1999, except as required by changes in law or applicable regulations; or

          (o) solicit, encourage or initiate inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, PA Capital or any business combination with PA Capital, or, subject to the fiduciary duties of its directors as advised by counsel, furnish any information relating to or in connection with any such inquiries or proposals, or authorize or permit any officer, director, agent or affiliate of it to do any of the above, or fail to notify Three Rivers immediately if any such inquiries or proposals are received by, any such information is required from, or any such negotiations or discussions are sought to be initiated with PA Capital.

     Three Rivers has agreed to provide those employees of PA Capital who become employees of Three Rivers or any of its affiliates after the merger with compensation and benefits which, in the aggregate, are no less favorable than that generally afforded to other similarly situated employees of Three Rivers or its affiliates. Such employees' service with PA Capital will be recognized as service with Three Rivers or its affiliates for purposes of eligibility and vesting of benefits provided to such employees.

     Three Rivers has also agreed to use its best efforts to authorize the shares of common stock that may be issued in the merger for trading on the Nasdaq National Market prior to the effective date of the merger. Approval of Three Rivers' shareholders at the annual meeting is a pre-condition to the inclusion of the shares on Nasdaq.

     Three Rivers has also agreed that, for a period of six years after the effective time of the merger, it will indemnify, defend and hold harmless the present and former directors and officers of PA Capital against all costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit or proceeding arising out of actions occurring prior to the effective date of the merger, to the fullest extent permitted under applicable and PA Capital's articles of incorporation and bylaws. Three Rivers has also agreed to use its best efforts to provide directors' and officers' liability insurance for claims against these officers and directors for a period of two years after the effective date of the merger.

CONDITIONS TO THE MERGER

     The obligations of Three Rivers, Three Rivers Bank and PA Capital to consummate the merger are subject to the satisfaction or waiver prior to the effective time of the merger of the following conditions:

          (a) all corporate actions, including approval of the shareholders of Three Rivers and PA Capital, necessary to authorize the merger shall have been taken in accordance with applicable law;

          (b) all regulatory approvals shall have been received, all notice periods and waiting periods required after the granting of any approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to the effectiveness of the merger shall have been satisfied;

          (c) the registration statement of which this joint proxy statement/prospectus is a part shall be effective under the Securities Act, and no proceeding shall be pending or, to the knowledge of Three Rivers, threatened by the SEC to suspend the effectiveness of the registration statement, and Three

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     Rivers shall have received all state securities or "blue sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements thereunder as may be necessary;

          (d) none of Three Rivers, Three Rivers Bank or PA Capital shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the merger;

          (e) the shares of Three Rivers common stock to be issued in the merger shall have been authorized for trading on the Nasdaq National Market; and

          (f) Three Rivers and PA Capital shall have received the opinion of Kirkpatrick & Lockhart LLP substantially to the effect that, on the basis of facts, representations and assumptions set forth in the opinion, the merger will constitute a tax-free reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code and no gain or loss will be recognized by a PA Capital shareholder who exchanges shares of PA Capital common stock in the merger (except with respect to cash received in respect thereof and in respect of fractional shares).

     The obligations of PA Capital to effect the merger are further subject to satisfaction or waiver prior to the effective time of the merger of the following conditions:

          (a) the representations and warranties of Three Rivers in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement and as of the effective date of the merger as though made on and as of the effective date of the merger (or on the date when made in the case of any representation or warranty that specifically relates to an earlier date), except insofar as the failure of any representation and warranty to be true and correct does not have, and is not reasonably likely to have, a material adverse effect on Three Rivers;

          (b) Three Rivers and Three Rivers Bank shall have in all material respects performed all obligations and complied with all covenants required by the merger agreement;

          (c) Three Rivers and Three Rivers Bank each shall have delivered to PA Capital a certificate of its respective Chief Executive Officer or Executive Vice President to the effect that the conditions described in paragraphs (a) and (b), above, have been satisfied;

          (d) the shares of Three Rivers common stock to be received in the merger by PA Capital shareholders shall be freely tradable, subject to the restrictions on resale imposed by Rule 145 under the Securities Act;

          (e) PA Capital shall have received an opinion from Danielson Associates, Inc. to the effect that, as of the date of this joint proxy statement/prospectus, the consideration to be received by the shareholders of PA Capital in the merger is fair from a financial point of view to the shareholders of PA Capital; and

          (f) the pretax income figure as reported on the audited financial statements of Three Rivers for the period ending December 31, 2000 shall not be less than 90% of the pretax income figure reported on the unaudited financial statements for the same period that were previously provided to PA Capital.

     The obligations of Three Rivers and Three Rivers Bank to effect the merger are further subject to satisfaction or waiver prior to the effective time of the merger of the following conditions:

          (a) the representations and warranties of PA Capital in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement and as of the effective date of the merger as though made on and as of the effective date of the merger (or on the date when made in the case of any representation or warranty that specifically relates to an earlier date), except insofar as the failure of any representation and warranty to be true and correct does not have, and is not reasonably likely to have, a material adverse effect on PA Capital;

          (b) PA Capital shall have in all material respects performed all obligations and complied with all covenants required by the merger agreement;

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

          (c) PA Capital shall have delivered to Three Rivers a certificate of its Chief Executive Officer or other appropriate officer to the effect that the conditions described in paragraphs (a) and (b), above, have been satisfied;

          (d) Three Rivers shall have received a "comfort" letter from KPMG, LLP dated not more than five days prior to the effective date of the registration statement of which this joint proxy statement/prospectus is a part and the effective time of the merger with respect to certain financial information regarding PA Capital;

          (e) Three Rivers shall have received an opinion from Sandler O'Neill & Partners, L.P. to the effect that, as of the date of this joint proxy statement/prospectus, the consideration to be paid by Three Rivers to the shareholders of PA Capital in the merger is fair from a financial point of view to the shareholders of Three Rivers;

          (f) not more than 10% of the shareholders of PA Capital have exercised dissenters' rights with respect to the merger; and

          (g) the pretax income figure as reported on the audited financial statements of PA Capital for the period ending December 31, 2000 shall not be less than 90% of the pretax income figure reported on the unaudited financial statements for the same period that were previously provided to Three Rivers.

TERMINATION

     The merger agreement may be terminated, either before or after approval of the shareholders of PA Capital, as follows:

          (a) at any time on or prior to the effective date of the merger by the mutual consent in writing of Three Rivers, Three Rivers Bank and PA Capital;

          (b) by either Three Rivers or PA Capital if the other has breached any covenant or agreement contained in the merger agreement or any representation or warranty contained in the merger agreement, if the failure of any such representation and warranty to be true and correct has, or is reasonably likely to have, a material adverse effect on Three Rivers or PA Capital, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the date on which the transactions described in the merger agreement occur;

          (c) at any time by any party if the applications for regulatory approval have been denied and the time period for appeals and requests for reconsideration has run;

          (d) at any time by any party if the shareholders of either Three Rivers or PA Capital do not approve the issuance of the Three Rivers common stock in the merger or the merger, respectively, at the meetings to which this joint proxy statement/prospectus relates;

          (e) at any time by any party if such party determines in good faith that any condition precedent to such party's obligations is or would be impossible to satisfy, provided that the terminating party has given the other parties written notice with respect thereto at least 10 days prior to such termination and has given the other parties a reasonable opportunity to discuss the matter with a view to achieving a mutually acceptable resolution;

          (f) by any party if the transactions described in the merger agreement have not closed by January 31, 2002; and

          (g) by PA Capital if a majority of its Board of Directors votes to terminate the merger agreement at any time during the three day period prior to the effective date of the merger if the average of the daily average of the high and low sale prices of a share of Three Rivers common stock for the twenty consecutive full trading days ending on the fifth trading day before the effective date of the merger is less than $7.50.

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     If the merger agreement is terminated, it will become void and will be of no effect, except the confidentiality provisions and the provisions relating to expenses and liquidated damages described below will continue to apply.

EXPENSES AND LIQUIDATED DAMAGES

     The merger agreement provides that each party will bear its own costs and expenses incurred in connection with the merger, including fees and expenses of its own financial consultants, accountants and counsel, except that Three Rivers will pay all costs and expenses incurred in connection with the printing of the registration statement of which this joint proxy statement/prospectus is a part. Notwithstanding the foregoing, PA Capital will pay $500,000 to Three Rivers, as liquidated damages, if:

          (a) Three Rivers terminates the merger agreement due to PA Capital's knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement, and within 9 months from the date of termination PA Capital consummates a "competing transaction" or enters into an agreement or an agreement in principle which if consummated would constitute a "competing transaction";

          (b) PA Capital terminates the merger agreement as a result of a failure of the shareholders of PA Capital to approve the merger agreement because the Board of Directors of PA Capital has withdrawn its recommendation that its shareholders vote in favor of the merger, or has modified or changed its recommendation in a manner that would be adverse to Three Rivers or Three Rivers Bank, and within 9 months from the date of termination PA Capital consummates a "competing transaction" or enters into an agreement or an agreement in principle which if consummated would constitute a "competing transaction"; or

          (c) PA Capital terminates the merger agreement for any reason, other than as a result of a failure by Three Rivers to satisfy any of the conditions precedent to the obligations of PA Capital or pursuant to the termination provisions regarding Three Rivers' material breach of any covenant, agreement, representation or warranty contained in the merger agreement, the failure of the average price of a share of Three Rivers common stock to be $7.50 or more as of the fifth day prior to the effective date of the merger or the failure of the merger to have closed by January 31, 2002, whether or not a "competing transaction" is consummated by PA Capital.

     For purposes of the merger agreement, a "competing transaction" is defined as any merger, consolidation, share exchange for a controlling interest, business combination or other similar transaction, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of PA Capital in a single transaction or series of transactions to the same person, entity or group, or any public announcement by PA Capital of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     If Three Rivers elects to terminate the merger agreement for any reason, other than as a result of a failure by PA Capital to satisfy any condition precedent to the obligations of Three Rivers or pursuant to the termination provisions regarding PA Capital's material breach of any covenant, agreement, representation or warranty contained in the merger agreement, the failure of the shareholders of either Three Rivers or PA Capital to approve the transactions contemplated by the merger agreement or the failure of the merger to have closed by January 31, 2002, then Three Rivers will pay $500,000, as liquidated damages, to PA Capital.

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                           REGULATORY CONSIDERATIONS

     The merger must be approved by the Pennsylvania Department of Banking (the "PADB") and the Federal Deposit Insurance Corporation (the "FDIC"). As of the date of this joint proxy statement/ prospectus, applications seeking regulatory approval of the merger have been filed with the foregoing regulatory agencies, but the applications have not yet been approved. There can be no assurance that the foregoing regulatory authorities will approve the merger. If the merger is approved, there can be no assurance as to when the regulatory approvals will be given, or that either such approval will not contain a condition or requirement that would cause the approval to fail to satisfy one of the conditions to consummation of the merger set forth in the merger agreement. There can also be no assurances that neither the United States Department of Justice ("DOJ") nor any other persons or entities will challenge the merger, and that any such challenge would be unsuccessful.

     The merger is subject to the approval of the PADB under Sections 1601-1607 of the Pennsylvania Banking Code, which, among other things, authorizes the merger of two Pennsylvania chartered banks, such as Three Rivers Bank and PA Capital, provided that, among other things, the plan of merger adequately protects the interests of the depositors, other creditors and shareholders, and the merger is determined by the PADB to be consistent with adequate and sound banking practices and in the public interest on the basis of the financial history and condition of the parties, their future prospects, the character of the resulting institution's management, the potential effect of the merger on competition and the convenience and needs of the areas primarily to be served by the resulting institution.

     The merger also is subject to approval of the FDIC under the Bank Merger Act. In considering an application under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institution and the convenience and needs of the communities to be served. Further, the FDIC may not approve the merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the merger in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of such merger in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institution. Applicable FDIC regulations and Pennsylvania law require publication of notice of the application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

     The Bank Merger Act requires that any bank merger may not be consummated until the thirtieth day after approval by the FDIC, during which time the DOJ could challenge the merger on antitrust grounds; provided, however, that the FDIC may shorten the thirty day waiting period to fifteen days in the event the FDIC has not received any adverse comments from the DOJ concerning the competitive effects of the proposed transaction.

     Three Rivers and PA Capital are not aware of any other governmental approvals or actions that are required for consummation of the merger, except as described above. Should any other approval or action be required, it is contemplated presently that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the merger or would not be conditioned in a manner that would cause Three Rivers or PA Capital to abandon the merger.

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

               DESCRIPTION OF THREE RIVERS BANCORP CAPITAL STOCK

     When PA Capital merges with Three Rivers, PA Capital's shareholders will become shareholders of Three Rivers. The following summary describes Three Rivers' capital stock.

GENERAL

     Three Rivers' authorized capital stock consists of 25,000,000 shares, of which 20,000,000 shares are common stock, par value $0.01 per share, and 5,000,000 shares are preferred stock, with a par value to be determined by the Board of Directors. As of the date of this joint proxy statement/prospectus, 6,675,212 shares of common stock and no shares of preferred stock are issued and outstanding.

COMMON STOCK

  Dividends

     The payment and amount of cash dividends declared by Three Rivers is subject to the discretion of its Board of Directors. Dividend decisions are based on a number of factors, including Three Rivers' consolidated operating results and financial condition, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices, and other factors. Because Three Rivers does not presently conduct significant operations independent of those of Three Rivers Bank, Three Rivers' ability to pay cash dividends to its shareholders is dependent upon the ability of Three Rivers Bank to pay dividends to Three Rivers.

     The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings and that, prior to the declaration of any dividend, if the surplus of a bank is less than the amount of its capital, the bank shall, until its surplus is equal to its capital, transfer to its surplus an amount that is at least 10% of the net earnings of the bank for the period since the end of its last fiscal year or for any shorter period since the bank's most recent declaration of a dividend. The Pennsylvania Banking Code further provides that if the surplus of a bank is less than 50% of the amount of its capital, no dividends may be declared or paid by the bank without the prior approval of the Pennsylvania Banking Department until the bank's surplus is equal to or greater than 50% of the bank's capital.

     Three Rivers is also subject to the Pennsylvania Business Corporation Law (the "PBCL"), which permits dividends or distributions to be paid as long as the corporation will be able to pay its debts in the ordinary course of business after making the dividend or distribution.

  Voting Rights

     Each share of common stock has the same relative rights and is identical in all respects with every other share of common stock. The holders of common stock possess exclusive voting rights in Three Rivers, except to the extent that shares of preferred stock issued in the future may have voting rights, if any. Each holder of shares of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of common stock. Holders of common stock are entitled to cumulate their votes for election of directors.

  Classification of the Board of Directors

     The Board of Directors is divided into three classes which are to be as nearly equal in number as possible. Class I directors were initially appointed for one year terms that expire at the annual meeting of shareholders to be held in 2001, Class II directors were initially appointed for two year terms that expire at the annual meeting of shareholders to be held in 2002, and Class III directors were initially appointed for three-year terms that expire at the annual meeting of shareholders to be held in 2003. Upon expiration of the initial terms of office, each class of directors thereafter will be elected to serve for three-year terms of office.

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

  Liquidation

     In the event of a liquidation, dissolution or winding up of Three Rivers, each holder of shares of common stock would be entitled to receive, after payment of all debts and liabilities of Three Rivers, a pro rata portion of all assets of Three Rivers available for distribution to holders of common stock. If any preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of common stock.

  Other Characteristics

     Holders of common stock do not have preemptive rights with respect to any additional shares of common stock that may be issued. The common stock is not subject to call for redemption, and outstanding shares of common stock, when issued and upon receipt by Three Rivers of the full purchase price therefor, are fully paid and nonassessable.

  Nasdaq Listing

     Three Rivers has applied to have the shares of common stock to be issued in the merger included for quotation on the Nasdaq National Market. Approval of the shareholders of Three Rivers at the annual meeting is a prerequisite to such inclusion.

PREFERRED STOCK

     The Board of Directors of Three Rivers is authorized, without shareholder approval, to issue preferred stock and to fix and state the par value, voting powers, designations, preferences or other special rights of the preferred stock and the qualifications, limitations and restrictions thereof. The preferred stock may rank prior to the common stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. Should Three Rivers' Board of Directors issue preferred stock, no holder of any such stock will have any preemptive right to subscribe for or purchase any stock or any other securities of Three Rivers other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix.

PROVISIONS AFFECTING CHANGE OF CONTROL OF THREE RIVERS

  Pennsylvania Law

     The PBCL contains certain provisions applicable to Three Rivers that may have the effect of impeding a change in control of Three Rivers.

     Chapter 25 of the PBCL contains certain "anti-takeover" provisions which apply to a "registered corporation," unless the registered corporation elects not to be governed by such provisions. Three Rivers is a "registered corporation" within the meaning of Chapter 25 of the PBCL because the holders of common stock are entitled to vote generally in the election of directors and the common stock is registered under the Securities Exchange Act of 1934, as amended. The relevant provisions are contained in Subchapters 25E through 25H of the PBCL.

     Subchapter 25E of the PBCL (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

     Subchapter 25F of the PBCL (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

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

     Subchapter 25G of the PBCL (relating to control-share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer.

     Subchapter 25H of the PBCL (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

     Three Rivers has elected not to "opt out" of coverage under Chapter 25 of the PBCL, and therefore, the foregoing provisions of Chapter 25 are applicable to Three Rivers. Subchapters 25E through 25H of the PBCL contain a wide variety of transactional and status exemptions, exclusions, and safe harbors.

     In addition to the foregoing, the PBCL provides that (a) the Board of Directors can consider the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers, creditors and local communities, in determining whether a certain action is in the best interests of the corporation; (b) the Board of Directors need not consider the interests of any particular group as dominant or controlling; (c) directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (d) actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (e) the fiduciary duty of directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The PBCL also explicitly provides that the fiduciary duty of directors shall not be deemed to require directors (a) to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan; (b) to render inapplicable, or make determinations under, provisions of the PBCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or (c) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of Three Rivers' Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the PBCL grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

  Federal Law

     The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company such as Three Rivers unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and, within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending, for up to another 30 days, the period during which such a disapproval may be issued. This period may be further extended under certain circumstances. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove action.

     Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12

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

of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

     In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding shares of common stock, or such lesser number of shares as constitute control over Three Rivers.

  Articles of Incorporation and Bylaws

     Certain provisions are included in Three Rivers' Articles of Incorporation to protect the interests of Three Rivers and its shareholders from hostile takeovers that its Board of Directors might conclude are not in the best interests of Three Rivers or its shareholders. These provisions may have the effect of discouraging a future takeover attempt that is not approved by the Board but which individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of Three Rivers' Board of Directors or management more difficult.

     The following discussion is a general summary of certain provisions of the Articles of Incorporation and the Bylaws of Three Rivers that may be deemed to have such an "anti-takeover" effect. The description of these provisions below is necessarily general and reference should be made in each case to the Articles of Incorporation and Bylaws of Three Rivers. For information regarding how to obtain a copy of these documents without charge, see the section of this joint proxy statement/prospectus entitled "Additional Information".

     The Articles of Incorporation of Three Rivers divide the Board of Directors into three classes which are as nearly equal in number as possible. The directors in each class will hold office following their initial appointment to office for terms of one year, two years and three years, respectively, and, upon reelection, will serve for terms of three years thereafter. Each director serves until his or her successor is elected and qualified. The Articles provide that a director may be removed by shareholders only upon the affirmative vote of at least a majority of the votes which all shareholders would be entitled to cast. The Articles further provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

     A classified board of directors could make it more difficult for shareholders, including those holding a majority of the outstanding shares of common stock, to force an immediate change in the composition of a majority of the Board of Directors. Because the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority, whereas a majority of a non-classified board may be changed in one year.

     Management of Three Rivers believes that the staggered election of directors tends to promote continuity of management because only one-third of the Board of Directors is subject to election each year. Staggered terms guarantee that in the ordinary course, approximately two-thirds of the Directors, or more, at any one time have had at least one year's experience as a director of Three Rivers, and moderate the pace of change in the composition of the Board of Directors by extending the minimum time required to elect a majority of directors from one to two years.

     The Articles of Incorporation and Bylaws of Three Rivers contain certain other provisions that may also have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for common stock, a proxy contest for control of Three Rivers, the assumption of control of Three Rivers by a holder of a large block of common stock and the removal of Three Rivers management. These provisions: (1) empower the Board of Directors, without shareholder approval, to issue preferred stock, the terms of which, including voting power, are set by the Board; (2) restrict the ability of shareholders to remove directors; (3) require that shares with at least 80% of total voting power approve mergers and other similar

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transactions if the other corporation is the beneficial owner of shares with at least 5% of total voting power and if the transaction is not approved, in advance, by two-thirds of the members of the Board of Directors; (4) prohibit shareholders' actions without a meeting; (5) eliminate the right of shareholders to call a special meeting; (6) require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of Three Rivers' Articles of Incorporation; (7) require any person who acquires stock of Three Rivers with voting power of 25% or more to offer to purchase for cash all remaining shares of Three Rivers voting stock at the highest price paid by such person for shares of Three Rivers voting stock during the preceding year; (8) limit the right of a person or entity to vote more than 10% of the outstanding voting stock of Three Rivers; and (9) require that shares with at least 66 2/3% of the total voting power of Three Rivers voting stock approve any repeal or amendment of Three Rivers' Bylaws.

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          DIFFERENCES BETWEEN RIGHTS OF THREE RIVERS SHAREHOLDERS AND
                            PA CAPITAL SHAREHOLDERS

     The rights of the shareholders of Three Rivers and the shareholders of PA Capital are governed by the respective Articles of Incorporation and By-laws of each corporation and Pennsylvania law. When shareholders of PA Capital who receive shares of Three Rivers common stock in the merger become shareholders of Three Rivers, their rights as shareholders will be governed by the Articles of Incorporation and Bylaws of Three Rivers and Pennsylvania law. The rights provided to Three Rivers' shareholders are different in some important respects from the rights provided to PA Capital's shareholders under each corporation's respective Articles of Incorporation and By-laws. A summary of some of these differences follows below. This summary is not intended to indicate that other equally or more significant differences do not exist, and is qualified in its entirety by reference to the respective Articles of Incorporation and By-laws of Three Rivers and PA Capital.

     Authorized Capital Stock. The authorized capital stock of PA Capital consists of 5,000,000 shares of common stock, par value $1.00 per share, 100,000 shares of Class A common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. The authorized capital stock of Three Rivers consists of 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, with a par value to be determined by the Three Rivers Board of Directors.

     Voting. Holders of PA Capital common stock and Class A common stock and holders of Three Rivers common stock are each entitled to one vote per share. Holders of PA Capital common stock and Class A common stock do not have cumulative voting in the election of directors. However, under Three Rivers' Articles of Incorporation, shareholders are permitted to cumulate their votes in the election of members to the Three Rivers Board of Directors.

     Dividends. The Articles of Incorporation of PA Capital prohibit the payment of non-cash dividends so long as any shares of PA Capital Class A common stock are outstanding. No similar restriction exists in Three Rivers' governing documents.

     Election of Directors. The Board of Directors of PA Capital, like the Board of Directors of Three Rivers, is divided into three classes of directors as nearly equal in number of directors as possible, and the term of office of only one class of directors expires each year. Vacancies in the Board of Directors of each corporation are filled by the vote of a majority of the remaining directors on the respective Board.

     The Board of Directors of PA Capital may consist of between 5 and 25 members who are elected by the shareholders at the annual meeting. Each director must be a United States citizen and at least two-thirds of the directors must be residents of Pennsylvania.

     The Board of Directors of Three Rivers may consist of between 7 and 25 members who are elected by the shareholders at the annual meeting. Unless waived by the Board of Directors, in order to qualify for election as a director, a person must have been a shareholder of record of either Three Rivers or another corporation that merges with, is acquired by, or acquires Three Rivers for a period of time equal to the lesser of three years or the time elapsed since April 1, 2000.

     Liquidation. In the event of a liquidation, dissolution, or winding up of PA Capital, each holder of shares of PA Capital common stock would be entitled to receive, to the extent of assets available for distribution, $20 per share prior to the distribution of any amount to the holders of PA Capital Class A common stock. If the assets available for distribution exceed $20 per share of common stock, then the assets remaining after such distribution would be distributed equally per share of common stock and Class A common stock. If any preferred stock of PA Capital were issued, the holders thereof may have a priority in liquidation or dissolution over the holders of PA Capital common stock and Class A common stock.

     In the event of a liquidation, dissolution, or winding up of Three Rivers, each holder of shares of Three Rivers common stock would be entitled to receive, after payment of all debts and liabilities of Three Rivers, a pro rata portion of all assets of Three Rivers available for distribution to holders of its common stock. If any preferred stock of Three Rivers is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of Three Rivers common stock.

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     Super-Majority Approval of Certain Fundamental Changes.  Under PA Capital's
Articles of Incorporation, certain corporate actions with "interested persons" or their affiliates or associates must be approved by at least two-thirds of the outstanding shares of PA Capital common stock and Class A common stock, voting as separate classes. An "interested person" is defined as any person or entity owning of record or beneficially 5% or more of the outstanding PA Capital common stock (but not Class A common stock). The corporate actions covered by this provision include mergers or consolidations and sales, leases, exchanges or other dispositions of all or substantially all of the assets of PA Capital.
There are some exceptions to this approval requirement, including in cases where a majority of directors approve the transaction prior to the time the interested person became an interested person or if the vote of each interested person or affiliate or associate who is a director is disregarded.

     The Articles of Incorporation of Three Rivers also includes a similar super-majority provision to approve certain fundamental changes to the corporation. If the other person or entity involved in (i) any merger or consolidation of Three Rivers, (ii) any share exchange, (iii) any sale, lease, exchange or other transfer of all or substantially all of the assets of Three Rivers, or (iv) any other transaction having a similar effect as any of the foregoing, is the beneficial owner of shares of Three Rivers capital stock entitled to cast at least 5% of the votes which all shareholders are entitled to cast, then at least 80% of the votes which all shareholders are entitled to cast must be voted in favor of any such transaction. This requirement, however, does not apply to any transaction approved in advance by two-thirds of the members of the Three Rivers Board of Directors.

     The Articles of Incorporation also make the foregoing requirement applicable to the acquisition of voting control by any person or entity or any group of persons or entities acting in concert. Generally, voting control is defined as the sole or shared power to vote or dispose of, or direct the voting or disposition of, more than 10% of the issued and outstanding stock of Three Rivers. If any person or entity or group of persons or entities acting in concert acquires voting control of Three Rivers in violation of the provisions of the Articles of Incorporation, all shares acquired in excess of the number of shares the beneficial ownership of which is deemed to confer voting control will be considered to be "excess" shares and will no longer be entitled to vote on any matter.

     Other Provisions Regarding Fundamental Changes. PA Capital's Articles of Incorporation expressly give the Board of Directors the power to merge or consolidate PA Capital or sell, lease or exchange all or substantially all of its assets upon the terms and conditions and for the consideration that the Board of Directors may deem in the best interests of PA Capital and its shareholders. The Board is also expressly granted the power, if it deems it advisable, to oppose a tender offer or other offer for PA Capital's capital stock. Certain factors that the Board must consider are set forth for each of the foregoing determinations to be made by the Board.

     In addition to the rights granted under Subchapter E of Chapter 25 of the PBCL, the Three Rivers Articles of Incorporation provide that if any corporation, person, or entity becomes the beneficial owner of shares of Three Rivers' capital stock entitled to cast 25% or more of all votes entitled to be cast by all issued and outstanding shares of capital stock, the corporation, person, or entity must offer to purchase all issued and outstanding shares of the corporation's capital stock entitled to vote on any matter.

     Amendments to Articles of Incorporation. The affirmative vote of the holders of at least two-thirds of the outstanding shares of PA Capital common stock and Class A common stock voting as separate classes is required to amend or repeal certain provisions of the Articles of Incorporation of PA Capital. The right to amend or repeal any provision in Three Rivers' Articles of Incorporation is generally governed by statute, but the amendment or repeal of certain provisions require either (1) the affirmative vote of 80% of the members of the Board of Directors plus the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast or (2) the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast.

     Amendments to By-laws. So long as any shares of PA Capital Class A common stock are outstanding, the By-laws of PA Capital may be amended or repealed only upon the affirmative vote of at least two-thirds of the outstanding shares of PA Capital common stock and Class A common stock, each voting as a separate class. If no shares of PA Capital Class A common stock are outstanding, the By-laws of PA Capital may be

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amended or repealed by the Board of Directors, subject to the power of the shareholders to amend or repeal the By-laws by the affirmative vote of at least two-thirds of the outstanding shares of PA Capital common stock entitled to vote for the election of directors.

     In general, the Board of Directors of Three Rivers has the authority to amend or repeal the By-laws of Three Rivers, subject to the power of the shareholders to change any such action by the affirmative vote of the shareholders entitled to cast at least two-thirds of the votes which all shareholders are entitled to cast. However, provisions of the By-laws relating to limitations on directors' liabilities and indemnification of directors, officers, and others may not be amended to increase the exposure of liability for directors or to decrease the indemnification of directors, officers, and others except by the affirmative vote of two-thirds of the entire Board of Directors or by the affirmative vote of the shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast.

     Rights to Call a Special Meeting. PA Capital's By-laws permit a special meeting of the shareholders to be called at any time by the President, the Board of Directors, or the holders of not less than one-fifth of all of the outstanding shares of stock entitled to vote at the meeting. In contrast, under Three Rivers' Articles of Incorporation, only the Chief Executive Officer, the Executive Committee of the Board of Directors, or the Board of Directors acting pursuant to a resolution adopted a majority of the total number of directors may call a special meeting of the shareholders of Three Rivers. Accordingly, shareholders of Three Rivers are not permitted to call a special meeting.

     Action by Shareholders without a Meeting. Shareholders of PA Capital may take action without a meeting if a written consent setting forth the action is signed by all of the shareholders who would be entitled to vote on the action and filed with the Secretary of the corporation. Three Rivers' governing documents specifically deny shareholders the power to consent in writing to an action without a meeting.

                 CERTAIN INFORMATION ABOUT THREE RIVERS BANCORP

DESCRIPTION OF BUSINESS

     Three Rivers is a registered bank holding company organized under the Pennsylvania Business Corporation Law and is registered under the Bank Holding Company Act of 1956, as amended (the "BHCA.") Three Rivers became a holding company upon acquiring all of the outstanding shares of Three Rivers Bank on April 1, 2000 from USBANCORP, Inc.

     On April 1, 2000, USBANCORP, Inc. executed its approved Board of Directors plan to split its banking subsidiaries into two separate publicly traded companies and Three Rivers was formed. On this date, Three Rivers Bank was spun-off from USBANCORP, Inc. and into Three Rivers.

     Under the tax-free spin-off plan, 100% of the shares of Three Rivers were distributed as a dividend to the shareholders of USBANCORP as a 1 for 2 stock dividend based on their existing USBANCORP ownership. Standard Mortgage Company ("SMC"), a mortgage banking company, a subsidiary of Three Rivers Bank, was internally spun-off from Three Rivers Bank to the USBANCORP prior to consummation of the Three Rivers Bank spin-off. As a result of the spin-off of SMC, on April 1, 2000, total assets and equity at Three Rivers Bank decreased by $10,159,000, the net equity of SMC. The results of operations from SMC are reported as discontinued operations, net of income tax, for all periods presented.

     For the spin-off of Three Rivers Bank to be considered "tax-free", USBANCORP, Inc. petitioned to and received from the Internal Revenue Service a private letter ruling. This private letter ruling contains certain commitments on the part of Three Rivers including no change in control for a two-year period and a requirement to raise capital within one year after the spin-off. The requirement to raise capital could include issuing capital stock in connection with a business combination.

     Three Rivers' principal activities consist of owning and operating its wholly owned subsidiary, Three Rivers Bank. At December 31, 2000, Three Rivers had, on a consolidated basis, total assets, deposits, and shareholders' equity of $947 million, $632 million and $59 million, respectively. Three Rivers and the subsidiary entity derive substantially all of their income from banking and bank-related services. Three Rivers functions primarily as a coordinating and servicing unit for its subsidiary entity in general management and financial and strategic planning. Three Rivers, as a bank holding company, is regulated under the BHCA, and is supervised by the Board of Governors of the Federal Reserve System (the "Board").

     Three Rivers Bank is a state bank chartered under the Pennsylvania Banking Code of 1965, as amended. Through 24 locations in Allegheny, Westmoreland and Washington Counties, Pennsylvania, Three Rivers Bank conducts a general retail banking business consisting of granting commercial, consumer, construction, mortgage and student loans, and offering checking, interest bearing demand, savings and time deposit services. It also operates 24 ATMs that are affiliated with MAC, a regional ATM network, and Plus System, a national ATM network.

     Three Rivers Bank also offers wholesale banking services to merchants, governmental units, and other large commercial accounts. Such services include balancing services, lock box accounts, and providing coin and currency. Additionally, TRB Financial Services Corporation, a wholly owned subsidiary of Three Rivers Bank, was formed on August 5, 1997. TRB Financial Services Corporation engages in the sale of annuities and mutual funds.

     Under a tax-free spin-off plan, 100% of the shares of the holding company for Three Rivers Bank, Three Rivers, were distributed as a dividend to the shareholders of the Company in proportion to their existing USBANCORP, Inc. ownership. Standard Mortgage Company (SMC), a mortgage banking company, formerly a subsidiary of Three Rivers Bank, was internally spun-off from Three Rivers Bank to the USBANCORP, Inc. prior to consummation of the Three Rivers Bank spin-off.

     Three Rivers Bank's deposit base is such that loss of one depositor or a related group of depositors would not have a materially adverse effect on its business. In addition, the loan portfolio is also diversified so that one industry or group of related industries does not comprise a material portion of the loan portfolio.

     Three Rivers Bank's business is not seasonal nor does it have any risks attendant to foreign sources.

     As a state chartered, federally-insured bank and trust company which is not a member of the Federal Reserve System, Three Rivers Bank is subject to supervision and regular examination by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. Various federal and state laws and regulations govern many aspects of its banking operations. The following is a summary of key data (dollars in thousands) and ratios at and for the year ended December 31, 2000:

Headquarters................................................  Monroeville, PA
Chartered...................................................             1965
Total Assets (99.9% of Three Rivers' total).................         $947,021
Total Investment Securities (100.0% of Three Rivers'
  total)....................................................         $424,121
Total Loans (net of unearned income) (100.0% of Three
  Rivers' total)............................................         $488,925
Total Deposits (100.0% of Three Rivers' total)..............         $633,292
Total Net Income (108.0% of Three Rivers' total)............           $5,094
Asset Leverage Ratio........................................            6.01%
2000 Return on Average Assets...............................            0.51%
2000 Return on Average Equity...............................           10.55%
Total Full-time Equivalent Employees (100.0% of Three
  Rivers' total)............................................              243
Number of Offices (100.0% of Three Rivers' total)...........               24

MONETARY POLICIES

     Commercial banks are affected by policies of various regulatory authorities including the Federal Reserve System. An important function of the Federal Reserve System is to regulate the national supply of bank credit. Among the instruments of monetary policy used by the Board of Governors are: open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements on bank deposits. These means are used in varying combinations to influence overall growth of bank loans, investments, and deposits, and may also affect interest rate charges on loans or interest paid for deposits. The monetary policies of the Board of Governors have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

COMPETITION

     The subsidiary entity faces strong competition from other commercial banks, savings banks, savings and loan associations, credit unions and several other financial or investment service institutions for business in the communities they serve. Several of these institutions are affiliated with major banking and financial institutions, such as Mellon Bank Corporation and PNC Financial Services Group, Inc., which are substantially larger and have greater financial resources than the subsidiary entities. As the financial services industry continues to consolidate, the scope of potential competition affecting the subsidiary entity will also increase. For most of the services that the subsidiary entities perform, there is also competition from credit unions and issuers of commercial paper and money market funds. Such institutions, as well as brokerage houses, consumer finance companies, insurance companies, and pension trusts, are important competitors for various types of financial services. In addition, personal and corporate trust investment counseling services are offered by insurance companies, other firms, and individuals.

MARKET AREA

     Three Rivers' primary market area is Western Pennsylvania, specifically, Allegheny County with emphasis on the Mon-Valley. Three Rivers has three offices in Westmoreland County near the Allegheny County border and three offices in Washington County; two in the City of Washington and one in the southeast boundary of Washington County. Three Rivers' primary market area is approximately a 50 miles radius with a population of approximately 2 million people. The largest employer is UPMC Health Systems, which, in the last several years, has purchased or merged with many of the small hospitals in the outlying suburbs of Pittsburgh. Per capita income is approximately $37,000. Unemployment rates, with the exception of factory cuts, averaged 3.65% for 2000. The employment growth rate, though on the increase, is at a lower rate than national average. Jobs grew by 41,600 or approximately 1% in 2000.

     Three Rivers' market area economy, for the most part, is very stable and diversified. The market area economy doesn't have a lot of peaks and valleys as higher-growth areas do.

     Pittsburgh is in its third renaissance. A new football stadium, a new baseball park, and a expanded convention center are currently in construction. Many of the bridges are being restored and repaired. The first leg of the Mon-Valley Expressway is under construction. Planning for the second leg would continue the expressway to downtown Pittsburgh and the turnpike in Monroeville.

EMPLOYEES

     Three Rivers employed approximately 243 persons as of December 31, 2000, in full- and part-time positions.

COMMITMENTS AND LINES OF CREDIT

     Three Rivers' banking subsidiary is obligated under commercial, standby, and trade-related irrevocable letters of credit aggregating $8.2 million at December 31, 2000. In addition, the subsidiary bank has issued lines of credit to customers generally for periods of up to one year. Borrowings under such lines of credit are usually for the working capital needs of the borrower. At December 31, 2000, Three Rivers' banking subsidiary had unused loan commitments of approximately $87.9 million.

  Statistical Disclosures for Bank Holding Companies

INVESTMENT PORTFOLIO

     Investment securities held to maturity are carried at amortized cost while investment securities classified as available for sale are reported at fair value. At December 31, 2000, 100% of the securities portfolio was classified as available for sale.

     The following table sets forth the book and market value of Three Rivers' investment portfolio as of the periods indicated:

     Investment Securities Available for Sale at:

                                                               DECEMBER 31,
                                                     --------------------------------
                                                       2000        1999        1998
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Book Value:
  U.S. Treasury....................................  $  4,061    $  5,033    $     --
  U.S. Agency......................................    18,300      17,838      16,025
  State and municipal..............................    29,352      60,480       2,326
  Mortgage-backed securities.......................   337,853     431,008     290,703
  Other securities.................................    34,555      34,561      17,169
Total book value of investment securities available
  for sale.........................................  $424,121    $548,920    $326,223
Total market value of investment securities
  available for sale...............................  $416,745    $522,264    $327,669
Market value to book value.........................      98.3%       95.1%      100.4%

     During the second half of 1999, Three Rivers in preparation for liquidity needs for Year 2000 sold $2.5 million of mortgage backed securities that had been purchased in 1993 through 1995 and classified as held to maturity. Three Rivers believed the sales were allowable under the provision of SFAS #115 which permits the sale of held to maturity mortgage backed securities after a substantial portion (85%) of the principal had been collected through prepayments. Three Rivers, however, misinterpreted this provision and computed the 85% paydown factor against the principal outstanding at issuance as opposed to using the principal outstanding at the point Three Rivers purchased the securities in the secondary market. As a result of this interpretation error, Three Rivers tainted its held to maturity portfolio and transferred all securities classified as held to maturity to available for sale. The time period for the taint will be two years. Three Rivers is prohibited from using the held to maturity classification until the third quarter of 2001. At the time of the transfer, these securities had an amortized cost of $131.9 million and a market value of $128.2 million. Prior to the transfer, approximately 60% of Three Rivers' investment securities were already classified as available for sale. With the entire portfolio now being classified as available for sale, Three Rivers will have greater flexibility to manage the securities portfolio to better achieve overall balance sheet rate sensitivity goals and provide liquidity to fund loan growth if needed. The mark to market of the available for sale portfolio does inject more volatility in the book value of equity but has no impact on regulatory capital.

     Investment Securities Held to Maturity at:

                                                               DECEMBER 31,
                                                     --------------------------------
                                                       2000        1999        1998
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Book Value:
  U.S. Treasury....................................  $     --    $     --    $  5,089
  U.S. Agency......................................        --          --          --
  State and municipal..............................        --          --      51,718
  Mortgage-backed securities.......................        --          --      93,181
  Other securities.................................        --          --          --
Total book value of investment securities held to
  maturity.........................................  $     --    $     --    $149,988
Total market value of investment securities held to
  maturity.........................................  $     --    $     --    $151,398

     The total securities portfolio decreased by approximately $124.8 million between December 31, 2000, and December 31, 1999, and increased by $72.7 million between year ended 1999 and 1998. The decline in 2000 is attributed to the use of cashflows from investment security sales, maturities and principal repayments to paydown higher costing borrowings. The growth in 1999 resulted from Three Rivers aggressively purchasing securities due to expected continuation of strong cash flow from mortgage-backed securities.

     At December 31, 2000, investment securities having a book value of $353.3 million were pledged as collateral for public funds, and FHLB borrowings.

     Three Rivers and its subsidiary, collectively, did not hold securities of any single issuer, excluding U.S. Treasury and U.S. Agencies, that exceeded 10% of shareholders' equity at December 31, 2000.

     Maintaining investment quality is a primary objective of Three Rivers' investment policy which, subject to certain minor exceptions, prohibits the purchase of any investment security below a Moody's Investor Service or Standard & Poor's rating of "A." At December 31, 2000, 97.8% of the portfolio was rated "AAA" compared to 98.1% at December 31, 1999. Less than 1.8% was rated below "A" or unrated at December 31, 2000.

LOAN PORTFOLIO

     The following table sets forth Three Rivers' loans by major category as of the dates set forth below:

                                                     AT DECEMBER 31
                                  ----------------------------------------------------
                                    2000       1999       1998       1997       1996
                                  --------   --------   --------   --------   --------
                                                     (IN THOUSANDS)
Commercial......................  $ 44,569   $ 45,861   $ 53,563   $ 39,003   $ 32,352
Commercial loans secured by real
  estate........................   237,830    207,067    167,091    171,377    148,231
Real estate-mortgage(1).........   181,066    193,850    213,067    225,008    216,483
Consumer........................    25,491     33,042     34,565     31,396     35,162
  Total loans...................   488,956    479,820    468,286    466,784    432,228
  Less: Unearned income.........       (31)       (58)       (92)      (169)      (300)
  Total loans, net of unearned
     income.....................  $488,925   $479,762   $468,194   $466,615   $431,928

---------------
(1) At December 31, 2000 and 1999, real estate-construction loans constituted 2.6% and 2.4% of Three Rivers' total loans, net of unearned income, respectively.

     Total loans, net of unearned income, increased by $9.2 million, or 1.9%, between December 31, 1999, and December 31, 2000. This growth occurred in commercial mortgage loans secured by real estate, which increased by $30.8 million, or 14.9%. This growth, however, was partially offset by decreases in the remaining loan categories. The higher loan totals in commercial mortgages secured by real estate resulted from increased production from both middle market and small business lending (loans less than $250,000). This improved new loan production was due primarily to more effective sales efforts which have included an intensive customer calling program and existing customers being a source of additional relationships and referrals. Other factors contributing to the loan growth were a stable economic environment.

     Total residential mortgage loans decreased $12.8 million or 6.6% between 2000 and 1999 as growth in adjustable-rate mortgage loans was offset by principal amortization in the existing fixed-rate mortgage loan portfolio. Three Rivers is also selling the majority of new fixed-rate mortgage product to assist in asset/liability positioning and to reduce Three Rivers' overall dependence on residential mortgage loans. Total consumer loans declined by $7.6 million or 22.9% in 2000, $1.5 million or 4.4% in 1999, increased $3.2 million or 10.1% in 1998 and again declined $3.8 million or 10.7% in 1997. The overall drop was due to the net run-off in the consumer loan portfolio and Three Rivers scaling back its consumer loan operation.

     The amount of loans outstanding by category as of December 31, 2000, which are due in (i) one year or less, (ii) more than one year through five years, and
(iii) over five years, are shown in the following table. Loan balances are also categorized according to their sensitivity to changes in interest rates.

                                                                 MORE
                                                                 THAN
                                                               ONE YEAR
                                                  ONE YEAR     THROUGH         OVER        TOTAL
                                                  OR LESS     FIVE YEARS    FIVE YEARS     LOANS
                                                  --------    ----------    ----------    --------
                                                           (IN THOUSANDS, EXCEPT RATIOS)
Commercial......................................  $ 24,217     $  9,125      $ 11,227     $ 44,569
Commercial loans secured by real estate.........    49,410       56,491       131,929      237,830
Real estate-mortgage............................    19,665       30,536       130,865      181,066
Consumer........................................     8,014       13,214         4,263       25,491
Total...........................................   101,306      109,366       278,284      488,956
Loans with fixed-rate...........................    27,891       67,979       204,153      300,023
Loans with floating-rate........................    73,415       41,387        74,131      188,933
Total...........................................   101,306      109,366       278,284      488,956
Percent composition of maturity.................     20.72%       22.37%        56.91%      100.00%
Fixed-rate loans as a percentage of total
  loans.........................................     27.53%       62.16%        73.36%       61.36%
Floating-rate loans as a percentage of total
  loans.........................................     72.47%       37.84%        26.64%       38.64%

     The loan maturity information is based upon original loan terms and is not adjusted for principal paydowns and "rollovers." In the ordinary course of business, loans maturing within one year may be renewed, in whole or in part, as to principal amount at interest rates prevailing at the date of renewal.

     At December 31, 2000, 61.4% of total loans were fixed-rate, which was comparable with the prior year total of 59.9%. The stability in the fixed-rate percentage between years reflects continued customer preference for fixed-rate loans in this overall low interest rate environment. To mitigate the interest rate risk associated with fixed rate loans, many of the commercial loans have prepayment penalties. Also, a good portion of the commercial real estate loan growth has occurred in the five to ten year fixed-rate area. For additional information regarding interest rate sensitivity, see "Three Rivers' Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Interest Rate Sensitivity."

COMMERCIAL

     This category includes credit extensions to commercial and industrial borrowers. These credits are typically secured by business assets, including accounts receivable, inventory and equipment. Advance rates on accounts are limited to 80% of eligible receivables and 50% of raw materials and finished goods inventory. Overall balance sheet strength and profitability are considered when analyzing these credits, with special attention given to current and historical cash flow coverage. Policy permits flexibility in determining acceptable coverage ratios. In general, new customer cash flow coverage ratios are 1.2 to 1 and existing customer ratios seldom fall below 1.1 to 1. Personal guarantees are frequently required, however, as the strength of the borrower increases our ability to obtain personal guarantees decreases. In addition to economic risk, this category is subject to risk of weak borrower management and industry risk, all of which are considered at underwriting.

COMMERCIAL LOANS SECURED BY REAL ESTATE

     This category includes various types of loans, including acquisition and construction of investment property, owner-occupied and operating property. Maximum term, minimum cash flow coverage, leasing requirements, maximum amortization and maximum loan to value ratios are controlled by Credit Policy and follow industry guidelines and norms and regulatory limitations. Personal guarantees are always required during the construction phase on construction credits and are frequently obtained on mid to smaller commercial real estate loans. In addition to economic risk, this category is subject to geographic and portfolio concentration risk, which are monitored and considered at underwriting.

REAL ESTATE -- MORTGAGE

     This category includes mortgages that are secured by residential property. Underwriting of loans within this category is pursuant to Federal Home Loan Mortgage Corporation ("Freddie Mac") underwriting guidelines, with the exception of Community Reinvestment Act ("CRA") loans, which have more liberal standards. The major risk in this category is that a significant downward economic trend could increase unemployment and cause payment defaults.

CONSUMER

     This category includes consumer installment loans and revolving credit plans. Underwriting standards identify undesirable loans, repayment terms and debt coverage ratios. Loans with debt to income coverage of 45% or less are considered satisfactory. Loans between 46% and 50% require special approval, and loans over 50% are exceptions to policy. The major risk in this category is significant economic downturn.

DEPOSITS

     The following table sets forth the average balance of Three Rivers' deposits and the average rates paid thereon for the past three calendar years:

                                         2000              1999              1998
                                    ---------------   ---------------   ---------------
                                     AMOUNT    RATE    AMOUNT    RATE    AMOUNT    RATE
                                    --------   ----   --------   ----   --------   ----
                                               (IN THOUSANDS, EXCEPT RATES)
Demand -- non-interest bearing....  $ 86,536     --%  $ 83,442     --%  $ 77,561     --%
Demand -- interest bearing........    41,397   0.78     43,769   0.99     43,019   0.97
Savings...........................    63,064   2.15     66,505   1.82     65,399   1.59
Money markets.....................    49,047   3.14     57,235   2.96     50,963   2.84
Other time........................   363,292   5.72    316,227   5.04    310,109   5.42
                                    --------   ----   --------   ----   --------   ----
Total deposits....................  $603,336   3.98%  $567,178   3.99%  $547,051   4.20%

     Total deposits increased by $36.2 million or 6.4% in 2000 due to Three Rivers' effort to raise funding for the repayment of higher costing Federal Home Loan Bank ("FHLB") borrowings. The growth in demand deposits over each of the past two years reflects the success of new business generated in conjunction with the increased commercial lending activity.

     The following table indicates the maturities and amounts of certificates of deposit issued in denominations of $100,000 or more as of December 31, 2000:

MATURING IN:
------------                                                  (IN THOUSANDS)
Three months or less........................................     $18,991
Over three through six months...............................          --
Over six through twelve months..............................          --
Over twelve months..........................................         371
Total.......................................................     $19,362

SHORT-TERM BORROWINGS

     The outstanding balances and related information for federal funds purchased, securities sold under agreements to repurchase, and other short-term borrowings are summarized as follows:

                                                  AT OR FOR THE YEAR ENDED DECEMBER 31, 2000
                                                  -------------------------------------------
                                                                  SECURITIES
                                                   FEDERAL        SOLD UNDER         OTHER
                                                    FUNDS         AGREEMENTS      SHORT-TERM
                                                  PURCHASED     TO REPURCHASE     BORROWINGS
                                                  ----------    --------------    -----------
                                                         (IN THOUSANDS, EXCEPT RATES)
Balance.........................................   $ 4,100          $  --           $ 5,066
Maximum Indebtedness at any month end...........    20,815            268            62,726
Average Balance during year.....................    15,688             66            32,033
Average Rate paid for the year..................      6.33%          4.69%             6.26%
Average Rate on period end balance..............      6.25             --              6.64
                                                   =======          =====           =======

                                                  AT OR FOR THE YEAR ENDED DECEMBER 31, 1999
                                                  -------------------------------------------
                                                                  SECURITIES
                                                   FEDERAL        SOLD UNDER         OTHER
                                                    FUNDS         AGREEMENTS      SHORT-TERM
                                                  PURCHASED     TO REPURCHASE     BORROWINGS
                                                  ----------    --------------    -----------
                                                         (IN THOUSANDS, EXCEPT RATES)
Balance.........................................   $10,000          $  --           $16,150
Maximum indebtedness at any month end...........    20,800            786            85,450
Average balance during year.....................    19,287            395            42,053
Average rate paid for the year..................      5.11%          3.50%             5.20%
Average rate on period end balance..............      4.75             --              4.06
                                                   =======          =====           =======

                                                  AT OR FOR THE YEAR ENDED DECEMBER 31, 1998
                                                  -------------------------------------------
                                                                  SECURITIES
                                                   FEDERAL        SOLD UNDER         OTHER
                                                    FUNDS         AGREEMENTS      SHORT-TERM
                                                  PURCHASED     TO REPURCHASE     BORROWINGS
                                                  ----------    --------------    -----------
                                                         (IN THOUSANDS, EXCEPT RATES)
Balance.........................................   $17,355          $  950         $ 23,500
Maximum indebtedness at any month end...........    22,500           1,406          115,000
Average balance during year.....................    17,151             934           32,389
Average rate paid for the year..................      5.55%           4.13%            5.38%
Average rate on period end balance..............      5.58            5.16             4.31
                                                   =======          ======         ========

     Average amounts outstanding during the year represent daily averages. Average interest rates represent interest expense divided by the related average balances. Collateral related to securities sold under agreements to repurchase are maintained within Three Rivers' investment portfolio.

     These borrowing transactions range from overnight to one year in maturity. The average maturity was 92 days at the end of 2000, 87 days at the end of 1999, 62 days at the end of 1998.

DESCRIPTION OF PROPERTY

     The principal offices of Three Rivers occupy a two-story building at 2681 Mosside Boulevard in Monroeville, Pennsylvania. Three Rivers and Three Rivers Bank occupy the main office as well as 13 other locations that are owned in fee. Ten additional locations are leased with terms expiring from October 22, 2001 to November 30, 2009.

LEGAL PROCEEDINGS

     Three Rivers is subject to a number of asserted and unasserted potential legal claims encountered in the normal course of business. In the opinion of management, there is no present basis to conclude that the resolution of these claims will have a material adverse effect on Three Rivers' consolidated financial position or results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On May 22, 2000, Three Rivers terminated the engagement of Arthur Andersen LLP as Three Rivers' independent public accountants, effective immediately. On May 23, 2000, Three Rivers engaged Ernst & Young LLP to audit the consolidated financial statements of Three Rivers for the fiscal year ending December 31, 2000. This change in accountants was approved and ratified by the Audit Committee of the Three Rivers Board of Directors.

     Arthur Andersen's report on Three Rivers' consolidated financial statements at and for each of the two fiscal years in the period ended December 31, 1999 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to any uncertainty, audit scope or accounting principles.

     During Three Rivers' two most recent fiscal years and the subsequent interim period ending May 22, 2000, there were no disagreements between Three Rivers and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, and no otherwise reportable events, which disagreements or events, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement or event in connection with its report on the consolidated financial statements of Three Rivers.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     For information regarding the market risk of Three Rivers' financial instruments, see "Interest Rate Sensitivity" in Three Rivers' Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Comparison of Financial Condition at December 31, 2000 and December 31, 1999. Three Rivers' principal market risk exposure is to interest rates.

            CERTAIN INFORMATION ABOUT THE PENNSYLVANIA CAPITAL BANK

DESCRIPTION OF BUSINESS

     PA Capital is a closely held and publicly traded state bank that focuses on providing a full range of commercial financial products and services to affluent individuals, entrepreneurs, business owners and corporations primarily in the tri-state area of western Pennsylvania, eastern Ohio and northern West Virginia.

     PA Capital, a state chartered, FDIC insured bank, conducts its business from its main office in downtown Pittsburgh, Pennsylvania. PA Capital has 30 full time equivalent employees and, in addition to offering traditional banking products and services through relationship managers and customer service representatives, provides courier and cash management services to corporate clients and individuals. PA Capital has placed emphasis on providing unique financial solutions to clients with specific needs in addition to traditional banking resources.

     PA Capital was formed and chartered in 1989 under banking laws of the Commonwealth of Pennsylvania. PA Capital's governing regulatory agencies include the PADB and the FDIC. PA Capital is subject to examination by these agencies for safety and soundness and other matters deemed significant by the agencies, including community reinvestment act compliance.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


     The following table sets forth certain information regarding the beneficial ownership of PA Capital common stock and Class A common stock as of April 24, 2001 by: (i) each person known by PA Capital to beneficially own more than 5% of the outstanding shares of PA Capital; (ii) each of its directors; (iii) each of its executive officers; and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person or entity named below has an address in care of PA Capital's principal executive offices and has sole voting and investment power with respect to all shares of PA Capital shown as beneficially owned by such person or entity, except to the extent authority is shared by spouses under applicable law.


                                                                                   TOTAL
                                         COMMON      CLASS A     COMMON STOCK      SHARES       PERCENT OF
                                          STOCK      COMMON       UNDERLYING    BENEFICIALLY   TOTAL SHARES
                                          OWNED    STOCK OWNED     OPTIONS         OWNED       OUTSTANDING
                                         -------   -----------   ------------   ------------   ------------
Thomas Allen...........................   19,324         --          4,780         24,104            5.4
Andrew Hasley..........................    4,386         --         13,981         18,367            4.0
Gerald Hindy...........................   30,469         --         10,000         40,469            9.0
David Malone...........................    7,750         --             --          7,750            1.8
Leroy Metz.............................    9,385         --          2,625         12,010            2.7
Alvin Rogal............................    7,343         --          2,000          9,343            2.1
Charles Warden.........................    2,289     27,115         33,648         63,052           13.3
Michael Zamagias.......................   72,512      6,091         10,000         88,603           19.6
Directors and Executive Officers as a
  Group (8 persons)....................  153,738     33,216         80,642        267,586           51.2

              MANAGEMENT OF THREE RIVERS BANCORP AFTER THE MERGER

     The directors and executive officers of Three Rivers immediately prior to the effective time of the merger will remain the directors and executive officers of Three Rivers after the merger until their successors are duly appointed. For information concerning the directors and executive officers of Three Rivers, please see the section of this joint proxy statement/prospectus entitled "Additional Information for the Three Rivers Bancorp Annual Meeting."

     The merger agreement provides that, as soon as practicable after the merger, Charles A. Warden and Gerald B. Hindy, directors of PA Capital, will be elected to the Board of Directors of Three Rivers and Three Rivers Bank. At the first annual meeting of Three Rivers held after the effective time of the merger,

Messrs. Warden and Hindy jointly will be entitled to nominate one additional member to the Board of Directors of Three Rivers and Three Rivers Bank, subject to the approval of such nominee by such Boards of Directors, which approvals may not be unreasonably withheld.

     Charles A. Warden, aged 45, is the Chairman of the Board of PA Capital and has served as a Director of PA Capital since 1990. He also serves as Chairman of the Executive Committee and Loan Committee of PA Capital and serves on its ALCO Committee. He holds a Bachelor of Science degree in industrial engineering and a Master of Business Administration degree from the University of Pittsburgh. Since 1982 Mr. Warden has been President of Mid Atlantic Capital Group, Inc., a diversified financial services firm. From 1982 until September 1997, he also served as President of Mid Atlantic Capital Corporation, a registered securities broker-dealer, and wholly owned subsidiary of Mid Atlantic Capital Group, Inc. From 1976 to 1982, he was associated with the accounting firm of Arthur Andersen & Co., where he earned his Certified Public Accountant designation. Mr. Warden is also a registered principal with the National Association of Securities Dealers and the Municipal Securities Rulemaking Board.

     Gerald B. Hindy, aged 40, has served as Vice Chairman of PA Capital since November, 1999. Mr. Hindy holds a Bachelor Degree of Business Administration from Evangel University. Mr. Hindy's business portfolio has included significant interests in landfill development, assisted living centers, a home health care business, network of pharmacies and various real estate holdings. From 1983 through 1988, Mr. Hindy was associated with the accounting firm of Hosack, Specht, Muetzel & Wood where he earned his CPA. He was a partner with the firm when he withdrew in 1988. Mr. Hindy is a member of the Executive Committee of PA Capital.

CERTAIN RELATIONSHIPS OF PA CAPITAL AND ITS MANAGEMENT

     PA Capital leases its office space from The Magee Group. The Magee Group is an entity controlled in part by Michael Zamagias and Charles A. Warden, each of whom is a director of PA Capital. The lease expires on May 9, 2011. The lease terms were negotiated in accordance with similar lease agreements at market rental rates and conditions, and the lease was approved by a vote of the disinterested Directors of PA Capital. Rent under this lease was $337,000, $336,000 and $300,000 in 2000, 1999 and 1998, respectively.

     From time to time, PA Capital has utilized legal services from law firms with which Leroy L. Metz, Esquire was a principal, including Metz, Schermer & Lewis, L.L.C. Mr. Metz is a Director of PA Capital.

     Alvin Rogal, a Director of PA Capital, is a principal of Hilb, Rogal and Hamilton Company of Pittsburgh, Inc., an insurance company from which PA Capital has purchased policies. Premiums of $80,000 were paid in 2000, part of which represents a premium prepayment for coverage for future years.


     In November of 2000, PA Capital entered into a Change in Control Agreement with Andrew W. Hasley, PA Capital's President and Chief Operating Officer, pursuant to which PA Capital agreed to provide Mr. Hasley with compensation upon the occurrence of a change in control of PA Capital. Under the terms of the agreement, upon a change of control of PA Capital, Mr. Hasley is entitled to receive a one-time, lump sum payment equal to 1.5 times the highest annual base salary and bonus that he received in any calendar year while employed by PA Capital. For purposes of the agreement, the merger constitutes a change of control. Mr. Hasley will receive a payment of $225,000 pursuant to this agreement following the merger.



     In addition, Mr. Hasley has signed an Incentive to Stay Agreement with PA Capital, which protects him in the event that Three Rivers elects not to offer him continued employment after the merger or terminates him without cause within a year after the merger is completed. In either event, Mr. Hasley would receive a one-time, lump sum payment equal to six months of his regular salary, less federal, state and local withholdings required by law. As of the date of this joint proxy statement/prospectus, the payment would equal $51,000. Any payment made pursuant to the agreement would be in addition to the continued regular compensation paid to Mr. Hasley throughout the pre- and post-merger periods. If PA Capital terminated Mr. Hasley's employment for cause, during either the pre- or post-merger period, he would not be entitled to receive any payment under the agreement.


     Upon completion of the merger, Mr. Hindy will receive from PA Capital a one-time payment equal to $500,000. The PA Capital Board approved this payment in consideration of Mr. Hindy's efforts (i) in serving as PA Capital's chief executive officer without compensation to improve its performance and prepare it for sale, and (ii) in identifying, and negotiating with, potential buyers and in ultimately bringing the merger with Three Rivers Bank to the Board for consideration.

                                 LEGAL MATTERS


     The validity of the shares of Three Rivers common stock offered by this joint proxy statement/prospectus has been passed upon by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania, as counsel to Three Rivers. Kirkpatrick & Lockhart LLP has also passed upon certain tax consequences related to the merger.


                                    EXPERTS

     The consolidated financial statements of Three Rivers as of December 31, 2000 and for the year then ended appearing in this joint proxy statement/prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


     The financial statements of Three Rivers included in this joint proxy statement/prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in our report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.


     The financial statements of PA Capital as of December 31, 2000 and 1999, and for each of the years in the two-year period ended December 31, 2000, have been included in this joint proxy statement/prospectus and registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


     The financial statements included in this prospectus relating to Pennsylvania Capital Bank for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This joint proxy statement/prospectus contains various forward-looking statements and includes assumptions concerning Three Rivers' beliefs, plans, objectives, goals, expectations, anticipations estimates, intentions, operations, future results, and prospects, including statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions. These forward-looking statements are based upon current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Three Rivers provides the following cautionary statement identifying important factors (some of which are beyond the control of Three Rivers) which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions.

     Such factors include the following: (i) the effect of changing regional and national economic conditions; (ii) the effects of trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (iii) significant changes in interest rates and prepayment speeds; (iv) inflation, stock and bond market, and monetary fluctuations; (v) credit risks of commercial, real estate, consumer, and other lending activities; (vi) changes in federal and state banking and financial services laws and regulations; (vii) the presence in Three Rivers' market area of competitors with greater financial resources than it; (viii) the timely development of competitive new products and services by Three Rivers and the acceptance of those products and services by customers and regulators (when required); (ix) the willingness of customers to substitute competitors' products and services for those of Three Rivers and vice versa; (x) changes in consumer spending and savings habits; (xi) unanticipated regulatory or judicial proceedings; and (xii) other external developments which could materially impact Three Rivers' operational and financial performance.

     The foregoing list of important factors is not exclusive, and neither such list nor any forward-looking statement takes into account the impact that any future acquisition may have on Three Rivers and on any such forward-looking statement.

                         ADDITIONAL INFORMATION FOR THE
                      THREE RIVERS BANCORP ANNUAL MEETING


     In addition to the proposal to issue shares of Three Rivers common stock in the merger with PA Capital that is described earlier in this joint proxy statement/prospectus, at the Three Rivers annual meeting holders of record of Three Rivers common stock on May 7, 2001 will be asked to vote for four directors to serve a three-year term expiring at the annual meeting to be held in 2004 and until their successors are duly elected and to approve the selection of Ernst & Young LLP as independent auditors for Three Rivers for 2001. The enclosed proxy is solicited by the Board of Directors of Three Rivers. The enclosed proxy, when properly executed and received by the Secretary of Three Rivers prior to the meeting, and not revoked, will be voted in accordance with the directions indicated thereon. If no directions are indicated, the proxy will be voted for each nominee for election as a director and for the selection of auditors. If any other matter should be presented at the annual meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in accordance with the discretion of the person or persons holding such proxy. Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the Secretary of Three Rivers, by submitting a properly executed later dated proxy or by voting in person at the annual meeting.



     This joint proxy statement/prospectus is first being sent to the
shareholders of Three Rivers on or about May   , 2001.



     As of the close of business on May 7, 2001, the record date for determining shareholders entitled to notice of and to vote at the annual meeting, Three Rivers had issued and outstanding 6,675,212 shares of common stock. Each share of common stock is entitled to one vote at the annual meeting on all matters to be acted upon at the meeting. Three Rivers' shareholders are entitled to "cumulative" voting with respect to the election of directors. This means that a shareholder may cast in favor of one or more nominees for director the number of votes that is determined by multiplying the number of shares held by that shareholder by the number of directors to be elected at the meeting. Accordingly, if a shareholder holds 100 shares of common stock, and four directors are to be elected at the annual meeting, that shareholder will be entitled to cast 400 votes in the election of directors. That shareholder may cast all 400 votes in favor of one nominee, or distribute them among multiple nominees as that shareholder so determines. The persons named in the accompanying form of proxy will have the right to cumulate votes and distribute them among the nominees for election as directors in their discretion.


     Directors will be elected by a plurality vote of the holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Approval of the selection of auditors will require the affirmative vote of a majority of the votes cast at the annual meeting. Brokers holding shares for customers have authority to vote as to the election of directors and the approval of auditors even if they have not received instructions from the beneficial owners. With respect to the election of directors, votes may be cast in favor or withheld and the four persons receiving the highest number of votes will be elected as directors. With respect to the approval of auditors, votes may be cast in favor, against or a shareholder may abstain. Abstentions will not count as votes cast for purposes of determining whether the selection of auditors has been approved.

                             ELECTION OF DIRECTORS

     The Board of Directors of Three Rivers currently consists of 15 members divided into three classes. At the annual meeting, four directors are to be elected Class I directors to hold office for a three-year term until the annual meeting of shareholders to be held in 2004 and until their successors are elected and qualified. The enclosed proxy will be voted for election of the four nominees named in the following table. The election of these directors has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such nominee, if any, as may be recommended by the Board of Directors.

     Under Three Rivers' By-laws, a shareholder intending to nominate any person for election as a director of Three Rivers may do so by written notice, delivered or mailed by first class mail, postage prepaid, to the Secretary of Three Rivers not less than ninety days prior to the date of a shareholders' meeting called for the election of directors; provided, however, that if less than twenty one days' notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of Three Rivers not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to shareholders. Each notice of nominations that is made by a shareholder shall set forth: (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of capital stock of Three Rivers that are beneficially owned by each such nominee. The Chairman of the meeting may, if the facts warrant, determine and declare that to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

     The age, position with Three Rivers, period of service as a director of Three Rivers, business experience during the past five years and directorships in other companies for each nominee for election and for each director whose term will continue after the meeting are set forth below:

NOMINEES FOR CLASS I DIRECTOR TO BE ELECTED FOR TERMS TO EXPIRE IN 2004

     Clifford A. Barton, Age 72; Director since April 2000. Retired. Former Chairman, President, and Chief Executive Officer of USBANCORP, Inc. from 1987 to 1994 (commercial bank). Trustee of Crown American Realty Trust commercial real estate developer.

     Terry K. Dunkle, Age 59; Director since April 2000. Chief Executive Officer of Three Rivers Bancorp, Inc. since April 2000. Chairman, President, and Chief Executive Officer of USBANCORP, Inc. from 1994 to March 31, 2000.

     J. Terrence Farrell, Age 53; Director since April 2000. Self-employed, licensed attorney in the Commonwealth of Pennsylvania since 1977.

     Marylouise Fennell, Ed.D., Age 61; Director since April 2000. Higher education consultant since 1989.

CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2002

     Jerome M. Adams, Age 69; Director since April 2000. Partner, Adams & Myers since January 2000 (law firm). Partner, Adams, Myers & Baczkowski from 1985 to 1999 (law firm). Partner, Adams & Myers Real Estate Company since July 2000 (purchase and manage real estate).

     I. N. Rendall Harper, Jr., Age 62; Director since April 2000. President and Chief Executive Officer of American Micrographics Company, Inc. since 1977 (record service and data conversion company).

     Richard W. Kappel, Age 69; Director since April 2000. Chief Executive Officer, Secretary and Treasurer of Wm. J. Kappel Wholesale Co. since 1970 (retail and wholesale jewelry sales). President and sole shareholder of Fuel Conservation Industries since 1978 (selling energy savings devices).

     W. Harrison Vail, Age 60; Director since April 2000. President and Chief Operating Officer of Three Rivers since April 2000. President and Chief Executive Officer of Three Rivers Bank and Trust Company, 1985 to 2000.

     Charles R. Zappala, Age 52; Director since April 2000. Chairman of Russell, Rea, Zappala & Gomulka Holdings, Inc. since 1994 (investment banking holding company). Other directorships: RRZ Capital Markets Inc., RRZ Investment Management, Inc., MDL Capital Management, Inc., Sightsound Technologies, Inc., Kinetic Workplace, Inc.

CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2003

     Michael F. Butler, Age 65; Director since April 2000. International business consultant and private legal practice since 1992.

     James R. Ferry, Age 62; Director since April 2000. Chairman of Ferry Electric Company since 1998. President of Ferry Electric Company prior to 1998.

     Steven J. Guy, Age 41; Director since April 2000. Chief Financial Officer and Vice President of Finance of Oxford Development Company since August 1997 (real estate investment company). Officer of Oxford Real Estate Advisors, Inc. since July 1995 (registered investment advisor).

     Stephen I. Richman, Age 67; Director since April 2000. Partner of Richman & Smith Law Firm since 1995. President of Washington Trust Building, Inc. since 1991 (real estate and investment company). President of W.T.B. Garage, Inc. since 1994 (parking facility company). Other directorships: Washington Trust Building, Inc. and W.T.B. Garage, Inc.

     Edward W. Seifert, Age 62; Director since April 2000. Partner, Reed Smith LLP since 1977 (law firm).

     The Board of Directors met four times in 2000. Each director attended over 75% of the Board and Committee meetings occurring during his or her period of service.

     The Board of Directors has an Audit Committee and a Compensation Committee. Three Rivers does not have a standing nominating committee. The Audit Committee met 4 times in 2000, and the Compensation Committee met 5 times in 2000.

     The Audit Committee is responsible for recommending to the Board of Directors the appointment of an independent public accountant to audit the books and accounts of Three Rivers and its subsidiaries, reviewing the reports of the audit department and the reports of examinations conducted by bank regulators and Three Rivers' independent public accountants, reviewing the adequacy of internal audit and control procedures, and reporting to the Board of Directors. The Board of Directors has adopted the Audit Committee Charter attached to this joint proxy statement/prospectus as Annex E. A more detailed description of the functions of the audit committee can be found therein. The members of the Audit Committee are independent as independent is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards.

     The Compensation Committee is responsible for reviewing and making recommendations regarding the compensation of corporate officers and for administering the Three Rivers Bancorp Stock Option Plan and the Three Rivers Bancorp Long-Term Incentive Plan.


     The memberships of committees during 2000 were as follows: Audit Committee:
Michael F. Butler (Chairman), Jerome M. Adams, James R. Ferry, Steven J. Guy, I.N. Rendall Harper, Jr. and Richard W. Kappel; Compensation Committee: Clifford
A. Barton (Chairman), Marylouise Fennell, I.N. Rendall Harper, Jr. and Charles
R. Zappala.


COMPENSATION OF DIRECTORS

     In 2000, each non-employee director was given a retainer of $6,000 paid in shares of Three Rivers common stock. All directors receive $500 for each board meeting attended, and $400 for each committee meeting attended. All directors of Three Rivers are also directors of Three Rivers Bank. These directors received an additional $450 for each meeting of the board of Three Rivers Bank they attended, and $400 for each committee meeting attended. Directors are compensated $200 for participating in each committee meeting attended by telephone.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees Three Rivers' financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements.

     The Audit Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Three Rivers' accounting principles as applied to the financial statements and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has received and discussed with the independent auditors the written disclosures required by the Independence Standards Board Standard No. 1 relating to the auditors' independence from management and Three Rivers. The Audit Committee has considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the independent auditors' independence.

     The Audit Committee discussed with Three Rivers' internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Three Rivers' internal controls, and the overall quality of Three Rivers' financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

     This report is not to be deemed "soliciting material" or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent that Three Rivers specifically requests that this report be treated as "soliciting material" or specifically incorporates it by reference into a document filed with the Securities and Exchange Commission.

Submitted by:
The Audit Committee
of the Board of Directors of Three Rivers Bancorp, Inc.

     Michael F. Butler (Chairman)
     Jerome M. Adams
     James R. Ferry
     Steven J. Guy
     I.N. Rendall Harper, Jr.
     Richard W. Kappel

               BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT

     The following table sets forth the number of shares of common stock beneficially owned, directly or indirectly, by (i) each director and nominee for director of Three Rivers, (ii) each of the executive officers named in the Summary Compensation Table, and (iii) the directors and executive officers of Three Rivers, as a group, as of February 28, 2001.

     Except as noted below, the address of each person listed below is the address of Three Rivers.

                                                             AMOUNT AND
                                                             NATURE OF
                                                             DIRECT AND
                                         SHARES HELD IN    OTHER INDIRECT    TOTAL AMOUNT OF
                                          THREE RIVERS       BENEFICIAL        BENEFICIAL       PERCENT OF
                                          401(k) PLAN        OWNERSHIP       OWNERSHIP(1)(2)      CLASS
                                         --------------    --------------    ---------------    ----------
Jerome M. Adams(3).....................           0             9,913              9,913              *
Clifford A. Barton(4)..................           0            96,176             96,176           1.44%
Michael F. Butler......................           0            15,893             15,893              *
Terry K. Dunkle(5).....................           0           103,735            103,735           1.55%
Anthony M. V. Eramo(6).................           0             3,770              3,770              *
J. Terrence Farrell(7).................           0             9,373              9,373              *
Marylouise Fennell.....................           0               697                697              *
James R. Ferry(8)......................           0             1,147              1,147              *
Steven J. Guy..........................           0             1,697              1,697              *
I.N. Rendall Harper, Jr................           0               697                697              *
Richard W. Kappel(9)...................           0            14,024             14,024              *
Harry G. King(10)......................       2,115             3,340              5,455              *
Vincent W. Locher(11)..................       3,010             6,016              9,026              *
Gary M. McKeown(12)....................       1,039            25,349             26,388              *
Stephen I. Richman.....................           0             2,197              2,197              *
Edward W. Seifert......................           0             6,819              6,819              *
Jack Sevy..............................           0             4,496              4,496              *
W. Harrison Vail(13)...................      19,934            66,348             86,282           1.29%
Charles R. Zappala(14).................           0               685                685              *
All executive officers and directors as
  a group (19 persons).................                                          398,470(15)       5.86%

---------------
  *  Less than 1%.

 (1) Unless otherwise indicated in a subsequent note, each person named has sole voting and investment power with respect to the shares of common stock shown.

 (2) The number of shares indicated as beneficially owned by each of the directors and named executive officers, and by all directors and officers as a group, and the percentage of common stock outstanding beneficially owned by each person and the group, has been determined in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934.

 (3) Includes 2,259 shares jointly owned by Mr. Adams and his spouse.

 (4) Includes 52,987 shares held by Mr. Barton's spouse.

 (5) Includes 5,950 shares held by Mr. Dunkle's spouse and options to purchase 58,055 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

 (6) Includes 1,717 shares jointly owned by Mr. Eramo and his spouse and options to purchase 2,053 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

 (7) Includes 6,045 shares held by the Estate of J. Paul Farrell of which Mr. Farrell is a beneficiary entitled to receive 760 shares. Mr. Farrell disclaims beneficial ownership of all but 760 of the shares held by the estate.

 (8) Includes 450 shares held by Ferry Electric Company, in which Mr. Ferry has a 93% ownership interest.

 (9) Includes 1,647 shares held by Fuel Conservation Industries, an energy savings device corporation, of which Mr. Kappel is the President and sole shareholder, and 206 shares held by the Richard W. Kappel Wholesale Company, of which Mr. Kappel is the chief executive officer.

(10) Includes 944 shares jointly owned by Mr. King and his spouse and options to purchase 2,397 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(11) Includes options to purchase 1,710 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(12) Includes 2,582 shares jointly owned by Mr. McKeown and his spouse and options to purchase 22,767 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(13) Includes 24,442 shares held by the W. Harrison Vail 1997 Trust and options to purchase 33,247 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(14) Shares jointly owned by Mr. Zappala and his spouse.

(15) Includes 32,790 shares owned of record and beneficially or owned beneficially through a nominee, 26,098 shares owned indirectly pursuant to Three Rivers' 401(k) Plan, options to purchase 123,562 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof, and 67,124 shares held jointly with, or by family members of certain directors and officers.

                     PRINCIPAL STOCKHOLDERS OF THREE RIVERS


     The following table sets forth the ownership of common stock by each person known by Three Rivers to beneficially own more than 5% of the common stock on May 4, 2001.



NAME AND ADDRESS OF                                          AMOUNT AND NATURE OF
BENEFICIAL OWNER                                             BENEFICIAL OWNERSHIP    PERCENT OF CLASS
-------------------                                          --------------------    ----------------
c/o Brent D. Baird(1)......................................        606,357                9.08%
  1350 One M&T Plaza
  Buffalo, New York 14203


---------------
(1) According to a Schedule 13D filed on July 7, 2000, and subsequently amended on July 20, 2000 and September 14, 2000, The Cameron Baird Foundation, Bruce
    C. Baird, Michael C. Baird, Anne S. Baird, Jane D. Baird and First Carolina Investors, Inc. beneficially own, in the aggregate, the 606,357 shares reported in this table. The reporting persons deny that they are acting as a "group" with respect to the shares reported in this table. According to the
    Schedule 13D/A (Amendment No. 2), none of the reporting persons individually owns in excess of 5% of Three Rivers' common stock.

                       EXECUTIVE OFFICERS OF THREE RIVERS

     The executive officers of Three Rivers and Three Rivers Bank as of February 28, 2001 and their respective ages and positions are set forth below:

NAME                                   AGE                            POSITION
----                                   ---                            --------
Terry K. Dunkle......................  59    Chairman and CEO of Three Rivers and Three Rivers Bank
W. Harrison Vail.....................  60    President and COO of Three Rivers and Three Rivers Bank
Vincent L. Locher....................  36    Senior Vice President and Chief Lending Officer of Three
                                             Rivers and Three Rivers Bank
Harry G. King........................  52    Senior Vice President of Bank Operations & Support Services
                                             Three Rivers Bank
Anthony M.V. Eramo...................  35    Vice President and Chief Financial Officer of Three Rivers
                                             and Three Rivers Bank
Gary M. McKeown......................  56    Senior Vice President and Chief Credit Officer of Three
                                             Rivers and Three Rivers Bank

     Mr. Dunkle became Chairman and CEO of Three Rivers Bancorp, Inc. on April 1, 2000 when Three Rivers Bank was spun-off from USBANCORP, Inc. and into the newly formed Three Rivers. In February 1994, Mr. Dunkle was appointed Chairman, President and Chief Executive Officer of USBANCORP, Inc. In April 1998, Mr. Dunkle was appointed as President and Chief Executive Officer of U.S. Bank and Executive Vice President and Secretary of USBANCORP, Inc. Prior to joining USBANCORP, Mr. Dunkle served the five previous years as Executive Vice President of Commonwealth National Bank in Harrisburg, Pennsylvania.

     Mr. Vail has served as Three Rivers' President and Chief Operating Officer since its organization on April 1, 2000. Mr. Vail is also the President and Chief Operating Officer of Three Rivers Bank. Mr. Vail has served as the President and Chief Executive Officer of Three Rivers Bank from 1985 to March 2000. Prior to 1985, Mr. Vail held positions with Fayette Bank and Trust Company, Burnett Bank in Florida and the Yough Valley National Bank of Connellsville, where he served as Executive Vice President.

     Mr. King is Senior Vice President of Bank Operations and Support Services, a position he has held since 1998. Mr. King joined Three Rivers Bank in 1972 and has held various positions at the bank, including: Management Trainee, Branch Manager, Branch Manager, Branch Coordinator, Assistant Cashier, Assistant Vice President and Vice President of Marketing.

     Mr. Locher has served as Three Rivers' Senior Vice President and Chief Lending Officer since 1996. Mr. Locher joined Three Rivers Bank in 1990 as a commercial loan officer. Prior to joining Three Rivers, Mr. Locher was a commercial loan review officer for Three Rivers' former parent company, USBANCORP, Inc. Prior to joining USBANCORP, Inc., Mr. Locher was employed by Dominion Bank in Roanoke, Virginia as a participant in their management training program.

     Mr. Eramo has served as Three Rivers' Vice President and Chief Financial Officer since its organization on April 1, 2000. Prior to that, Mr. Eramo served as Vice President and Manger of Specialized Accounting for USBancorp, Inc. Prior to joining USBancorp, Inc., Mr. Eramo was Vice President and Chief Financial Officer of Sentry Savings and Loan in Stamford, Connecticut.

     Mr. McKeown has served as Three Rivers' Senior Vice President and Chief Credit Officer since its organization on April 1, 2000. Prior to that, Mr. McKeown served in the same capacity for USBancorp, Inc. since 1986. Prior to that, Mr. McKeown was employed by Equibank in commercial lending, loan review and credit.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     Shown below is information concerning the annual and long-term compensation for services rendered in all capacities to Three Rivers and its subsidiaries for the years ended December 31, 2000, 1999 and 1998 for Terry K. Dunkle, the Chairman and Chief Executive Officer of Three Rivers, and the other three most highly compensated individuals who served as executive officers of Three Rivers at December 31, 2000 and who earned in excess of $100,000 in 2000. The compensation described in this table was paid by Three Rivers or one of its current or prior affiliates.

                                          ANNUAL COMPENSATION                              LONG-TERM COMPENSATION
                            ------------------------------------------------   ----------------------------------------------
                                                                                                 SHARES
                                                                 OTHER          RESTRICTED     UNDERLYING
                                                                 ANNUAL            STOCK         OPTIONS       ALL OTHER(2)
                            YEAR   SALARY ($)   BONUS ($)   COMPENSATION ($)   AWARDS ($)(1)   GRANTED (#)   COMPENSATION ($)
                            ----   ----------   ---------   ----------------   -------------   -----------   ----------------
OFFICER AND POSITION AT
  THREE RIVERS
Terry K. Dunkle...........  2000    249,500          --           --                   --         7,500            5,400
  Chairman and Chief        1999    340,042      58,837           --                   --            --           27,050
  Executive Officer         1998    330,060      65,649           --              109,477            --           26,159
W. Harrison Vail..........  2000    181,500          --           --                   --         6,000           10,261
  Vice Chairman of the      1999    181,500      27,951           --                   --            --           14,647
  Board, President and      1998    165,000      29,172           --               72,984             0           10,547
  Chief Operating Officer
Harry G. King.............  2000     97,812          --           --                   --         4,000            3,843
  Senior Vice President,    1999     94,050      14,919           --                   --             0           10,366
  Bank Operations and       1998     90,000       8,021           --                   --             0            6,225
  Support Services
Vincent Locher............  2000    115,000          --           --                   --        15,000            4,344
  Senior Vice President,    1999     93,500      15,766           --                   --             0           11,230
  Chief Lending Officer     1998     85,000       8,426           --                   --             0            4,878

---------------
(1) At the end of 2000, neither Mr. Dunkle nor Mr. Vail held any restricted shares. Since the award of restricted shares in 1998, 2/3 of the shares represented by the 1998 award have vested; the remaining 1/3 were forfeited in connection with the spin-off.

(2) Amounts include matching contributions under the 401(k) plan and premiums for life insurance.

OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information on grants to the executive officers named in the Summary Compensation Table of options to purchase shares of common stock pursuant to the Three Rivers Bancorp Stock Option Plan during the year ended December 31, 2000.

                                  NUMBER                                                        POTENTIAL REALIZABLE VALUE AT
                               OF SECURITIES   EXERCISE OR                  % OF TOTAL       ASSUMED ANNUAL RATES OF STOCK PRICE
                                UNDERLYING     BASE PRICE                 OPTIONS GRANTED     APPRECIATION FOR OPTION TERM ($)
                                  OPTIONS      -----------   EXPIRATION    TO EMPLOYEES     -------------------------------------
NAME                            GRANTED (#)     ($/SHARE)       DATE      IN FISCAL YEAR     0%          5%              10%
----                           -------------   -----------   ----------   ---------------   -----   -------------   -------------
Terry K. Dunkle..............      7,500         $ 8.25       9/27/10          10.2%          $0     $    38,913     $    98,613
W. Harrison Vail.............      6,000         $ 8.25       9/27/10           8.2%          $0     $    31,130     $    78,890
Harry G. King................      4,000         $ 8.25       9/27/10           5.5%          $0     $    20,754     $    52,594
Vincent Locher...............     10,000         $11.25        4/3/10          13.7%          $0     $    70,751     $   179,296
Gains applicable to all
  Shareholders(1)............                                                                 $0     $34,632,441     $87,765,405

---------------
(1) The potential realizable gain to all shareholders (based on 6.675 million shares of Three Rivers common stock outstanding at December 31, 2000 and the year-end market price of $8.25) at 0%, 5%, and 10% assumed annual growth rates over a term of ten years is provided as a comparison to the potential gain realizable by the named executive officers at the same assumed annual rates of stock appreciation.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The information set forth in the following table relates to options to purchase shares of Three Rivers common stock that were exercised by the executive officers named in the Summary Compensation Table in 2000.

                                                                    SHARES UNDERLYING
                                                                   UNEXERCISED OPTIONS                  VALUE OF IN-THE-MONEY
                             SHARES                               AT DECEMBER 31, 2000             OPTIONS AT DECEMBER 31, 2000(2)
                          ACQUIRED ON         VALUE        -----------------------------------   -----------------------------------
NAME                      EXERCISE (#)   REALIZED ($)(1)   EXERCISABLE (#)   UNEXERCISABLE (#)   EXERCISABLE ($)   UNEXERCISABLE ($)
----                      ------------   ---------------   ---------------   -----------------   ---------------   -----------------
Terry K. Dunkle.........     2,000           $  209            58,055              7,500              $ 341              $   0
W. Harrison Vail........     8,842           $6,767            33,247              6,000              $ 961              $   0
Harry G. King...........         0           $    0             2,397              4,000              $   0              $   0
Vincent Locher..........         0           $    0             1,710             15,000              $   0              $   0

---------------
(1) Represents the aggregate market value of the underlying shares of Three Rivers common stock at the date of exercise minus the aggregate exercise prices for options exercised.

(2) "In-the-money-options" are stock options with respect to which the market value of the underlying shares of Three Rivers common stock exceeded the exercise price at December 31, 2000. The value of such options is determined by subtracting the aggregate exercise price for such options from the aggregate fair market value of the underlying shares of Three Rivers common stock on December 31, 2000. Fair market value was determined by reference to the average of the high and the low sale prices of Three Rivers common stock as quoted on the Nasdaq National Market.

REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE OF THREE RIVERS

  Role of the Compensation Committee

     The Compensation Committee of Three Rivers governs Three Rivers' compensation programs. The objectives of the Compensation Committee are to ensure that executive compensation programs are competitive with peer organizations, consistent with Three Rivers' long-term business goals, efficient in light of tax, accounting, and regulatory issues, and help attract and retain highly qualified executives. Prominent among the Compensation Committee's duties are the oversight of executive salaries, Three Rivers' annual incentive plan, and its long-term incentive plans.

  Policy on Executive Compensation

     The objectives mentioned above are reflected in Three Rivers' executive compensation policy which is highlighted below.

     - Base salaries are to be consistent with competitive practices for similar positions at comparable organizations.

     - The annual incentive plan should be used to focus management on explicit annual performance objectives, the achievement of which contributes to Three Rivers' long-term success. The plan should also place a portion of total compensation at risk and ensure that all participants have a vested interest in the success of Three Rivers. The plan should provide compensation opportunities that are in line with competitive practices.

     - Long-term incentive plan(s) should be used to provide key employees additional incentive to contribute to the success of Three Rivers by making a portion of compensation contingent upon the sustained future success of Three Rivers. Long-term incentive awards should be consistent with competitive practices.

     - Competitive pay practices are determined using two sources. A peer group of comparably sized bank holding companies located in twelve nearby states is used as one benchmark. Published banking industry compensation surveys are used to supplement the peer data.

  Relationship of Pay to Performance

     The Compensation Committee uses annual and long-term incentive programs to link pay and performance.

     Under the Executive Annual Incentive Plan, participants are eligible to receive performance-based compensation in the form of cash and shares of Three Rivers common stock. Incentive awards for all participants are based on two corporate performance measures: return on equity (ROE) and total return to shareholders (total return). Incentive awards for all but the Chief Executive Officer and the Chief Operating Officer are also determined in part by the individual's performance. All incentive awards are contingent upon maintaining a satisfactory CAMEL rating (a regulatory measure of Three Rivers' overall financial soundness).

     In February 2000, the Compensation Committee established ROE and total return goals for the plan year. Following the conclusion of the plan year, the Compensation Committee determined that ROE and total return performance levels fell short of established goals. Some of the named executive officers, excluding the Chief Executive Officer and the Chief Operating Officer, received a portion of their incentive award, based on their individual performance.

     The Compensation Committee administers two long-term incentive plans -- the Three Rivers Bancorp Stock Option Plan and the Three Rivers Bancorp Long-Term Incentive Plan. The Stock Option Plan was established primarily to convert outstanding USBANCORP stock options into options of equivalent value on Three Rivers common stock in connection with the spin-off of Three Rivers from USBANCORP. The Long-Term Incentive Plan was established to provide for future awards of stock options, as well as other award types, such as performance shares and restricted stock.

     In connection with the spin-off of Three Rivers from USBANCORP, all outstanding USBANCORP options held by Three Rivers employees were converted to options on Three Rivers common stock. In no case was the intrinsic value of an optionee's total award increased as a result of this conversion.

     New options on Three Rivers stock were granted to named executive officers during the calendar year, on a limited basis in April and more broadly in September. The Compensation Committee determined that such awards were appropriate given the objectives of its executive compensation policy.

  2000 Compensation for the Chief Executive Officer

     After consideration of the new duties of the Chief Executive Officer as a result of the spin-off of Three Rivers from USBANCORP, the Compensation Committee established the Chief Executive Officer's salary at $276,000 effective April 1, 2000. Based on independent assessments of the competitive market, the Compensation Committee believes Mr. Dunkle's salary approximates the median of competitive practices.

     Mr. Dunkle's annual incentive award was predetermined to be a function of ROE and total return performance relative to goals. Performance during the plan year fell short of goals, thereby precluding Mr. Dunkle from earning an award under the plan.

     In September, the Compensation Committee awarded Mr. Dunkle 7,500 stock options with an exercise price equal to the fair market value of Three Rivers common stock ($8.25). The option award vests in four equal annual installments. The Compensation Committee believes this option award to be consistent with its executive compensation policy.

  Impact of IRC Section 162(m)

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to an executive officer in excess of $1,000,000. Certain "performance based" compensation, such as performance bonuses and stock option grants, is exempt from Section 162(m) if certain regulations are complied with. Currently, the Compensation Committee believes that performance based bonus awards made in 2000 and grants of stock options made in 2000 under the Long Term Incentive Plan and Stock Option Plan would be exempt from Section 162(m). The Compensation Committee will continue to monitor the potential impact of Section 162(m) and take such actions as it deems appropriate in the future.

Submitted by: The Compensation Committee of
the Board of Directors of Three Rivers Bancorp, Inc.

     Clifford Barton
     Marylouise Fennell
     I.N. Rendall Harper, Jr.
     Charles Zappala

PENSION PLAN -- THREE RIVERS BANK

     Three Rivers Bank maintained a defined benefit pension plan that was established in 1970 (the "Three Rivers Plan"). Effective July 1, 1993, the benefit formula of the Three Rivers Plan was revised to duplicate the benefit formula of the plan provided by USBANCORP with exception of the definition of pay for pension purposes. Employees retiring on or after July 1, 1993 will receive a benefit based upon the U.S. Bank Plan formula but not less than the benefit earned through June 30, 1993, under the former Three Rivers Plan formula.

     The table below sets forth the estimated annual benefits payable on retirement at normal retirement age (age 65) under the Three Rivers Plan based on benefit accruals through December 31, 2000 for specified salary and years of service classifications.

                            ANNUAL BENEFITS PAYABLE

                                                        YEARS OF CREDITED SERVICE
                                           ---------------------------------------------------
FINAL BASE SALARY                             5         10         15         20         25
-----------------                          -------    -------    -------    -------    -------
$ 70,000.................................  $ 8,633    $17,267    $25,900    $25,900    $25,900
$ 90,000.................................  $11,100    $22,200    $33,300    $33,300    $33,300
$110,000.................................  $13,567    $27,133    $40,700    $40,700    $40,700
$130,000.................................  $16,033    $32,067    $48,100    $48,100    $48,100
$150,000.................................  $18,500    $37,000    $55,500    $55,500    $55,500
$170,000.................................  $20,967    $41,933    $62,900    $62,900    $62,900
$190,000.................................  $20,967    $41,933    $62,900    $62,900    $62,900
$210,000.................................  $20,967    $41,933    $62,900    $62,900    $62,900
$230,000.................................  $20,967    $41,933    $62,900    $62,900    $62,900

     Remuneration for pension purposes under the Three Rivers Plan is base pay excluding overtime, bonus or reimbursement of business expenses.

     Benefits are limited by Internal Revenue Code Section 401(a)(17). For 2000, this compensation limit was $170,000. The limits are subject to cost of living adjustments.

     As of December 31, 2000, Messrs. Dunkle, Vail, King and Locher had 13, 17, 29 and 14 years of credited service, respectively.

     The benefits are paid for the life of the employee with a right of survivorship with respect to ten years of post-retirement benefits. Other optional forms of benefit are available in actuarially equivalent amounts. The benefits are not subject to any deduction for Social Security or other offset amounts.

     Three Rivers Bank expects to make a total contribution to the Three Rivers Plan of $865,278 in 2000 for the 1999 Plan year.

SUPPLEMENTAL PENSION PLANS

     In connection with the spin-off of Three Rivers from USBANCORP, the Committee approved a deferred compensation arrangement for Mr. Dunkle. Under the terms of the arrangement, Mr. Dunkle is entitled to an annual retirement benefit equal to $31,600 plus 2.35% of his final average salary for each year of future service with Three Rivers. Benefits commence at the later of Mr. Dunkle's termination from service or age 65. Benefits are payable until the earlier of 240 months or Mr. Dunkle's death. A 50% survivor benefit is payable in the event that he dies before receipt of 240 monthly payments. This agreement is not intended to be a funded plan for federal income tax purposes.

     In connection with the deferred compensation arrangement, Three Rivers has purchased an insurance policy on Mr. Dunkle's life. The life insurance policy has been assigned to a Rabbi Trust established by Three Rivers to assist Three Rivers in satisfying its obligations to Mr. Dunkle. The Trust Company, as trustee, is the policy owner and beneficiary. Mr. Dunkle remains a general unsecured creditor of Three Rivers and the assets of the trust are subject to the claims of creditors.

     The Board of Directors also approved the purchase of an individual disability income policy for Mr. Dunkle. Mr. Dunkle has collaterally assigned the policy to Three Rivers so that in the event of his disability prior to retirement, the policy will pay Three Rivers a monthly benefit sufficient to pay the premium on the life insurance policy on Mr. Dunkle's life. This would relieve Three Rivers of the obligations to pay premiums on the policy if Mr. Dunkle becomes disabled, without reducing the promised retirement benefits to Mr. Dunkle.

     Three Rivers has provided additional life insurance and retirement benefits for Mr. Dunkle funded through a split-dollar life insurance policy. Three Rivers pays a portion of the premiums until Mr. Dunkle's normal retirement. At Mr. Dunkle's retirement, Three Rivers will recover, through a withdrawal from the policy, its cumulative premiums or the policy cash value if less. Mr. Dunkle will receive a paid-up life insurance policy that will include any remaining cash value. If Mr. Dunkle dies prior to retirement, Three Rivers will be reimbursed for its total premiums from the insurance proceeds. The annual premium paid by Three Rivers is $10,000 per year, and Three Rivers has an interest in the policy cash value equal to the lesser of its cumulative premiums or the policy cash value.

     Three Rivers maintains a nonqualified deferred compensation plan under which executives may defer the payment of certain forms of stock compensation as well as compensation in addition to that which is permitted under its retirement plans under Internal Revenue Code Section 401(a). This plan is unfunded for tax and ERISA purposes.

CHANGE IN CONTROL AGREEMENTS

     In 2000, Three Rivers entered into Change in Control Agreements with Messrs. Dunkle, Vail, Eramo and Locher, pursuant to which Three Rivers agreed to provide the executives with severance benefits upon the occurrence of certain enumerated events following a change in control of Three Rivers. The initial term of the agreements is three years, subject to an automatic three year extension on each anniversary date thereof, unless either party gives notice to the other of an intention not to renew. Under the agreements, upon the occurrence of a triggering event following a change in control, Mr. Dunkle would be entitled to receive approximately 2.99 times his combined salary and bonus which will be determined (a) during the initial three-year term of the agreement, by reference to his highest salary and bonus paid in the year in which he is terminated or in any one of the last five fiscal years preceding such termination, and (b) after the expiration of the initial term, by reference to the average of the executive's combined salary and bonus in the preceding five years. The change in control agreements for each of Messrs. Vail, Eramo and Locher are identical, except that Messrs. Eramo and Locher will receive 1 times their combined base salary and bonus and Mr. Vail will receive 1.5 times his combined base salary and bonus. The executives, in their discretion, may receive these payments in a lump sum or on a monthly installment basis. The change in control agreements also entitle the executives to continued participation in the employee benefits plans of Three Rivers for a period of three years with respect to Mr. Dunkle, eighteen months with respect to Mr. Vail and one year with respect to Messrs. Eramo and Locher. In the event that Mr. Dunkle, Mr. Vail, Mr. Eramo or Mr. Locher is ineligible to continue participation in the employee benefits plans of Three Rivers, Three Rivers shall, in lieu of such participation, pay the ineligible individual a dollar amount equal to the dollar amount of the benefit that was forfeited as a result of his ineligibility or a dollar amount equal to the cost to the individual to obtain such benefits in the case of any life, disability or medical insurance plans or programs. In addition, the Agreements provide that options held by the executives to acquire Three Rivers common stock, to the extent not currently exercisable, will become immediately exercisable upon the occurrence of a triggering event following a change in control and may be exercised by the executives at any time prior to the earlier of the expiration date of the options or 90 days after the executive's termination. The agreements also require Three Rivers to make additional payments to the executives in the event that the severance payments described above result in the imposition of an excise tax, pursuant to Section 4999 of the Internal Revenue Code on the payment of such amounts.

STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in Three Rivers' cumulative total stockholder return from April 3, 2000, the date on which the common stock began trading on the Nasdaq National Market, to December 31, 2000, with the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Bank Stocks for the same period.


   COMPARISON OF CUMULATIVE TOTAL RETURNS PERFORMANCE GRAPH FOR THREE RIVERS
                                    BANCORP

[PERFORMANCE GRAPH]

                                                                                                         NASDAQ BANK STOCKS SIC
                                                                             NASDAQ STOCK MARKET (US    6020 - 6029, 6710 - 6719
                                                  THREE RIVERS BANCORP             COMPANIES)                 US & FOREIGN
                                                  --------------------       -----------------------    ------------------------
12/31/99                                                                              96.483                     108.716
                                                                                      92.912                     102.075
                                                                                     110.575                      91.993
                                                                                     108.297                      98.200
                                                        100.000                      100.000                     100.000
                                                         82.941                       91.092                      95.512
                                                         75.294                       80.103                     100.221
06/30/00                                                 62.698                       94.159                      95.572
                                                         78.224                       89.060                      99.553
                                                         77.579                       99.586                     106.850
                                                         77.579                       86.652                     113.744
                                                         76.367                       79.501                     112.279
                                                         80.003                       61.291                     113.082
12/29/00                                                 81.176                       58.064                     124.141

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Except as set forth below, for the fiscal year ended December 31, 2000, each director, executive officer and holder of more than 10% of Three Rivers' common stock of which Three Rivers is aware timely filed all required reports under Section 16(a) of the Securities Exchange Act of 1934.

     Messrs. Eramo, King, Locher and McKeown each filed a late Form 3 and a late Form 5.

OTHER TRANSACTIONS AND RELATIONSHIPS

     Three Rivers Bank occasionally engages in ordinary course banking transactions with its officers and directors and the officers and directors of Three Rivers which at times involve loans in excess of $60,000.00. This practice will likely continue. All loans to such persons have been made, and in the future will be made, in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not, and will not, involve more than normal risk of collectibility or present other unfavorable features. These loans represented in the aggregate 1.1% of stockholders' equity as of December 31, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Other than as set forth below, no member of the Compensation Committee is or has ever been an employee of Three Rivers and no executive officer of Three Rivers has served as a director or member of a compensation committee of another company of which any member of the Compensation Committee is an executive officer.

     Mr. Barton served as the Chairman, President and Chief Executive Officer of
USBANCORP and the Chairman of Three Rivers Bank until                .

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP has audited the consolidated financial statements of Three Rivers for the year ended December 31, 2000, and has been appointed by Three Rivers' Board of Directors as Three Rivers' independent auditors for 2001. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, have an opportunity to make a statement if they so desire and respond to appropriate questions that may be asked by stockholders.

AUDIT FEES

     The aggregate fees of Ernst & Young LLP for professional services rendered for the audit of Three Rivers' annual financial statements for 2000 and the reviews of the financial statements included in Three Rivers' Forms 10-Q for 2000 were $120,000.

ALL OTHER FEES

     Ernst & Young LLP also provided periodic services related to tax and accounting matters and also provided services related to information security. The aggregate fees for these services for 2000 were $77,200.

                                 MISCELLANEOUS

SOLICITATION OF PROXIES

     The cost of soliciting proxies for the annual meeting will be borne by Three Rivers. In addition to the use of the mails, some directors and officers of Three Rivers may solicit proxies, without compensation, in person, by telephone, telegram, or otherwise. Arrangements will be made with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held by them of record, and Three Rivers will reimburse them for reasonable expenses they incur in so doing.

FINANCIAL INFORMATION

     Three Rivers will provide without charge to each shareholder upon the written request of such shareholder a copy of the Three Rivers Annual Report on Form 10-K for the year ended December 31, 2000, including the financial statements and financial statement schedules, filed with the SEC. Requests for such information should be sent to Anthony M.V. Eramo, Vice President and Chief Financial Officer, Three Rivers Bancorp, Inc., 2681 Mosside Boulevard, Monroeville, PA 15146.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Appropriate proposals of shareholders intended to be presented at the 2002 annual meeting must be received by Three Rivers for inclusion in its proxy statement and form of proxy relating to that meeting on or before December 23, 2001. In addition, Three Rivers' By-laws provide that if a shareholder intends to present a proposal at the 2002 annual meeting other than through inclusion of such proposals in the proxy materials for that meeting, Three Rivers must receive notice of the proposals no earlier than November 23, 2001 and no later than January 22, 2001. If the notice is not received by Three Rivers by that date, the proposal may not be presented at the 2002 annual meeting.

                         INDEX TO FINANCIAL STATEMENTS

Three Rivers Consolidated Financial Statements at and for
  the Years Ended December 31, 1998, 1999, and 2000.........     F-2
     Consolidated Balance Sheets............................     F-2
     Consolidated Statements of Income......................     F-3
     Consolidated Statements of Changes in Stockholders'
      Equity................................................     F-4
     Consolidated Statements of Cash Flows..................     F-5
     Notes to Consolidated Financial Statements.............     F-6
     Statement of Management Responsibility.................    F-31
     Report of Ernst & Young LLP............................    F-32
     Report of Arthur Andersen LLP..........................    F-33

PA Capital Financial Statements at and for the Years Ended
  December 31, 1998, 1999, and 2000.........................    F-34
     Statements of Financial Condition......................    F-34
     Statements of Income and Comprehensive Income..........    F-35
     Statements of Changes in Stockholders' Equity..........    F-36
     Statements of Cash Flows...............................    F-37
     Notes to Financial Statements..........................    F-38
     Report of KPMG LLP.....................................    F-51
     Report of Deloitte & Touche LLP........................    F-52

                                  THREE RIVERS

                       CONSOLIDATED FINANCIAL STATEMENTS
                           AT AND FOR THE YEARS ENDED
                        DECEMBER 31, 2000, 1999 AND 1998

                          CONSOLIDATED BALANCE SHEETS

                                                                  AT DECEMBER 31
                                                              ----------------------
                                                                2000         1999
                                                              --------    ----------
                                                                  (IN THOUSANDS)
ASSETS
Cash and due from banks.....................................  $ 15,471    $   24,228
Investment securities:
  Available for sale........................................   416,745       522,264
Loans.......................................................   488,956       479,820
  Less: Unearned income.....................................        31            58
        Allowance for loan losses...........................     5,393         5,021
                                                              --------    ----------
Net loans...................................................   483,532       474,741
                                                              --------    ----------
Premises and equipment......................................     4,775         5,495
Accrued income receivable...................................     6,465         7,504
Goodwill and core deposit intangibles.......................     2,446         2,838
Bank owned life insurance...................................    12,942        12,411
Other assets................................................     4,685        16,255
Net assets of discontinued mortgage banking operating.......        --        10,426
                                                              --------    ----------
          TOTAL ASSETS......................................  $947,061    $1,076,162
                                                              ========    ==========
LIABILITIES
Non-interest bearing deposits...............................  $ 86,181    $   84,643
Interest bearing deposits...................................   545,809       488,052
                                                              --------    ----------
Total deposits..............................................   631,990       572,695
                                                              --------    ----------
Federal funds purchased and securities sold under agreements
  to repurchase.............................................     4,100        10,000
Other short-term borrowings.................................     5,066        16,150
Advances from Federal Home Loan Bank........................   234,876       409,876
Guaranteed junior subordinated deferrable interest
  debentures................................................
Long-term debt..............................................       633         2,368
                                                              --------    ----------
Total borrowed funds........................................   244,675       438,394
                                                              --------    ----------
Other liabilities...........................................    11,672         9,280
                                                              --------    ----------
          TOTAL LIABILITIES.................................   888,337     1,020,369
                                                              --------    ----------
Commitments and contingent liabilities (Note #15)
STOCKHOLDERS' EQUITY
Preferred stock, no par value; 5,000,000 shares authorized;
  no shares issued or outstanding...........................        --            --
Common stock, par value $1.00 per share; 20,000,000 shares
  authorized; 6,675,212 issued and outstanding on December
  31, 2000; not applicable to prior periods.................        67         2,015
Surplus.....................................................    22,487        20,454
Retained earnings...........................................    40,819        50,500
Accumulated other comprehensive income......................    (4,649)      (17,176)
                                                              --------    ----------
          TOTAL STOCKHOLDERS' EQUITY........................    58,724        55,793
                                                              --------    ----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $947,061    $1,076,162
                                                              ========    ==========

          See accompanying notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                      YEAR ENDED DECEMBER 31
                                                              --------------------------------------
                                                                 2000          1999          1998
                                                              ----------    ----------    ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Interest and fees on loans:
  Taxable...................................................  $   39,156    $   37,714    $   38,923
  Tax exempt................................................         684           506           613
Deposits with banks.........................................          20            24             8
Federal funds sold and securities purchased under agreements
  to resell.................................................          --            --             1
Investment securities:
  Available for sale........................................      30,555        24,309        18,480
  Held to maturity..........................................          --         8,263         9,901
                                                              ----------    ----------    ----------
Total Interest Income.......................................      70,415        70,816        67,926
                                                              ----------    ----------    ----------
INTEREST EXPENSE
Deposits....................................................      24,042        19,282        19,714
Federal funds purchased and securities sold under agreements
  to repurchase.............................................       1,012         1,015         1,004
Other short-term borrowings.................................       2,040         2,222         1,768
Advances from Federal Home Loan Bank........................      17,065        18,284        15,633
Long-term debt..............................................         166           279           336
                                                              ----------    ----------    ----------
Total Interest Expense......................................      44,325        41,082        38,455
                                                              ----------    ----------    ----------
Net Interest Income.........................................      26,090        29,734        29,471
  Provision for loan losses.................................         600           300           300
                                                              ----------    ----------    ----------
Net Interest Income after Provision for Loan Losses.........      25,490        29,434        29,171
                                                              ----------    ----------    ----------
NON-INTEREST INCOME
Trust fees..................................................         216           971           927
Net (losses) gains on loans held for sale...................          --           (35)          235
Net realized (losses) gains on investment securities........        (461)          273         1,316
Wholesale cash processing fees..............................         562           603           706
Service charges on deposit accounts.........................       1,983         1,861         1,813
Bank owned life insurance...................................         586           551           556
Other income................................................       1,376         1,429         1,365
                                                              ----------    ----------    ----------
Total Non-Interest Income...................................       4,262         5,653         6,918
                                                              ----------    ----------    ----------
NON-INTEREST EXPENSE
Salaries and employee benefits..............................       9,684         9,371         9,125
Net occupancy expense.......................................       1,843         1,831         1,807
Equipment expense...........................................       1,580         1,522         1,336
Professional fees...........................................       1,260         1,350         1,277
Supplies, postage, and freight..............................         950           975         1,028
Miscellaneous taxes and insurance...........................         723           567           475
FDIC deposit insurance expense..............................         117           197           196
Amortization of goodwill and core deposit intangibles.......         392           377           214
Other real estate owned.....................................       2,490           230           164
Spin-off costs..............................................         777            --            --
Other expense...............................................       4,015         4,607         4,698
                                                              ----------    ----------    ----------
Total Non-Interest Expense..................................      23,831        21,027        20,320
                                                              ----------    ----------    ----------
INCOME
BEFORE INCOME TAXES.........................................       5,921        14,060        15,769
  Provision for income taxes................................         936         4,090         4,762
                                                              ----------    ----------    ----------
INCOME FROM CONTINUING OPERATIONS...........................  $    4,985    $    9,970    $   11,007
NET (LOSS) INCOME FROM DISCONTINUED MORTGAGE BANKING
  OPERATIONS, NET OF INCOME TAX BENEFITS OF $312, $12 AND
  INCOME TAX EXPENSE OF $169, RESPECTIVELY..................        (267)          (30)          252
                                                              ----------    ----------    ----------
NET INCOME..................................................  $    4,718    $    9,940    $   11,259
                                                              ==========    ==========    ==========
PER COMMON SHARE DATA:(1)
  Basic:
    Income from continuing operations.......................  $     0.75    $     1.49    $     1.57
    Net income..............................................        0.71          1.49          1.61
    Average number of shares outstanding....................   6,672,991     6,670,102     7,005,947
  Diluted:
    Income from continuing operations.......................  $     0.75    $     1.48    $     1.54
    Net income..............................................        0.71          1.48          1.58
    Average number of shares outstanding....................   6,673,166     6,725,583     7,128,779
Cash dividends declared.....................................  $     0.36    $      N/A    $      N/A
                                                              ==========    ==========    ==========

          See accompanying notes to consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                 ACCUMULATED
                                                                                    OTHER
                                     PREFERRED   COMMON              RETAINED   COMPREHENSIVE
                                       STOCK      STOCK    SURPLUS   EARNINGS      INCOME        TOTAL
                                     ---------   -------   -------   --------   -------------   --------
Balance, December 31, 1997.........    $ --      $ 2,015   $13,454   $ 45,649     $  1,432      $ 62,550
Net Income.........................      --           --        --     11,259           --        11,259
Other comprehensive income, net of
  tax: Unrealized gain on
  securities available for sale,
  net of reclassification
  adjustment.......................      --           --        --         --         (342)         (342)
                                                                                                --------
  Comprehensive income.............                                                               10,917
                                                                                                --------
Downstream dividend from former
  parent company...................      --           --     7,000         --           --         7,000
Dividends declared.................      --           --        --     (8,981)          --        (8,981)
                                       ----      -------   -------   --------     --------      --------
Balance, December 31, 1998.........    $ --      $ 2,015   $20,454   $ 47,927     $  1,090      $ 71,486
Net Income.........................      --           --        --      9,940           --         9,940
Other comprehensive income, net of
  tax: Unrealized gain on
  securities available for sale,
  net of reclassification
  adjustment.......................      --           --        --         --      (18,266)      (18,266)
                                                                                                --------
  Comprehensive income.............                                                               (8,326)
                                                                                                --------
Dividends declared.................      --           --        --     (7,368)          --        (7,368)
                                       ----      -------   -------   --------     --------      --------
Balance, December 31, 1999.........    $ --      $ 2,015   $20,454   $ 50,500     $(17,176)     $ 55,793
Net Income.........................      --           --        --      4,718           --         4,718
Other comprehensive income, net of
  tax: Unrealized gain on
  securities available for sale,
  net of reclassification
  adjustment.......................      --           --        --         --       12,527        12,527
                                                                                                --------
  Comprehensive income.............                                                               17,245
                                                                                                --------
Effect of spin-off from USBANCORP,
  Inc. ............................      --       (1,948)    1,948         --           --            --
Elimination of equity from
  discontinued mortgage banking
  operation........................      --           --        --    (10,159)          --       (10,159)
Stock options exercised/new shares
  issued...........................      --           --        85         --           --            85
Dividends Declared.................      --           --        --     (4,240)          --        (4,240)
                                       ----      -------   -------   --------     --------      --------
Balance, December 31, 2000.........    $ --      $    67   $22,487   $ 40,819     $ (4,649)     $ 58,724
                                       ====      =======   =======   ========     ========      ========

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31
                                                              -----------------------------------
                                                                2000         1999         1998
                                                              ---------    ---------    ---------
                                                                        (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $   4,718    $   9,940    $  11,259
Loss (income) from discontinued mortgage banking operations,
  net of income taxes.......................................        267           30         (252)
                                                              ---------    ---------    ---------
Income from continuing operations...........................      4,985        9,970       11,007
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Provision for loan losses.................................        600          300          300
  Depreciation and amortization expense.....................        787          891          790
  Amortization expense of goodwill and core deposit
    intangibles.............................................        392          377          214
  Net (accretion) amortization of investment securities.....       (368)        (156)         756
  Net realized losses (gains) on investment securities......        461         (273)      (1,316)
  Net realized losses (gains) on loans held for sale........         --           35         (235)
  Decrease (increase) in accrued income receivable..........      1,039         (486)         (65)
  Increase in accrued expense payable.......................      1,501          542           22
  Net decrease (increase) in other asset....................        954       (3,764)      (4,336)
  Net (decrease) increase in other liabilities..............       (495)      (1,042)         633
                                                              ---------    ---------    ---------
Net cash provided by operating activities...................  $   9,856    $   6,394    $   7,770
                                                              ---------    ---------    ---------
INVESTING ACTIVITIES
Purchase of investment securities and other short-term
  investments -- available for sale.........................    (15,893)    (263,781)    (359,128)
Purchase of investment securities and other short-term
  investments -- held to maturity...........................         --      (13,720)     (21,950)
Proceeds from maturities of investment securities and other
  short-term investments -- available for sale..............     51,076       41,710       56,014
Proceeds from maturities of investment securities and other
  short-term investments -- held to maturity................         --       28,399       37,663
Proceeds from sales of investment securities and other
  short-term investments -- available for sale..............     89,523      131,484      257,104
Proceeds from sales of investment securities and other
  short-term investments -- held to maturity................         --        2,503           --
Long-term loans originated..................................    (87,853)    (194,040)    (154,285)
Loans held for sale.........................................         --          (59)      (1,873)
Principal collected on long-term loans......................     82,554      181,683      153,601
Net (increase) decrease in credit card receivables and other
  short-term loans..........................................        (90)         589        1,011
Net cash received from branch transaction...................         --       10,762           --
Purchases of premises and equipment.........................       (675)      (1,996)        (815)
Sale/retirement of premises and equipment...................        608          124           53
                                                              ---------    ---------    ---------
Net cash provided (used) by investing activities............  $ 119,250    $ (76,342)   $ (32,605)
                                                              ---------    ---------    ---------
FINANCING ACTIVITIES
Net increase (decrease) in deposits.........................     59,295       (1,194)      34,640
Net decrease in federal funds purchased, securities sold
  under agreements to repurchase, and other short-term
  borrowings................................................    (16,984)     (16,584)      (7,131)
Net principal (repayments) borrowings on advances from
  Federal Home Loan Bank....................................   (175,000)      99,985        1,946
Net principal (repayments) borrowings of long-term debt.....     (1,735)         721       (1,387)
Common stock dividends paid.................................     (3,439)      (7,368)      (8,981)
Dividends received from subsidiary..........................         --           --          509
Contributions from parent...................................         --           --        7,000
                                                              ---------    ---------    ---------
Net cash (used) provided by financing activities............  $(137,863)   $  75,560    $  26,596
                                                              ---------    ---------    ---------
NET (DECREASE) INCREASE IN CASH EQUIVALENTS.................     (8,757)       5,612        1,761
CASH EQUIVALENTS AT JANUARY 1...............................     24,228       18,616       16,855
                                                              ---------    ---------    ---------
CASH EQUIVALENTS AT DECEMBER 31.............................  $  15,471    $  24,228    $  18,616
                                                              =========    =========    =========
SUPPLEMENTAL DATA:
  Cash Paid For:
    Income Taxes............................................  $   1,783    $   3,269    $   4,599
    Interest Expense........................................     42,824       40,593       38,433

          See accompanying notes to consolidated financial statements.

                           THREE RIVERS BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           AT AND FOR THE YEARS ENDED
                        DECEMBER 31, 2000, 1999 AND 1998

BUSINESS AND NATURE OF OPERATIONS:

     Three Rivers Bancorp, Inc. (the "Company") is a bank holding company headquartered in Monroeville, Pennsylvania. Through its banking subsidiary the Company operates 24 banking offices in three southwestern Pennsylvania counties. These offices provide a full range of consumer, mortgage and commercial financial products.

ORGANIZATION

     On April 1, 2000, USBANCORP, Inc. executed its approved Board of Directors plan to split it's banking subsidiaries into two separate publicly traded companies and Three Rivers Bancorp, Inc. was formed. On this date, Three Rivers Bank (the "Bank") was spun-off from USBANCORP, Inc. and into the Company.

     Under the tax-free spin-off plan, 100% of the shares of Three Rivers Bancorp, Inc., were distributed as a dividend to the shareholders of USBANCORP as a 1 for 2 stock dividend based on their existing USBANCORP ownership. Standard Mortgage Company ("SMC"), a mortgage banking company, a subsidiary of Three Rivers Bank, was internally spun-off from Three Rivers Bank to the USBANCORP prior to consummation of the Three Rivers Bank spin-off. As a result of the spin-off of SMC, on April 1, 2000, total assets and equity at Three Rivers Bank decreased by $10,159,000, the net equity of SMC. On the consolidated income statement, the results of operations of SMC prior to April 1, 2000 are reflected as discontinued mortgage banking operations, net of income taxes. The notes to the consolidated financial statements exclude the financial position and results of operations of the discontinued mortgage banking operation.

     For the spin-off of Three Rivers Bank to be considered "tax-free", USBANCORP, Inc. petitioned to and received from the Internal Revenue Service a private letter ruling. This private letter ruling contains certain commitments on the part of the Company including no change in control for a two-year period and a requirement to raise capital within one year after the spin-off. The requirement to raise capital could include issuing capital stock in connection with a business combination. On February 1, 2000, the Company announced the intention to acquire Pennsylvania Capital Bank. See "Subsequent Events" note #23.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Three Rivers Bank, including its principal subsidiaries TRB Financial Services Company, Community First Capital Corp. and TRB Realty Corporation. Intercompany accounts and transactions have been eliminated in preparing the consolidated financial statements.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from these estimates.

  Cash and Cash Equivalents:

     On a consolidated basis, cash equivalents include cash and due from banks, interest-bearing deposits with banks, and federal funds sold and securities purchased under agreements to resell.

                           THREE RIVERS BANCORP, INC.

  Investment Securities:

     Securities are classified at the time of purchase as investment securities held to maturity if it is management's intent and the Company has the ability to hold the securities until maturity. These held to maturity securities are carried on the Company's books at cost, adjusted for amortization of premium and accretion of discount, which is computed using the level yield method which approximates the effective interest method. As of December 31, 2000 and 1999, the Company's entire investment portfolio is classified as available for sale. This classification resulted from the Company selling securities classified as held to maturity during the second half of 1999. As a result of such sale, the investment portfolio is considered tainted and the Company is prohibited from classifying its investment securities as held to maturity for a two-year period. The Company can again begin using the held to maturity classification during the second half of 2001. Otherwise, securities are classified as available for sale if it is management's intent at the time of purchase to hold the securities for an indefinite period of time and/or to use the securities as part of the Company's asset/liability management strategy. Securities classified as available for sale include securities that may be sold to effectively manage interest rate risk exposure, prepayment risk, and other factors (such as liquidity requirements). These available for sale securities are reported at fair value with unrealized aggregate appreciation (depreciation) excluded from income and credited (charged) to a separate component of shareholders' equity on a net of tax basis. Any securities classified as trading assets are reported at fair value with unrealized aggregate appreciation (depreciation) included in current income. The Company presently does not engage in trading activity. Realized gain or loss on securities sold was computed upon the adjusted cost of the specific securities sold.

  Loans:

     Interest income is recognized using methods that approximate a level yield related to principal amounts outstanding. The Company's subsidiary discontinue the accrual of interest income when loans, except for loans that are insured for credit loss, become 90 days past due in either principal or interest. In addition, if circumstances warrant, the accrual of interest may be discontinued prior to 90 days. In all cases, payments received on non-accrual loans are credited to principal until full recovery of principal has been recognized; it is only after full recovery of principal that any additional payments received are recognized as interest income. The only exception to this policy is for residential mortgage loans wherein interest income is recognized on a cash basis as payments are received. A non-accrual loan is placed on accrual status after becoming current and remaining current for twelve consecutive payments (except for residential mortgage loans which only have to become current).

  Loan Fees:

     Loan origination and commitment fees, net of associated direct costs, are deferred and amortized into interest and fees on loans over the loan or commitment period. Fee amortization is determined by either the straight-line method, or the effective interest method, which do not differ materially.

  Premises and Equipment:

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is charged to operations over the estimated useful lives of the premises and equipment using the straight-line method. Useful lives of up to 45 years for buildings and up to 12 years for equipment are utilized. Leasehold improvements are amortized using the straight-line method over the terms of the respective leases or useful lives of the improvements, whichever is shorter. Maintenance, repairs, and minor alterations are charged to current operations as expenditures are incurred.

                           THREE RIVERS BANCORP, INC.

  Bank Owned Life Insurance:

     In 1995, the Company established a life insurance policy on a group of employees. This policy is carried on the balance sheet at its cash surrender value. Changes in the cash surrender value of the policy are recorded to non-interest income. As cash surrender values of death benefits are received, the Company reduces the asset value.

  Allowance for Loan Losses and Charge-Off Procedures:

     The allowance for loan losses is based on management's evaluation of potential losses in the loan portfolio, which includes an assessment of past experience, current economic conditions, known and inherent risks in the loan portfolio, the estimated value of underlying collateral and changes in the composition of the loan portfolio. While allocations are made to specific loans and pools of loans, the total reserve is available for all credit losses. Additions are made to the allowance through periodic provisions charged to income and recovery of principal on loans previously charged off. Losses of principal are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable. In addition, non-accrual and large delinquent loans are reviewed monthly to determine potential losses. Consumer loans are considered losses when they are 90 days past due, except loans that are insured for credit loss.

     The Company's policy is to individually review, at a minimum, all commercial and commercial mortgage loans with balances in excess of $500,000 within an 18 month period. All other loans not reviewed by the $500,000 threshold are reviewed as circumstances warrant. The Company has also identified two pools of small dollar value homogeneous loans that are evaluated collectively for impairment. These separate pools are for residential mortgage loans and consumer loans. Individual loans within these pools are reviewed and removed from the pool if factors such as significant delinquency in payments of 90 days or more, bankruptcy, or other negative economic concerns indicate impairment.

  Earnings Per Common Share:

     Earnings per share are calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which requires that both basic and diluted earnings per share be presented. Basic earnings per share are based on the weighted-average number of common shares outstanding during each period. Diluted earnings per share are based on basic shares as determined above plus incremental shares that would be issued upon the assumed exercise of in-the-money stock options using the treasury stock method.

  Income Taxes:

     Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period.

  Interest Rate Contracts:

     The Company uses various interest rate contracts, such as interest rate swaps, caps and floors, to help manage interest rate and market valuation risk exposure, which is incurred in normal recurrent banking activities. These interest rate contracts function as hedges against specific assets or liabilities on the Consolidated Balance Sheet. Unrealized gains or losses on these hedge transactions are deferred. It is the Company's policy not to terminate hedge transactions prior to their expiration date.

     For interest rate swaps, the interest differential to be paid or received is accrued by the Company and recognized as an adjustment to interest income or interest expense of the underlying assets or liabilities being

                           THREE RIVERS BANCORP, INC.

hedged. Because only interest payments are exchanged, the cash requirement and exposure to credit risk are significantly less than the notional amount.

     Any premium or transaction fee incurred to purchase interest rate caps or floors is deferred and amortized to interest income or interest expense over the term of the contract. Unamortized premiums related to the purchase of caps and floors are included in "Other assets" on the Consolidated Balance Sheet.

  Future Accounting Standards:

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement #133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS #133"), which is required to be adopted in years beginning after June 15, 1999. The statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. This statement has been amended by SFAS #137, "Accounting for Derivative Instruments and Hedging Activity -- Deferral of the effective date of SFAS #133." SFAS #137 will be effective for years beginning after June 15, 2000. The ineffective portions of a derivative's change in fair value will be immediately recognized in earnings. Upon adoption of SFAS #133 on January 1, 2001, no transition provision was recorded as a result of applying the short-cut method. The Company does not expect the adoption of SFAS #133 to have a material affect on its future financial position or results of operations.

2.  CASH AND DUE FROM BANKS

     Cash and due from banks at December 31, 2000 and 1999, included $5,387,000 and $9,044,000, respectively, of reserves required to be maintained under Federal Reserve Bank regulations.

3.  INVESTMENT SECURITIES

     The book and market values of investment securities are summarized as follows:

     Investment securities available for sale:

                                                        AT DECEMBER 31, 2000
                                          ------------------------------------------------
                                                        GROSS         GROSS
                                            BOOK      UNREALIZED    UNREALIZED     MARKET
                                           VALUE        GAINS         LOSSES       VALUE
                                          --------    ----------    ----------    --------
                                                           (IN THOUSANDS)
U.S. Treasury...........................  $  4,061       $ 49        $    --      $  4,110
U.S. Agency.............................    18,300         --           (193)       18,107
State and Municipal.....................    29,352         12         (1,002)       28,362
U.S. Agency mortgage-backed
  securities............................   337,853        150         (5,336)      332,667
Other securities(1).....................    34,555          7         (1,063)       33,499
                                          --------       ----        -------      --------
Total...................................  $424,121       $218        $(7,594)     $416,745
                                          ========       ====        =======      ========

---------------
(1) Other investment securities include corporate notes and bonds, asset-backed securities, and equity securities.

                           THREE RIVERS BANCORP, INC.

     Investment securities available for sale:

                                                        AT DECEMBER 31, 1999
                                          ------------------------------------------------
                                                        GROSS         GROSS
                                            BOOK      UNREALIZED    UNREALIZED     MARKET
                                           VALUE        GAINS         LOSSES       VALUE
                                          --------    ----------    ----------    --------
                                                           (IN THOUSANDS)
U.S. Treasury...........................  $  5,033       $ --        $    (46)    $  4,987
U.S. Agency.............................    17,838         --          (1,232)      16,606
State and municipal.....................    60,480        207          (3,614)      57,073
U.S. Agency mortgage-backed
  securities............................   431,008        233         (21,269)     409,972
Other securities(1).....................    34,561         --            (935)      33,626
                                          --------       ----        --------     --------
Total...................................  $548,920       $440        $(27,096)    $522,264
                                          ========       ====        ========     ========

     All purchased investment securities are recorded on settlement date which is not materially different from the trade date. Realized gains and losses are calculated by the specific identification method.

     The book value of securities pledged to secure public and trust deposits, as required by law, was $353,286,000 at December 31, 2000, and $346,829,000 at December 31, 1999. The Company realized $217,000 and $371,000 of gross investment security gains and $678,000 and $123,000 of gross investment security losses on available for sale securities in 2000 and 1999, respectively.

4.  LOANS

     The loan portfolio of the Company consisted of the following:

                                                                 AT DECEMBER 31
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
                                                                 (IN THOUSANDS)
Commercial..................................................  $ 44,569    $ 45,861
Commercial loans secured by real estate.....................   237,830     207,067
Real estate-mortgage........................................   181,066     193,850
Consumer....................................................    25,491      33,042
                                                              --------    --------
Loans.......................................................   488,956     479,820
Less: Unearned income.......................................       (31)        (58)
                                                              --------    --------
Loans, net of unearned income...............................  $488,925    $479,762
                                                              ========    ========

                           THREE RIVERS BANCORP, INC.

     Real estate construction loans comprised 2.6% and 2.4% of total loans net of unearned income at December 31, 2000 and 1999, respectively. The Company has no direct credit exposure to foreign countries. Most of the Company's loan activity is with customers located in the southwestern Pennsylvania geographic area. As of December 31, 2000, loans to customers engaged in similar activities and having similar economic characteristics, as defined by standard industrial classifications, did not exceed 10% of total loans. In the ordinary course of business, the subsidiary bank has transactions, including loans, with their officers, directors, and their affiliated companies. These transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated parties and do not involve more than the normal credit risk. These loans totaled $628,000 and $588,000 at December 31, 2000 and 1999, respectively. An analysis of these related party loans follows:

                                                                YEAR ENDED
                                                               DECEMBER 31
                                                              --------------
                                                              2000     1999
                                                              -----    -----
                                                              (IN THOUSANDS)
Balance January 1...........................................  $ 588    $ 512
New loans...................................................    328      893
Payments....................................................   (288)    (817)
                                                              -----    -----
Balance December 31.........................................  $ 628    $ 588
                                                              =====    =====

5.  ALLOWANCE FOR LOAN LOSSES

     An analysis of the changes in the allowance for loan losses follows:

                                                            YEAR ENDED DECEMBER 31
                                                          ---------------------------
                                                           2000      1999       1998
                                                          ------    -------    ------
                                                                (IN THOUSANDS)
Balance January 1.......................................  $5,021    $ 6,104    $6,006
Provision for loan losses...............................     600        300       300
Recoveries on loans previously charged-off..............     244        245       224
Loans charged-off.......................................    (472)    (1,628)     (426)
                                                          ------    -------    ------
Balance December 31.....................................  $5,393    $ 5,021    $6,104
                                                          ======    =======    ======

6.  NON-PERFORMING ASSETS

     Non-performing assets are comprised of (i) loans which are on a non-accrual basis, (ii) loans which are contractually past due 90 days or more as to interest or principal payments some of which are insured for credit loss, and
(iii) other real estate owned (real estate acquired through foreclosure and in-substance foreclosures).

                           THREE RIVERS BANCORP, INC.

     The following table presents information concerning non-performing assets:

                                                              AT DECEMBER 31
                                                ------------------------------------------
                                                 2000     1999     1998     1997     1996
                                                ------   ------   ------   ------   ------
                                                    (IN THOUSANDS, EXCEPT PERCENTAGES)
Non-accrual loans.............................  $2,324   $2,056   $2,553   $2,871   $3,579
Loans past due 90 days or more................     201      154       37      956    1,252
Other real estate owned.......................      70    6,866      526      681      222
                                                ------   ------   ------   ------   ------
Total non-performing assets...................  $2,595   $9,076   $3,116   $4,508   $5,053
Total non-performing assets as a percent of
  loans and loans held for sale, net of
  unearned income, and other real estate
  owned.......................................    0.53%    1.87%    0.66%    0.96%    1.17%
                                                ======   ======   ======   ======   ======

     As of December 31, 2000, the Company is unaware of any additional loans that are required to either be charged-off or added to the non-performing asset totals disclosed above. Other real estate owned is recorded at the lower of 1) fair value minus estimated costs to sell, or 2) carrying cost.

     For impaired loans, the measurement of impairment may be based upon: 1) the present value of expected future cash flows discounted at the loan's effective interest rate; 2) the observable market price of the impaired loan; or 3) the fair value of the collateral of a collateral dependent loan.

     The Company had loans totaling $588,000 and $385,000 being specifically identified as impaired and a corresponding allocation reserve of $150,000 as of December 31, 2000 and had no reserve allocated as of December 31, 1999. The average outstanding balance for loans being specifically identified as impaired was $597,000 for 2000 and $3,817,000 for 1999. All of the impaired loans are collateral dependent; therefore the fair value of the collateral of the impaired loans is evaluated in measuring the impairment. There was no interest income recognized on impaired loans during 2000 or 1999.

     The following table sets forth, for the periods indicated, (i) the gross interest income that would have been recorded if non-accrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination if held for part of the period, (ii) the amount of interest income actually recorded on such loans, and (iii) the net reduction in interest income attributable to such loans.

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                         2000    1999    1998    1997    1996
                                                         ----    ----    ----    ----    ----
                                                                    (IN THOUSANDS)
Interest income due in accordance with original
  terms................................................  $47     $176    $42     $ 71    $101
Interest income recorded...............................   (7)      (7)    (6)     (40)     (3)
                                                         ---     ----    ---     ----    ----
Net reduction in interest income.......................  $40     $169    $36     $ 31    $ 98
                                                         ===     ====    ===     ====    ====

                           THREE RIVERS BANCORP, INC.

7.  PREMISES AND EQUIPMENT

     An analysis of premises and equipment follows:

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
                                                                (IN THOUSANDS)
Land........................................................  $   417    $   417
Premises....................................................    6,671      7,260
Furniture and equipment.....................................    9,187      6,491
Leasehold improvements......................................    2,253      2,066
                                                              -------    -------
Total at cost...............................................   18,528     16,234
Less: Accumulated depreciation..............................   13,753     10,739
                                                              -------    -------
Net book value..............................................  $ 4,775    $ 5,495
                                                              =======    =======

     Depreciation expense was $787,000, $891,000 and $790,000 during 2000, 1999 and 1998, respectively.

8.  DEPOSITS

     The following table sets forth the balance of the Company's deposits:

                                                              AT DECEMBER 31
                                                     --------------------------------
                                                       2000        1999        1998
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Demand:
Non-interest bearing...............................  $ 86,181    $ 84,643    $ 84,969
Interest bearing...................................    40,488      41,590      45,602
Savings............................................    58,004      63,830      64,649
Money market.......................................    46,048      52,689      53,443
Certificates of deposit in denominations of
  $100,000 or more.................................    19,362      48,906      16,647
Other time.........................................   381,907     281,037     295,140
                                                     --------    --------    --------
Total deposits.....................................  $631,990    $572,695    $560,450
                                                     ========    ========    ========

     Interest expense on deposits consisted of the following:

                                                               AT DECEMBER 31
                                                        -----------------------------
                                                         2000       1999       1998
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Interest bearing demand...............................  $   324    $   426    $   418
Savings...............................................    1,358      1,210      1,042
Money market..........................................    1,539      1,693      1,449
Certificates of deposit in denominations of $100,000
  or more.............................................    1,773      1,320      1,194
Other time............................................   19,048     14,633     15,611
                                                        -------    -------    -------
Total interest expense................................  $24,042    $19,282    $19,714
                                                        =======    =======    =======

                           THREE RIVERS BANCORP, INC.

     The following table sets forth the balance of other time deposits maturing in the periods presented:

YEAR
----                                                          (IN THOUSANDS)
2001........................................................     $227,727
2002........................................................       44,794
2003........................................................       89,776
2004........................................................        7,906
2005 and after..............................................       11,704
                                                                 ========

9.  ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER LONG-TERM DEBT

     Advances from the Federal Home Loan Bank consist of the following:

                                                                AT DECEMBER 31, 2000
                                                              -------------------------
                                                                WEIGHTED
MATURING                                                      AVERAGE YIELD    BALANCE
--------                                                      -------------    --------
                                                                   (IN THOUSANDS)
2001........................................................      6.71%        $ 78,876
2002........................................................      7.25            6,000
2003........................................................        --               --
2004........................................................        --               --
2005 and after..............................................      6.36          150,000
                                                                  ----         --------
Total advances from FHLB....................................      6.50%        $234,876
                                                                  ====         ========

     The $150 million maturing in the 2005 and after category is subject to call provisions set forth by the FHLB. The following table summarizes the call provisions for the components of the advances maturing after 2005:

          WILL REPRICE IF:
ADVANCE   ----------------
 AMOUNT        INDEX             SPREAD       EXCEEDS
--------  ----------------  ----------------  -------
$ 50,000     3 Month Libor  + 8 basis points   7.50%
  50,000     3 Month Libor  +12 basis points   6.03%
  50,000     3 Month Libor  + 9 basis points   7.50%
--------
$150,000
========

                                                                AT DECEMBER 31, 1999
                                                              -------------------------
                                                                WEIGHTED
MATURING                                                      AVERAGE YIELD    BALANCE
--------                                                      -------------    --------
                                                                   (IN THOUSANDS)
2000........................................................      5.28%        $330,000
2001........................................................      8.46            8,876
2002........................................................      5.79           71,000
                                                                  ----         --------
Total advances from FHLB....................................      5.44%        $409,876
                                                                  ====         ========

     All Federal Home Loan Bank stock, along with an interest in unspecified mortgage loans and mortgage-backed securities, with an aggregate statutory value equal to the amount of the advances, have been pledged as collateral to the Federal Home Loan Bank of Pittsburgh.

                           THREE RIVERS BANCORP, INC.

  Long-Term Debt:

     The Company's long-term debt consisted of the following:

                                                              AT DECEMBER 31
                                                              --------------
                                                              2000     1999
                                                              ----    ------
                                                              (IN THOUSANDS)
Collateralized mortgage obligation..........................  $ --    $1,582
Other.......................................................   633       786
                                                              ----    ------
Total long-term debt........................................  $633    $2,368
                                                              ====    ======

     The collateralized mortgage obligation was issued through Community First Capital Corporation ("CFCC"), a wholly-owned, single-purpose finance subsidiary of Three Rivers Bank. In 1988, Three Rivers Bank transferred Federal Home Loan Mortgage Corporation ("FHLMC") securities with a book value of approximately $31,500,000 to CFCC which then collateralized the issuance of bonds with a par value of $27,787,000. On October 2, 2000, the Bank exercised an early call option to terminate the debt before it's scheduled maturity as a result of the outstanding bond issue falling below 10% of the initial aggregate issue amount. The Company incurred approximately $84,000 in charges related to this early termination.

     Scheduled maturities of long-term debt for the years subsequent to December 31, 2000, are $150,000 in 2001; $150,000 in 2002; $150,000 in 2003; $150,000 in
2004; and $33,000 in 2005 and thereafter.

10.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS #107, "Disclosures about Fair Value of Financial Instruments," requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For the Company, as for most financial institutions, approximately 95% of its assets and liabilities are considered financial instruments. Many of the Company's financial instruments, however, lack an available trading market characterized by a willing buyer and willing seller engaging in an exchange transaction. Therefore, significant estimations and present value calculations were used by the Company for the purpose of this disclosure.

     Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial instruments. Management believes that cash, cash equivalents, and loans and deposits with floating interest rates have estimated fair values which approximate the recorded book balances. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 2000 and 1999, were as follows:

     Financial instruments actively traded in a secondary market have been valued using quoted available market prices.

                                                           2000                      1999
                                                  ----------------------    ----------------------
                                                  ESTIMATED     CARRYING    ESTIMATED     CARRYING
                                                  FAIR VALUE     VALUE      FAIR VALUE     VALUE
                                                  ----------    --------    ----------    --------
                                                                   (IN THOUSANDS)
Investment securities...........................   $416,745     $416,745     $522,264     $522,267
                                                   ========     ========     ========     ========

     Financial instruments with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar assets and liabilities.

                           THREE RIVERS BANCORP, INC.

                                                         2000                          1999
                                              --------------------------    --------------------------
                                              ESTIMATED       RECORDED      ESTIMATED       RECORDED
                                              FAIR VALUE    BOOK BALANCE    FAIR VALUE    BOOK BALANCE
                                              ----------    ------------    ----------    ------------
                                                                   (IN THOUSANDS)
Deposits with stated maturities.............   $407,821       $401,269       $330,261       $329,944
Short-term borrowings.......................     49,166         49,166        275,997        276,150
All other borrowings........................    198,303        195,509        161,732        162,244
                                               ========       ========       ========       ========

     Financial instrument liabilities with no stated maturities have an estimated fair value equal to both the amount payable on demand and the recorded book balance.

                                                         2000                          1999
                                              --------------------------    --------------------------
                                              ESTIMATED       RECORDED      ESTIMATED       RECORDED
                                              FAIR VALUE    BOOK BALANCE    FAIR VALUE    BOOK BALANCE
                                              ----------    ------------    ----------    ------------
                                                                   (IN THOUSANDS)
Deposits with no stated maturities..........   $230,721       $230,721       $242,751       $242,751
                                               ========       ========       ========       ========

     The net loan portfolio has been valued using a present value discounted cash flow. The discount rate used in these calculations is based upon the treasury yield curve adjusted for non-interest operating costs, credit loss, and assumed prepayment risk.

                                                         2000                          1999
                                              --------------------------    --------------------------
                                              ESTIMATED       RECORDED      ESTIMATED       RECORDED
                                              FAIR VALUE    BOOK BALANCE    FAIR VALUE    BOOK BALANCE
                                              ----------    ------------    ----------    ------------
                                                                   (IN THOUSANDS)
Net loans...................................   $490,063       $488,925       $477,095       $479,762
                                               ========       ========       ========       ========

     Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values. The Company's remaining assets and liabilities, which are not considered financial instruments, have not been valued differently than has been customary with historical cost accounting. No disclosure of the relationship value of the Company's deposits is required by SFAS #107, however, management believes the relationship value of these core deposits is significant. Based upon the Company's most recent acquisitions and other limited secondary market transactions involving similar deposits, management estimates the relationship value of these funding liabilities to range between $38 million to $70 million less than their estimated fair value shown at December 31, 2000. The estimated fair value of off-balance sheet financial instruments, used for hedging purposes, is estimated by obtaining quotes from brokers. These values represent the estimated amount the Company would receive or pay, to terminate the agreements, considering current interest rates, as well as the creditworthiness of the counterparties. At December 31, 2000, the notional value of the Company's off-balance sheet financial instruments (interest rate swaps and cap) totaled $40 million with an estimated fair value of approximately ($159,000). There is no material difference between the notional amount and the estimated fair value of the remaining off-balance sheet items which total $87.9 million and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

     Management believes that reasonable comparability of these disclosed fair values between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

                           THREE RIVERS BANCORP, INC.

11.  INCOME TAXES

     The provision for federal income taxes is summarized below:

                                                             YEAR ENDED DECEMBER 31
                                                           --------------------------
                                                            2000      1999      1998
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Current..................................................  $1,209    $3,401    $4,983
Deferred.................................................    (273)      689      (221)
                                                           ------    ------    ------
Income tax provision.....................................  $  936    $4,090    $4,762
                                                           ======    ======    ======

     The reconciliation between the federal statutory tax rate and the Company's effective consolidated income tax rate is as follows:

                                                 YEAR ENDED DECEMBER 31
                                 ------------------------------------------------------
                                       2000               1999               1998
                                 ----------------    ---------------    ---------------
                                 AMOUNT     RATE     AMOUNT     RATE    AMOUNT     RATE
                                 -------    -----    -------    ----    -------    ----
                                           (IN THOUSANDS, EXCEPT PERCENTAGES)
Tax expense based on federal
  statutory rate...............  $ 2,013     34.0%   $ 4,921    35.0%   $ 5,519    35.0%
Tax exempt income..............   (1,006)   (17.0)    (1,209)   (8.6)    (1,043)   (6.6)
Other..........................      (71)    (1.2)       378     2.7        286     1.8
                                 -------    -----    -------    ----    -------    ----
Total provision for income
  taxes........................  $   936     15.8%   $ 4,090    29.1%   $ 4,762    30.2%
                                 =======    =====    =======    ====    =======    ====

     As a result of an Internal Revenue Service examination of prior years' tax returns, the Company reversed tax expense accruals of $750,000 in the first quarter of 2001. This benefit is included in the Other category.

     Deferred income taxes result from temporary differences in the recognition of revenue and expense for tax and financial reporting purposes. The following table presents the impact on income tax expense of the principal timing differences and the tax effect of each:

                                                              YEAR ENDED DECEMBER 31
                                                              ----------------------
                                                              2000     1999    1998
                                                              -----    ----    -----
                                                                  (IN THOUSANDS)
Provision for possible loan losses..........................  $ (69)   $353    $ (34)
Accretion of discounts on securities, net...................   (119)    276       77
Investment write-downs......................................     --      --     (265)
Deferred loan fees..........................................    (51)     52       52
Other, net..................................................    (34)      8      (50)
                                                              -----    ----    -----
          Total.............................................  $(273)   $689    $(220)
                                                              =====    ====    =====

                           THREE RIVERS BANCORP, INC.

     At December 31, 2000 and 1999, deferred taxes are included in the accompanying consolidated balance sheet. The following table highlights the major components comprising the deferred tax assets and liabilities for each of the periods presented:

                                                                AT DECEMBER 31
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
                                                                (IN THOUSANDS)
Deferred Assets:
  Provision for loan losses.................................  $ 1,834    $ 1,784
  Investment security write-downs due to SFAS #115..........    2,508      9,330
  Accumulated Depreciation..................................       59         65
  Deferred loan fees........................................      152        209
  Other.....................................................      210         44
                                                              -------    -------
          Total assets......................................    4,763     11,432
Deferred Liabilities:
  Accretion of discount.....................................   (1,519)    (1,440)
  Other.....................................................     (467)      (466)
                                                              -------    -------
          Total liabilities.................................   (1,986)    (1,906)
Valuation allowance.........................................       --       (200)
                                                              -------    -------
Net deferred asset..........................................  $ 2,777    $ 9,326
                                                              =======    =======

12.  PENSION AND PROFIT SHARING PLANS

     The Company has a trusteed, noncontributory defined benefit pension plan covering all employees who work at least 1,000 hours per year and who have not yet reached age 60 at their employment date. The benefits of the plan are based upon the employee's years of service and average annual earnings for the highest five consecutive calendar years during the final ten year period of employment. The Company's funding policy has been to contribute annually an amount within the statutory range of allowable minimum and maximum actuarially determined tax-deductible contributions. Plan assets are primarily debt securities (including U.S. Agency and Treasury securities, corporate notes and bonds), listed common stocks (including shares of Three Rivers Bancorp, Inc. common stock), mutual funds, and short-term cash equivalent instruments.

     Pension Benefits:

                                                               AT DECEMBER 31
                                                              -----------------
                                                               2000       1999
                                                              -------    ------
                                                               (IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year.....................  $ 6,393    $6,476
Service cost................................................      447       658
Interest cost...............................................      467       448
Liabilities transferred from USBANCORP, Inc. ...............     (298)       --
Deferred asset gain (loss)..................................      320      (597)
Benefits paid...............................................   (1,284)     (552)
Expenses paid...............................................      (43)      (40)
                                                              -------    ------
Benefit obligation at end of year...........................  $ 6,002    $6,393
                                                              =======    ======

                           THREE RIVERS BANCORP, INC.

                                                               AT DECEMBER 31
                                                              -----------------
                                                               2000       1999
                                                              -------    ------
                                                               (IN THOUSANDS)
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year..............  $ 5,894    $5,626
Assets transferred to USBANCORP, Inc........................     (298)       --
Actual return on plan assets................................      (33)       12
Employer contributions......................................      865       848
Benefits paid...............................................   (1,284)     (552)
Expenses paid...............................................      (43)      (40)
                                                              -------    ------
Fair value of plan assets at end of year....................  $ 5,101    $5,894
                                                              =======    ======
Funded status of the plan overfunded (underfunded)..........  $  (901)   $ (499)
Unrecognized transition obligation..........................        4         8
Unrecognized prior service cost.............................      435       503
Unrecognized actuarial (gain) loss..........................    1,215       368
                                                              -------    ------
Net prepaid (accrued) benefit cost..........................  $   753    $  380
                                                              =======    ======

     The following table represents the components of the net periodic benefit cost and the weighted-average assumptions used for the years ended December 31, 2000, 1999 and 1998:

                                                               FOR THE YEAR ENDED
                                                                   DECEMBER 31
                                                             -----------------------
                                                             2000     1999     1998
                                                             -----    -----    -----
                                                              (IN THOUSANDS, EXCEPT
                                                                  PERCENTAGES)
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost...............................................  $ 447    $ 658    $ 598
Interest cost..............................................    467      448      405
Expected return on plan assets.............................   (493)    (480)    (411)
Amortization of prior year service cost....................     56       57       57
Amortization of transition asset...........................      3        3        3
Recognized net actuarial losses............................     --        2       --
                                                             -----    -----    -----
Net periodic benefit cost..................................  $ 480    $ 688    $ 652
                                                             =====    =====    =====
WEIGHTED-AVERAGE ASSUMPTIONS:
Discount rate..............................................   7.25%    7.50%    6.75%
Expected return on plan assets.............................   8.00     8.00     8.00
Rate of compensation increase..............................   3.50     3.50     3.50
                                                             =====    =====    =====

     Three Rivers Bank also has a trusteed 401(k) plan with contributions made by Three Rivers Bank matching those by eligible employees up to a maximum of 50% of the first 6% of their annual salary. All employees of Three Rivers Bank who work over 1,000 hours per year are eligible to participate in the plan on January 1 following six months of service. Three Rivers Bank's contribution to this 401(k) plan was $144,000 in 2000 and $145,000 in 1999.

     Except for the above pension benefits, the Company has no significant additional exposure for any other post-retirement benefits.

                           THREE RIVERS BANCORP, INC.

13.  LEASE COMMITMENTS

     The Company's obligation for future minimum lease payments on operating leases at December 31, 2000, is as follows:

YEAR FUTURE MINIMUM LEASE PAYMENTS                            (IN THOUSANDS)
----------------------------------                            --------------
2001........................................................      $1,088
2002........................................................         858
2003........................................................         671
2004........................................................         471
2005 and thereafter (in total)..............................       1,064
                                                                  ------
Total.......................................................      $4,152
                                                                  ======

     In addition to the amounts set forth above, certain of the leases require payments by the Company for taxes, insurance, and maintenance.

     Rent expense included in total non-interest expense amounted to $513,000, $474,000 and $452,000, in 2000, 1999, and 1998, respectively.

14.  RELATED PARTY TRANSACTION

     During 2000, 1999 and 1998 USBANCORP, Inc., performed certain accounting, data processing, audit and loan review services for the Company. In 1999 and 1998, the cost for these services were allocated based on the Bank's asset size as prescribed by USBANCORP, Inc.'s inter-entity billing policy. As a result of the April 1, 2000 spin-off, an agreement was negotiated with USBANCORP, Inc. to continue to perform some of these services. The 2000, 1999 and 1998 expense for the services provided is considered equivalent to the market value of these services had they been obtained from an unaffiliated party. For the years ended December 31, 2000, 1999 and 1998, the expense for these services totaled $1.5 million, $2.0 million and $1.9 million, respectively.

15.  COMMITMENTS AND CONTINGENT LIABILITIES

     The Company's banking subsidiary incurs off-balance sheet risks in the normal course of business in order to meet the financing needs of their customers. These risks derive from commitments to extend credit and standby letters of credit. Such commitments and standby letters of credit involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. Commitments to extend credit are obligations to lend to a customer as long as there is no violation of any condition established in the loan agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The banking subsidiary evaluates each customer's creditworthiness on a case-by-case basis. Collateral that secures these types of commitments is the same as for other types of secured lending such as accounts receivable, inventory, and fixed assets.

     Standby letters of credit are conditional commitments issued by the banking subsidiary to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including normal business activities, bond financings, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Letters of credit are issued both on an unsecured and secured basis. Collateral securing these types of transactions is similar to collateral securing the subsidiary banks' commercial loans.

                           THREE RIVERS BANCORP, INC.

     The Company's exposure to credit loss in the event of nonperformance by the other party to these commitments to extend credit and standby letters of credit is represented by their contractual amounts. The banking subsidiary uses the same credit and collateral policies in making commitments and conditional obligations as for all other lending. The Company had outstanding various commitments to extend credit approximating $87,881,000 and standby letters of credit of $8,202,000 as of December 31, 2000.

     Additionally, the Company is also subject to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management and legal counsel, neither the resolution of these claims nor the funding of these credit commitments will have a material adverse effect on the Company's consolidated financial position.

16.  STOCK COMPENSATION PLANS

     Upon the spin-off of Three Rivers Bank and the simultaneous creation of the Company, the Company's Board of Directors adopted an Incentive Stock Option Plan authorizing the grant of options covering 600,000 shares of common stock. Although the Company plan began April 1, 2000, options to purchase USBANCORP, Inc. common stock, which had been previously granted to the Company's management, were converted to options to purchase the Company's common stock. Under the Plan, options can be granted (the "Grant Date") to employees with executive, managerial, technical, or professional responsibility, as selected by a committee of the Board of Directors. The Company accounts for this Plan under APB Opinion #25, "Accounting for Stock Issued to Employees." The option price at which a stock option may be exercised shall be not less than 100% of the fair market value per share of common stock on the Grant Date. The maximum term of any option granted under the Plan cannot exceed 10 years. Generally, under the Plan on or after the first anniversary of the Grant Date, one-third of such options may be exercised. On or after the second anniversary of the Grant Date, two-thirds of such options may be exercised minus the aggregate number of such options previously exercised. On or after the third anniversary of the Grant Date, the remainder of the options may be exercised. Had compensation cost for these plans been determined consistent with SFAS #123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have changed to the following pro forma amounts:

                                                                  AT DECEMBER 31
                                                                       2000
                                                                  --------------
                                                                  (IN THOUSANDS,
                                                                    EXCEPT PER
                                                                   SHARE DATA)
Net income:
  As reported...............................................          $4,718
  Pro forma.................................................           4,688
Basic earnings per share:
  As reported...............................................            0.71
  Pro forma.................................................            0.70
Diluted earnings per share:
  As reported...............................................            0.71
  Pro forma.................................................            0.70
                                                                      ======

     Because SFAS #123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                           THREE RIVERS BANCORP, INC.

     A summary of the status of the Company's Stock Option Plan at December 31, 2000 and changes during the year is presented in the table and narrative following:

                                                              YEAR ENDED DECEMBER 31
                                                                       2000
                                                              -----------------------
                                                                            WEIGHTED
                                                                             AVERAGE
                                                                            EXERCISE
                                                               SHARES         PRICE
                                                              --------      ---------
Outstanding at beginning of year............................       --        $   --
USBANCORP, Inc. options converted to Three Rivers Bancorp,
  Inc. options, April 1, 2000...............................  253,341         12.13
Granted.....................................................   76,200          8.82
Exercised...................................................  (10,842)         7.83
Forfeited...................................................  (20,848)        11.05
                                                              -------
Outstanding at end of year..................................  297,851         11.52
Exercisable at end of year..................................  209,701         12.21
Weighted average fair value of options granted since
  1-1-95....................................................                 $ 1.65
                                                                             ======

     A total of 209,701 of the 297,841 options outstanding at December 31, 2000, have exercise prices between $7.95 and $28.43, with a weighted average exercise price of $12.21 and a weighted average remaining contractual life of 4.8 years. All of these options are exercisable. The remaining 88,084 options have exercise prices between $8.25 and $28.43, with a weighted average exercise price of $9.84 and a weighted average remaining contractual life of 9.6 years. During 2000, two option grants totaling 76,200 shares were issued. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2000: risk-free interest rates ranging from 5.84% to 6.50%; expected dividend yield of 5.82%; expected lives of 7.0 years; expected volatility of 20.39%.

17.  GOODWILL AND CORE DEPOSIT INTANGIBLE ASSETS

     The Company's balance sheet shows both tangible assets (such as loans, buildings, and investments) and intangible assets (such as core deposit intangibles). The Company now carries $2.4 million of core deposit intangible assets on its balance sheet. The majority of these intangible assets came from the 1998 acquisition of two National City Branch offices in Allegheny County with $27 million in deposits, and the 1999 acquisition of a First Western Branch with $21 million in deposits. The Company's goodwill was fully amortized as of September 30, 2000.

     The Company is amortizing core deposit intangibles over periods ranging from five to ten years, using the straight-line method of amortization. The amortization expense of these intangible assets reduced 2000 diluted earnings per share by $0.04. It is important to note that this intangible amortization expense is not a future cash outflow. The following table reflects the future amortization expense of the intangible assets:

YEAR EXPENSE                                                  (IN THOUSANDS)
------------                                                  --------------
2001........................................................      $  380
2002........................................................         380
2003........................................................         380
2004........................................................         380
2005 and after..............................................         926
                                                                  ------
Total.......................................................      $2,446
                                                                  ======

                           THREE RIVERS BANCORP, INC.

     Intangible assets are reviewed for possible impairment at a minimum annually, or more frequently, if events or changed circumstances may affect the underlying basis of the asset. The Company uses an estimate of the subsidiary bank's undiscounted future earnings over the remaining life of the intangibles in measuring whether these assets are recoverable.

18.  OFF-BALANCE SHEET HEDGE INSTRUMENTS

     The Company uses various interest rate contracts, such as interest rate swaps, caps and floors, to help manage interest rate and market valuation risk exposure, which is incurred in normal recurrent banking activities. A summary of the Company's off-balance sheet derivative transactions are as follows:

  Borrowed Funds Hedges:

     The Company had entered into several interest rate swaps to hedge short-term borrowings used to leverage the balance sheet. Specifically, FHLB advances which reprice between 30 days and two years are being used to fund fixed-rate agency mortgage-backed securities with durations ranging from three to five years. Under these swap agreements, the Company pays a fixed-rate of interest and receives a floating-rate which resets either monthly or quarterly. For the $40 million interest rate cap, the Company only receives payment from the counterparty if the federal funds rate goes above the 5.00% strike rate. The following table summarizes the interest rate swap and cap transactions which impacted the Company's 2000 performance:

                                           FIXED   FLOATING              IMPACT ON
   NOTIONAL       START      TERMINATION   RATE      RATE     REPRICING  INTEREST
    AMOUNT         DATE         DATE       PAID    RECEIVED   FREQUENCY   EXPENSE
  -----------   ----------   -----------   -----   --------   ---------  ---------
  $30,000,000    10-25-99     10-25-00     6.17%     6.35%     Expired   $ (43,675)
   40,000,000    10-25-99     10-25-01     6.41      6.42     Quarterly     (4,381)
   40,000,000     5-01-99      4-30-00     5.00      5.75      Expired     (87,411)
                                                                         ---------
                                                                         $(135,467)
                                                                         =========

     The Company believes that its exposure to credit loss in the event of non-performance by any of the counterparties in the interest rate swap agreements is remote. The Company monitors and controls all off-balance sheet derivative products with a comprehensive Board of Director approved hedging policy. This policy permits a total maximum notional amount outstanding of $300 million for interest rate swaps, and interest rate caps/floors. The Company had no interest rate floors outstanding at any time during the years ended December 31, 2000, or December 31, 1999.

     This interest rate swap agreement qualifies under hedge accounting and the short-cut method as prescribed by SFAS #133, "Accounting for Derivative Instruments and Hedge Activities", which was adopted January 1, 2001 and is not expected to have a material affect on the Company's statement of operations in the future.

19.  SEGMENT RESULTS

     The financial performance of the Company is also monitored by an internal funds transfer pricing profitability measurement system which produces line of business results and key performance measures. The Company's major business units include community banking, mortgage banking, trust/financial services, and investment/funding center. The reported results reflect the underlying economics of the business segments. Expenses for centrally provided services are allocated based upon activity and volume based rules of those services provided. Capital has been allocated among the businesses on a risk-adjusted basis. The business lines are match-funded and interest rate risk is centrally managed and accounted for within the investment/funding center business segment. The key performance measures the Company focuses on for each business segment

                           THREE RIVERS BANCORP, INC.

are net income and risk-adjusted return on equity. The contribution of the major business segments to the consolidated results for the past two years is summarized in the following table.

                                                              YEAR ENDED DECEMBER 31
                                  ------------------------------------------------------------------------------
                                                          INVESTMENTS/
                                   COMMUNITY BANKING     FUNDING CENTER       ALL OTHER             TOTAL
                                  -------------------   ----------------   ---------------   -------------------
                                    2000       1999      2000      1999    2000     1999       2000       1999
                                  --------   --------   -------   ------   -----   -------   --------   --------
                                                          (IN THOUSANDS, EXCEPT RATIOS)
Net interest income.............  $ 22,155   $ 20,498   $ 3,349   $8,991   $ (14)  $   (55)  $ 25,490   $ 29,434
Non-interest income.............     4,227      4,129      (389)     324     424     1,200      4,262      5,653
Non-interest expense............   (22,109)   (19,452)   (1,099)    (533)   (623)   (1,042)   (23,831)   (21,027)
                                  --------   --------   -------   ------   -----   -------   --------   --------
Income before income taxes......     4,273      5,175     1,861    8,782    (213)      103      5,921     14,060
Income taxes....................       397      1,494       580    2,563     (41)       33        936      4,090
                                  --------   --------   -------   ------   -----   -------   --------   --------
Income from continuing
  operations....................  $  3,876   $  3,681   $ 1,281   $6,219   $(172)  $    70   $  4,985   $  9,970
                                  ========   ========   =======   ======   =====   =======   ========   ========

     Community banking includes the deposit-gathering branch franchise along with lending to both individuals and businesses. Lending activities include commercial and commercial real-estate loans, residential mortgage loans and direct consumer loans. The underlying assets and liabilities for the community banking segment include loans and deposits. The investment/funding center includes the net results of investment securities and borrowing activities, general corporate expenses not allocated to the business segments and centralized interest rate risk management. The underlying assets and liabilities for the investment/funding segment include investment securities and borrowings. The all other segment's primary businesses are trust and insurance, annuity and mutual fund sales and parent company activity.

20.  CAPITAL

     The Company is subject to various capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. As of December 31, 2000, the Company met all capital adequacy requirements to which it was subject. As of December 31, 2000 and 1999, the Federal Reserve categorized the Company as "Well Capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's classification category.

                           THREE RIVERS BANCORP, INC.

                                                        AS OF DECEMBER 31, 2000
                                       ----------------------------------------------------------
                                                                                   TO BE WELL
                                                             FOR CAPITAL       CAPITALIZED UNDER
                                                               ADEQUACY        PROMPT CORRECTIVE
                                            ACTUAL             PURPOSES        ACTION PROVISIONS
                                       ----------------    ----------------    ------------------
                                       AMOUNT     RATIO    AMOUNT     RATIO     AMOUNT     RATIO
                                       -------    -----    -------    -----    --------    ------
                                                     (IN THOUSANDS, EXCEPT RATIOS)
Total Capital (to Risk Weighted
  Assets) Consolidated...............  $66,320    12.85%   $41,283    8.00%    $51,603     10.00%
  Three Rivers Bank..................   62,149    12.08     41,175    8.00      51,469     10.00
Tier 1 Capital (to Risk Weighted
  Assets) Consolidated...............   60,927    11.81     20,641    4.00      30,962      6.00
  Three Rivers Bank..................   56,756    11.03     20,588    4.00      30,881      6.00
Tier 1 Capital (to Average Assets)
  Consolidated.......................   60,927     6.32     38,531    4.00      48,164      5.00
  Three Rivers Bank..................   56,756     5.66     40,130    4.00      50,162      5.00

                                                        AS OF DECEMBER 31, 1999
                                       ----------------------------------------------------------
                                                                                   TO BE WELL
                                                             FOR CAPITAL       CAPITALIZED UNDER
                                                               ADEQUACY        PROMPT CORRECTIVE
                                            ACTUAL             PURPOSES        ACTION PROVISIONS
                                       ----------------    ----------------    ------------------
                                       AMOUNT     RATIO    AMOUNT     RATIO     AMOUNT     RATIO
                                       -------    -----    -------    -----    --------    ------
                                                     (IN THOUSANDS, EXCEPT RATIOS)
Total Capital (to Risk Weighted
  Assets) Consolidated...............  $64,726    12.14%   $43,503    8.00%    $54,378     10.00%
  Three Rivers Bank..................   64,726    12.14     43,503    8.00      54,378     10.00
Tier 1 Capital (to Risk Weighted
  Assets) Consolidated...............   59,705    11.19     21,751    4.00      32,627      6.00
  Three Rivers Bank..................   59,705    11.19     21,751    4.00      32,627      6.00
Tier 1 Capital (to Average Assets)
  Consolidated.......................   59,705     5.80     41,157    4.00      51,446      5.00
  Three Rivers Bank..................   59,705     5.80     41,157    4.00      51,446      5.00

                           THREE RIVERS BANCORP, INC.

21.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share. For years 1999 and 1998, per share data for earnings is based on an assumed distribution of one share of the Company's common stock for every two shares of USBANCORP, Inc. common stock outstanding.

                                                                YEAR ENDED DECEMBER 31
                                                              ---------------------------
                                                               2000      1999      1998
                                                              ------    ------    -------
                                                                    (IN THOUSANDS)
Income from continuing operations...........................  $4,985    $9,970    $11,007
Net (loss) income from discontinued mortgage banking
  operation.................................................    (267)      (30)       252
                                                              ------    ------    -------
Net Income..................................................  $4,718    $9,940    $11,259
                                                              ======    ======    =======
DENOMINATOR
Denominator for basic earnings per share-weighted-average
  shares outstanding........................................   6,673     6,670      7,006
Effect of dilutive securities: Dilutive potential shares
  from stock-based compensation.............................      --        56        123
                                                              ------    ------    -------
Denominator for diluted earnings per share-adjusted
  weighted-average shares outstanding and assumed
  conversions...............................................   6,673     6,726      7,129
                                                              ======    ======    =======
Basic earnings per share:
  Income from continuing operations.........................  $ 0.75    $ 1.49    $  1.57
  Net (loss) income from discontinued Mortgage banking
     operation..............................................   (0.04)       --       0.04
                                                              ------    ------    -------
  Net income................................................  $ 0.71    $ 1.49    $  1.61
                                                              ======    ======    =======
Diluted earnings per share:
  Income from continuing operations.........................  $ 0.75    $ 1.48    $  1.54
  Net (loss) income from discontinued Mortgage banking
     operation..............................................   (0.04)       --       0.04
                                                              ------    ------    -------
  Net income................................................  $ 0.71    $ 1.48    $  1.58
                                                              ======    ======    =======

22.  COMPREHENSIVE INCOME

     The components of comprehensive income are as follows:

                                                           YEAR ENDED DECEMBER 31
                                                       ------------------------------
                                                        2000        1999       1998
                                                       -------    --------    -------
                                                               (IN THOUSANDS)
COMPREHENSIVE INCOME
Net income...........................................  $ 4,718    $  9,940    $11,259
Other comprehensive income, before tax:
  Unrealized holding (losses) gains arising during
     period..........................................   18,811     (25,486)       826
  Less: reclassification adjustment for (losses)
     gains included in net income....................     (461)        273      1,316
                                                       -------    --------    -------
Other comprehensive income (loss), before tax........   19,272     (25,759)      (490)
Income tax expense (credit) related to items of other
  comprehensive income...............................    6,745      (7,493)      (148)
                                                       -------    --------    -------
Other comprehensive income (loss), net of tax........   12,527     (18,266)      (342)
                                                       -------    --------    -------
Comprehensive income (loss)..........................  $17,245    $ (8,326)   $10,917
                                                       =======    ========    =======

                           THREE RIVERS BANCORP, INC.

23.  SUBSEQUENT EVENTS

     On February 1, 2000, the Company and The Pennsylvania Capital Bank ("PA Capital Bank") announced that they have signed a definitive agreement for the Company to acquire all the stock of PA Capital Bank and to merge PA Capital Bank into the Bank.

     Pursuant to the definitive agreement, the transaction pricing has been calculated by using an underlying exchange ratio of 4.61 and price of the Company's stock at $9.00, creating a value of $41.50 a share for PA Capital's stock. Each PA Capital Bank shareholder will receive 90% of the deal price in the Company's stock and 10% in cash. The exchange ratio may be adjusted to reflect the exercise of outstanding options.

     Based on the Company's stock price of $9.00, and assuming 100% redemption of the options, the value price of the transaction would be $20 million comprised of $16.6 million in the Company's stock and $3.4 million in cash including $1.6 million needed to cash out the PA Capital Bank options. The price is approximately 175% of PA Capital's book value and 16.4 times its 2000 earnings. Using this example, the Company would issue approximately 1.83 million additional shares in the transaction, which will be recorded under the purchase method of accounting.

     Pending approval by shareholders of both TRBC and PA Capital Bank and various regulatory agencies, the transaction is expected to close at the beginning of the third quarter of 2001.

24.  PARENT COMPANY FINANCIAL INFORMATION

     The Parent Company functions primarily as a coordinating and servicing unit for all subsidiary entities. Provided services include general management, credit policies and procedures, accounting and taxes, loan review, auditing, investment advisory, compliance, marketing, insurance risk management, general corporate services, and financial and strategic planning. The following financial information relates only to the Parent Company operations. As a result of the Company being newly formed on April 1, 2000 as a result of Three Rivers Bank being spun-off from USBANCORP, Inc., no prior periods exist for comparative purposes:

                                 BALANCE SHEET

                                                              AT DECEMBER 31
                                                                   2000
                                                              --------------
                                                              (IN THOUSANDS)
ASSETS
Cash and cash equivalents...................................     $ 1,302
Equity investment in banking subsidiary.....................      54,552
Other assets................................................       3,640
                                                                 -------
TOTAL ASSETS................................................     $59,494
                                                                 =======
LIABILITIES
Other liabilities...........................................         770
                                                                 -------
TOTAL LIABILITIES...........................................         770
                                                                 -------
STOCKHOLDERS' EQUITY
Total stockholders' equity..................................      58,724
                                                                 -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................     $59,494
                                                                 =======

                           THREE RIVERS BANCORP, INC.

                              STATEMENT OF INCOME

                                                                YEAR ENDED
                                                               DECEMBER 31
                                                                   2000
                                                              --------------
                                                              (IN THOUSANDS)
INCOME
Dividends from subsidiary...................................     $ 6,599
                                                                 -------
TOTAL INCOME................................................       6,599
                                                                 -------
EXPENSE
Other expense...............................................         152
                                                                 -------
TOTAL EXPENSE...............................................         152
                                                                 -------
INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED
  INCOME OF SUBSIDIARY......................................       6,447
Income tax benefit..........................................          43
Equity in undistributed income of subsidiary................      (1,505)
                                                                 -------
INCOME FROM CONTINUING OPERATIONS...........................       4,985
Net loss from discontinued mortgage banking operation, Net
  of income tax.............................................        (267)
                                                                 -------
NET INCOME..................................................     $ 4,718
                                                                 =======
STATEMENT OF CASH FLOWS OPERATING ACTIVITIES
Net income..................................................     $ 4,718
Loss from discontinued mortgage banking operations, net of
  income taxes..............................................         267
                                                                 -------
Income from continuing operations...........................       4,985
Adjustment to reconcile net income to net cash provided by
  operating activities:
Equity in undistributed income of subsidiary................       1,505
Other, net..................................................      (3,671)
                                                                 -------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................       2,819
                                                                 -------
INVESTING AND FINANCING ACTIVITIES
Common stock cash dividends paid............................      (1,602)
Proceeds from common stock options exercised................          85
                                                                 -------
NET CASH USED BY INVESTING AND FINANCING ACTIVITIES.........      (1,517)
                                                                 -------
NET (DECREASE) INCREASE IN CASH EQUIVALENTS.................       1,302
CASH EQUIVALENTS AT JANUARY 1...............................          --
                                                                 -------
CASH EQUIVALENTS AT DECEMBER 31.............................     $ 1,302
                                                                 =======

     The ability of subsidiary banks to upstream cash to the Parent Company is restricted by regulations. Federal law prevents the Parent Company from borrowing from its subsidiary banks unless the loans are secured by specified assets. Further, such secured loans are limited in amount to ten percent of the subsidiary banks' capital and surplus. In addition, the subsidiary banks are subject to legal limitations on the amount of dividends that can be paid to their shareholder. The dividend limitation generally restricts dividend payments to a bank's retained net income for the current and preceding two calendar years. Cash may also be upstreamed to the Parent Company by the subsidiary banks as an inter-entity management fee. At December 31, 2000, the subsidiary bank was permitted to upstream an additional $2.4 million in cash dividends to the Parent Company. The subsidiary bank also had a combined $60.9 million of restricted surplus and retained earnings at December 31, 2000.

                           THREE RIVERS BANCORP, INC.

25.  SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

     The following table sets forth certain unaudited quarterly consolidated financial data regarding the Company for the periods ending:

                                                   DEC. 31   SEPT. 30   JUNE 30   MARCH 31
                                                   -------   --------   -------   --------
                                                               (IN THOUSANDS)
2000 QUARTER END
  Interest income................................  $17,381   $17,549    $17,385   $18,100
  Non-interest income............................    1,248     1,211      1,180       623
                                                   -------   -------    -------   -------
  Total operating income.........................   18,629    18,760     18,565    18,723
  Interest expense...............................   11,405    11,220     10,689    11,011
  Provision for loan losses......................      150       150        150       150
  Non-interest expense...........................    5,074     6,203      5,965     6,589
                                                   -------   -------    -------   -------
  Income before income taxes.....................    2,000     1,187      1,761       973
  Provision for income taxes.....................      570       342        501      (477)
                                                   -------   -------    -------   -------
  Income from continuing operations..............  $ 1,430   $   845    $ 1,260   $ 1,450
  (Loss) income from discontinued
  Mortgage Banking Operations, net of income
     taxes.......................................       --        --         --      (267)
                                                   -------   -------    -------   -------
  Net Income.....................................  $ 1,430   $   845    $ 1,260   $ 1,183
                                                   =======   =======    =======   =======
  Per Common Share Data:
     Basic:
       Income from continuing operations.........  $  0.21   $  0.13    $  0.19   $  0.22
       Net Income................................     0.21      0.13       0.19      0.18
     Diluted:
       Income from continuing operations.........  $  0.21   $  0.13    $  0.19   $  0.22
       Net Income................................     0.21      0.13       0.19      0.18

                           THREE RIVERS BANCORP, INC.

                                                   DEC. 31   SEPT. 30   JUNE 30   MARCH 31
                                                   -------   --------   -------   --------
                                                               (IN THOUSANDS)
1999 QUARTER END
  Interest income................................  $18,451   $17,984    $17,544   $16,837
  Non-interest income............................    1,312     1,366      1,497     1,478
                                                   -------   -------    -------   -------
  Total operating income.........................   19,763    19,350     19,041    18,315
  Interest expense...............................   10,950    10,543     10,018     9,571
  Provision for loan losses......................       75        75         75        75
  Non-interest expense...........................    5,327     5,291      5,265     5,144
                                                   -------   -------    -------   -------
  Income before income taxes.....................    3,411     3,441      3,683     3,525
  Provision for income taxes.....................      922     1,023      1,095     1,050
                                                   -------   -------    -------   -------
  Income from continuing operations..............  $ 2,489   $ 2,418    $ 2,588   $ 2,475
  (Loss) income from discontinued
  Mortgage Banking Operations, net of income
     taxes.......................................     (230)        3       (115)      312
                                                   -------   -------    -------   -------
  Net Income.....................................  $ 2,259   $ 2,421    $ 2,473   $ 2,787
                                                   =======   =======    =======   =======
  Per Common Share Data:
     Basic:
       Income from continuing operations.........  $  0.37   $  0.36    $  0.39   $  0.37
       Net Income................................     0.35      0.36       0.37      0.41
     Diluted:
       Income from continuing operations.........  $  0.37   $  0.36    $  0.39   $  0.36
       Net Income................................     0.34      0.36       0.37      0.41

                     STATEMENT OF MANAGEMENT RESPONSIBILITY

                                                                January 31, 2001

To the Stockholders and
Board of Directors of
Three Rivers Bancorp, Inc.

     Management of Three Rivers Bancorp, Inc. and its subsidiary has prepared the consolidated financial statements and other information in the Annual Report on Form 10-K in accordance with accounting principles generally accepted in the United States and are responsible for its accuracy.

     In meeting its responsibility, management relies on internal accounting and related control systems, which include selection and training of qualified personnel, establishment and communication of accounting and administrative policies and procedures, appropriate segregation of responsibilities, and programs of internal audit. These systems are designed to provide reasonable assurance that financial records are reliable for preparing financial statements and maintaining accountability for assets and that assets are safeguarded against unauthorized use or disposition. Such assurance cannot be absolute because of inherent limitations in any internal control system.

     Management also recognizes its responsibility to foster a climate in which Company affairs are conducted with the highest ethical standards. The Company's Code of Conduct, furnished to each employee and director, addresses the importance of open internal communications, potential conflicts of interest, compliance with applicable laws, including those related to financial disclosure, the confidentiality of proprietary information, and other items. There is an ongoing program to assess compliance with these policies.

     The Audit Committee of the Company's Board of Directors consists solely of outside directors. The Audit Committee meets periodically with management and the independent public accountants to discuss audit, financial reporting, and related matters. Ernst and Young LLP and the Company's internal auditors have direct access to the Audit Committee.


/s/ TERRY K. DUNKLE                                    /s/ ANTHONY M.V. ERAMO
-----------------------------------------------------  -----------------------------------------------------
Terry K. Dunkle                                        Anthony M.V. Eramo
Chairman, President & CEO                              Vice President & Chief Financial Officer

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Three Rivers Bancorp, Inc.

     We have audited the accompanying consolidated balance sheet of Three Rivers Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2000 and the related consolidated statement of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Three Rivers Bancorp, Inc. and subsidiaries at December 31, 2000 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST AND YOUNG LLP

Pittsburgh, Pennsylvania
January 31, 2001

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Three Rivers Bancorp, Inc.:

     We have audited the accompanying consolidated balance sheets of Three Rivers Bancorp, Inc. (a Pennsylvania corporation) and subsidiaries as of December 31, 1999, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Three Rivers Bancorp, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with auditing principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP

Pittsburgh, Pennsylvania
January 21, 2001

                           PENNSYLVANIA CAPITAL BANK
                              FINANCIAL STATEMENTS
                           AT AND FOR THE YEARS ENDED
                        DECEMBER 31, 2000, 1999 AND 1998

                       STATEMENTS OF FINANCIAL CONDITION

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
                                                                 (Dollar amounts in
                                                              thousands, except share
                                                                       data)
ASSETS
Cash on hand and in banks...................................   $  9,944      $  7,234
Interest-earning deposits...................................      1,485         1,371
Securities available-for-sale; cost of $44,210 and
  $48,170...................................................     44,262        46,368
Loans receivable, net of allowance for loan losses of $1,885
  and $1,554................................................     87,700        78,163
Federal Home Loan Bank ("FHLB") stock.......................      1,290         1,290
Accrued interest receivable:
  Loans.....................................................        478           428
  Securities................................................        358           364
Premises and equipment, net.................................        427           562
Prepaid expenses and other assets...........................        684         1,389
                                                               --------      --------
     Total assets...........................................   $146,628      $137,169
                                                               ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits..................................................   $133,267      $123,077
  Borrowed funds............................................      1,359         4,800
  Accrued interest payable..................................        544           496
  Accrued expenses and other liabilities....................        634           314
                                                               --------      --------
     Total liabilities......................................    135,804       128,687
STOCKHOLDERS' EQUITY:
  Preferred stock, $1 par value, 1,000,000 shares
     authorized; none issued................................         --            --
  Common stock, $1 par value, 5,000,000 shares authorized;
     404,777 shares issued and outstanding..................        405           405
  Class A common stock, $1 par value, 100,000 shares
     authorized; 36,675 shares issued and outstanding.......         37            37
  Additional paid-in capital................................      7,517         7,517
  Retained earnings.........................................      2,831         1,712
  Accumulated other comprehensive income (loss), net........         34        (1,189)
                                                               --------      --------
     Total stockholders' equity.............................     10,824         8,482
                                                               --------      --------
          Total liabilities and stockholders' equity........   $146,628      $137,169
                                                               ========      ========

                See accompanying notes to financial statements.

                 STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               2000       1999       1998
                                                              -------    -------    -------
                                                              (Dollar amounts in thousands,
                                                                   except share data)
INTEREST INCOME:
  Loans receivable..........................................  $ 7,359    $ 6,498    $ 6,796
  Securities available-for-sale.............................    3,237      2,156      1,332
  Interest-earning deposits.................................      177        203      1,540
  FHLB stock................................................       91        351        449
                                                              -------    -------    -------
     Total interest income..................................   10,864      9,208     10,117
                                                              -------    -------    -------
INTEREST EXPENSE:
  Deposits..................................................    5,068      4,844      4,777
  Borrowed funds............................................      651        121         83
                                                              -------    -------    -------
     Total interest expense.................................    5,719      4,965      4,860
                                                              -------    -------    -------
Net interest income.........................................    5,145      4,243      5,257
  Provision for loan losses.................................      440        385      1,100
                                                              -------    -------    -------
Net interest income after provision for loan losses.........    4,705      3,858      4,157
                                                              -------    -------    -------
NONINTEREST INCOME:
  Fees and service charges..................................      797      1,072        335
  Net realized gain on sales of securities
     available-for-sale.....................................       --         22         71
                                                              -------    -------    -------
     Total noninterest income...............................      797      1,094        406
                                                              -------    -------    -------
NONINTEREST EXPENSE:
  Compensation and employee benefits........................    1,906      2,133      2,246
  Premises and equipment....................................      463        524        503
  Professional fees.........................................      336        552        546
  Data processing...........................................      232        260        222
  Correspondent bank fees...................................      172        156        149
  Business development......................................      171        226        251
  Courier service...........................................      158        141        167
  Other.....................................................      337        258        272
                                                              -------    -------    -------
     Total noninterest expense..............................    3,775      4,250      4,356
                                                              -------    -------    -------
Income before provision for income taxes....................    1,727        702        207
  Provision for income taxes................................      608        340         62
                                                              -------    -------    -------
Net income..................................................  $ 1,119    $   362    $   145
                                                              -------    -------    -------
OTHER COMPREHENSIVE INCOME, NET OF TAX:
  Unrealized gains (losses) on securities:
     Unrealized holding gains (losses) arising during the
       period...............................................    1,223     (1,181)       (80)
     Reclassification adjustment for gains included in net
       income...............................................       --         15         47
                                                              -------    -------    -------
Other comprehensive income (loss)...........................    1,223     (1,166)       (33)
                                                              -------    -------    -------
Comprehensive income (loss).................................  $ 2,342    $  (804)   $   112
                                                              =======    =======    =======
NET INCOME PER SHARE:
  Basic.....................................................  $  2.53    $  0.82    $  0.33
  Diluted...................................................  $  2.53    $  0.82    $  0.33

                See accompanying notes to financial statements.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                  CLASS A                 CLASS A                 ACCUMULATED
                                  COMMON                 COMMON AND                  OTHER
                                    AND     ADDITIONAL     COMMON                COMPREHENSIVE       TOTAL
                                  COMMON     PAID-IN      TREASURY    RETAINED      INCOME       STOCKHOLDERS'
                                   STOCK     CAPITAL       STOCK      EARNINGS    (LOSS), NET       EQUITY
                                  -------   ----------   ----------   --------   -------------   -------------
BALANCE AT DECEMBER 31, 1997....   $449       $7,641       $(131)      $1,205       $    10         $ 9,174
Net income for 1998.............     --           --          --          145            --             145
Retirement of treasury stock, at
  cost (7,375 shares)...........     (7)        (124)        131           --            --              --
Change in accumulated other
  comprehensive loss, net.......     --           --          --           --           (33)            (33)
                                   ----       ------       -----       ------       -------         -------
BALANCE AT DECEMBER 31, 1998....    442        7,517          --        1,350           (23)          9,286
Net income for 1999.............     --           --          --          362            --             362
Change in accumulated other
  comprehensive loss, net.......     --           --          --           --        (1,166)         (1,166)
                                   ----       ------       -----       ------       -------         -------
BALANCE AT DECEMBER 31, 1999....    442        7,517          --        1,712        (1,189)          8,482
Net income for 2000.............     --           --          --        1,119            --           1,119
Change in accumulated other
  comprehensive income, net.....     --           --          --           --         1,223           1,223
                                   ----       ------       -----       ------       -------         -------
BALANCE AT DECEMBER 31, 2000....   $442       $7,517       $  --       $2,831       $    34         $10,824
                                   ----       ------       -----       ------       -------         -------

                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              2000        1999        1998
                                                            --------    --------    ---------
OPERATING ACTIVITIES:
  Net income..............................................  $  1,119    $    362    $     145
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH (USED IN)
  PROVIDED BY OPERATING ACTIVITIES:
  Provision for loan losses...............................       440         385        1,100
  Depreciation and amortization for premises and
     equipment............................................       220         273          290
  Amortization of premiums on securities
     available-for-sale...................................         3          64           89
  Amortization of net deferred loan costs.................        11          33           41
  Gain on sales of securities available-for-sale..........        --         (22)         (71)
  Decrease (increase) in accrued interest receivable......       (44)       (315)         178
  Decrease (increase) in prepaid expenses and other
     assets...............................................       624        (471)         146
  Increase in accrued interest payable....................        48          29           28
  Increase (decrease) in accrued expenses and other
     liabilities..........................................       401          62         (229)
  Other...................................................      (631)        669           49
Loans originated for sale.................................        --     (73,255)    (109,102)
Proceeds from the sale of loans...........................        --      85,279       97,034
                                                            --------    --------    ---------
     Net cash provided by (used in) operating
       activities.........................................     2,191      13,093      (10,302)
                                                            --------    --------    ---------
INVESTING ACTIVITIES:
  Loans originated for portfolio..........................   (22,583)    (43,576)     (23,583)
  Advances on line of credit loans receivable.............   (27,524)    (67,620)     (96,110)
  Purchases of securities available-for-sale..............        --     (37,686)     (10,709)
  Redemptions (purchases) of FHLB stock...................        --       6,950       (7,506)
  Principal repayments of loans receivable................    40,119      99,957      126,034
  Principal repayments and maturities of securities
     available-for-sale...................................     3,957       3,807        7,398
  Proceeds from the sale of securities
     available-for-sale...................................        --       2,267       11,138
  Purchase of premises and equipment......................       (85)       (198)        (201)
                                                            --------    --------    ---------
     Net cash provided by (used in) investing
       activities.........................................    (6,116)    (36,099)       6,461
                                                            --------    --------    ---------
FINANCING ACTIVITIES:
  Net increase (decrease) in deposits.....................    10,190     (27,097)      22,966
  Net increase (decrease) in borrowed funds...............    (3,441)      4,728           40
                                                            --------    --------    ---------
     Net cash provided by (used in) financing
       activities.........................................     6,749     (22,369)      23,006
                                                            --------    --------    ---------
Net increase (decrease) in cash equivalents...............     2,824     (45,375)      19,165
Cash equivalents at beginning of year.....................     8,605      53,980       34,815
                                                            --------    --------    ---------
Cash equivalents at end of year...........................  $ 11,429    $  8,605    $  53,980
                                                            ========    ========    =========
SUPPLEMENTAL INFORMATION:
  Interest paid...........................................  $  5,670    $  4,937    $   4,832
  Income taxes paid.......................................       458         206          200

                See accompanying notes to financial statements.

                           PENNSYLVANIA CAPITAL BANK

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Pennsylvania Capital Bank (the "Bank") is a commercial bank headquartered in Pittsburgh, Pennsylvania. The Bank offers traditional and specialized banking services to corporate and individual clients in the tri-state area of western Pennsylvania, eastern Ohio and northern West Virginia.

     Basis of Presentation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenue and expense during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents. Cash equivalents include cash on hand and in banks and interest-earning deposits.

     Securities. Securities that management has both the positive intent and ability to hold to maturity are classified as securities held-to-maturity and are carried at cost, adjusted for premiums and discounts. Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, to changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as available-for-sale and carried at fair value with any adjustments to fair value, after tax, reported as accumulated comprehensive income as a separate component of stockholders' equity. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their costs that are other than temporary result in the write-downs of the individual securities to their fair value. The related write-downs are included in earnings and realized as losses. Securities purchased for trading purposes are held in the trading portfolio at fair value, with changes in fair value included in noninterest income.

     Interest and dividends on securities, including the amortization of premiums and accretion of discounts, are recognized using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific-identification method.

     Loans Held for Sale. Loans originated and intended for sale are carried at the lower of cost or estimated market value in the aggregate.

     Loans Receivable. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans or premiums or discounts on purchased loans.

     Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to the yield of the related loan.

     Nonaccrual Loans. In accordance with Statement of Financial Accounting Standards (SFAS) Nos. 114 and 118, loans are considered impaired when, based on current information and other events, it is probable that not all of the principal and interest will be collected as stated in the contractual terms of the loans. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. The Bank applies SFAS 114 on a loan-by-loan basis. Interest recognition on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet contractual payments. All loans are charged off when management determines that principal and interest are not collectible. The Bank reviews its loans for impairment on a monthly basis.

     Allowance for Loan Losses. The allowance for loan losses is established through provisions for loan losses charged against income. Portions of loans deemed to be uncollectible are charged off against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

                           PENNSYLVANIA CAPITAL BANK

     The allowance for loan losses related to impaired loans that are identified for evaluation is based on the fair value, less selling costs, of the collateral, or the discounted cash flow method, if appropriate. By the time the loan becomes probable of foreclosure it has been charged down to fair value, less estimated costs to sell.

     Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions and other factors as deemed appropriate. The allowance for loan losses is subjective and may be adjusted in the future depending on economic conditions and other factors. The regulatory examiners may require the Bank to recognize adjustments to the allowance based upon their judgments about information available to them at the time of their examinations.

     Real Estate Acquired Through Foreclosure. Real estate properties acquired through foreclosure are initially recorded at fair value less estimated costs to sell at the date of foreclosure, establishing a new cost basis. After foreclosure, management periodically performs valuations and the real estate is reported at the lower of the carrying amount or fair value less estimated costs to sell. Revenue and expenses from operations of the properties and gains and losses on sales are included in operating results.

     Premises and Equipment. Premises, furniture and equipment, and leasehold improvements are carried at cost less accumulated depreciation or amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets, which are three to ten years for furniture, fixtures and equipment. Amortization of leasehold improvements is computed using the straight-line method over the term of the related lease.

     Income Taxes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     Financial Instruments. In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments, consisting of commitments to extend credit, commitments under line of credit lending arrangements and letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are received.

     Fair Value of Financial Instruments. The following methods and assumptions were used in estimating fair values of financial instruments.

          Cash equivalents -- The carrying amounts of cash equivalents approximate their fair values.

          Securities -- Fair values for securities are based on quoted market prices. Accrued interest receivable and payable -- The carrying amounts of accrued interest approximate their fair values.

          Loans receivable -- For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain residential mortgage and consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values of commercial real estate and commercial business loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

          FHLB stock -- The stock can be redeemed at its carrying amount; therefore, the carrying amount approximates fair value.

          Deposits -- The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. Fair values for certificates of deposit are estimated using a

                           PENNSYLVANIA CAPITAL BANK
     discounted cash flow calculation that applies current market interest rates to a schedule of aggregated expected monthly maturities.

          Borrowed funds -- For variable rate borrowings, fair values are based on carrying values. For fixed rate borrowings, fair values are based on the discounted value of contractual cash flows and on the Bank's current incremental borrowing rates for similar borrowing arrangements.

          Loan commitments -- The fair value of loan commitments at December 31, 2000 and 1999 approximated the carrying value of those commitments at those dates.

     Net Income Per Share. Net income per share of Class A common stock and common stock, combined, has been computed on the basis of the weighted-average number of basic and diluted shares of stock outstanding. Basic net income per share is computed by dividing net income available to stockholders by the weighted average number of shares outstanding for the period. Diluted net income per share is computed by dividing net income available to stockholders by the weighted average number of shares of stock outstanding, adjusted for the dilutive impact of stock options.

2. SECURITIES

     The following table summarizes the Bank's securities available-for-sale as of December 31:

                                                   AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                     COST         GAINS         LOSSES       VALUE
                                                   ---------    ----------    ----------    -------
                                                                    (IN THOUSANDS)
DECEMBER 31, 2000:
  U.S. Treasury securities.......................   $   594        $--         $   (20)     $   574
  Government agency notes........................     4,997         15              --        5,012
  Mortgage-backed securities.....................    38,497         57              --       38,554
  Other..........................................       122         --              --          122
                                                    -------        ---         -------      -------
                                                    $44,210        $72         $   (20)     $44,262
                                                    =======        ===         =======      =======
DECEMBER 31, 1999:
  U.S. Treasury securities.......................   $   594        $--         $  (100)     $   494
  Government agency notes........................     4,997         --            (194)       4,803
  Mortgage-backed securities.....................    42,457         --          (1,508)      40,949
  Other..........................................       122         --              --          122
                                                    -------        ---         -------      -------
                                                    $48,170        $--         $(1,802)     $46,368
                                                    =======        ===         =======      =======

     The following table presents the amortized cost and fair value of securities available-for-sale at December 31, 2000, by remaining contractual maturities. The time frame in which securities may actually mature, or repay, may differ from those scheduled below due to prepayment, or, certain government agency securities may be called prior to maturity.

                                                              AMORTIZED     FAIR
                                                                COST        VALUE
                                                              ---------    -------
                                                                 (IN THOUSANDS)
Due in one year or less.....................................   $   274     $   273
Due from one year to five years.............................       341         341
Due after ten years.........................................    43,595      43,648
                                                               -------     -------
                                                               $44,210     $44,262
                                                               =======     =======

                           PENNSYLVANIA CAPITAL BANK

     Gross realized gains and gross realized losses on sales of available-for-sale securities were $0 and $(0), respectively, in 2000 and $22,000 and $(0), respectively, in 1999 and $80,000 and $(9,000), respectively, in 1998.

     Securities with carrying values of $1.4 million and $1.6 million at December 31, 2000 and 1999, respectively, were pledged to secure public deposits.

3. LOANS RECEIVABLE

     The following table summarizes the Bank's loans receivable as of December
31:

                                                               2000       1999
                                                              -------    -------
                                                                (IN THOUSANDS)
Commercial..................................................  $21,446    $19,690
Real estate -- mortgage.....................................   62,657     55,169
Real estate -- construction.................................    4,535      2,931
Consumer....................................................      947      1,927
                                                              -------    -------
                                                               89,585     79,717
Less: Allowance for loan losses.............................    1,885      1,554
                                                              -------    -------
                                                              $87,700    $78,163
                                                              =======    =======

     At December 31, 2000 and 1999, the Bank's recorded investment in impaired loans under SFAS 114 was $728,000 and $705,000, respectively, all of which were on a nonaccrual basis. The related allowance for credit losses was $209,000 and $243,000, respectively for 2000 and 1999, and all impaired loans had a related allowance for credit loss. The monthly average recorded investment in impaired loans during 2000 and 1999 was $1.2 million and $977,000, respectively. For the years ended December 31, 2000 and 1999, the Bank did not recognize interest income on impaired loans.

     As of December 31, 2000, there were no concentrations of credit risk to any particular industry equaling 10% or more of total loans receivable outstanding. The Bank's lending market area is geographically concentrated in southwestern Pennsylvania. The Bank has a relatively diverse loan portfolio, however, a substantial portion of its debtors' ability to honor their obligations is dependent on the economy of the Bank's market area.

     An analysis of the change in the allowance for loan losses for the years ended December 31 are as follows:

                                                            2000      1999      1998
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Beginning balance........................................  $1,554    $1,767    $1,339
  Provision for losses...................................     440       385     1,100
  Charge offs............................................    (245)     (632)     (686)
  Recoveries.............................................     136        34        14
                                                           ------    ------    ------
Ending balance...........................................  $1,885    $1,554    $1,767
                                                           ======    ======    ======

4. FEDERAL HOME LOAN BANK ("FHLB") STOCK

     The Bank is a member of the FHLB system. As a member, the Bank maintains an investment in the capital stock of the FHLB of Pittsburgh, at cost, as calculated periodically by the FHLB. Purchases and sales of FHLB stock are made directly with the FHLB at par.

                           PENNSYLVANIA CAPITAL BANK

5. PREMISES AND EQUIPMENT

     Premises and equipment at December 31 are summarized by major classification as follows:

                                                               2000      1999
                                                              ------    ------
                                                               (IN THOUSANDS)
Leasehold improvements......................................  $  579    $  579
Furniture and fixtures......................................     711       687
Equipment...................................................   1,040       979
                                                              ------    ------
                                                               2,330     2,245
Less accumulated depreciation and amortization..............   1,903     1,683
                                                              ------    ------
                                                              $  427    $  562
                                                              ======    ======

     In the normal course of business, the Bank is obligated for rental payments under certain operating lease agreements. The Bank's rental expense under these lease agreements was $368,000, $371,000 and $334,000 in 2000, 1999 and 1998,
respectively.

     Future minimum rental commitments under noncancelable leases are $367,000, $367,000, $367,000, $337,000, $337,000 and $1.9 million in 2001, 2002, 2003,
2004, 2005 and in the years thereafter, respectively.

6. COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In addition, the Bank is involved in certain claims and legal actions arising in the ordinary course of business. The outcome of these claims and actions are not presently determinable; however, in the opinion of the Bank's management, after consulting legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the financial statements.

7. DEPOSITS

     The following table summarizes the Bank's deposits as of December 31:

                                                                2000        1999
                                                              --------    --------
                                                                 (IN THOUSANDS)
Noninterest-bearing deposits................................  $ 26,887    $ 23,196
Interest-bearing demand deposits............................    57,741      44,419
Time deposits...............................................    48,639      55,462
                                                              --------    --------
                                                              $133,267    $123,077
                                                              ========    ========

     The aggregate amount of certificates of deposit included in time deposits, with minimum denomination of $100,000, was $14.8 million and $11.0 million at December 31, 2000 and 1999, respectively. Interest expense on these certificates was $820,000 and $600,000 in 2000 and 1999, respectively.

                           PENNSYLVANIA CAPITAL BANK

     At December 31, the scheduled maturity and weighted average interest rate of time deposits are as follows:

                                                                 2000               1999
                                                            ---------------    ---------------
                                                            AMOUNT     RATE    AMOUNT     RATE
                                                            -------    ----    -------    ----
                                                                      (IN THOUSANDS)
Under 12 months...........................................  $24,188    6.48%   $33,960    6.24%
12 months to 24 months....................................    8,744    6.33%     4,503    7.14%
24 months to 36 months....................................    7,540    6.68%     7,562    6.10%
36 months to 48 months....................................    3,474    6.65%     2,923    6.46%
48 months to 60 months....................................    4,687    7.41%     3,449    6.09%
Over 60 months............................................        6    6.65%     3,065    7.62%
                                                            -------            -------
                                                            $48,639            $55,462
                                                            =======            =======

8. BORROWED FUNDS

     The Bank has an available line of credit with the FHLB of Pittsburgh equal
to its maximum borrowing                capacity less any outstanding advances.
FHLB advances totaled $1.1 million and $4.8 million at December 31, 2000 and 1999, respectively. The average balance and average rate was $10.1 million and 6.4% in 2000 and $2.1 million and 5.7% in 1999. The FHLB overnight borrowing rate at December 31, 2000 and 1999 was 6.6% and 5.7%, respectively. As of December 31, 2000, the maximum borrowing capacity was $47.2 million. There are no commitment fees associated with this line of credit. When utilized, interest is charged at the FHLB's posted rates, which change on a daily basis, and can be repaid at any time. Other borrowings at December 31, 2000 totaled $215,000.

9. INCOME TAXES

     The Bank's provision for income taxes for the years ended December 31 is comprised of the following:

                                                              2000     1999    1998
                                                              -----    ----    -----
                                                                  (IN THOUSANDS)
Current expense.............................................  $ 740    $255    $ 170
Deferred expense (benefit)..................................   (132)     85     (108)
                                                              -----    ----    -----
                                                              $ 608    $340    $  62
                                                              =====    ====    =====

     In 2000, deferred tax liabilities of $631,000 relating to net unrealized gains on securities available for sale were recorded directly to stockholders' equity. In 1999 and 1998, deferred tax benefits of $602,000 and $17,000, respectively, relating to net unrealized losses on securities available-for-sale were recorded directly to stockholders' equity.

     The deferred tax (benefit) expense results from temporary differences in the recognition of revenue and expense and bases for tax and financial reporting purposes. The source of these differences and the tax effect of each for the years ended December 31 are as follow:

                                                              2000     1999    1998
                                                              -----    ----    -----
                                                                  (IN THOUSANDS)
Provision for loan losses...................................  $(109)   $120    $(100)
Depreciation................................................     (8)    (15)     (24)
Other.......................................................    (15)    (20)      16
                                                              -----    ----    -----
                                                              $(132)   $ 85    $(108)
                                                              =====    ====    =====

                           PENNSYLVANIA CAPITAL BANK

     A reconciliation between the provision for income taxes and the amount computed by multiplying net income before provision for income taxes by the statutory federal income tax rate of 34% for the years ended December 31 is as follows:

                                                              2000    1999    1998
                                                              ----    ----    ----
                                                                 (IN THOUSANDS)
Tax at statutory rate.......................................  34.0%   34.0%   34.0%
Increase (decrease) resulting from other items, net.........   1.2%   14.4%   (4.0%)
                                                              ----    ----    ----
Effective tax rate..........................................  35.2%   48.4%   30.0%
                                                              ====    ====    ====

     The significant components of deferred income tax assets and liabilities at December 31 consist of the following:

                                                              2000     1999
                                                              ----    ------
                                                              (IN THOUSANDS)
DEFERRED TAX ASSETS:
  Allowances for loan losses................................  $451    $  342
  Unrealized depreciation on securities available for
     sale...................................................    --       613
  Other.....................................................   114        91
                                                              ----    ------
  Gross deferred tax assets.................................   565     1,046
DEFERRED TAX LIABILITIES:
  Unrealized appreciation on securities available for
     sale...................................................   (18)       --
                                                              ----    ------
  Gross deferred tax liabilities............................   (18)       --
                                                              ----    ------
  Net deferred tax asset....................................  $547    $1,046
                                                              ====    ======

     The Bank determined that it was not required to establish a valuation allowance for deferred tax assets because it is management's assertion that the deferred tax assets are likely to be realized through carryback to taxable income in prior years, future reversals of existing taxable temporary differences, and to a lesser extent, future taxable income.

10. FINANCIAL INSTRUMENTS

     The following table sets forth the carrying amount and fair value of the Bank's financial instruments included in the financial statements as of December 31:

                                                  2000                    1999
                                          --------------------    --------------------
                                          CARRYING      FAIR      CARRYING      FAIR
                                           AMOUNT      VALUE       AMOUNT      VALUE
                                          --------    --------    --------    --------
                                                         (IN THOUSANDS)
FINANCIAL ASSETS:
  Cash equivalents......................  $ 11,429    $ 11,429    $  8,605    $  8,605
  Securities available-for-sale.........    44,262      44,262      46,368      46,368
  Loans receivable......................    87,700      91,303      78,163      77,749
  FHLB stock............................     1,290       1,290       1,290       1,290
  Accrued interest receivable...........       836         836         792         792
FINANCIAL LIABILITIES:
  Deposits..............................   133,267     133,817     123,077     123,169
  Borrowed funds........................     1,359       1,359       4,800       4,800
  Accrued interest payable..............       544         544         496         496

                           PENNSYLVANIA CAPITAL BANK

     The derived fair values are subjective in nature, involve uncertainties and matters of significant judgment and, therefore, are not precise. Changes in assumptions could significantly impact the derived fair value estimates. Additionally, certain assets are excluded from the definition of a financial asset, therefore, the aggregate fair value of the net financial assets and financial liabilities above, does not attempt to capture and will not represent the underlying value of the Bank. It is not management's intention to immediately dispose of a significant portion of the financial instruments, and the unrealized gains or losses should not be interpreted as a forecast of future earnings or cash flows.

     The following table presents the notional amount of the Bank's off-balance sheet financial instruments as of December 31:

                                                               2000      1999
                                                              ------    -------
                                                               (IN THOUSANDS)
Loans in process and commitments............................  $1,325    $ 3,965
Commercial lines of credit..................................   8,565     13,144
Consumer lines of credit....................................   2,911      4,166
Letters of credit...........................................     542        600

     Commitments to extend credit involve, to a varying degree, elements of credit and interest rate risk in excess of amounts recognized in the statements of financial condition. The Bank's exposure to credit loss in the event of non-performance by the other party for commitments to extend credit is represented by the contractual amount of these commitments, less any collateral value obtained. The Bank uses the same credit policies in making commitments as for on-balance sheet instruments. Many of the commitments are anticipated to expire without being drawn upon; consequently, the total contractual amounts do not necessarily represent future cash requirements. Market risk arises on fixed rate commitments if interest rates have moved adversely subsequent to the extension of the commitment. The Bank believes that market risk associated with commitments is minimal. The Bank's distribution of commitments to extend credit approximates the distribution of loans receivable outstanding.

11. EMPLOYEE BENEFIT PLAN

     The Bank has a defined contribution employee retirement plan for the benefit of all full time employees. Under the plan, participating employees are immediately vested. The plan provides for regular employer payments that match each participating employee's contribution to their individual tax-deferred retirement account. Employees can contribute up to 19% of their compensation to the plan, and the Bank matches 50% of the first 12% of employee contributions on a graduated scale. The Bank contributed $51,000, $69,000 and $60,000 to the plan during 2000, 1999 and 1998, respectively. The following table presents the employer match of employee contributions as defined in the Bank's 401k Plan:

EMPLOYEE CONTRIBUTION                           EMPLOYER MATCH
---------------------                           --------------
1 to 3%.......................................       100%
4 to 6%.......................................        50%
7 to 12%......................................        25%

12. STOCKHOLDERS' EQUITY

     Shares of Class A common stock are entitled to one vote per share on all matters, and vote together with the common stock as a single class except with respect to certain corporate matters for which Class A common stock has greater rights. Both Class A and regular common stock are publicly traded. The holders of Class A common stock, as well as common stock holders, are entitled to dividends only if declared by the Board of Directors. In the event of liquidation or dissolution of the Bank, holders of the Class A common stock are entitled to share ratably with holders of common stock in the assets of the Bank available for distribution after payment in full of $20 per share to each holder of common stock.

                           PENNSYLVANIA CAPITAL BANK

     Shares of Class A common stock are convertible automatically into common stock when the retained earnings of the Bank equals $7,946,000.

13. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                TWELVE MONTHS ENDED DECEMBER 31,
                                          THREE MONTHS ENDED    --------------------------------
                                          DECEMBER 31, 2000       2000        1999        1998
                                          ------------------    --------    --------    --------
                                             (UNAUDITED)
BASIC EARNINGS PER SHARE:
  Net income............................       $    359         $  1,119    $    362    $    145
  Weighted average shares outstanding...        441,452          441,452     441,452     441,452
  Earnings per share....................       $   0.81         $   2.53    $   0.82    $   0.33
DILUTED EARNINGS PER SHARE:
  Net income............................       $    359         $  1,119    $    362    $    145
  Weighted average shares outstanding...        441,452          441,452     441,452     441,452
  Weighted average equivalent shares
     outstanding........................          1,413            1,413         891       1,658
                                               --------         --------    --------    --------
  Diluted weighted average shares
     outstanding........................        442,865          442,865     442,343     443,110
  Earnings per share....................       $   0.81         $   2.53    $   0.82    $   0.33

     Options to purchase 61,141, 89,679 and 88,975 shares of common stock at prices ranging from $19.84 to $31.25, $19.84 to $31.25 and $20.99 to $31.25 per
share were outstanding during the three months and twelve months ended December 31, 2000, the twelve months ended December 31, 1999 and the twelve months ended December 31, 1998, respectively, but were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price of the common shares, and therefore, the effect was not expected to be dilutive because the likelihood of exercise was remote.

14. RELATED PARTIES

     The Bank has entered into transactions with its directors, significant stockholders, and their affiliates (related parties). All loans and commitments on loans in such transactions were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions. It is the opinion of management, that these transactions do not involve more than the normal risk of collectibility nor do they present any other unfavorable characteristics.

     The following is an analysis of loans to related parties during the year ended December 31, 2000:

                                                              (IN THOUSANDS)
Balances December 31, 1999..................................      $3,684
Advances....................................................         196
Repayments..................................................        (159)
                                                                  ------
Balances December 31, 2000..................................      $3,721
                                                                  ======

     The amount of deposits from related parties held by the Bank at December 31, 2000 and 1999 was $11.4 million and $4.6 million, respectively.

     The Bank's office space lease agreement is with a partnership comprised of related parties. The current lease for office space expires on May 9, 2011, with the Bank having the ability to cancel the lease at the end of the tenth year if the Bank requests additional space and such is not made available within certain time periods.

                           PENNSYLVANIA CAPITAL BANK

The lease terms were negotiated in accordance with similar lease agreements at market rental rates and conditions, and the lease was approved by a vote of disinterested directors of the Bank. Rental expense paid for this office space lease was $337,000, $336,000 and $300,000 in 2000, 1999 and 1998, respectively.

     From time-to-time the Bank utilizes related parties for certain legal, insurance and other services. During 2000 the Bank paid related parties $111,000 for such services.

15. STOCK OPTIONS AND WARRANTS

  Stock Options

     The Bank maintains several fixed stock option plans and agreements for current and former key employees, and directors.

     The Bank has elected to follow the Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options.

     Under APB No. 25, because the exercise price of the Bank's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized. Pro forma information regarding net income and net income per share is required by SFAS No. 123, and has been determined as if the Bank had accounted for stock options under the fair value method of that statement.

     Because the Bank's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options. For the purpose of pro forma disclosure, the estimated fair value of the options, which vest immediately, is charged to expense in the year of grant.

     The Bank's pro forma results including consideration of this amortized expense are as follows for the years ended December 31:

                                                               2000       1999       1998
                                                             --------    -------    -------
                                                             (DOLLAR AMOUNTS IN THOUSANDS,
                                                                   EXCEPT SHARE DATA)
Pro forma net income.......................................   $1,119      $ 278      $  78
Pro forma basic net income per share.......................   $ 2.53      $0.63      $0.18
Pro forma diluted net income per share.....................   $ 2.53      $0.63      $0.18

     Stock option activity under option plans for the years ended December 31 are as follows:

                                             2000                    1999                    1998
                                     ---------------------   ---------------------   ---------------------
                                                WEIGHTED                WEIGHTED                WEIGHTED
                                                 AVERAGE                 AVERAGE                 AVERAGE
                                                EXERCISE                EXERCISE                EXERCISE
                                     OPTIONS   PRICE/SHARE   OPTIONS   PRICE/SHARE   OPTIONS   PRICE/SHARE
                                     -------   -----------   -------   -----------   -------   -----------
Outstanding at beginning of year...  122,175     $23.94      102,175     $25.10       72,777     $20.31
  Granted..........................       --         --       20,000      18.00       42,598      31.25
  Repurchased......................       --         --           --         --      (11,700)     18.28
  Expired..........................  (28,538)     21.50           --         --       (1,500)     20.00
                                     -------                 -------                 -------
Outstanding at end of year.........   93,637      24.68      122,175      23.94      102,175      25.10
                                     =======                 =======                 =======
Exercisable at end of year.........   93,637     $24.68      122.175     $23.94      102,175     $25.10
                                     =======                 =======                 =======

                           PENNSYLVANIA CAPITAL BANK

     There were no options granted during 2000. The weighted average fair values of options granted during 1999 and 1998 utilizing the Black-Scholes Valuation Model were $6.36 and $2.40, respectively.

     The following table summarizes certain characteristics of issued stock options as of December 31, 2000:

                                                                                  AVERAGE
                                                                                 REMAINING
                                                     OPTIONS      EXERCISE      CONTRACTUAL
YEAR ISSUED                                        OUTSTANDING     PRICE      LIFE (IN YEARS)
-----------                                        -----------    --------    ---------------
1993.............................................     7,200        $21.22           0.7
1994.............................................     3,464         21.50           1.4
1995.............................................       691         21.50           1.4
1996.............................................     4,689         21.50           2.6
1997.............................................    12,496         17.83           3.6
1998.............................................    45,097         30.71           3.9
1999.............................................    20,000         18.00           6.0
                                                     ------        ------           ---
                                                     93,637        $24.68           3.9
                                                     ======        ======           ===

  Warrants

     At December 31, 1999, the Bank had 51,261 warrants issued which entitled the holder to purchase one share of common stock with each warrant at a price of $30 per share. These warrants expired in June 2000.

16. REGULATORY MATTERS

     In the opinion of management, as of December 31, 2000, the Bank meets all capital adequacy requirements to which it is subject. The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total Capital and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined).

     As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as well-capitalized under the regulatory framework. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                           PENNSYLVANIA CAPITAL BANK

     The following table sets forth certain information concerning regulatory capital of the Bank at December 31:

                                                                                     TO BE WELL
                                                                                  CAPITALIZED UNDER
                                                                FOR CAPITAL       PROMPT CORRECTIVE
                                              ACTUAL         ADEQUACY PURPOSES    ACTION PROVISIONS
                                         ----------------    -----------------    -----------------
                                         AMOUNT     RATIO    AMOUNT     RATIO     AMOUNT     RATIO
                                         -------    -----    -------    ------    -------    ------
                                                       (DOLLAR AMOUNTS IN THOUSANDS)
DECEMBER 31, 2000:
  Total Capital (to risk-weighted
     assets)...........................  $11,986    12.53%   $7,653      8.00%    $9,567     10.00%
  Tier 1 Capital (to risk-weighted
     assets)...........................   10,790    11.28%    3,827      4.00%     5,740      6.00%
  Tier 1 Capital (to average assets)...   10,790     7.63%    5,658      4.00%     7,072      5.00%
DECEMBER 31, 1999:
  Total Capital (to risk-weighted
     assets)...........................  $10,781    12.21%   $7,062      8.00%    $8,828     10.00%
  Tier 1 Capital (to risk-weighted
     assets)...........................    9,672    10.96%    3,531      4.00%     5,297      6.00%
  Tier 1 Capital (to average assets)...    9,672     7.06%    5,481      4.00%     6,851      5.00%

     The FDIC insures deposits of account holders up to $100,000 per insured depositor. To provide for this insurance, the Bank pays an annual premium.

17. SELECTED QUARTERLY FINANCIAL DATA

     The following presents the quarterly financial data for the three-month period ending December 31, 2000:

                                                              THREE MONTHS ENDED
                                                              DECEMBER 31, 2000
                                                              ------------------
                                                                 (UNAUDITED)
Interest income.............................................        $2,880
Interest expense............................................         1,505
                                                                    ------
Net interest income.........................................         1,375
Provision for loan losses...................................            75
                                                                    ------
Net interest income after provision for losses..............         1,300
                                                                    ------
Noninterest income..........................................           203
Noninterest expense.........................................           951
                                                                    ------
Income before provision for income taxes....................           552
Provision for income taxes..................................           193
                                                                    ------
Net income..................................................        $  359
                                                                    ======
Earnings per share:
  Basic.....................................................        $ 0.81
  Diluted...................................................        $ 0.81

                           PENNSYLVANIA CAPITAL BANK

18. AGREEMENT AND PLAN OF MERGER

     On February 1, 2001, the Bank announced that it had entered into a definitive agreement with Three Rivers Bancorp, Inc. ("TRBC") whereby all the stock of PA Capital Bank would be acquired by TRBC and PA Capital Bank would be merged into Three Rivers Bank, TRBC's principal subsidiary.

     Pursuant to the definitive agreement, the transaction pricing has been calculated by using an underlying exchange ratio of 4.61 and a price of $9.00 for each share of TRBC's stock creating a deal price of $41.50 a share for PA Capital Bank's stock. Each PA Capital Bank shareholder will receive 90% of the deal price in TRBC stock (i.e. 4.15 shares of TRBC stock for each share of PA Capital Bank stock) and 10% in cash (i.e. $4.15 for each share of PA Capital Bank stock). The merger consideration may be adjusted to reflect the exercise of PA Capital Bank's outstanding options.

     Based on TRBC's stock price of $9.00, and assuming 100% cash out of the PA Capital Bank options, the value price of the transaction would be $20 million comprised of $16.6 million in TRBC stock and $3.4 million in cash. The price is approximately 175% of PA Capital Bank's book value and 16.4 times its 2000 earnings. Based upon the above assumptions, TRBC would issue approximately 1.83 million shares in the transaction.

     The merger, which will be accounted for as a purchase, is subject to various customary closing conditions including the receipt of all required shareholder and regulatory approvals.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders Pennsylvania Capital Bank:

     We have audited the accompanying statements of financial condition of Pennsylvania Capital Bank (the Bank) as of December 31, 2000 and 1999, and the related statements of income and comprehensive income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pennsylvania Capital Bank as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

Pittsburgh, Pennsylvania
February 14, 2001

Deloitte & Touche LLP


2500 One PPG Place


Pittsburgh, Pennsylvania 15222-5401



Tel: (412) 338-7200


Fax:  (412) 338-7380


www.us.deloitte.com



                                                                   DELOITTE


                                                                        & TOUCHE



To the Board of Directors and Stockholders of


Pennsylvania Capital Bank


Pittsburgh, Pennsylvania



We have audited the accompanying statements of income and comprehensive income, changes in stockholders' equity and cash flows of Pennsylvania Capital Bank (the "Bank") for the year ended December 31, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.



We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, such financial statements present fairly, in all material respects, the results of the Bank's operations and its cash flows for the year ended December 31, 1998 in conformity with accounting principles generally accepted in the United States of America.


March 2, 1999

----------
DELOITTE
TOUCHE
TOHMATSU
----------

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement") dated as
of January   , 2001, by and among THE PENNSYLVANIA CAPITAL BANK ("Pennsylvania
Capital"), a Pennsylvania banking institution having its registered office at The Times Building, 336 Fourth Avenue, Pittsburgh, Pennsylvania 15222, and THREE RIVERS BANCORP, INC. ("Three Rivers"), a Pennsylvania corporation, having its principal executive office at 2681 Mosside Boulevard, Monroeville, Pennsylvania 15146-3315 and THREE RIVERS BANK AND TRUST COMPANY ("Three Rivers Bank"), a Pennsylvania banking institution having its registered office at 2681 Mosside Boulevard, Monroeville, Pennsylvania 15146-3315, the stock of which is wholly owned by Three Rivers.

                                   WITNESSETH

     WHEREAS, the parties hereto desire that Pennsylvania Capital shall be merged with and into Three Rivers Bank ("Merger") pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A ("Plan of Merger") pursuant to which the shareholders of Pennsylvania Capital will receive cash and shares of Three Rivers Common Stock in exchange for their shares of Pennsylvania Capital Stock (both Pennsylvania Capital Common and Pennsylvania Capital Class A Stock); and

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1. "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

     1.2. "Closing Date" shall mean the date specified pursuant to Section 4.9 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

     1.3. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.4. "Commission" or "SEC" shall mean the Securities and Exchange
Commission.

     1.5. "Competing Transaction" shall mean any of the following involving Pennsylvania Capital (other than the transactions contemplated by this Reorganization Agreement): (a) any merger, consolidation, share exchange for a controlling interest, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Pennsylvania Capital in a single transaction or series of transactions to the same person, entity or group, or (c) any public announcement by Pennsylvania Capital of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     1.6. "Deal Price" shall mean the Initial Deal Price or Adjusted Deal Price as defined in Article V of the Plan of Merger, as applicable.

     1.7. "Department of Banking" shall mean the Pennsylvania Department of Banking.

     1.8. "Effective Date" shall mean the date specified pursuant to Section 4.9 hereof as the effective date of the Merger.

     1.9. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.10. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.11. "FDIA" shall mean the Federal Deposit Insurance Act.

     1.12. "FDIC" shall mean the Federal Deposit Insurance Corporation.

     1.13. "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

     1.14. "Investment Company Act" means, the Investment Company Act of 1940, as amended.

     1.15. The term "knowledge" means, with respect to a party hereto, actual knowledge of Gerald B. Hindy, Charles A. Warden, Michael G. Zamagias and Andrew
W. Hasley in the case of Pennsylvania Capital and Terry K. Dunkle, Harrison W. Vail and Anthony M. V. Eramo in the case of Three Rivers and Three Rivers Bank.

     1.16. "Nasdaq" means the electronic securities market that is operated by the Nasdaq Stock Market, Inc. which is a wholly-owned subsidiary of the National Association of Securities Dealers, Inc.

     1.17. "Nasdaq National Market" means a tier of the Nasdaq Stock Market comprised of securities meeting the specific requirements of a Nasdaq National Market security.

     1.18. "Pennsylvania Banking Code" shall mean the Pennsylvania Banking Code of 1965, as amended.

     1.19. "Pennsylvania Capital Financial Statements" shall mean (i) the unaudited balance sheets of Pennsylvania Capital as of September 30, 2000 and December 31, 2000 and the respective related statements of cash flows and changes in shareholder's equity (including related notes, if any) and the income statements for the periods then ending, (ii) the audited consolidated balance sheets of Pennsylvania Capital as of December 31, 1999, 1998 and 1997 and the related statements of cash flows and changes in shareholders' equity for each of these years (including related notes, if any) and the income statements for each of the three years ended December 31, 1999, 1998 and 1997 and (iii) the balance sheets of Pennsylvania Capital and related statements of income (including statements of cash flows and changes in shareholders' equity and related notes, if any) with respect to quarterly or annual periods ended subsequent to September 30, 2000.

     1.20. "Previously Disclosed" shall mean disclosed prior to the execution hereof in a detailed letter or schedule, for which any and all representations, warranties and covenants are hereby qualified by such letter or schedule and which such letter or schedule shall identify the appropriate provision of this Reorganization Agreement to which it relates dated of even date herewith and delivered to (i) Pennsylvania Capital by Three Rivers, the receipt of which shall be acknowledged in writing by Pennsylvania Capital, or (ii) Three Rivers by Pennsylvania Capital, the receipt of which shall be acknowledged in writing by Three Rivers.

     1.21. "Proxy Statement" shall mean the joint proxy statement/prospectus (or similar documents), together with any post-effective amendments thereto, sent to the shareholders of Three Rivers and Pennsylvania Capital, respectively, to solicit their votes in connection with this Reorganization Agreement and the Plan of Merger.

     1.22 "Re-evaluation Date" shall have the meaning found in Article V of the Plan of Merger.

     1.23. "Registration Statement" shall mean the registration statement, and any post-effective amendments thereto, with respect to the Three Rivers Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

     1.24. "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

     1.25. "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

     1.26. "Securities Act" shall mean the Securities Act of 1933, as amended.

     1.27. "Securities Laws" shall mean: the Securities Act; the Exchange Act; the Investment Company Act; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

     1.28. "Three Rivers Financial Statements" shall mean (i) the unaudited balance sheets of Three Rivers Bank as of September 30, 2000 and December 31, 2000 and the related statements of cash flows and changes in shareholder's equity (including related notes, if any) and the income statements for the periods then ending, (ii) the audited consolidated balance sheets of Three Rivers as of December 31, 1999, 1998 and 1997 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for each of the three years ended December 31, 1999, 1998 and 1997 as filed by Three Rivers in SEC Documents and (iii) the consolidated balance sheets of Three Rivers and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by Three Rivers in SEC Documents with respect to quarterly or annual periods ended subsequent to September 30, 2000; provided, however, that all financial statements shall be prepared on a pro forma basis for periods during which Three Rivers Bank was a wholly-owned subsidiary of USBANCORP, Inc. prior to the April 3, 2000 tax-free spin-off of Three Rivers to the shareholders of USBANCORP, Inc. on pursuant to Section 355 of the Code.

     1.29. "Tax" or "Taxes" shall mean all (i) income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added, commercial rent or other taxes, (ii) fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and penalties, or (iii) additions to tax, or additional amounts with respect thereto, imposed by any taxing authority.

     1.30. "Tax Returns" shall mean all federal, state, local and foreign tax returns including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and any regulations thereunder, and any comparable state and local laws and regulations, withholding tax returns, FICA and FUTA returns and back-up withholding returns required under Section 3406 of the Code and the regulations thereunder, and any comparable state and local laws and regulations.

     Other terms used herein are defined in the preamble and the recitals to this Reorganization Agreement.

                                   ARTICLE 2

             REPRESENTATIONS AND WARRANTIES OF PENNSYLVANIA CAPITAL

     Pennsylvania Capital hereby represents and warrants to Three Rivers as follows:

2.1. CAPITAL STRUCTURE OF PENNSYLVANIA CAPITAL

     (a) As of the date hereof, the authorized capital stock of Pennsylvania Capital consists of 5,000,000 shares of Common Stock, par value $1.00 per share ("Pennsylvania Capital Common"), 100,000 shares of Class A Common Stock, par value $1.00 per share ("Pennsylvania Capital Class A Stock") and 1,000,000 shares of Preferred Stock, par value $1.00 per share ("Pennsylvania Capital Preferred Stock"). ("Pennsylvania Capital Common" and "Pennsylvania Capital Class A Stock" are sometimes collectively herein referred to as "Pennsylvania Capital Stock"). As of the date hereof, 404,777 shares of Pennsylvania Capital Common, 36,675 shares of Pennsylvania Capital Class A Stock and no shares of Pennsylvania Capital Preferred Stock are issued and outstanding. All outstanding shares of Pennsylvania Capital Stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of Pennsylvania Capital Stock has been issued in violation of the preemptive rights of any person.

     (b) Except as Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the Pennsylvania Capital Stock.

2.2. NO SUBSIDIARIES

     Pennsylvania Capital does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank, savings association or other organization.

2.3. ORGANIZATION, STANDING AND AUTHORITY OF PENNSYLVANIA CAPITAL

     Pennsylvania Capital is a duly organized Pennsylvania banking institution, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Pennsylvania Capital has full power and authority to carry on its business as now conducted. Pennsylvania Capital is not required to be qualified to do business in any other State of the United States or any foreign jurisdiction except the State of Ohio in which an application for a license as a foreign corporation may be necessary. Pennsylvania Capital has all material federal, state and local governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

2.4. AUTHORIZED AND EFFECTIVE REORGANIZATION AGREEMENT

     (a) Pennsylvania Capital has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement. The execution and delivery of this Reorganization Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Pennsylvania Capital, subject to approval thereof by the shareholders of Pennsylvania Capital to the extent required by applicable law, and the Articles of Incorporation and By-Laws of Pennsylvania Capital.

     (b) Upon the execution of the Plan of Merger and at all times thereafter until the Closing Date, Pennsylvania Capital will have all requisite corporate power and authority to enter into and perform all of its obligations under the Plan of Merger, and the execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby (at the time of such execution) will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Pennsylvania Capital, except that the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Pennsylvania Capital Common and Pennsylvania Capital Class A Stock, voting together as a class, is required to approve the Plan of Merger pursuant to the Articles of Incorporation of Pennsylvania Capital and the Pennsylvania Banking Code.

     (c) This Reorganization Agreement constitutes a legal, valid and binding obligation of Pennsylvania Capital and the Plan of Merger, upon the authorization, execution and delivery thereof by the parties thereto, will constitute a legal, valid and binding obligation of Pennsylvania Capital, in each case enforceable against it in accordance with their respective terms, subject to receipt of shareholder approval and, as to enforceability, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (d) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Pennsylvania Capital with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Pennsylvania Capital, (ii) constitute or result in a breach of any material term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Pennsylvania Capital pursuant to, any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Pennsylvania Capital (provided approval is obtained by appropriate federal and state regulatory authorities) except for such violations which, either individually or in the aggregate, would not have a material adverse effect on Pennsylvania Capital.

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2.5. REGULATORY FILINGS

     Pennsylvania Capital has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency and such reports were prepared, in all material respects, in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports. Except as Previously Disclosed, there are no unresolved violations, criticisms or exceptions by the FDIC or other federal or state regulatory agency with respect to any filings made by Pennsylvania Capital.

2.6. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

     The Pennsylvania Capital Financial Statements fairly present the financial position of Pennsylvania Capital as of the dates indicated and the results of operations (and changes in shareholders' equity and cash flows for audited periods) of Pennsylvania Capital for the periods then ended in conformity with generally accepted accounting principles (in all material respects for unaudited periods) applied on a consistent basis except as disclosed therein. Except as Previously Disclosed, (i) the books and records of Pennsylvania Capital fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound, (ii) such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements and (iii) the minute books of Pennsylvania Capital contain accurate records of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

2.7. MATERIAL ADVERSE CHANGE

     Except as Previously Disclosed, Pennsylvania Capital has not suffered any material adverse change in its financial condition, results of operations or business since September 30, 2000.

2.8. ABSENCE OF UNDISCLOSED LIABILITIES

     Pennsylvania Capital has no liability (contingent or otherwise) that is material to Pennsylvania Capital, or that, when combined with all similar liabilities, would be material to Pennsylvania Capital, except as disclosed in the Pennsylvania Capital Financial Statements as of the date of this Reorganization Agreement or as Previously Disclosed.

2.9. PROPERTIES

     Except as Previously Disclosed, Pennsylvania Capital has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the Pennsylvania Capital Financial Statements as being owned by Pennsylvania Capital as of September 30, 2000 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its business including security interests or pledges to secure advances from the Federal Home Loan Bank, or other funding sources disclosed, and collateral securing deposits of the City of Pittsburgh, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and
(iv) dispositions and encumbrances for reasonably adequate consideration in the ordinary course of business. All leases pursuant to which Pennsylvania Capital, as lessee, leases real or personal property are valid and subsisting in accordance with their respective terms. Pennsylvania Capital has Previously Disclosed a true, complete and correct list of all personal property owned by officers or directors of Pennsylvania Capital and located on the premises of Pennsylvania Capital or used in the business of Pennsylvania Capital.

2.10 LOANS

     Except as Previously Disclosed, and to the knowledge of Pennsylvania Capital, each loan reflected as an asset in the Pennsylvania Capital Financial Statements as of September 30, 2000 and as of December 31, 2000 and each loan entered into subsequent thereto, (i) is evidenced in all material respects by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected except for such

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invalid or unperfected security interests which would not reasonably be expected to have a material effect on Pennsylvania Capital, or any transaction contemplated by this Reorganization Agreement or the Plan of Merger, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, as of December 31, 2000, Pennsylvania Capital is not a party to any loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Pennsylvania Capital or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

2.11. ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses reflected on the Pennsylvania Capital Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans and is in conformity with all applicable banking regulatory procedures and requirements.

2.12. TAX MATTERS

     (a) Pennsylvania Capital has timely filed all federal income tax returns required to be filed by it for each year through December 31, 1999 and has timely filed, or caused to be filed, all other federal, state, local and foreign Tax Returns required to be filed with respect to Pennsylvania Capital.

     (b) All Taxes due in respect of any tax periods have been paid or adequate reserves have been established for the payment of such Taxes and, as of the Closing Date, all Taxes due or to become due in respect of any tax periods ending on or prior to the Closing Date will have been paid or adequate reserves or accruals will have been established for the payment thereof. Pennsylvania Capital will not have any material liability for any Taxes in excess of the amounts so paid or reserves or accruals so established. No audit examination or deficiency or refund litigation is pending with respect to tax periods of Pennsylvania Capital ending on or prior to the Closing Date.

     (c) All federal, state and local (and, if applicable, foreign) Tax Returns filed by Pennsylvania Capital are complete and accurate in all material respects. Pennsylvania Capital is not delinquent in the payment of any Tax, assessment or governmental charge, and Pennsylvania Capital has not requested any extension of time within which to file any Tax Returns in respect of any taxable year or portion thereof which have not since been filed. To the knowledge of Pennsylvania Capital, no deficiencies for any Tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Pennsylvania Capital that have not been settled and paid. There are currently no agreements in effect with respect to Pennsylvania Capital to extend the period of limitations for the assessment or collection of any Tax.

     (d) Termination of the employment of any employees of Pennsylvania Capital, or contemplated payment to any employees or officers of Pennsylvania Capital, either before or following consummation of the transactions contemplated hereby, will not cause Pennsylvania Capital or Three Rivers Bank to make or to be required to make any "excess parachute payment" as that term is defined in
Section 280(G) of the Code.

     (e) Pennsylvania Capital has no reason to believe that any conditions exist that might prevent or impede this transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.13. EMPLOYEE BENEFIT PLANS

     (a) Pennsylvania Capital has Previously Disclosed true and complete copies of all qualified pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Pennsylvania Capital, and will make available to Three Rivers (i) the most recent actuarial and financial reports prepared with respect to any plans qualified under Section 401(a) of the Code, (ii) the most recent annual reports filed with any government agency and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any plan qualified under Section 401(a) of the Code.

     (b) Neither Pennsylvania Capital (nor any pension plan maintained by it) has incurred or reasonably expects to incur any material liability to the Internal Revenue Service with respect to any plan qualified under Section 401(a) of the Code. Except as Previously Disclosed, Pennsylvania Capital has never sponsored, participated in or maintained any defined benefit pension plan. Pennsylvania Capital has never participated in a "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

     (c) As Previously Disclosed, a favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of Pennsylvania Capital which is intended to be a qualified plan to the effect that such plan is qualified under
Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or has been threatened to be revoked and Pennsylvania Capital does not know of any ground on which such revocation may be based. Such plans have been operated in all material respects in accordance with their terms and applicable law.

     (d) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Pennsylvania Capital which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or the correction of which would have a material adverse effect on the financial condition, results of operations or business of Pennsylvania Capital.

2.14. CERTAIN CONTRACTS

     (a) Except as Previously Disclosed, Pennsylvania Capital is neither a party to, nor is it bound by, (i) any material agreement, arrangement or commitment whether or not made in the ordinary course of business (other than loans or loan commitments made in the ordinary course of the banking business of Pennsylvania Capital), (ii) any agreement, indenture or other instrument relating to the borrowing of money by Pennsylvania Capital or the guarantee by Pennsylvania Capital of any such obligation, other than instruments relating to transactions entered into in the ordinary course of the banking business of Pennsylvania Capital and reflected in the Pennsylvania Capital Financial Statements, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

     (b) Pennsylvania Capital is not in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

     (c) Since December 31, 1999, Pennsylvania Capital has neither incurred nor paid any obligation or liability that would be material to Pennsylvania Capital, except obligations incurred or paid in connection with transactions in the ordinary course of business of Pennsylvania Capital consistent with its past practices or except as Previously Disclosed or reflected in the Pennsylvania Capital Financial Statements.

     (d) Except as Previously Disclosed, Pennsylvania Capital is not a party to any transaction (other than agreements Previously Disclosed in connection with Section 2.13(a) and 2.14(a) hereof) with (i) any person who has been an executive officer or a director of Pennsylvania Capital since January 1, 1999,
(ii) any spouse of any such officer or director, (iii) any parent, child, brother, sister, or other family relation of any such officer or director who has the same home as such officer or director, (iv) any corporation or other entity of which any such officer or director or any such family relation is an officer, director, partner, or greater than 5% shareholder (based on percentage ownership of voting stock) or (v) any "affiliate" or "associate" of any such persons or entities (as such terms are defined in the rules and regulations promulgated under the Securities Act), including, without limitation, (x) any transaction involving a contract, agreement, or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, and (y) loans (including any loan guaranty) outstanding at the date hereof, but not (z) deposit accounts maintained at Pennsylvania Capital in the ordinary course of its banking business.

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

2.15. LEGAL PROCEEDINGS

     Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Pennsylvania Capital, threatened against Pennsylvania Capital or against any asset, interest or right of Pennsylvania Capital that would, if determined adversely to Pennsylvania Capital, have a material adverse effect on Pennsylvania Capital. To the knowledge of Pennsylvania Capital, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose upon Three Rivers, Pennsylvania Capital or any of their respective subsidiaries or affiliates any material cost or obligation in connection therewith. Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Pennsylvania Capital, threatened against any present or former director or executive officer of Pennsylvania Capital that might give rise to a claim for indemnification that would, if determined adversely to Pennsylvania Capital, have a material adverse effect on Pennsylvania Capital, and, to the knowledge of Pennsylvania Capital, there is no reasonable basis for any such action, suit or proceeding.

2.16. COMPLIANCE WITH LAWS

     Except as Previously Disclosed, Pennsylvania Capital is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither Pennsylvania Capital nor, to the knowledge of Pennsylvania Capital, any director or officer thereof received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. Pennsylvania Capital is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and it has not received any communication requesting that it enter into any of the foregoing. Without limiting the generality of the foregoing, Pennsylvania Capital is in material compliance with the filing requirements for all currency transaction reports required to be filed and taken all other material actions required under the Currency and Foreign Transactions Reporting Act, codified at 31 U.S.C. sec. 5301 et seq., and its implementing regulations.

2.17. BROKERS AND FINDERS

     Neither Pennsylvania Capital nor any of its officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated by this Reorganization Agreement or the Plan of Merger, except that Pennsylvania Capital has engaged and will pay a fee to Danielson Associates, Inc. in connection with a fairness opinion regarding the Merger.

2.18. INSURANCE

     Pennsylvania Capital has Previously Disclosed a complete and accurate summary of all insurance policies and bonds maintained by Pennsylvania Capital. Except as Previously Disclosed, Pennsylvania Capital has not received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds and, within the last three years, Pennsylvania Capital has not been refused any insurance coverage sought or applied for, and Pennsylvania Capital has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Pennsylvania Capital.

2.19. DEPOSIT INSURANCE

     Except as Previously Disclosed, Pennsylvania Capital is an insured bank as defined in the FDIA, and Pennsylvania Capital has paid all assessments and filed all reports required by the FDIA.

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

2.20. ENVIRONMENTAL LIABILITY

     Except as Previously Disclosed, there is no legal, administrative, arbitral or other proceeding to which Pennsylvania Capital is a party, or, to the knowledge of Pennsylvania Capital, claim, action, cause of action, or governmental investigation of any nature seeking to impose, or that could result in the imposition, on Pennsylvania Capital of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the knowledge of Pennsylvania Capital, threatened against Pennsylvania Capital, which liability might have a material adverse effect on the financial condition, results of operations or business of Pennsylvania Capital; except as Previously Disclosed, to the knowledge of Pennsylvania Capital, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and Pennsylvania Capital is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

2.21. CERTAIN INFORMATION

     At the time the Proxy Statement is mailed to shareholders of Pennsylvania Capital, up to and including the time of the later of the Pennsylvania Capital shareholders' meeting held to vote upon the Merger or the Three Rivers shareholders' meeting held to vote upon the Merger, the information provided by Pennsylvania Capital and contained in the Proxy Statement (i) shall comply in all material respects with the applicable provisions of the regulations of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THREE RIVERS

     Three Rivers and, where appropriate, Three Rivers Bank, jointly and severally hereby represent and warrant to Pennsylvania Capital as follows:

3.1. CAPITAL STRUCTURE OF THREE RIVERS

     As of the date hereof, the authorized capital stock of Three Rivers consists of (i) 5,000,000 shares of preferred stock, no par value, none of which has been issued and (ii) 20,000,000 shares of common stock, par value $0.01 per share ("Three Rivers Common Stock"), of which 6,675,212 shares are issued and outstanding. All outstanding shares of Three Rivers' capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. Except as Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the capital stock of Three Rivers. None of the shares of Three Rivers' capital stock has been issued in violation of the preemptive rights of any person. The shares of Three Rivers Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights. As of the date hereof, no shares of Three Rivers Common Stock were reserved for issuance.

3.2. ORGANIZATION, STANDING AND AUTHORITY OF THREE RIVERS

     Each of Three Rivers and its wholly-owned banking subsidiary, Three Rivers Bank, is a duly organized corporation, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to carry on its business as now conducted. Three Rivers is registered as a bank holding company under the Bank Holding Company Act. Three Rivers and its subsidiaries have all material federal, state and local government authorizations necessary for them to own or lease their properties and assets and to carry on their business as it is now being conducted.

3.3. AUTHORIZED AND EFFECTIVE REORGANIZATION AGREEMENT

     (a) Each of Three Rivers and Three Rivers Bank has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement. The execution and delivery of this Reorganization Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Three Rivers and Three Rivers Bank.

     (b) Upon the execution of the Plan of Merger, and at all times thereafter until the Closing Date, each of Three Rivers and Three Rivers Bank will have all requisite corporate power and authority to enter into and perform all of its obligations under the Plan of Merger, and the execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby (at the time of such execution) will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Three Rivers and Three Rivers Bank, except that the affirmative vote of the holders of a majority of the outstanding shares of Three Rivers Common Stock is required to authorize the issuance of Three Rivers Common Stock pursuant to this Reorganization Agreement and Plan of Merger in accordance with Nasdaq requirements.

     (c) The Board of Directors of Three Rivers has directed that this Reorganization Agreement and the Plan of Merger be submitted to Three Rivers' stockholders for approval at a regular meeting to be held as soon as practicable.

     (d) This Reorganization Agreement constitutes a legal, valid and binding obligation of Three Rivers and Three Rivers Bank and the Plan of Merger, upon the authorization, execution and delivery thereof by the parties thereto, will constitute a legal, valid and binding obligation of Three Rivers and Three Rivers Bank, enforceable against them in accordance with their respective terms, subject to receipt of shareholder approval and, as to enforceability, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (e) Neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Three Rivers or Three Rivers Bank with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation, charter or By-laws of Three Rivers or Three Rivers Bank, (ii) constitute or result in a breach of any material term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Three Rivers or Three Rivers Bank pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation or
(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Three Rivers or Three Rivers Bank except for such violations which, either individually or in the aggregate would not have a material adverse effect on Three Rivers.

3.4. SEC DOCUMENTS; REGULATORY FILINGS

     (a) Three Rivers has timely filed all SEC Documents together with any required amendments thereto, that it was required to file with the SEC. All such filings by Three Rivers complied in all material respects with all of the Securities Laws and are true, accurate and complete. There are no unresolved violations, criticisms or exceptions by the SEC with respect to any filings made by Three Rivers.

     (b) Three Rivers and each Three Rivers subsidiary has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency and such reports were prepared, in all material respects, in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports.

3.5. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

     The Three Rivers Financial Statements fairly present the consolidated financial position of Three Rivers as of the dates indicated and the results of operations, changes in shareholders' equity and cash flows of Three Rivers for the periods then ended in conformity with generally accepted accounting principles (in all material respects for unaudited periods) applied on a consistent basis except as disclosed therein. For periods prior to April 1, 2000 such statements have been prepared on a pro forma basis. Except as Previously Disclosed (i) the books and records of Three Rivers fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound, (ii) such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements, and (iii) minute books of Three Rivers contain accurate records of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

3.6. MATERIAL ADVERSE CHANGE

     Neither Three Rivers nor Three Rivers Bank has suffered any material adverse change in its financial condition, results of operations or business since September 30, 2000.

3.7. ABSENCE OF UNDISCLOSED LIABILITIES

     Three Rivers has no liability (contingent or otherwise) that is material to Three Rivers, or that, when combined with all similar liabilities, would be material to Three Rivers, except as disclosed in the Three Rivers Financial Statements or as Previously Disclosed.

3.8. ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses reflected on the Three Rivers Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans and is in conformity with all applicable banking regulatory procedures and requirements.

3.9. TAX MATTERS

     (a) Three Rivers has timely filed, or caused to be filed, all federal, state, local and foreign Tax Returns required to be filed with respect to Three Rivers.

     (b) All Taxes due in respect of any tax periods have been paid or adequate reserves have been established for the payment of such Taxes and, as of the Closing Date, all Taxes due or to become due in respect of any tax periods ending on or prior to the Closing Date will have been paid or adequate reserves or accruals will have been established for the payment thereof. Three Rivers will not have any material liability for any Taxes in excess of the amounts so paid or reserves or accruals so established. No audit examination or deficiency or refund litigation is pending with respect to tax periods of Three Rivers ending on or prior to the Closing Date.

     (c) All federal, state and local (and, if applicable, foreign) Tax Returns filed by Three Rivers are complete and accurate in all material respects. Three Rivers is not delinquent in the payment of any Tax, assessment or governmental charge, and Three Rivers has not requested any extension of time within which to file any Tax Returns in respect of any taxable year or portion thereof which have not since been filed. To the knowledge of Three Rivers, no deficiencies for any Tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Three Rivers that have not been settled and paid. There are currently no agreements in effect with respect to Three Rivers to extend the period of limitations for the assessment or collection of any Tax.

     (d) Neither Three Rivers nor any of its subsidiaries has any reason to believe that any conditions exist that might prevent or impede this transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.10. LEGAL PROCEEDINGS

     Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Three Rivers or Three Rivers Bank, threatened against Three Rivers, Three Rivers Bank or against any asset, interest or right of Three Rivers or Three Rivers Bank that would, if determined adversely to

Three Rivers or Three Rivers Bank, have a material adverse effect on Three Rivers or Three Rivers Bank. Except as Previously Disclosed, there are no actual or threatened actions, suits or proceedings which, to the knowledge of Three Rivers or Three Rivers Bank, present a claim to restrain or prohibit the transactions contemplated herein or to impose upon Three Rivers or Three Rivers Bank, Pennsylvania Capital or any of their respective subsidiaries or affiliates any material cost or obligation in connection therewith. Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Three Rivers or Three Rivers Bank, threatened against any present or former director or executive officer of Three Rivers or Three Rivers Bank that might give rise to a claim for indemnification that would, if determined adversely to Three Rivers or Three Rivers Bank, have a material adverse effect on Three Rivers or Three Rivers Bank, and, to the knowledge of Three Rivers and Three Rivers Bank, there is no reasonable basis for any such action, suit or proceeding.

3.11. COMPLIANCE WITH LAWS

     Except as Previously Disclosed, each of Three Rivers and its subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and none of Three Rivers, its subsidiaries or, to the knowledge of Three Rivers, any director or executive officer of Three Rivers or any of its subsidiaries has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. None of Three Rivers or any subsidiary of Three Rivers is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that they enter into any of the foregoing.

3.12. BROKERS AND FINDERS

     Neither Three Rivers, its subsidiaries, nor any of their officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated by this Reorganization Agreement or the Plan of Merger, except that Three Rivers has engaged and will pay a fee or commission to Sandler O'Neill & Partners, L.P.

3.13. DEPOSIT INSURANCE

     Three Rivers Bank is an insured bank as defined in the FDIA, and Three Rivers Bank has paid all assessments and filed all reports required by the FDIA.

3.14. ENVIRONMENTAL LIABILITY

     Except as Previously Disclosed, there is no legal, administrative, arbitral or other proceeding to which Three Rivers or any of its subsidiaries is a party, or, to the knowledge of Three Rivers, claim, action, cause of action, or governmental investigation of any nature seeking to impose, or that could result in the imposition, on Three Rivers or any of its subsidiaries of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the knowledge of Three Rivers, threatened against Three Rivers or any of its subsidiaries, which liability might have a material adverse effect on the financial condition, results of operations or business of Three Rivers or any of its subsidiaries. Except as Previously Disclosed, to the knowledge of Three Rivers, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability and neither Three Rivers nor any of its subsidiaries are subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

3.15. CERTAIN INFORMATION

     (a) The information provided by Three Rivers for use in the Proxy Statement, at the time the Proxy Statement is mailed to shareholders of Pennsylvania Capital and at all subsequent times, up to and including

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

the time of the latter of the Pennsylvania Capital shareholders' meeting to vote upon the Merger or the Three Rivers shareholders' meeting to vote upon the Merger, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     (b) When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the later of the Pennsylvania Capital shareholders' meeting to vote upon the Merger or the Three Rivers shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by Three Rivers relating to Three Rivers and its subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

                                   ARTICLE 4

                                   COVENANTS

4.1. SHAREHOLDERS' MEETINGS

     Three Rivers and Pennsylvania Capital shall submit this Reorganization Agreement and the Plan of Merger and, in the case of Three Rivers, the issuance of Three Rivers Common Stock thereunder, to their respective shareholders for approval at special meetings to be held as soon as practicable after the execution of this Reorganization Agreement and after the Registration Statement is declared effective. Subject to the fiduciary duties of the respective Boards of Directors of Three Rivers and Pennsylvania Capital as determined by each after consultation with such Board's counsel, the Boards of Directors of Three Rivers and Pennsylvania Capital shall recommend at the respective shareholders' meetings that the shareholders vote in favor of such approval.

4.2. PROXY STATEMENT; REGISTRATION STATEMENT

     As promptly as practicable after the date hereof, Three Rivers and Pennsylvania Capital shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of Three Rivers and Pennsylvania Capital in connection with the Merger and the transactions contemplated thereby and to be filed by Three Rivers as part of the Registration Statement with the SEC and with the FDIC by Pennsylvania Capital. Provided that Pennsylvania Capital has complied with the requirements of this Reorganization Agreement, Three Rivers will file the Registration Statement with the SEC as promptly as practicable following the preparation of the Proxy Statement. Three Rivers will advise Pennsylvania Capital, after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the Three Rivers Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Three Rivers shall take all actions necessary to register or qualify the shares of Three Rivers Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. Three Rivers shall apply for approval to have the shares of Three Rivers Common Stock authorized for trading on the Nasdaq National Market prior to the Effective Date.

     Each of Pennsylvania Capital and Three Rivers agrees that if, prior to the Effective Date, it shall become aware of any information that would cause any of the statements contained in the Proxy Statement to be false or misleading with respect to a material fact, or the omission of which would cause any of the statements contained in the Proxy Statement to be false or misleading with respect to a material fact, it will promptly inform the other party of such information and take all necessary steps to correct the Proxy Statement and to inform its shareholders of such corrected information.

4.3. PLAN OF MERGER

     The terms of the Plan of Merger are incorporated herein by reference. Pennsylvania Capital shall execute and deliver the Plan of Merger as soon as practicable following Three Rivers' request therefor.

4.4. APPLICATIONS

     As promptly as practicable after the date hereof, Three Rivers shall submit any requisite applications for prior approval or notice of the transactions contemplated herein and in the Plan of Merger to (i) the FDIC pursuant to 12 U.S.C. sec. 1828(c)(2), (ii) the Department of Banking pursuant to Section 1603 of the Pennsylvania Banking Code, and (iii) the Federal Reserve Board pursuant to 12 C.F.R. sec. 225.12(d)(2) and each of the parties hereto shall submit any additional applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger. Each of Three Rivers and Pennsylvania Capital represents and warrants to the other that all information concerning it and its directors, officers and shareholders included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects.

     Each of Three Rivers and Pennsylvania Capital, subject to applicable laws relating to information exchange, shall have the right to advance review of, and the right to consult with the other in regard to, all written information submitted to any (i) third party, (ii) governmental authority or (iii) self-regulatory organization in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger. In exercising this right, each party agrees to act reasonably and promptly. Each party further agrees that it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, governmental authorities and self-regulatory organizations necessary or advisable to consummate the transactions contemplated by the Reorganization Agreement and the Plan of Merger. Each party further agrees to keep the other apprised of the status of the completion of transactions contemplated by this paragraph.

4.5. BEST EFFORTS; CERTAIN NOTICES AND INFORMATION

     (a) Three Rivers and Pennsylvania Capital shall each use its best efforts in good faith to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and 4.4 above and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby except where failure to obtain consent would not have a material adverse effect on the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger, provided that Pennsylvania Capital shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Three Rivers, except in the ordinary course of business and where such payment or modification would not have a material adverse effect on Pennsylvania Capital, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take or fail to take, or to the best of its ability permit to be taken or omit to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

     (b) Pennsylvania Capital shall give prompt notice to Three Rivers, and Three Rivers shall give prompt notice to Pennsylvania Capital, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Reorganization Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of Three Rivers or Pennsylvania Capital, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

     (c) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for securities disclosure purposes.

4.6. INVESTIGATION AND CONFIDENTIALITY

     Pennsylvania Capital and Three Rivers will each keep the other advised of all material developments relevant to its business and to the consummation of the transactions contemplated herein. Pennsylvania Capital and Three Rivers may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. Pennsylvania Capital and Three Rivers agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.6 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party shall, and shall cause its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other party, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to
Section 6.1 hereof. In the event of termination of this Reorganization Agreement, each party shall return to the furnishing party or destroy and certify the destruction of all information previously furnished in connection with the transactions contemplated by this Reorganization Agreement.

4.7. PRESS RELEASES

     Pennsylvania Capital and Three Rivers shall agree with each other, in advance, as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary or appropriate under applicable law.

4.8. COVENANTS OF PENNSYLVANIA CAPITAL

     (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger or except as consented to or approved by Three Rivers, Pennsylvania Capital shall use its reasonable efforts to preserve its properties, business and relationships with customers, employees and other persons.

     (b) Except with the prior written consent of Three Rivers, which consent shall not be unreasonably withheld, between the date hereof and the Effective Date, Pennsylvania Capital shall not:

          (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

          (3) issue any shares of its capital stock or permit any treasury shares to become outstanding, incur any additional debt obligation or other obligation for borrowed money, other than in the ordinary course of business of Pennsylvania Capital consistent with past practice;

          (4) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

          (5) amend its charter or by-laws;

          (6) (i) merge with any other corporation, savings association or bank,
     (ii) permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank, (iii) acquire control over any other firm, bank, corporation, savings association or organization, or (iv) create any subsidiary;

          (7) (i) fail to comply in any material respect with any material laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business, (ii) enter into any material swap, hedge or other similar off-balance sheet transaction, (iii) except to the extent determined in the good faith judgment of the Board of Directors of Pennsylvania Capital to be in the best interests of Pennsylvania Capital, waive or release any material right or cancel or compromise any material debt or claim, (iv) restructure, extend or modify any loan Previously Disclosed pursuant to the second sentence of Section 2.10 hereof except as may occur in the ordinary course of its business, (v) waive or release any right or cancel or compromise any debt or claim in connection with any such loan, or (vi) make any new loan except as may occur in the ordinary course of its business;

          (8) (i) liquidate, sell or dispose of any material assets or acquire any material assets other than in the ordinary course of its business, (ii) make any capital expenditures in excess of $50,000 in the aggregate, (iii) establish new branches or other similar facilities, (iv) or enter into or modify any leases or other contracts that involve annual payments by Pennsylvania Capital that exceed $25,000 in any instance or $50,000 in the aggregate;

          (9) except as Previously Disclosed or mutually agreed upon, (i) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in accordance with Pennsylvania Capital's standard compensation and benefits practices, (ii) enter into, modify or extend any employment or severance contracts with any of its present or former directors, officers or employees, or (iii) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

          (10) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law, regulation or regulatory directives;

          (11) change its methods of accounting in effect at December 31, 1999, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1999, except as required by changes in law or applicable regulations;

          (12) (i) solicit, encourage or initiate inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Pennsylvania Capital or any business combination with Pennsylvania Capital, or, subject to the fiduciary duties of its directors as advised by counsel, furnish any information relating to or in connection with any such inquiries or proposals, other than as contemplated by this Reorganization Agreement,
     (ii) or authorize or permit any officer, director, agent or affiliate of it to do any of the above, or (iii) fail to notify Three Rivers immediately if any such inquiries or proposals are received by, any such information is required from, or any such negotiations or discussions are sought to be initiated with Pennsylvania Capital; or

          (13) agree to do any of the foregoing.

     (c) As soon as practicable, Pennsylvania Capital shall cause (i) financial statements to be prepared in conformity with generally accepted accounting principles for whatever full fiscal year periods are necessary to comply with the requirements of Form S-4 under the Securities Act, with respect to this transaction, and with the other requirements of the rules and regulations under the Securities Act and the Exchange Act as may be applicable to Three Rivers,
(ii) its independent public accountants to perform an audit of such financial statements in conformity with generally accepted auditing standards, and (iii) its independent public accountants to consent to the use of their opinion with respect to such financial statements in registration statements filed by Three Rivers under the Securities Act.

4.9. CLOSING; ARTICLES OF MERGER

     The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at such location as the parties may agree, on the fifth business day following satisfaction or waiver of the conditions to consummation of the Merger set forth in Article 5 hereof or such later date within 30 days thereafter as reasonably may be specified by Three Rivers, with the Merger to be consummated after such intermediate steps as Three Rivers reasonably may specify. The Merger shall be effective at the time and date specified in the Articles of Merger.

4.10. PENNSYLVANIA CAPITAL EMPLOYEES; BOARD OF DIRECTORS

     (a) Certain employees of Pennsylvania Capital as of the Effective Date shall become employees of Three Rivers Bank or a subsidiary of Three Rivers. Nothing in this Reorganization Agreement shall give any employee of Pennsylvania Capital a right to continuing employment with Three Rivers after the Effective Date. As soon as practicable after the Effective Date, Three Rivers shall provide or cause to be provided to employees of Pennsylvania Capital who remain employed by Three Rivers with compensation and benefits which in the aggregate is no less favorable than that generally afforded to other Three Rivers or Three Rivers Bank employees holding similar positions, provided that for purposes of determining eligibility for and vesting of such benefits service with Pennsylvania Capital prior to the Effective Date shall be treated as service to the same extent as if such persons had been employees of Three Rivers or affiliates of Three Rivers, and provided further that this Section 4.10(a) shall not be construed (i) to limit the ability of Three Rivers and its affiliates to terminate the employment of any employee or to review its employee benefits programs from time to time and to make such changes as they deem appropriate or
(ii) to require Three Rivers or its affiliates to provide employees or former employees with post-retirement medical benefits.

     (b) On the Effective Date, all issued and outstanding employee stock options ("Rights") issued by Pennsylvania Capital under its Stock Option Plan (not exceeding Rights to purchase 93,637 shares of Pennsylvania Capital Stock) shall be terminated in exchange for a cash payment by Three Rivers to each holder of such options in an amount equal to the Initial Deal Price less the applicable exercise price per share for Pennsylvania Capital Stock covered by any such option agreement multiplied by the number of shares of Pennsylvania Capital Stock covered by such option agreement. Pennsylvania Capital shall use its best efforts to cause all persons having outstanding Rights to exchange their Right to purchase Pennsylvania Capital Stock for cash pursuant to this
Section 4.10(b).

     (c) Three Rivers and Three Rivers Bank shall take all requisite action as soon as practicable after the Effective Date to elect, as members of the Board of Directors, Gerald B. Hindy and Charles A. Warden for terms of three (3) and two (2) years, respectively. Gerald B. Hindy shall be appointed to serve as Vice-Chairman of the boards of directors of both Three Rivers and Three Rivers Bank. At the first Annual Meeting of the shareholders of Three Rivers and Three Rivers Bank following the Effective Date, an additional member of the Board of Directors of Three Rivers and Three Rivers Bank may be nominated jointly by Gerald B. Hindy and Charles A. Warden. The appointment of such additional member shall be subject to approval by the Boards of Directors of Three Rivers and Three Rivers Bank which approval shall not be unreasonably withheld. Additionally, Gerald B. Hindy and Charles A. Warden shall be appointed to any now existing or hereafter created executive committee of the Board of Directors of Three Rivers or Three Rivers Bank until their successors have been elected and qualified.

4.11. AFFILIATES

     (a) Three Rivers and Pennsylvania Capital shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Pennsylvania Capital and Three Rivers within the meaning of Rule 145 promulgated by the Commission under the Securities Act. Pennsylvania Capital shall use its best efforts to cause each Pennsylvania Capital affiliate so identified to deliver to Three Rivers no later than 30 days prior to the Effective Date, a written agreement providing that such person will not dispose of Three Rivers Common Stock received in the Merger except in compliance with the Securities Act, the rules and regulations promulgated thereunder.

     (b) Three Rivers shall use its best efforts to publish, no later than 90 days after the end of the first month after the Effective Date in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Date occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

4.12. NASDAQ APPLICATION

     Three Rivers shall use its best efforts to authorize the shares of Three Rivers Common Stock that may be issued pursuant to this Reorganization Agreement and the Plan of Merger and shall apply to have such shares authorized for trading on the Nasdaq National Market System prior to the Effective Date.

4.13. INDEMNIFICATION

     (a) Following the Effective Date and for a period of 6 years thereafter, Three Rivers shall indemnify, defend and hold harmless the present and former directors and officers of Pennsylvania Capital (each an "Indemnified Party") against all costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages or liabilities (collectively "Costs") incurred in connection with any claim, action, suit, or proceeding arising out of actions occurring prior to the Effective Date (including the transactions contemplated by this Reorganization Agreement and the Plan of Merger), whether asserted or claimed prior to, on or after the Effective Date, to the fullest extent permitted under applicable law, Pennsylvania Capital's Articles of Incorporation and By-laws as in effect on the date hereof.

     (b) For a period of two (2) years from the Effective Date, Three Rivers shall use its best efforts to provide director's and officer's liability insurance to indemnify the present and former officers and directors of Pennsylvania Capital (determined as of the Effective Date) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Date the coverage, amounts, terms and conditions of which shall be determined by the Board of Directors of Three Rivers subsequent to the Merger.

                                   ARTICLE 5

                              CONDITIONS PRECEDENT

5.1. CONDITIONS PRECEDENT -- THREE RIVERS AND PENNSYLVANIA CAPITAL

     The respective obligations of Pennsylvania Capital, Three Rivers, or Three Rivers Bank to effect the Merger, shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

          (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including without limitation the approvals of the shareholders of Pennsylvania Capital and Three Rivers in accordance with applicable law;

          (b) The parties hereto shall have received all regulatory approvals required or deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of Three Rivers materially and adversely affects the anticipated economic and business benefits to Three Rivers of the transactions contemplated by this Reorganization Agreement taken as a whole;

          (c) The Registration Statement, including any post-effective amendment thereto, shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of Three Rivers threatened by the Commission to suspend the effectiveness of such Registration Statement, and Three Rivers shall have received all state securities or "blue sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

          (d) None of the parties hereto or to the Plan of Merger shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger;

          (e) The shares of Three Rivers Common Stock that may be issued in the Merger shall have been authorized for trading on the Nasdaq National Market System; and

          (f) Three Rivers and Pennsylvania Capital shall have received an opinion of Kirkpatrick & Lockhart LLP substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by a shareholder of Pennsylvania Capital who exchanges Pennsylvania Capital Stock for Three Rivers Common Stock in the Merger (except with respect to cash received in exchange for such stock as contemplated in the Plan of Merger and for cash received in lieu of a fractional share interest in Three Rivers Common Stock).

5.2. CONDITIONS PRECEDENT -- PENNSYLVANIA CAPITAL

     The obligations of Pennsylvania Capital to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Pennsylvania Capital pursuant to Section 6.4 hereof:

          (a) The representations and warranties of Three Rivers set forth in
     Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except (i) as otherwise contemplated by this Reorganization Agreement or consented to in writing by Pennsylvania Capital and (ii) insofar as the failure of any representation and warranty to be true and correct does not have, and is not reasonably likely to have, a material adverse effect on Three Rivers;

          (b) Three Rivers and Three Rivers Bank shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

          (c) Three Rivers and Three Rivers Bank each shall have delivered to Pennsylvania Capital a certificate, dated the Closing Date and signed by its Chief Executive Officer or Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

          (d) The shares of Three Rivers Common Stock to be received by the shareholders of Pennsylvania Capital pursuant to the Merger shall be freely tradable by the recipients thereof, subject to restrictions upon resale imposed by virtue of Rule 145 under the Securities Act, as agreed to in the written agreements provided pursuant to Section 4.11(a) hereof;

          (e) Pennsylvania Capital shall have received an opinion from Danielson Associates, Inc. dated the date of the Proxy Statement that the consideration to be received by the shareholders of Pennsylvania Capital pursuant to this Reorganization Agreement is fair from a financial point of view to the shareholders of Pennsylvania Capital;

          (f) Following the completion of the audit of the Three Rivers Financial Statements for the period ending December 31, 2000, the pretax income figure as reported on the audited Financial Statements will not be less than 90% of the pretax income figure as reported on the Previously Disclosed unaudited Three Rivers Financial Statements for this same period.

5.3. CONDITIONS PRECEDENT -- THREE RIVERS

     The obligations of Three Rivers and Three Rivers Bank to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Three Rivers pursuant to Section 6.4 hereof:

          (a) The representations and warranties of Pennsylvania Capital set forth in Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except (i) as otherwise contemplated by this Reorganization Agreement or consented to in writing by Three Rivers and
     (ii) insofar as the failure of any representation and warranty to be true and correct does not have, and is not reasonably likely to have, a material adverse effect on Pennsylvania Capital.

          (b) Pennsylvania Capital shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

          (c) Pennsylvania Capital shall have delivered to Three Rivers a certificate, dated the Closing Date and signed by its Chief Executive Officer or other appropriate officer to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

          (d) Three Rivers shall have received a "comfort" letter from KPMG, LLP dated not more than five days prior to (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding Pennsylvania Capital, in form and in substance which is customary in transactions of the nature contemplated by this Reorganization Agreement;

          (e) Three Rivers shall have received an opinion from Sandler O'Neill & Partners, L.P. dated the date of the Proxy Statement that the consideration to be paid by Three Rivers to the shareholders of Pennsylvania Capital pursuant to this Reorganization Agreement is fair from a financial point of view to the shareholders of Three Rivers;

          (f) Not more than 10% of the shareholders of Pennsylvania Capital will exercise dissenter's rights pursuant to Section 1222 of the Pennsylvania Banking Code; and

          (g) Following the completion of the audit of the Pennsylvania Capital Financial Statements for the period ending December 31, 2000, the pretax income figure as reported on the audited Financial Statements will not be less than 90% of the pretax income figure as reported on the Previously Disclosed unaudited Pennsylvania Capital Financial Statements for this same period.

                                   ARTICLE 6

                       TERMINATION, WAIVER AND AMENDMENT

6.1. TERMINATION

     This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of Pennsylvania Capital:

          (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

          (b) At any time on or prior to the Closing Date, by Three Rivers in writing, if Pennsylvania Capital has, or by Pennsylvania Capital in writing, if Three Rivers has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein if the failure of any such representation and warranty to be true and correct has, or is reasonably likely to have, a material adverse effect upon Three Rivers or Pennsylvania Capital, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;

          (c) On the Closing Date, by either party hereto in writing, if any of the conditions precedent set forth in Article 5 hereof with respect to such party have not been satisfied or fulfilled;

          (d) At any time, by either party hereto in writing, if the applications for prior approval referred to in Section 4.4 hereof have been denied, and the time period for appeals and requests for reconsideration has run;

          (e) At any time, by either party hereto in writing, if the shareholders of Three Rivers or Pennsylvania Capital do not approve the transactions contemplated herein at the annual or special meetings duly called for that purpose;

          (f) At any time, by either party in writing, if such party determines in good faith that any condition precedent to such party's obligations to consummate the Merger is or would be impossible to satisfy, provided that the terminating party has given the other party written notice with respect thereto at least 10 days prior to such termination and has given the other party a reasonable opportunity to discuss the matter with a view to achieving a mutually acceptable resolution;

          (g) By Pennsylvania Capital pursuant to Article IX of the Agreement and Plan of Merger; or

          (h) By either party hereto in writing, if the Closing Date has not occurred within twelve months of the date hereof.

6.2. EFFECT OF TERMINATION

     In the event this Reorganization Agreement or the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Reorganization Agreement and the Plan of Merger shall become void and have no effect, except that the provisions relating to confidentiality, expenses and liquidated damages set forth in Sections 4.6 and 7.1 hereof shall survive any such termination.

6.3. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Three Rivers or Pennsylvania Capital (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Three Rivers or Pennsylvania Capital, the aforesaid representations, warranties and covenants being material inducements to the consummation by Three Rivers, Three Rivers Bank and Pennsylvania Capital of the transactions contemplated herein.

6.4. WAIVER

     Except with respect to any required shareholder or regulatory approval, Three Rivers and Pennsylvania Capital, respectively, by written instrument signed by Gerald B. Hindy or other officer designated by the Board of Directors of Pennsylvania Capital and by Terry K. Dunkle or other officer designated by the Board of Directors of Three Rivers, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of Three Rivers and Pennsylvania Capital) extend the time for the performance of any of the obligations or other acts of Pennsylvania Capital, on the one hand, Three Rivers or Three Rivers Bank, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Reorganization Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such party of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of Three Rivers or Pennsylvania Capital shall change the number of shares of Three Rivers Common Stock or the payment of cash into which each share of Pennsylvania Capital Common Stock shall be converted pursuant to the Merger.

6.5. AMENDMENT OR SUPPLEMENT

     This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto, in the case of this Reorganization Agreement, or thereto, in the case of the Plan of Merger. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.

                                   ARTICLE 7

                                 MISCELLANEOUS

7.1. EXPENSES AND LIQUIDATED DAMAGES

     (a) Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement and the Plan of Merger, including fees and expenses of its own financial consultants, accountants and counsel, except that Three Rivers shall bear and pay all costs and expenses incurred in connection with printing the Registration Statement and joint Proxy Statement and prospectus of Three Rivers and Pennsylvania Capital.

     (b) Pennsylvania Capital and Three Rivers each acknowledge that the other has spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of the other, has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Reorganization Agreement and the accomplishment of the transactions contemplated hereby, and will be unable to evaluate and, possibly, make investments in or acquire other entities due to the limited number of personnel available for such purpose and the constraints of time. Therefore, to induce Three Rivers to enter into this Reorganization Agreement, (A) if Three Rivers terminates this Reorganization Agreement pursuant to Section 6.1(b) or (c) by reason of Pennsylvania Capital's failure to meet any condition contained in Section 5.3(a) or (b) due to Pennsylvania Capital's knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement, and within 9 months from the date of termination a Competing Transaction is consummated or Pennsylvania Capital shall have entered into an agreement or an agreement in principle which if consummated would constitute a Competing Transaction, or (B) if Pennsylvania Capital terminates this Reorganization Agreement pursuant to Section 6.1(e) because the Board of Directors of Pennsylvania Capital has withdrawn its recommendation as referred to in Section 4.1, or has modified or changed such recommendation in a manner that would be adverse to Three Rivers or Three Rivers Bank and this Reorganization Agreement did not receive the requisite vote of Pennsylvania Capital shareholders and within 9 months from the date of termination (other than a termination pursuant to Article IX of the Plan of Merger) a Competing Transaction is consummated or Pennsylvania Capital shall have entered into an agreement which if consummated would constitute a Competing Transaction, or (C) if Pennsylvania Capital elects to terminate this Reorganization Agreement for any reason whatsoever, other than as a result of Three Rivers' failure to meet any condition contained in Section 5.1 or 5.2 or pursuant to the termination provisions found in Sections 6.1(b), (g) and (h), or other than as a result of a breach by Three Rivers of any obligation of it arising under this Reorganization Agreement or the Plan of Merger and pursuant to the termination provision found in Section 6.1(b), whether or not a Competing Transaction is consummated by Pennsylvania Capital, then Pennsylvania Capital shall pay to Three Rivers a fee in the amount of $500,000, under any of clauses (A), (B) or (C) above which is applicable, but not more than one such fee, not as a penalty but as full and complete liquidated damages. Upon payment of such fee, Pennsylvania Capital shall have no further liability to Three Rivers at law or equity. The fee shall be payable to Three Rivers notwithstanding that any action taken by the Board of Directors of Pennsylvania Capital which may give rise to the obligation to pay the fee may have been taken in accordance with the fiduciary duties of the Board of Directors. Any payment required pursuant to this Section 7.l(b) shall be made as promptly as practicable, but in no event later than five business days after the date it becomes payable hereunder and shall be made by wire transfer of immediately available funds to an account designated by Three Rivers. In the event that Three Rivers is entitled to the fee, Pennsylvania Capital shall also pay Three Rivers interest at the rate of 6% per year on any amounts that are not paid when due, plus all reasonable costs and expenses in connection with or arising out of the enforcement of the obligation of Pennsylvania Capital to pay the fee or such interest.

     (c) In the event Three Rivers elects to terminate this Reorganization Agreement for any reason whatsoever, other than (i) as a result of Pennsylvania Capital's failure to meet any condition contained in Sections 5.1 or 5.3 and pursuant to the termination provisions found in Sections 6.1(b), (e) and (h), or
(ii) as a result of a breach by Pennsylvania Capital of any obligation of it arising under this Reorganization Agreement or the Plan of Merger and pursuant to the termination provision found in Section 6.1(b), Three Rivers shall pay to Pennsylvania Capital a fee in the amount of $500,000 not as a penalty but as full and complete liquidated damages. Upon payment of such fee, Three Rivers shall have no further liability to Pennsylvania Capital at law or equity. The fee shall be payable to Pennsylvania Capital notwithstanding that any action taken by the Board of Directors of Three Rivers which may give rise to the obligation to pay the fee may have been taken in accordance with the fiduciary duties of the Board of Directors. Any payment required pursuant to Section 7.1(c) shall be made as promptly as practicable, but in no event later than five business days after the date it becomes payable hereunder and shall be made by wire transfer of immediately available funds to an account designated by Pennsylvania Capital. In the event that Pennsylvania Capital is entitled to the fee, Three Rivers shall also pay Pennsylvania Capital interest at the rate of 6% per year on any amounts that are not paid when due, plus all reasonable costs and expenses in connection with or arising out of the enforcement of the obligation of Three Rivers to pay the fee or such interest.

7.2. ENTIRE AGREEMENT

     This Reorganization Agreement and the Plan of Merger contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities; provided, however, that (i) the persons to be elected pursuant to
Section 410(c), (ii) the persons entitled to indemnification pursuant to Section 4.13, and (iii) holders of options for Pennsylvania Capital Stock, all of whom shall be third-party beneficiaries of such Sections.

7.3. NO ASSIGNMENT

     No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person without the prior written consent of the other parties hereto and any assignment in violation of this Section 7.3 shall be null and void and shall have no legal effect.

7.4. NOTICES

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

        If to Pennsylvania Capital:

        Pennsylvania Capital Bank
        The Times Building
        336 Fourth Avenue
        Pittsburgh, Pennsylvania 15222
        Attention: Gerald B. Hindy, Vice Chairman
        Facsimile No.: (412) 374-0226

        With a required copy to:

        Sherrard, German & Kelly, P.C.
        35th Floor
        One Oliver Plaza
        Pittsburgh, Pennsylvania 15222
        Attention: Robert D. German, Esq.
        Facsimile No.: (412) 261-6221

        If to Three Rivers or Three Rivers Bank:

        Three Rivers Bancorp, Inc.
        2681 Mosside Boulevard
        Monroeville, Pennsylvania 15146-3315
        Attention: Terry K. Dunkle
        Chief Executive Officer
        Facsimile No.: (412) 666-8066

        With a required copy to:

        Kirkpatrick & Lockhart LLP
        Henry W. Oliver Building
        535 Smithfield Street
        Pittsburgh, PA 15222-2312
        Attention: J. Robert Van Kirk, Esq.
        Facsimile No.: (412) 355-6501

7.5. CAPTIONS

     The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

7.6. COUNTERPARTS

     This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.7. GOVERNING LAW

     This Reorganization Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest                                         THE PENNSYLVANIA CAPITAL BANK

             /s/ CHARLES WARDEN                          By: /s/ ANDREW W. HASLEY
---------------------------------------------  ---------------------------------------------
               Charles Warden                                Andrew W. Hasley
             Assistant Secretary                                 President

(SEAL)

Attest                                         THREE RIVERS BANCORP, INC.

           /s/ ANTHONY M.V. ERAMO                         By: /s/ TERRY K. DUNKLE
---------------------------------------------  ---------------------------------------------
             Anthony M.V. Eramo                               Terry K. Dunkle
               Vice-President                                    Chairman,
           Chief Financial Officer                        Chief Executive Officer

(SEAL)

Attest                                         THREE RIVERS BANK

           /s/ ANTHONY M.V. ERAMO                         By: /s/ TERRY K. DUNKLE
---------------------------------------------  ---------------------------------------------
             Anthony M.V. Eramo                               Terry K. Dunkle
               Vice-President                                    Chairman,
           Chief Financial Officer                        Chief Executive Officer
(SEAL)

                                    ANNEX A

                        AGREEMENT AND PLAN OF MERGER OF
                         THE PENNSYLVANIA CAPITAL BANK
                                 WITH AND INTO
                               THREE RIVERS BANK

     AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of             ,
2001, adopted and made by and between THE PENNSYLVANIA CAPITAL BANK ("Pennsylvania Capital"), a Pennsylvania banking institution having its registered office at The Times Building, 336 Fourth Avenue, Pittsburgh, Pennsylvania 15222, and THREE RIVERS BANK, Pennsylvania banking institution having its registered office at 2681 Mosside Boulevard, Monroeville, Pennsylvania 15146-3315, each acting pursuant to resolutions adopted by the vote of a majority of its board of directors in accordance with Section 1603 of the Pennsylvania Banking Code, and joined in by THREE RIVERS BANCORP, INC. ("Three Rivers"), a Pennsylvania corporation having its principal executive office at 2681 Mosside Boulevard, Monroeville, Pennsylvania 15146-3315.

                                   WITNESSETH

     WHEREAS, Pennsylvania Capital is a Pennsylvania banking institution organized and existing under the laws of the Commonwealth of Pennsylvania, the authorized capital stock of which consists of 5,000,000 shares of Common Stock, par value $1.00 per share ("Pennsylvania Capital Common"), 100,000 shares of Class A Common Stock, par value $1.00 per share ("Pennsylvania Capital Class A Stock") and 1,000,000 shares of Preferred Stock, par value $1.00 per share ("Pennsylvania Capital Preferred Stock") ("Pennsylvania Capital Common" and "Pennsylvania Capital Class A Stock" are sometimes collectively herein referred to as "Pennsylvania Capital Stock"). As of the date hereof, 404,777 shares of Pennsylvania Capital Common, 36,675 shares of Pennsylvania Capital Class A Stock and no shares of Pennsylvania Capital Preferred Stock are issued and outstanding;

     WHEREAS, Three Rivers Bank is a Pennsylvania banking institution organized and existing under the laws of the Commonwealth of Pennsylvania, the authorized
capital stock of which consists of           shares of common stock, par value
$     per share,           of which shares are issued and outstanding on the
date hereof;

     WHEREAS, Three Rivers is a corporation organized and existing under the laws of the Commonwealth of Pennsylvania that is duly registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, the authorized capital stock of which consists at September 30, 2000 of (i) 5,000,000 shares of preferred stock, no par value, none of which has been issued and (ii) 20,000,000 shares of common stock, par value $0.01 per share ("Three Rivers Common Stock"), of which 6,675,212 shares were issued and outstanding as of the date hereof; and

     WHEREAS, Three Rivers and Pennsylvania Capital have entered into an Agreement and Plan of Reorganization ("Reorganization Agreement") that contemplates the merger of Pennsylvania Capital with and into Three Rivers Bank;

     WHEREAS, the respective Boards of Directors of Three Rivers and Three Rivers Bank and Pennsylvania Capital deem the merger of Pennsylvania Capital with and into Three Rivers Bank, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective institutions and their respective shareholders, and the respective Boards of Directors of Three Rivers and Three Rivers Bank and Pennsylvania Capital have adopted resolutions approving this Plan of Merger and each of the Boards of Directors of Three Rivers and Pennsylvania Capital has directed that this Plan of Merger be submitted to their respective shareholders for approval; and

     WHEREAS, approval of this Plan of Merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Pennsylvania Capital Stock and Pennsylvania Class A Stock, each voting as a separate class, the holders of at least two-thirds of the outstanding shares of the capital stock of Three Rivers Bank and the holders of at least a majority of the outstanding shares of Three Rivers Common Stock .

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as hereinafter defined), Pennsylvania Capital shall be merged with and into Three Rivers Bank pursuant to the provisions of, and with the effect provided in, Sections 1601-1607 of the Pennsylvania Banking Code (said transaction being hereinafter referred to as the "Merger"). On the Effective Date, the separate existence of Pennsylvania Capital shall cease and Three Rivers Bank shall continue its existence as the surviving entity unaffected and unimpaired by the Merger, and shall be liable for all of the liabilities of Pennsylvania Capital existing at the Effective Date (Three Rivers Bank as existing on and after the Effective Date being hereinafter sometimes referred to as the "Surviving Bank").

                                   ARTICLE II

                     ARTICLES OF INCORPORATION AND BY-LAWS

     The Articles of Incorporation and the By-Laws of the Surviving Bank in effect immediately prior to the Effective Date shall be the Articles of Incorporation and the By-Laws of the Surviving Bank, in each case until amended in accordance with applicable law.

                                  ARTICLE III

                        BOARD OF DIRECTORS AND OFFICERS

     On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of the Surviving Bank immediately prior to the Effective Date. As soon as practicable after the Effective Date, the Surviving Bank shall take all requisite action to elect as members of the Board of Directors Gerald B. Hindy and Charles A. Warden and Gerald B. Hindy shall be appointed to serve as Vice-Chairman of the Board of Directors. At the first Annual Meeting of the Board of Directors of Three Rivers and Three Rivers Bank following the Effective Date, an additional member of the Board of Directors of Three Rivers and Three Rivers Bank may be nominated jointly by Gerald B. Hindy and Charles A. Warden. The appointment of such additional member shall be subject to approval by the Boards of Directors of Three Rivers and Three Rivers Bank which approval shall not be unreasonably withheld. Additionally, Gerald B. Hindy and Charles A. Warden shall be appointed to any now existing or hereafter created executive committee of the Board of Directors of the Surviving Bank until such time as successors are elected and qualified.

     The Officers of Three Rivers Bank immediately prior to the Effective Date shall continue as the officers of the Surviving Bank until such time as successors are elected and qualified.

                                   ARTICLE IV

                                    CAPITAL

     Each share of capital stock of Three Rivers Bank issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

                                   ARTICLE V

             CONVERSION AND EXCHANGE OF PENNSYLVANIA CAPITAL SHARES

     1. On the Effective Date, each share of Pennsylvania Capital Stock outstanding immediately prior to the Effective Date (except as provided in Paragraphs 3, 6 and 8 of this Article V) shall by virtue of the Merger be converted into shares of Three Rivers Common Stock and cash as determined pursuant to the following formulation:

          The Initial Deal Price shall initially be $41.50. 10% of such Deal Price shall be paid in cash (rounded to the nearest one-hundredth of a fraction) and 90% of such Deal Price shall be paid in shares of Three Rivers Common Stock valued at the Three Rivers Deemed Stock Price, subject to adjustment by the Adjustment Factor. The Deal Price will change by reason of the Adjustment Factor (defined below) based upon the percentage of the outstanding 93,637 Rights which are exercised prior to the Effective Date, as the Initial Value Exchange Ratio will be reduced by .01 for each 4% of said Rights which are exercised. An example of this adjustment is shown below in EXAMPLE TWO.

             The following are illustrative EXAMPLES of the foregoing formula used to determine the number of shares of Three Rivers Common Stock and the amount of cash into which each share of Pennsylvania Capital Stock outstanding immediately prior to the Effective Date is to be converted:

          EXAMPLE ONE

          If, Three Rivers Deemed Stock Price is $9.00 per share, and assuming no Rights are exercised,

        Then, each share of Pennsylvania Capital Stock shall be converted into

           (i) $4.15 cash (Initial Deal Price of $41.50 X 10%), and

           (ii) 4.1500 shares of Three Rivers Common Stock (Initial Deal Price of $41.50 X 90% / Three Rivers Deemed Stock Price of $9.00 =
                4.1500 shares)

          EXAMPLE TWO

          If Three Rivers Deemed Stock Price is $9.00 per share, and 12% of the 93,637 Rights have been exercised prior to the Effective Date, then the Initial Value Exchange Ratio (4.6111, i.e., $41.50 / $9.00 Three Rivers Deemed Stock Price) will be adjusted to an Adjusted Value Exchange Ratio of
     4.5811 (4.6111 -- .03). As a consequence thereof, the Initial Stock Exchange Ratio (4.1500) (90% of Initial Value Exchange Ratio) will be adjusted to an Adjusted Stock Exchange Ratio of 4.1230 (90% of Adjusted Value Exchange Ratio of 4.5811)

        Then, each share of Pennsylvania Capital Stock shall be converted into

           (i) $4.12 cash (Adjusted Deal Price of $41.230 X 10%), and

           (ii) 4.1230 shares of Three Rivers Common Stock (Adjusted Deal Price of $41.230 X 90% / Three Rivers Deemed Stock Price of $9.00 =
                4.1230 shares)

FOR PURPOSES OF THIS ARTICLE V AND ARTICLE IX HEREOF, THE FOLLOWING TERMS SHALL HAVE THE MEANINGS INDICATED:

          "Adjustment Factor" shall mean an adjustment to the number of shares of Three Rivers Common Stock and cash to be issued in exchange for Pennsylvania Capital Stock based upon the formula that for every 4% of the 93,637 issued and outstanding Stock Options of Pennsylvania Capital ("Rights") that are exercised following the date of the Reorganization Agreement and prior to the Effective Date the Initial Value Exchange Ratio shall be reduced by .01. EXAMPLE TWO above shows the application of the Adjustment Factor and the attached SCHEDULE "1" shows the effect of the Adjustment Factor for each 4% increment of Rights exercised.

          "Initial Cash Exchange" shall be equal to 10% of the Initial Deal Price or the Adjusted Deal Price, as the case may be. If the Initial Cash Exchange is subject to adjustment by the Adjustment Factor it shall thereafter be referred to as the "Adjusted Cash Price."

          "Initial Deal Price" shall mean $41.50, but shall be adjusted based upon the Adjustment Factor such that it shall thereafter be referred to as "Adjusted Deal Price."

          "Initial Stock Exchange Ratio" shall be equal to 90% of the Initial Value Exchange Ratio or the Adjusted Value Exchange Ratio, as the case may be. If the Initial Stock Exchange Ratio is adjusted by the Adjustment Factor, it shall thereafter be referred to as the "Adjusted Stock Exchange Ratio."

          "Initial Value Exchange Ratio" shall mean the number determined by dividing the Three Rivers Deemed Stock Price into the Initial Deal Price, but shall be subject to adjustment based upon the Adjustment Factor depending on the number of Rights which may be exercised prior to the Effective Date and such ratio shall thereafter be referred to as the "Adjusted Value Exchange Ratio."

          "Re-evaluation Date" shall mean the date which is the fifth trading day immediately preceding the Effective Date.

          "Re-evaluation Price" shall mean the average of the daily average of the high and low sale prices of Three Rivers Common Stock as reported on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported therein, as reported in a mutually agreed upon alternative source) for the twenty (20) consecutive full trading days in which such shares are traded on the Nasdaq National Market System ending at the close of trading on the Re-evaluation Date.

          "Three Rivers Deemed Stock Price" shall mean $9.00 per share of Three Rivers Common Stock.

     2. On the Effective Date, all then issued and outstanding stock options ("Rights") issued by Pennsylvania Capital under its Stock Option Plans shall be terminated in exchange for a cash payment by Three Rivers to each holder of such options in an amount equal to the Deal Price less the applicable exercise price per share for Pennsylvania Capital Stock covered by any such option agreement multiplied by the number of shares of Pennsylvania Capital Stock covered by such option agreement.

     3. On the Effective Date, all shares of Pennsylvania Capital Stock held in the treasury of Pennsylvania Capital or owned beneficially by Pennsylvania Capital other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of Pennsylvania Capital Stock owned by Three Rivers or owned beneficially by any subsidiary or affiliate of Three Rivers other than in a fiduciary capacity or in connection with a debt previously contracted shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

     4. On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of Pennsylvania Capital Stock (any such certificate being hereinafter referred to as a "Certificate") may surrender the same to Three Rivers or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of shares of Three Rivers Common Stock and a check in an amount equal to the amount of cash, without interest, to which such holder is entitled as provided herein and, if applicable, a check in an amount equal to the amount of cash, without interest, to be paid pursuant to Paragraph 8 of this Article V to which such holder is entitled. Promptly after the Effective Date, Three Rivers shall mail to former Pennsylvania Capital shareholders instructions for the surrender of certificates formerly representing Pennsylvania Capital Stock in exchange for the merger consideration of cash and Three Rivers Common Stock. Until surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of shares of Three Rivers Common Stock and cash, without interest, into which the shares represented by such Certificates have been changed or converted as aforesaid. No dividends or other distributions declared after the Effective Date with respect to Three Rivers Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article V. After the surrender of a Certificate in accordance with this Article V, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Three Rivers Common Stock represented by such Certificate. Certificates surrendered for exchange by any person who is an "affiliate" of Pennsylvania Capital for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of Three Rivers Common Stock until Three Rivers has received the written agreement of such person contemplated by

Section 4.11(a) of the Reorganization Agreement. If any certificate for shares of Pennsylvania Capital Common Stock is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of Three Rivers or its agent that such taxes are not payable.

     5. Upon the Effective Date, the stock transfer books of Pennsylvania Capital shall be closed and no transfer of Pennsylvania Capital Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, neither Three Rivers or its agent nor any party to the Merger shall be liable to a holder of Pennsylvania Capital Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

     6. No conversion under Paragraph 1 of this Article V shall be made in respect of any share of Pennsylvania Capital Stock as to which a Pennsylvania Capital shareholder has elected to exercise dissenters' rights pursuant to
Section 1222 of the Pennsylvania Banking Code, if any, until such time as such shareholder shall have effectively lost dissenters' rights.

     7. In the event that prior to the Effective Date the outstanding shares of Three Rivers Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in Three Rivers' capitalization, all without Three Rivers receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Three Rivers Common Stock to be thereafter delivered pursuant to this Plan of Merger.

     8. Notwithstanding any other provision of this Article V, each holder of shares of Pennsylvania Capital Stock who would otherwise have been entitled to receive a fraction of a share of Three Rivers Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Three Rivers Common Stock multiplied by the market value of such Common Stock. The market value of one share of Three Rivers Common Stock on the Effective Date shall be the last sale price of such Common Stock as quoted in the Nasdaq National Market System (as reported by The Wall Street Journal or other authoritative source) on the last business day preceding such date. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

                                   ARTICLE VI

                          EFFECTIVE DATE OF THE MERGER

     The Merger shall be effective at the time and on the date specified in the certificate of merger (such date and time being herein referred to as the "Effective Date").

                                  ARTICLE VII

                               FURTHER ASSURANCES

     If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Pennsylvania Capital, or otherwise carry out the provisions hereof, the proper officers and directors of Pennsylvania Capital, as of the Effective Date, and thereafter the officers of the Surviving Bank acting on behalf of Pennsylvania Capital, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     The obligations of Three Rivers, Three Rivers Bank and Pennsylvania Capital to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                                   ARTICLE IX

                                  TERMINATION

     Anything contained in this Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of Three Rivers, Three Rivers Bank and Pennsylvania Capital, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement; provided however, that the Plan of Merger may also be terminated, and the Merger may be abandoned by Pennsylvania Capital, if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors, at any time during the three-day period commencing two days after the Re-evaluation Date, if the Re-evaluation Price shall be less than $7.50 per share as determined under the provisions of Paragraph 1, Article V hereof.

     If Pennsylvania Capital elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Three Rivers provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period.

     As an option to termination of this Plan of Merger by Pennsylvania Capital as above provided in this Article IX, if its Board of Directors so determines by a vote of the majority of the members of its entire Board of Directors at any time during the aforementioned three-day period commencing two days after the Re-evaluation Date, Pennsylvania Capital may elect to consummate this Plan of Merger except that (as provided under Paragraph 1 of Article V hereof) the Initial Stock Exchange Ratio shall be increased by .25 share of Three Rivers Common Stock and all other provisions of the formulation to determine the number of shares of Three Rivers Common Stock and cash shall be the same as provided in said Paragraph 1 of Article V. As an explanatory EXAMPLE of the option referred to in this paragraph, if the Re-evaluation Price shall be less than $7.50 per share, then the exchange ratios referred to in EXAMPLE ONE under Paragraph 1 of
Article V hereof would be adjusted so that each share of Pennsylvania Capital Stock would be converted into $4.15 cash and 4.4000 shares of Three Rivers Common Stock (4.1500 shares plus .25 shares), subject to the effect of any required Adjustment Factor referred to in Paragraph 1 of Article V.

     In the event the Reorganization Agreement is terminated pursuant to the terms thereof, this Plan of Merger shall become void and have no effect.

                                   ARTICLE X

                                 MISCELLANEOUS

     1. This Plan of Merger may be amended or supplemented at any time by mutual agreement of Three Rivers, Three Rivers Bank and Pennsylvania Capital. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors.

     2. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

     3. This Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

     4. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent that federal law may be applicable.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest                                         THE PENNSYLVANIA CAPITAL BANK

---------------------------------------------  By:
                                               ---------------------------------------------
(SEAL)
Attest                                         THREE RIVERS BANK

---------------------------------------------  By:
                                               ---------------------------------------------
(SEAL)
Attest                                         THREE RIVERS BANCORP, INC.

---------------------------------------------  By:
                                               ---------------------------------------------
(SEAL)

                                                                         ANNEX B

                     PENNSYLVANIA BUSINESS CORPORATION LAW
                RELEVANT SECTIONS RELATING TO DISSENTERS' RIGHTS

SECTION 1571: APPLICATION AND EFFECT OF SUBCHAPTER.

     (a) General rule. -- Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

          Section 1906(c) (relating to dissenters rights upon special treatment).

          Section 1930 (relating to dissenters rights).

          Section 1931(d) (relating to dissenters rights in share exchanges).

          Section 1932(c) (relating to dissenters rights in asset transfers).

          Section 1952(d) (relating to dissenters rights in division).

          Section 1962(c) (relating to dissenters rights in conversion).

          Section 2104(b) (relating to procedure).

          Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

          Section 2325(b) (relating to minimum vote requirement).

          Section 2704(c) (relating to dissenters rights upon election).

          Section 2705(d) (relating to dissenters rights upon renewal of election).

          Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

          Section 7104(b)(3) (relating to procedure).

     (b) Exceptions. -- (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

          (i) listed on a national securities exchange; or

          (ii) held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

     (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

          (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

          (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

          (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

     (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

     (c) Grant of optional dissenters rights. -- The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

     (d) Notice of dissenters rights. -- Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

          (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

          (2) A copy of this subchapter.

     (e) Other statutes. -- The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

     (f) Certain provisions of articles ineffective. -- This subchapter may not be relaxed by any provision of the articles.

     (g) Cross references. -- See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

SECTION 1572: DEFINITIONS.

     The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

          "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

          "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

          "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

SECTION 1573: RECORD AND BENEFICIAL HOLDERS AND OWNERS.

     (a) Record holders of shares. -- A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (b) Beneficial owners of shares. -- A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

SECTION 1574: NOTICE OF INTENTION TO DISSENT.

     If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

SECTION 1575: NOTICE TO DEMAND PAYMENT.

     (a) General Rule. -- If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

          (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

          (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

          (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

          (4) Be accompanied by a copy of this subchapter.

     (b) Time for receipt of demand for payment. -- The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

SECTION 1576: FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

     (a) Effect of failure of shareholder to act. -- A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

     (b) Restriction on uncertificated shares. -- If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

     (c) Rights retained by shareholder. -- The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

SECTION 1577: RELEASE OF RESTRICTION OR PAYMENT FOR SHARES.

     (a) Failure to effectuate corporate action. -- Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

     (b) Renewal of notice to demand payment. -- When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

     (c) Payment of fair value of shares. -- Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

          (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

          (2) A statement of the corporation's estimate of the fair value of the shares.

          (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be accompanied by a copy of this subchapter.

     (d) Failure to make payment. -- If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection
(c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

SECTION 1578: ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.

     (a) General rule. -- If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

     (b) Effect of failure to file estimate. -- Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

SECTION 1579: VALUATION PROCEEDINGS GENERALLY.

          (a) General rule. -- Within 60 days after the latest of:

          (1) Effectuation of the proposed corporate action;

          (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

          (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

     (b) Mandatory joinder of dissenters. -- All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

     (c) Jurisdiction of the court. -- The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

     (d) Measure of recovery. -- Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

     (e) Effect of corporation's failure to file application. -- If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

SECTION 1580: COSTS AND EXPENSES OF VALUATION PROCEEDINGS.

     (a) General rule. -- The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

     (b) Assessment of counsel fees and expert fees where lack of good faith appears. -- Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

     (c) Award of fees for benefits to other dissenters. -- If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                                                         ANNEX C

                                                                 FORM OF OPINION


May   , 2001


Board of Directors
Three Rivers Bancorp, Inc.
2681 Mosside Boulevard
Monroeville, PA 15146-3315

Ladies and Gentlemen:

     Three Rivers Bancorp, Inc. ("Three Rivers"), Three Rivers Bank and Trust Company ("Three Rivers Bank") and The Pennsylvania Capital Bank ("Pennsylvania Capital") have entered into an Agreement and Plan of Reorganization, dated as of January 31, 2001 (the "Agreement"), pursuant to which Pennsylvania Capital will be merged with and into Three Rivers Bank (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of common stock, par value $1.00 per share, and Class A common stock, par value $1.00 per share, of Pennsylvania Capital issued and outstanding immediately prior to the effective time of the Merger (the "Pennsylvania Capital Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive
(a) $4.15 in cash, without interest, plus (b) 4.15 shares of Three Rivers common stock, par value $.01 per share (collectively, the "Merger Consideration"). The Merger Consideration is subject to adjustment under certain circumstances as set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of shares of Three Rivers common stock.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and related Agreement and Plan of Merger of Pennsylvania Capital with and into Three Rivers Bank; (ii) certain publicly available financial statements and other historical financial information provided by Three Rivers that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information provided by Pennsylvania Capital that we deemed relevant; (iv) the operating budget for Three Rivers for the year ending December 31, 2001 prepared by and reviewed with management of Three Rivers and the views of senior management of Three Rivers, based on limited discussions with certain members of senior management, regarding Three Rivers' business, financial condition, results of operations and future prospects; (v) the operating budget for Pennsylvania Capital for the year ending December 31, 2001 prepared by and reviewed with management of Pennsylvania Capital and the views of senior management of Pennsylvania Capital, based on limited discussions with certain members of senior management, regarding Pennsylvania Capital's business, financial condition, results of operations and future prospects; (vi) the pro forma impact of the Merger on Three Rivers; (vii) the publicly reported historical price and trading activity for Three Rivers' common stock, and a comparison of certain financial information for Three Rivers and Pennsylvania Capital with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

     In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Three Rivers or Pennsylvania Capital or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent

Board of Directors
Three Rivers Bancorp, Inc.

May   , 2001

Page  2

evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Three Rivers or Pennsylvania Capital or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Three Rivers or Pennsylvania Capital nor have we reviewed any individual credit files relating to Three Rivers or Pennsylvania Capital and, with your permission, we have assumed that the respective allowances for loan losses for both Three Rivers and Pennsylvania Capital are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We are not accountants and have relied upon the reports of independent accountants for the accuracy and completeness of the financial statements made available to us. With respect to the financial projections prepared by and reviewed with the respective managements of Three Rivers and Pennsylvania Capital, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements of the respective future financial performances of Three Rivers and Pennsylvania Capital and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Three Rivers' or Pennsylvania Capital's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Three Rivers and Pennsylvania Capital will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will be accounted for using the purchase method and will not be taxable for federal income tax purposes at the corporate level.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Three Rivers's common stock will be when issued to Pennsylvania Capital's shareholders pursuant to the Agreement or the prices at which Three Rivers' or Pennsylvania Capital's common stock will trade at any time.

     We have acted as Three Rivers' financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided, and expect to continue to provide, certain other investment banking services for Three Rivers and have received, and expect to receive, compensation for such services. As we have previously advised you, in the past we have also provided certain investment banking services for Pennsylvania Capital and have received compensation for such services.

     In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Three Rivers and Pennsylvania Capital. We may also actively trade the equity securities of Three Rivers and Pennsylvania Capital for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Three Rivers in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Three Rivers as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an

Board of Directors
Three Rivers Bancorp, Inc.

May   , 2001

Page  3

appendix to Three Rivers' and Pennsylvania Capital's Joint Proxy
Statement/Prospectus dated the date hereof and to the references to this opinion therein.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair, from a financial point of view, to the holders of shares of Three Rivers common stock.

                                          Very truly yours,

                                                                         ANNEX D
                                                                 FORM OF OPINION

                           DANIELSON ASSOCIATES INC.
                            6110 EXECUTIVE BOULEVARD
                                   SUITE 504
                         ROCKVILLE, MARYLAND 20852-3903
                              TEL: (301) 468-4884
                              FAX: (301) 468-0013


                                                                    May   , 2001


Board of Directors
Pennsylvania Capital Bank
The Times Building
336 Fourth Avenue
Pittsburgh, Pennsylvania 15222

Dear Members of the Board:

     Set forth herein is the updated opinion of Danielson Associates Inc. ("Danielson Associates") as to the "fairness" of the offer by Three Rivers Bancorp, Inc. ("Three Rivers") of Monroeville, Pennsylvania to acquire all of the common stock of Pennsylvania Capital Bank ("Pennsylvania Capital") of Pittsburgh, Pennsylvania through an exchange of stock and cash and to pay the owners of options to buy Pennsylvania Capital common stock the difference between the exercise price and transaction price in cash. The "fair" sale value is defined as the price at which all of the shares of Pennsylvania Capital's common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of the relevant facts. In opining as to the "fairness" of the offer, it also had to be determined if the Three Rivers' common stock that is to be exchanged for Pennsylvania Capital's stock is "fairly" valued.

     In preparing the original opinion, Pennsylvania Capital's and Three Rivers' markets and performance were analyzed and their business and prospects were reviewed. Also conducted were other financial analyses as we deemed appropriate such as comparable company analyses, comparable transactions and pro forma dilution. Any unique characteristics also were considered.

     The original opinion was based partly on data supplied to Danielson Associates by Pennsylvania Capital and Three Rivers, but it relied on some public information all of which was believed to be reliable, but neither the completeness nor accuracy of such information could be guaranteed. In particular, the opinion assumed, based on Three Rivers' management's representation, that there were no significant asset quality problems at Three Rivers beyond what was stated in recent reports to regulatory agencies and in the monthly report to the directors.

     In determining the "fair" sale value of Pennsylvania Capital, the primary emphasis was on prices paid relative to earnings for Northeast banks that had similar financial, structural and market characteristics. These prices were then related to equity capital, also referred to as "book."

     The "fair" market value of Three Rivers' common stock to be exchanged for Pennsylvania Capital stock was determined by comparisons with other similar bank holding companies. The comparisons showed Three Rivers' stock to trade within a normal range of comparable bank holding companies.

     In the original opinion, based on Pennsylvania Capital's recent performance, its future potential and comparisons with similar transactions, it was determined that Pennsylvania Capital's "fair" sale value was between $16.1 and $18.1 million, or $34.37 to $38.13 per share. Thus, Three Rivers' offer of $19.6 million, or $40.91 per share, through an exchange of cash and Three Rivers' common stock, which was "fairly" valued, for Pennsylvania Capital common stock was a "fair" offer for Pennsylvania Capital and its shareholders from a financial point of view.


     There has been no subsequent change in Pennsylvania Capital's or Three Rivers' performance, but Three Rivers' stock price has increased by about 10%. The value of the offer is therefore still fair from a financial point of view to Pennsylvania Capital and its shareholders.


                                          Respectfully submitted,


                                          Jonathan D. Holtaway


                                          Principal

                                          Danielson Associates Inc.

                                                                         ANNEX E

                              THREE RIVERS BANCORP
                         BOARD AUDIT COMMITTEE CHARTER

Approved: THREE RIVERS BANCORP BOARD AUDIT COMMITTEE 05/11/2000
          THREE RIVERS BANCORP BOARD OF DIRECTORS 05/25/2000
          THREE RIVERS BANK AND TRUST COMPANY BOARD OF DIRECTORS
          05/25/2000

               THREE RIVERS BANCORP BOARD AUDIT COMMITTEE CHARTER

     The Board of Directors of Three Rivers Bancorp has defined the authority, responsibility, and specific duties of the Board Audit Committee.

MEMBERSHIP

     The Audit Committee shall include five or more Three Rivers Bancorp board members. Each member must satisfy the independence and financial literacy standards of National Association of Securities Dealers, Inc. (NASD), and one member must satisfy the accounting or related financial Management expertise requirements of NASD. A director will not be considered "independent" if, among other things, he or she has:

     - been employed by the corporation or its affiliates in the current or past three years;

     - accepted any compensation from the corporation or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);

     - an immediate family member who is, or has been in the past three years, employed by the corporation or its affiliates as an executive officer;

     - been a partner, controlling shareholder or an executive officer of any for-profit business to which the corporation made, or from which it received, payments (other than those which arise solely from investments in the corporation's securities) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

     - been employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

     One member shall be rotating, serving for a period of one year so that the Audit Committee will annually include a new member. Members shall be elected annually to serve a term of one year. One of the members shall be appointed Chairman by the Chairman of the Board. The Committee shall appoint a Secretary who shall keep minutes of all meetings. Three members of the Committee shall constitute a quorum.

RESPONSIBILITY

     The Audit Committee is a committee of the Board of Directors. Its primary function is to assist the Board in fulfilling its oversight responsibilities. The Independent Public Accountant (IP A) ultimate accountability is to the Board of Directors and the Audit Committee, as representatives of shareholders. The Committee will review: the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the board of directors have established, compliance with laws and regulations, as well as providing oversight of the Audit and Loan Review processes.

     In discharging its duty, the Audit Committee may rely on the evaluations and conclusions of regulatory examiners as well as internal and/or external auditors utilized by the Committee in the performance or review of the Audit and Loan Review processes.

     In meeting its responsibilities, the Audit Committee shall:

     1. Provide an open avenue of communication between the internal auditors, the Independent Public Accountant, Regulatory Authorities, and the Board of Directors.

     2. Review and update the Committee's charter annually.

     3. Recommend to the Board of Directors the Independent Public Accountants
(IPA) to be appointed, approve the compensation of the IPA, receive and review all reports, opinions or assessments issued by the IPA, and review and approve the discharge of the Independent Public Accountants.

     4. Provide effective oversight of the financial reporting function:

          a. Influence the overall tone for quality financial reporting, sound internal controls, and ethical behavior.

          b. Oversee the comprehensive risk management process that identifies, measures and prioritizes business and financial reporting risks, and monitors the effectiveness of the control and risk management processes established to manage those risks. The objective will be satisfied by receiving periodic written and verbal presentations from an executive risk committee member.

          c. Engage in meaningful discussions with the IPA and with Management about the quality, not just the acceptability, of financial reporting decisions and judgments.

     5. Evaluate and ensure the independence of the Audit and Loan Review functions and the Independent Public Accountant. This review should include the evaluation of the formal and written IPA provided statement regarding relationships and services which may affect objectivity and independence of the IPA. The Audit Committee should also, as necessary, discuss any relevant matters, including those regarding objectivity and independence, with the independent auditors and recommended that the full board take appropriate action to address the auditors independence.

     6. Inquire of management, the internal auditor, loan review, regulators, as appropriate, and the Independent Public Accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the company

     7. Consider the Audit and Loan Review scope and plans to ensure adequate coverage of identified risks.

     8. Review with the Internal Auditor and the Independent Public Accountant the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of comprehensive audit resources.

     9. Consider and review with the Independent Public Accountant and Internal
Auditor:

          1. The adequacy of the company's internal controls including computerized information system controls and security.

          2. Review with the Independent Public Accountant at the completion of the annual examination:

             a. The company's annual financial statements and related footnotes.

             b. The Independent Public Accountant's audit of the financial statements and their report thereon.

             c. Any related significant findings and recommendations of the Independent Public Accountant and internal auditor together with management's responses thereto.

             d. Any serious difficulties or disputes with management encountered during the course of the audit.

             e. Other matters related to the conduct of the audit, which are to be communicated to the committee under Generally Accepted Auditing Standards.

             f. Significant audit adjustments.

     10. Consider and review with the Internal Auditor:

          a. Significant findings during the year and management's responses thereto.

          b. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

          c. Any changes required in the planned scope of their audit plan.

          d. The Internal Auditing Charter.

          e. Internal auditing's compliance with The IIA 's Standards for the Professional Practice of Internal Auditing (Standards).

     11. Ensure that the corporation's quarterly financial statements are submitted to the IPA for review prior to filing such statements in the corporation's quarterly report on Form 10-Q, and review with the Independent Public Accountant their comfort with filings with the SEC and other published documents containing the company's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

     12. Review policies, procedures, and results of testing with respect to officers' and Directors' expense accounts and perquisites, including their use of corporate assets.

     13. Review with the Internal Auditor and the Independent Public Accountant the results of their review of the company's compliance monitoring relative to the company's code conduct.

     14. Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators.

     15. Meet, on an as needed basis, with the Internal Auditor, the Independent Public Accountant, the Chairman of the Board in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

     16. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate. Annually, file a report with the Board summarizing their performance of oversight responsibilities.

     17. Prepare a Proxy statement disclosure which:

          a. Discloses whether all Audit Committee members are independent. If the Board of Directors has appointed a non-independent member to the Audit Committee, disclose the nature of the relationship and the reasons for the board's determination that inclusion of this member is in the best interests of the company and its shareholders.

          b. Disclose whether the Audit Committee is governed by a written charter, and if so, include a copy of the charter at least once every three years.

          c. Disclose whether the Audit Committee has reviewed and discussed the audited financial statements with management;

          d. Disclose whether the Audit Committee has discussed with the IPA certain matters required under SAS No. 61 and whether the Audit Committee has received and discussed the information required by Independence Standard Board Standard No. 1 regarding the auditor's independence; and

          e. Disclose whether the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K.

     18. The committee will perform such other functions as assigned by law, the company's charter or bylaws, or the Board of Directors.

     19. The Committee shall periodically self-assess the financial literacy and other skills of the Committee members against those skills that are needed to fulfill the Committees responsibilities. The Committee, with the assistance of Management, should develop and implement a skill enhancement plan to eliminate any skill gaps. The Committee should also periodically solicit feedback on the skill requirements and skill gaps of the Audit Committee as perceived by the Board of Directors, Executive Management, the Internal Auditor and the IPA.

     20. Annually review and approve the Audit and Loan Review budgets ensuring that staff is maintaining technical proficiency through continued education and the appropriate use of technology. Consistency with Corporate goals is evaluated by the Chairman of the Board and concerns would be addressed to the Audit Committee.

     21. Apprise the Board of Directors, as necessary, of significant developments or concerns relative to Audit or Loan Review responsibilities/efforts or findings,

     22. The Audit Committee will review all notifications from the CFO relative to significant accounting principle changes, solicitations of second opinions, and corrections of call reports.

     23. The Committee will review and approve/ratify material modifications impacting the work performed by Audit or Loan Review.

     24. The Audit Committee will review reports presented by Loan Review as a means of recognizing and monitoring the independent validation function relative to credit risk management.

     25. The Audit Committee will periodically evaluate the source and composition of comprehensive audit services to ensure that the volume of resources and competencies are appropriate to meet the needs of the Committee and organization.

AUTHORITY

     The Audit Committee is granted the authority to conduct or authorize investigation into any matters within the Committee's scope of responsibilities. The Committee or its designees are empowered to obtain the full cooperation of any employee when conducting the investigation. In addition, the Committee is granted the authority to retain independent counsel, accountants, or others to assist in the conduct of any investigation/inquiry.

MEETINGS

     The Audit Committee shall meet at least six times annually and at any other time as that Committee deems necessary to fulfill its obligations. Each member must attend, in person , at least three Committee meetings during the 12 months audit period 10/01/XX through 09/30/XX. The Committee Chairman will be responsible for scheduling meetings. As necessary or desirable, the Chairman of the Committee shall have the authority to request the presence at any meeting of any person who could contribute to the subject of the meeting. This could include members of management, representative of the IPA, or outside consultants. The specific meeting dates, times, and locations are included in the annual audit plan.

MINUTES

     Minutes of each meeting will be taken and prepared by the Committee Secretary, who will retain in a permanent file a copy of all Audit Committee Meeting Minutes. In addition, the Minutes will be a part of the regular agenda at subsequent scheduled full board meetings.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 1741 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL") provides that, unless otherwise restricted in its bylaws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 1742 of the BCL provides that, unless otherwise restricted in its bylaws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. No indemnification shall be made in respect of any such claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1744 of the BCL provides that, unless ordered by a court, any indemnification described above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made: (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

     Notwithstanding the above, Section 1743 of the BCL provides that to the extent a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 1745 of the BCL provides that expenses (including attorneys' fees) incurred by an officer, director, employee or agent of a business corporation in defending any such action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

     Section 1746 of the BCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the provisions described above are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the indemnitee's official capacity and as to action in another capacity while holding that office. Indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right to the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 6.01(a) of the registrant's By-laws provides that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, actions by or in the right of the registrant), by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 6.01(c) of the registrant's By-laws provides that expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the registrant in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall be ultimately determined that the person is not entitled to be indemnified by the registrant.

     Section 1747 of the BCL permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

     Section 6.01(e) of the registrant's By-laws provides that the registrant may purchase and maintain insurance on behalf of any person, may enter into contract of indemnification with any person, may create a fund of any nature (which may, but need not be, under the control of a trustee) for the benefit of any person, and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses to or for the benefit of any person, whether or not the registrant would have the power to indemnify such person against such liability.

     The registrant maintains directors' and officers' liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Such insurance may provide coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the above-described By-law indemnification provisions. As permitted by Section 1713 of the BCL, the By-laws of the registrant provide that no director shall be personally liable for monetary damages for any action taken, or failure to take any action, except to the extent that such elimination or limitation of liability is expressly prohibited by law. The BCL states that this exculpation from liability does not apply (i) where the director has breached or failed to perform the duties of his office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, and (ii) to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for payment of taxes pursuant to federal, state or local law. It may also not apply to liabilities imposed upon directors by the federal securities laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.1     Corporate Separation and Reorganization Agreement dated
          March 31, 2000 among USBANCORP, Inc., Three Rivers Bank and
          Trust Company and Three Rivers Bancorp, Inc. (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form 10 of Three Rivers Bancorp, Inc. (File No.
          000-29083).
  2.2     Agreement and Plan of Reorganization dated as of January 31,
          2001 by and among The Pennsylvania Capital Bank, Three
          Rivers Bancorp, Inc. and the Three Rivers Bank and Trust
          Company (incorporated by reference to Exhibit 2.1 to the
          Form 8-K filed on February 1, 2001).
  3.1     Amended and Restated Articles of Incorporation of Three
          Rivers Bancorp, Inc. (incorporated by reference to Exhibit
          3.1 to the Registration Statement on Form 10 of Three Rivers
          Bancorp, Inc. (File No. 000-29083)).
  3.2     By-laws of Three Rivers Bancorp, Inc. (incorporated by
          reference to Exhibit 3.2 to the Registration Statement on
          Form 10 of Three Rivers Bancorp, Inc. (File No. 000-29083)).
  5.1     Opinion of Kirkpatrick & Lockhart LLP as to legality of the shares of common stock registered hereby (filed herewith).
  8.1     Opinion of Kirkpatrick & Lockhart LLP as to certain tax
          matters (filed herewith).
 10.1     Tax Separation Agreement dated as of April 1, 2000 between
          USBANCORP, Inc. and Three Rivers Bancorp, Inc. (incorporated by reference to Exhibit 10.1 of the Annual Report on Form
          10-K for the year ended December 31, 2000).
 10.2     Services Agreement dated June 1, 2000 among USBANCORP, Inc.,
          United States Bank in Johnstown, Three Rivers Bank and Trust
          Company and Three Rivers Bancorp, Inc. (incorporated by
          reference to Exhibit 10.5 of the Quarterly Report on Form
          10-Q for the quarter ended June 30, 2000).
 10.3     Three Rivers Bancorp, Inc. Long-Term Incentive Plan
          (incorporated by reference to Exhibit 99.1 to the
          Registration Statement on Form S-8 of Three Rivers Bancorp,
          Inc. (File No. 333-39160)).
 10.4     Three Rivers Bancorp, Inc. Stock Option Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of Three Rivers Bancorp, Inc. (File No.
          333-39166)).
 10.5     Change in Control Agreement dated as of April 1, 2000
          between Three Rivers Bancorp, Inc. and Terry K. Dunkle
          (incorporated by reference to Exhibit 10.6 of the Quarterly
          Report on Form 10-Q for the quarter ended June 30, 2000)).
 10.6     Change in Control Agreement dated as of April 1, 2000
          between Three Rivers Bancorp, Inc. and W. Harrison Vail
          (incorporated by reference to Exhibit 10.7 of the Quarterly
          Report on Form 10-Q for the quarter ended June 30, 2000)).
 10.7     Change in Control Agreement dated as of April 1, 2000
          between Three Rivers Bancorp, Inc. and Vincent Locher
          (incorporated by reference to Exhibit 10.8 of the Quarterly
          Report on Form 10-Q for the quarter ended June 30, 2000)).
 10.8     Change in Control Agreement dated as of April 1, 2000
          between Three Rivers Bancorp, Inc. and Anthony M. V. Eramo
          (incorporated by reference to Exhibit 10.8 of the Annual
          Report on Form 10-K for the year ended December 31, 2000).
 11.1     Statement regarding Computation of Per Share Earnings
          (previously filed).
 21.1     Subsidiaries of Three Rivers Bancorp, Inc. (incorporated by reference to Exhibit 21.1 of the Annual Report on Form 10-K for the year ended December 31, 2000).
 23.1     Consent of Arthur Andersen LLP (filed herewith).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 23.2     Consent of Deloitte & Touche LLP (filed herewith).
 23.3     Consent of Ernst & Young LLP (filed herewith).
 23.4     Consent of KPMG LLP (filed herewith).
 23.5     Consent of Kirkpatrick & Lockhart LLP (included in the
          opinions filed as Exhibit 5.1 and Exhibit 8.1).
 23.6     Consent of Sandler O'Neill & Partners, L.P. (filed
          herewith).
 23.7     Consent of Danielson Associates, Inc. (filed herewith).
 24.1     Power of Attorney (previously filed).
 99.1     Form of Proxy for Three Rivers Bancorp Annual Meeting (filed herewith).
 99.2     Form of Proxy for Pennsylvania Capital Special Meeting
          (filed herewith).


ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (b) The undersigned registrant hereby undertakes as follows: That every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or
(ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroeville, Commonwealth of Pennsylvania, on May 3, 2001.


                                          Three Rivers Bancorp, Inc.

                                          By:      /s/ TERRY K. DUNKLE
                                            ------------------------------------
                                            Terry K. Dunkle
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----
                /s/ TERRY K. DUNKLE                  Chairman and Chief Executive          May 3, 2001
---------------------------------------------------    Officer and Director (Principal
                  Terry K. Dunkle                      Executive Officer)

               /s/ W. HARRISON VAIL                  President, Chief Operating Officer    May 3, 2001
---------------------------------------------------    and Director (Principal
                 W. Harrison Vail                      Executive Officer)

              /s/ ANTHONY M. V. ERAMO                Vice President and Chief Financial    May 3, 2001
---------------------------------------------------    Officer (Principal Financial
                Anthony M. V. Eramo                    Officer)

                         *                           Director                              May 3, 2001
---------------------------------------------------
                Clifford A. Barton

                         *                           Director                              May 3, 2001
---------------------------------------------------
                J. Terrence Farrell

                         *                           Director                              May 3, 2001
---------------------------------------------------
             Marylouise Fennell, Ed.D

                         *                           Director                              May 3, 2001
---------------------------------------------------
                     Jack Sevy

                         *                           Director                              May 3, 2001
---------------------------------------------------
                  Jerome M. Adams

                         *                           Director                              May 3, 2001
---------------------------------------------------
             I. N. Rendall Harper, Jr.

                         *                           Director                              May 3, 2001
---------------------------------------------------
                 Richard W. Kappel

                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----

                         *                           Director                              May 3, 2001
---------------------------------------------------
                Charles R. Zappala
                                                     Director
---------------------------------------------------
                 Michael F. Butler

                         *                           Director                              May 3, 2001
---------------------------------------------------
                  James R. Ferry

                         *                           Director                              May 3, 2001
---------------------------------------------------
                   Steven J. Guy

                         *                           Director                              May 3, 2001
---------------------------------------------------
                Stephen I. Richman

                         *                           Director                              May 3, 2001
---------------------------------------------------
                 Edward W. Seifert

               * /s/ TERRY K. DUNKLE                                                       May 3, 2001
---------------------------------------------------
                  Terry K. Dunkle
           Pursuant to Power of Attorney

EXHIBIT INDEX



EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.1     Corporate Separation and Reorganization Agreement dated
          March 31, 2000 among USBANCORP, Inc., Three Rivers Bank and
          Trust Company and Three Rivers Bancorp, Inc. (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form 10 of Three Rivers Bancorp, Inc. (File No.
          000-29083).
  2.2     Agreement and Plan of Reorganization dated as of January 31,
          2001 by and among The Pennsylvania Capital Bank, Three
          Rivers Bancorp, Inc. and the Three Rivers Bank and Trust
          Company (incorporated by reference to Exhibit 2.1 to the
          Form 8-K filed on February 1, 2001).
  3.1     Amended and Restated Articles of Incorporation of Three
          Rivers Bancorp, Inc. (incorporated by reference to Exhibit
          3.1 to the Registration Statement on Form 10 of Three Rivers
          Bancorp, Inc. (File No. 000-29083)).
  3.2     By-laws of Three Rivers Bancorp, Inc. (incorporated by
          reference to Exhibit 3.2 to the Registration Statement on
          Form 10 of Three Rivers Bancorp, Inc. (File No. 000-29083)).
  5.1     Opinion of Kirkpatrick & Lockhart LLP as to legality of the shares of common stock registered hereby (filed herewith).
  8.1     Opinion of Kirkpatrick & Lockhart LLP as to certain tax
          matters (filed herewith).
 10.1     Tax Separation Agreement dated as of April 1, 2000 between
          USBANCORP, Inc. and Three Rivers Bancorp, Inc. (incorporated by reference to Exhibit 10.1 of the Annual Report on Form
          10-K for the year ended December 31, 2000).
 10.2     Services Agreement dated June 1, 2000 among USBANCORP, Inc.,
          United States Bank in Johnstown, Three Rivers Bank and Trust
          Company and Three Rivers Bancorp, Inc. (incorporated by
          reference to Exhibit 10.5 of the Quarterly Report on Form
          10-Q for the quarter ended June 30, 2000).
 10.3     Three Rivers Bancorp, Inc. Long-Term Incentive Plan
          (incorporated by reference to Exhibit 99.1 to the
          Registration Statement on Form S-8 of Three Rivers Bancorp,
          Inc. (File No. 333-39160)).
 10.4     Three Rivers Bancorp, Inc. Stock Option Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of Three Rivers Bancorp, Inc. (File No.
          333-39166)).
 10.5     Change in Control Agreement dated as of April 1, 2000
          between Three Rivers Bancorp, Inc. and Terry K. Dunkle
          (incorporated by reference to Exhibit 10.6 of the Quarterly
          Report on Form 10-Q for the quarter ended June 30, 2000)).
 10.6     Change in Control Agreement dated as of April 1, 2000
          between Three Rivers Bancorp, Inc. and W. Harrison Vail
          (incorporated by reference to Exhibit 10.7 of the Quarterly
          Report on Form 10-Q for the quarter ended June 30, 2000)).
 10.7     Change in Control Agreement dated as of April 1, 2000
          between Three Rivers Bancorp, Inc. and Vincent Locher
          (incorporated by reference to Exhibit 10.8 of the Quarterly
          Report on Form 10-Q for the quarter ended June 30, 2000)).
 10.8     Change in Control Agreement dated as of April 1, 2000
          between Three Rivers Bancorp, Inc. and Anthony M. V. Eramo
          (incorporated by reference to Exhibit 10.8 of the Annual
          Report on Form 10-K for the year ended December 31, 2000).
 11.1     Statement regarding Computation of Per Share Earnings
          (previously filed).
 21.1     Subsidiaries of Three Rivers Bancorp, Inc. (incorporated by reference to Exhibit 21.1 of the Annual Report on Form 10-K for the year ended December 31, 2000).
 23.1     Consent of Arthur Andersen LLP (filed herewith).
 23.2     Consent of Deloitte & Touche LLP (filed herewith).
 23.3     Consent of Ernst & Young LLP (filed herewith).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 23.4     Consent of KPMG LLP (filed herewith).
 23.5     Consent of Kirkpatrick & Lockhart LLP (included in the
          opinions filed as Exhibit 5.1 and Exhibit 8.1).
 23.6     Consent of Sandler O'Neill & Partners, L.P. (filed
          herewith).
 23.7     Consent of Danielson Associates, Inc. (filed herewith).
 24.1     Power of Attorney (previously filed).
 99.1     Form of Proxy for Three Rivers Bancorp Annual Meeting (filed herewith).
 99.2     Form of Proxy for Pennsylvania Capital Special Meeting
          (filed herewith).